As filed with the Securities and Exchange Commission on February 15, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

AMERICAN REALTY CAPITAL TRUST, INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

106 York Road
Jenkintown, Pennsylvania 19046
(215) 887-2189

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Nicholas S. Schorsch
Chairman of the Board
AMERICAN REALTY CAPITAL TRUST, INC.
106 York Road
Jenkintown, Pennsylvania 19046
(215) 887-2189

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With a Copy to:

Peter M. Fass, Esq. Steven L. Lichtenfeld, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036-8299 Tel: (212) 969-3000 Fax: (212) 969-2900	Alan I. Annex, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Tel: (212) 801-9200 Fax: (212) 805-9293

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	$87,285,000	$10,003

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated February 15, 2012

PROSPECTUS

6,600,000 Shares

American Realty Capital Trust, Inc.

Common Stock

American Realty Capital Trust, Inc. is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade credit rated and other creditworthy tenants. As of January 31, 2012, our property portfolio, which was 100% occupied, consisted of 485 single tenant, free standing properties, located in 43 states and Puerto Rico, with over 15.6 million leasable square feet leased to 61 different commercial enterprises doing business in 20 different industries.

We are offering 6,600,000 shares of our common stock and expect the public offering price to be $      per share. We have applied to list our common stock on The NASDAQ Global Select Market, or NASDAQ, under the symbol “ARCT.” Between 2008 and 2011, we raised equity capital primarily through a continuous public offering of our common stock for aggregate gross proceeds of approximately $1.8 billion, including shares issued pursuant to our Distribution Reinvestment Plan. As of January 31, 2012, there were 178.2 million shares of our common stock outstanding owned by approximately 40,000 stockholders. Currently, no public market exists for our shares and therefore this will be our first public offering of securities listed on a national stock exchange.

We are a Maryland corporation and have elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2008. Our charter contains a restriction on ownership of our common stock that prevents any person or entity from owning directly or indirectly more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock, subject to certain possible exceptions. These restrictions, as well as other share ownership and transfer restrictions contained in our charter, are designed, among other purposes, to enable us to comply with share accumulation and other restrictions imposed on REITs by the Internal Revenue Code of 1986, as amended, or the Code.

Investing in our common stock involves risks. Before buying any shares, you should carefully consider the risk factors described in “Risk Factors” beginning on page 23.

	Per Share*	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We estimate that total expenses of this offering, excluding the underwriting discount, will be approximately $          .

The underwriters may also purchase up to an additional 990,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock on or about           , 2012.

LADENBURG THALMANN & CO. INC.

The date of this prospectus is           , 2012

*	We are not currently listed on any exchange. We have assumed that the shares of common stock to be sold in this offering will be sold at a public offering price of $11.50 per share, which we have estimated based on our anticipated operating performance, trading levels of comparable companies and a dividend discount analysis. The actual offering price will be dependent on a number of factors, including the market price of shares of common stock at the time of the offering, and may be higher or lower than this assumed price.

PNC BANK

TEXAS INSTRUMENTS

Walgreens
PHARMACY
PHARMACY
Walgreens

FedEx

Firestone
Firestone

LOWE'S

CHASE

TOPEKA, KS
DISTRIBUTION CENTER
THE HOME DEPOT
TRUCK ENTRANCE
AUTO PARKING
5200 WENGER RD.

CVS/pharmacy

SUPER STOP SHOP
Fish Market

i

You should rely on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

We use market data and industry forecasts and projections throughout this prospectus, including market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

The term “fully-diluted basis” when used in reference to our shares of common stock means all outstanding shares of common stock at such time plus all outstanding shares of restricted stock, phantom shares, shares of common stock issuable upon the exercise of outstanding options that have vested and shares of common stock exchangeable, at our discretion, for common units of limited partnership interest in our operating partnership, or “OP units,” on a one-for-one basis, which is not the same as the meaning of “fully-diluted” under generally accepted accounting principles, or “GAAP.” In addition, “pro forma” or “on a pro forma basis” means that the information presented gives effect to this offering, as well as our internalization transaction and our tender offer (each as described herein under “Selected Consolidated Financial and Pro Forma Data”), in each case as if such transactions had occurred on January 1, 2011. For pro forma purposes, we have assumed that we will acquire pursuant to the tender offer $200.0 million of shares of our common stock at a price per share of $10.75, which we believe is the probable result of our tender offer.

We use certain defined terms throughout this prospectus that have the following meanings:

•	We use the term “net lease” throughout this prospectus. Under a net lease, the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. There are various forms of net leases, most typically classified as “triple net” or “double net.” Triple net leases typically require the tenant to pay all costs associated with a property, including real estate taxes, insurance, utilities and routine maintenance in addition to the base rent. Double net leases typically require the tenant to pay all the costs as triple net leases, but hold the landlord responsible for capital expenditures, including the repair or replacement of specific structural and/or bearing components of a property, such as the roof or structure of the building. Accordingly, the owner receives the rent “net” of these expenses, rendering the cash flow associated with the lease predictable for the term of the lease. Under a net lease, the tenant generally agrees to lease the property for a significant term and agrees that it will have either no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease. Substantially all the leases of our properties are net leases.
•	We use the term “modified gross lease” throughout this prospectus. Under a modified gross lease, the commercial enterprises occupying the leased property pay base rent plus a proportional share of some of the other costs associated with the property, such as property taxes, utilities, insurance and maintenance. Some (but not a material portion) of our properties are subject to modified gross leases.

ii

•	We use the term “credit tenant” throughout this prospectus. When we refer to a “credit tenant,” we mean a tenant that has entered into a lease and that we determine is creditworthy and may include tenants with an investment grade or below investment grade credit rating, as determined by major credit rating agencies, or unrated tenants. To the extent we determine that a tenant is a “credit tenant” even though it does not have an investment grade credit rating, we do so based on our reasonable determination that a tenant should have the financial wherewithal to honor its obligations under its lease with us. This reasonable determination is based on our substantial experience closing net lease transactions and is made after evaluating all tenants’ due diligence materials that are made available to us, including financial statements and operating data.
•	We use the term “average annual rent” throughout this prospectus. When we refer to “average annual rent,” we mean the rental income under our leases reflecting straight-line rent adjustments associated with contractual rent increases in the leases as required by GAAP, as further adjusted to reflect the effect of (i) tenant concessions and abatements such as free rent, as applicable, (ii) in respect of our modified gross leased properties, the effect of operating expense reimbursement revenue less property operating expenses, as applicable, and (iii) with respect to our properties that are subject to ground leases, the effect of ground lease payments.

We use the following terms throughout this prospectus:

•	“our former advisor,” which refers to American Realty Capital Advisors, LLC, a Delaware limited liability company;
•	“our property manager,” which refers to American Realty Capital Properties, LLC, a Delaware limited liability company; and
•	“ARC,” which refers to AR Capital, LLC, a Delaware limited liability company (formerly known as American Realty Capital II, LLC).

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 25049. Please call the SEC at (800) SEC-0330 for further information about the public reference facilities. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

iii

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company, including under the caption “Risk Factors,” and our historical and pro forma consolidated financial statements and related notes appearing elsewhere in this prospectus for a more complete understanding of this offering before deciding to invest in our common stock. Except where the context suggests otherwise, the terms “we,” “us,” “our” and “our company” refer to American Realty Capital Trust, Inc., together with its subsidiaries, including American Realty Capital Operating Partnership L.P., which we refer to as our “operating partnership.” Unless otherwise indicated, the information in this prospectus assumes and reflects: (i) the completion of our internalization of our management and the termination of our advisory agreement with our former advisor and the purchase by us for nominal consideration of our property manager, each on the terms described in this prospectus, which we refer to as our Internalization, (ii) the purchase by us of approximately 18.6 million shares of our common stock at a price of $10.75 per share (representing an aggregate purchase price of $200.0 million), which is the mid-point of the range of prices set forth in the tender offer with the final purchase price being determined through a modified Dutch auction process, which we refer to as our “Tender Offer”, (iii) the amendment and restatement of the agreement of limited partnership of our operating partnership, (iv) the amendment and restatement of our bylaws, (v) the common stock to be sold in this offering is sold at $      per share, (vi) no exercise by the underwriters of their option to purchase up to an additional 990,000 shares of our common stock solely to cover over-allotments, if any, and (vii) all property information is as of January 31, 2012.

Our Company

Overview

We are a leading self-administered real estate company that invests in single tenant free standing retail, distribution warehouse and office properties that are primarily net leased to investment grade rated and other credit tenants. As of January 31, 2012, 71.1% of our average annual rent is derived from tenants that have an investment grade credit rating as determined by a major credit agency, and 100.0% of our average annual rent is derived from tenants who we believe are credit tenants, including FedEx Corporation, or FedEx, Walgreen Co., or Walgreens, CVS Caremark Corporation, or CVS, and the General Service Administration, or GSA. Our portfolio is diversified by tenant, property type and geography, and our properties are generally subject to long-term leases that have an average duration to expiration of 13.5 years. The majority of our leases have tenant extension options. Our targeted retail properties are well-located on “the corner of Main Street and Main Street, USA,” and our office and distribution warehouse properties are typically situated along high traffic transit corridors at locations carefully selected by our tenants to support operationally essential activities. As of January 31, 2012, our portfolio is 100% occupied and consists of 485 properties located in 43 states and Puerto Rico, with over 15.6 million square feet, leased to 61 different commercial enterprises doing business in 20 separate industries.

The following is a summary of our portfolio diversity based on geography, property type and tenant credit quality (all percentages based on average annual rent):

Property Geographic Distribution	Property Type Distribution

Tenant Credit Quality Distribution

We expect to maintain our current balance of properties by type and tenant credit quality and to continue to diversify our portfolio geographically.

We have virtually no lease expirations over the next six years, with only 0.9% of our average annual rent expiring through December 31, 2017, and well-staggered lease maturities thereafter. Our average remaining lease term is 13.5 years as of January 31, 2012. We believe our high-quality properties and long-term leases to credit tenants result in strong predictability of cash flows. The following is a summary of our lease expirations over the next ten years as of January 31, 2012:

Our properties generally have been recently constructed or renovated and have a weighted average age, as of January 31, 2012, of 5.3 years. We believe that the low average age and modern amenities of our properties make them attractive to tenants, and result in higher current rents, lower vacancies and a higher number of alternative uses.

Our executive management team and our Chairman of the Board possess substantial expertise in all aspects of net leased property acquisition, leasing, management and finance. Nicholas S. Schorsch, one of our company’s co-founders and our Chairman of the Board, and William M. Kahane, one of our company’s co-founders and our President and Chief Executive Officer, have been actively involved, since the formation of our company and through January 31, 2012, in the acquisition of all our 485 net leased properties, with more than 61 credit tenants. Messrs. Schorsch and Kahane also have substantial public REIT operating experience, Mr. Schorsch as the former Chief Executive Officer and Vice Chairman of American Financial Realty Trust, Inc., or AFRT, a

New York Stock Exchange, or NYSE, listed REIT, and the current Chairman and Chief Executive Officer of American Realty Capital Properties, Inc., or ARCP, a NASDAQ Stock Market listed REIT, and Mr. Kahane as a former trustee of AFRT, the former Non-Executive Chairman of the Board of Catellus Development Corp., or Catellus, a NYSE-listed growth-oriented real estate development company, and President and Chief Operating Officer of ARCP (a position he will resign concurrently with the consummation of the offering). As of the closing of this offering, we expect to employ approximately ten individuals, including accounting, reporting, asset and property management, human resources, investor relations and capital markets and acquisitions professionals.

Our principal executive office is located at 106 York Road, Jenkintown, PA 19046; our telephone number is (215) 887-2189. Our website address is www.arctreit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Our Competitive Strengths

•	High-Quality Net Leased Property Portfolio. Our 485-property portfolio consists of high-quality free standing single tenant properties that are geographically diversified in strategic locations in well-defined target markets, with properties located in 43 states and Puerto Rico. We have a diverse tenant roster made up of 61 different national and regional commercial enterprises doing business in 20 separate industries. We believe our tenant credit quality is among the strongest in the public net lease REIT industry, and our leases have an average remaining life of 13.5 years. We have minimal scheduled lease expirations over the next six years, with only 0.9% of our average annual rent expiring through December 31, 2017. As of January 31, 2012, 71.1% of average annual rent is generated from tenants with an investment grade rating (92.0% of average annual rent is from rated tenants), as determined by major credit rating agencies. Our properties have been constructed relatively recently, with an average age of 5.3 years. As of January 31, 2012, our properties had a 100.0% occupancy rate and we have not had any vacancies in our properties since their purchase by us. We believe that the low average age and recent design of our properties make them attractive to tenants and result in higher current rents, lower vacancies and a higher number of alternative uses.
•	Growth Oriented Capital Structure. Our capital structure provides us with significant financial capacity to fund future growth. As of December 31, 2011, our pro forma debt to total market capitalization ratio would have been 42.5%, assuming a price per share of $ . On a pro forma basis, as of December 31, 2011, and giving effect to the use of proceeds as set forth under “Use of Proceeds,” we anticipate we will have $89.8 million available under our $230.0 million revolving credit facility with RBS Citizens, N.A., or RBS Citizens, assuming a price of $ per share in this offering and assuming our lenders increase their aggregate commitments to $230.0 million as we expect. As of the consummation of this offering, 232 of our properties will be unencumbered.
•	Proven Acquisition Capabilities. We believe one of our competitive strengths is our ability to source and close on a larger number of smaller, “off-market” acquisitions than our competitors. Our acquisition capabilities are driven by our extensive network of industry relationships within the corporate, brokerage, development and investor community. The majority of the acquisitions we completed, based on total purchase price, have been sourced in transactions where there has been no formal sales process. A significant portion of our acquisitions has been from sellers with whom we have had repeat business and transaction activities. Our strong relationship with the tenant and leasing brokerage communities aids in attracting and retaining tenants. Additionally, we believe that Mr. Schorsch’s prior and current experience with two exchange-traded REITs, AFRT and ARCP, and Mr. Kahane’s prior and current experience with three exchange-traded REITs, AFRT, Catellus and ARCP, as well as being the founders and senior executive officers of our former advisor and of ARC, a sponsor of non-traded REITs, allows them to enjoy long-standing relationships with both public and private owners of net leased properties, corporate tenants, brokers and other key industry participants that provide a level of transaction flow not otherwise available to the general investment community.
•	Experienced and Committed Team. Nicholas S. Schorsch, our Chairman of the Board, and William M. Kahane, our President and Chief Executive Officer, collectively have over 70 years commercial real estate experience and collectively have over 20 years experience focused on the net-lease real estate sector. Additionally, each of our Chairman of the Board and Chief Executive Officer has significant public company operating experience, with each having held and currently holding senior positions at publicly traded REITs. Upon completion of this offering, our officers and directors and their affiliates are expected to collectively own less than 1.0% of the equity interest in our company on a fully-diluted basis and our Chairman of the Board and our Chief Executive Officer will receive only performance-based compensation from us, which aligns executive management’s interests with those of our stockholders.

Business and Growth Strategies

Our principal business objectives are to generate dependable monthly cash distributions from a consistent and predictable level of funds from operations, or FFO, per share and to grow cash available for distributions through accretive acquisitions and have embedded rental rate growth leases that provide for increasing cash rents over time. We expect to accomplish these objectives by continuing to assemble a high-quality well located portfolio of net leased properties diversified by tenant, industry, geography and lease duration. We intend to pursue a fully-integrated acquisition and investment approach that will allow us to maximize cash flow and achieve sustainable long-term growth in FFO, thereby maximizing total return to our stockholders.

Based on our portfolio’s current lease expiration schedule and the profile of our target assets, we expect that we will not have any significant lease expirations until 2018. We believe the anticipated stability of our cash flows during the next six years differentiates our portfolio from other publicly traded REITs that invest in net lease properties which have substantial annual lease expirations that require management time and focus. As such, we intend to focus our efforts during this period on expanding our business and enhancing our diversified portfolio of high-quality properties with credit tenants.

•	Investing in Properties Occupied by High-Quality Tenants. Our portfolio of properties consists of free standing, single tenant net leased properties where 100% of the underlying tenants are of high credit quality (as determined by us consistent with our definition of credit tenant, or based on credit ratings as determined by major credit rating agencies), and it is our intention to continue to invest in properties leased to high credit quality tenants. We believe that investing in properties leased to credit tenants provides us with a stable and reliable source of cash flow from our properties.
•	Acquiring “Critical-Use” Net Leased Properties. We intend to acquire and own additional commercial properties subject to net leases to credit tenants, with a substantial focus on acquiring properties that are of “critical use” to the tenants occupying such properties or that have multiple clear alternative uses. “Critical use” means that, based on a property’s location and physical characteristics, it is positioned to be fundamentally important to its tenant’s business. We will be focused on acquiring net leased properties at or below replacement cost and in geographies where the market fundamentals will give us the flexibility to renew or extend the lease with the existing tenant or reposition the property for alternative uses. We intend to continue to acquire retail, distribution warehouse and office properties and, over time, will seek to have rents from our retail properties constitute at least 60% of our average annual rent.
•	Focus on Capital Preservation. Our management team focuses on protecting and preserving capital by performing a comprehensive risk-reward analysis on each investment, with a rigorous focus on relative values and replacement cost among the target assets that are available in the market. Our investment strategy employs appropriate leverage to enhance equity returns while avoiding unwarranted levels of debt, interest rate risk or re-financing exposure. Prior to effecting any acquisitions, we analyze (1) the property’s design, construction quality, efficiency, functionality and location with respect to the immediate sub-market, city and region; (2) lease integrity with respect to the term, rental rate increases, corporate guarantees and property maintenance provisions, if any; (3) present and anticipated conditions in the local real estate market; and (4) prospects for selling or re-leasing the property on favorable terms in the event of a vacancy. We also evaluate each potential tenant’s financial strength, growth prospects, competitive position within its respective industry, business model, and a property’s strategic location and function within a tenant’s operations or distribution systems. We believe that our comprehensive underwriting process is critical to the assessment of long-term profitability of any investment by us.
•	Maximize Cash Flow Through Internal Growth. We seek investments that provide for attractive returns initially and increasing returns over the remaining lease term with fixed rent escalations, Consumer Price Index, or CPI, based escalations and/or percentage rent features that allow participation in the financial performance of the property. We have typically structured our property acquisitions to achieve a positive spread between our cost of capital and the rental amounts paid by our tenants. We also have embedded rental rate growth in our existing leases. During such lease term and any renewal periods, our leases typically provide for periodic increases in rent and/or percentage rent based upon a percentage of the tenant’s prior sales over a predetermined level. As of January 31, 2012, 74.4% of our leases relating to our properties provided for fixed periodic increases in rent, which increases averaged 1.26% per annum on a weighted average basis, excluding potential increases for leases with increases based on CPI. Additionally, we believe there is embedded potential for growth in our properties.

Financing Strategy

We intend to finance future acquisitions with the most advantageous source of capital available to us at the time of each transaction, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing and other public, private or bank debt. In addition, we may acquire properties in exchange for the issuance of common stock or OP units.

As of December 31, 2011, our outstanding secured debt was approximately 31.7% of the book value of our portfolio. We expect to maintain a prudent capital structure by generally targeting our debt to gross undepreciated asset value at 45.0% or below and our debt-to-EBITDA (earnings before interest, taxes, depreciation and amortization) ratio at 6.0x or below. In addition to these targets, our revolving credit facility includes covenants that restrict our level of indebtedness, and which may be more restrictive than these targets. See “Business and Properties —  Revolving Credit Facility.” On a pro forma basis, we will have a remaining borrowing capacity of $89.8 million under our $230.0 million revolving credit facility, which will be available to us, upon notice, provided that no default exists, we satisfy certain collateral requirements and other financial ratio requirements and assuming our lenders increase their aggregate commitments to $230.0 million as we expect. See “Business and Properties — Revolving Credit Facility” below. We expect that we will incur additional corporate-level debt and property level debt in the future.

We began the process to garner a corporate credit rating and received our first rating from a major rating agency in late-2010. By early-2011, we secured a second corporate credit rating from another major rating agency. We intend to focus on improving our balance sheet and performance metrics in keeping with the rating agencies’ methodologies. We intend to maintain leverage, coverage and other levels consistent with our existing ratings and to seek to have our ratings increased when appropriate.

Background

We were founded in 2007 by ARC as an externally-advised REIT to focus on the acquisition and operation of free standing, single tenant commercial properties net leased to investment grade and other credit tenants located throughout the United States and Puerto Rico. Our day-to-day business and operations were managed by our former advisor, and our properties were managed by our property manager, both of which are affiliates of ARC, under the supervision of our Board of Directors. Upon the listing of our common stock on NASDAQ, which we anticipate will occur on or about March 1, 2012, the advisory agreement with our former advisor will be terminated subject to a 60-day notice period (subject to our right to extend this agreement for three consecutive one month periods) and we will purchase our property manager from ARC for $10.00 and our property manager will agree to waive any fees payable by us under the property management agreement to which we are a party. As a result of our Internalization, we will become a self-administered and self-advised REIT.

Between 2008 and 2011, we raised equity capital to finance our real estate investment activities primarily through a continuous public offering of our common stock for aggregate gross proceeds of approximately $1.8 billion, including shares issued pursuant to our Distribution Reinvestment Plan. Accordingly, we have been filing periodic reports with, and have been subject to the rules and regulations of, the SEC since January 25, 2008. As part of our Internalization, we have applied to list our common stock on NASDAQ, which we expect to occur on or about March 1, 2012. As of January 31, 2012, there were 178.2 million shares of our common stock outstanding which were owned by approximately 40,000 stockholders.

Summary Risk Factors

An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed in the section “Risk Factors” beginning on page 23 prior to deciding whether to invest in our common stock. These risks include, but are not limited to, the following:

•	Our investments in real estate assets are concentrated in the commercial real estate sector, and our business could be adversely affected by an economic downturn in that sector.
•	Our growth will partially depend upon our ability to successfully acquire future properties, and we may be unable to enter into and consummate property acquisitions on advantageous terms or our property acquisitions may not perform as we expect.
•	We depend on key personnel, including William M. Kahane and Brian D. Jones, and the loss of services from key members of the management group or a limitation in their availability could adversely affect us.
•	Unless both Messrs. Schorsch and Kahane remain as members of our Board of Directors, we will be in default under our revolving credit facility.
•	Several of our employment and director relationships could result in various conflicts of interest and decisions that are not in the best interests of our stockholders. William M. Kahane, our President and Chief Executive Officer, and Nicholas S. Schorsch, our Chairman of the Board, each owns substantial equity interests in ARC and its affiliates, certain of which are companies that sponsor and/or advise other REITs and are entitled to receive fees and distributions in connection with such management, including asset management fees, acquisition fees, financing fees, disposition fees and incentive fees and distributions upon the sale or listing of such REITs. Additionally, Mr. Schorsch is the Chief Executive Officer and Chairman of the Board of eight other REITs, three of which invest in single tenant, free standing commercial real estate as we do. In addition, we expect Mr. Schorsch and ARC to form other REITs that will also invest in our target properties.

•	Our acquisition activities are largely dependent on external capital, and our operating results and financial condition could be adversely affected if we do not continue to have access to capital on favorable terms.
•	Our advisory agreement with our former advisor, which requires our former advisor to provide to us certain services including asset management, advisory services, accounting, property management, investor relations, legal, operations and other essential services, has been terminated and will expire 60 days following the closing of this offering (subject to our right to extend this agreement for three consecutive one month periods), and to the extent our employees and our infrastructure are inadequate to effectively provide any such services to us, our operations and the market price of our common stock would be adversely affected.
•	We rely on two major tenants, FedEx and Walgreens, for approximately 27% of our average annual rent and, therefore, are subject to tenant concentration that makes us more susceptible to adverse events with respect to these tenants.
•	Our net income per share and FFO per share in the near term may decrease as a result of our Internalization due to increased expenses related to being self-advised, including expenses for compensation and benefits of our officers and other employees, which previously were paid by our former advisor, and the continuation of asset based compensation (all of which will be prepaid upon consummation of this offering) to our former advisor at the same rate it was paid prior to our Internalization through at least 60 days after the completion of this offering.
•	In connection with the listing of our common stock on NASDAQ, ARC or its affiliate will be entitled to a subordinated incentive listing fee equal to 15% of the amount, if any, by which (a) the market value of our common stock, based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation plus distributions paid by us prior to listing, exceeds (b) the sum of the total amount of capital raised from stockholders during our prior continuous offering and the amount of cash flow necessary to generate a 6.0% annual cumulative, non-compounded return to such stockholders. To the extent such fee is earned we will become increasingly leveraged by the principal amount of the note issued in respect of the payment of such fee (which fee would equal approximately $45.1 million if the market value of our common stock for this purpose is $ per share, and which fee would increase by approximately $6.7 million in respect of each $0.25 increase in the value of each share of common stock above such $ amount). In the event the subordinated incentive listing fee is earned, at maturity and at the option of the holder, such note can be converted into shares of our common stock, the number of which will be based on the valuation described above which, if such conversion occurs, may decrease our net income per share and FFO per share at such time by increasing the total number of shares outstanding.
•	We are structured as an umbrella partnership REIT, or UPREIT, which means that we own our properties through our operating partnership and its subsidiaries. Our UPREIT structure may result in potential conflicts of interest. Upon the consummation of this offering, we will own 99.99% of the OP units in our operating partnership, and circumstances may arise in the future when the interests of the other limited partners in our operating partnership may conflict with the interests of our stockholders.
•	We are dependent on tenants for our revenues, and defaults by our tenants, as a result of bankruptcy, insolvency or otherwise, could cause us to reduce the amount of distributions to stockholders. In addition, our ability to renew leases or re-lease space on favorable terms as leases expire significantly affects our business. Furthermore, a property that incurs a vacancy could be difficult to sell or re-lease.

•	Each of our properties is leased to a single tenant and, therefore, the financial failure of, or default by, one of these tenants under their leases is likely to cause a complete reduction in the cash flows of the properties subject to those leases.
•	We may have increased exposure to liabilities from litigation as a result of our operating partnership’s participation in investment programs structured to reinvest proceeds for a real estate sale and qualify for like-kind exchange treatment under Code Section 1031.
•	We are subject to risks associated with co-tenancy arrangements that are not otherwise present in a real estate investment and these risks could reduce the value of our co-tenancy investments and your overall return.
•	Uninsured losses, including losses from floods, earthquakes, acts of war, acts of terrorism or riots, relating to real property may adversely affect your returns. Similarly, contingent or unknown liabilities with respect to our properties, including environmentally hazardous conditions, could adversely affect our financial condition.
•	Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur, which could cause our operating results and financial condition to be adversely affected if we are unable to make required principal and interest payments on our outstanding indebtedness, comply with the other covenants with respect to our indebtedness or refinance our indebtedness at maturity on favorable terms or at all.
•	Our charter and Maryland law contain provisions that may delay, defer or prevent a change of control transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
•	We may change our investment and financing strategies and enter into new lines of business without stockholder consent, which may result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus.
•	As of January 31, 2012, we had 178.2 million shares of common stock issued and outstanding, all of which are freely tradable and substantially all of which are not subject to any volume limitations on trading under the federal securities laws, and neither we nor any third party have any control over the timing or volume of the potential sale of these shares. Prior to the listing of our shares of common stock on NASDAQ, our shares were not listed on any national exchange, and the ability of stockholders to liquidate their investments was limited. Subsequent to our listing on NASDAQ, a large volume of sales of these shares, or the perception that such sales could occur, could decrease the prevailing market prices of our common stock and could impair our ability to raise additional capital through the sale of equity securities in the future.
•	Purchasers of our common stock in this offering will experience an immediate dilution in the net tangible book value of the common stock purchased in this offering because the price per share of common stock in this offering is substantially higher than the net tangible book value of each share of common stock outstanding immediately after this offering.
•	Our qualification as a REIT depends on our satisfaction of numerous requirements established under highly technical and complex provisions of the Code and our failure to continue to so qualify would subject us to taxation as a corporation and adversely affect our operations, our ability to make distributions and the market price of our common stock.

Market Opportunity

We believe that there is a significant opportunity to earn attractive risk-adjusted returns by investing in the net lease real estate market. Corporations and many other users of real estate utilize single tenant properties for a variety of purposes, including free standing retail stores such as major discount stores, drug stores, gas stations and convenience stores, casual dining and quick-service restaurants, automotive maintenance and repair, big box retail and home improvement stores, office buildings for corporate headquarters and regional operations and distribution warehouses for the storage and distribution of goods. While investments in credit tenant net lease properties are subject to the same credit risk as unsecured bond obligations (the failure of the underlying tenant or bond issuer), we believe the yields on credit tenant net lease properties generally exceed the yields on comparably rated bonds. In addition, unlike unsecured bond obligations, the value of the real estate underlying a credit tenant and lease may increase recovery in any tenant bankruptcy or default, thereby providing an overall lower risk investment.

The U.S. net lease market is comprised of a wide range of property types and tenant operations and includes virtually every geographic market in the country. We will target properties net leased to investment grade and other credit tenants, which are typically larger companies operating at multiple locations. The market overview below focuses on ten of the larger market segments (by annual sales) that we encounter when evaluating acquisition opportunities. We estimate that as of December 31, 2011 the combined total value of real estate used in these selected industries is approximately $1.2 trillion. During 2011, members of our management team underwrote on behalf of ourselves and ARC affiliated programs approximately $3.0 billion of potential net lease property acquisitions and closed on approximately $1.3 billion of those properties. Based on this sample size, we estimate that of the total real estate in the table below, approximately 20% – 30% are operated or guaranteed by investment grade companies, or operators that we would consider credit tenants, which represents a total target market for us of approximately $245 billion to $367 billion. Further, we estimate that, based on the net leased acquisition opportunities that our management team was exposed to in 2011, the typical initial lease duration for these types of properties is 15 to 25 years, with an average initial lease duration of 20 years, and that approximately 60% – 70% of these properties have a remaining lease duration that matches our target remaining lease duration of 10 to 25 years. Assuming the sample size of the net leased acquisition opportunities that were made available to our management team in 2011 is representative of the entire market, we believe that there are approximately $147 billion to $257 billion of net leased properties that have credit tenants and have remaining lease terms of 10 to 25 years that currently exist in the market. Not all of these properties will be available for purchase or suitable for us. In addition, we will evaluate acquisition opportunities in many other market segments in addition to those described below.

Ten Largest Net Leased Property Market Segments
United States Net Lease Real Estate Market (2011)

Segment	Annual Revenue ($ Million) (1)	Number of Stores (1)	Average Square Feet per Store (1)	Estimated Value Per Square Foot (2)	Estimated Real Estate Value ($ Million) (3)
Banks	$700,000	98,200 (4)	4,700 (5)	$556	$256,620
Warehouse Clubs and Superstores	360,000	4,000	150,000	236	141,600
Convenience Stores	350,000	120,000	2,500	600	180,000
Drugstores	220,000	20,000	12,000	349	83,760
Automobile Parts Wholesale-Retail	200,000	35,000	7,000	284	69,580
Fast Food and Quick Service Restaurants	155,000	200,000	3,000	602	361,200
Home Improvement	150,000	23,000	9,000	64	13,248
Discount Stores	130,000	5,000	100,000	99	49,500
Gas Stations	115,000	22,000	2,500	542	29,810
Dollar Stores	50,000	33,000	8,000	140	36,960
Total					$1,222,278

Range ($) Million
Investment Grade/Credit Portion of Estimated Real Estate Value	20% or $244,456	30% or $366,683
Long-term (10 years or more) Lease Portion of Estimated Real Estate Value	60% or $733,367	70% or $855,595
Estimated Target Market (6)	12% or $146,673	21% or $256,678

(1)	Source: First Research Company Data (except as set forth in footnotes 4 and 5 below).
(2)	Represents our estimate of value per square foot based on its historical experience in valuing these types of assets.
(3)	Represents, with respect to each segment, our estimate of the product of (i) the number of stores times (ii) the average square feet per store times (iii) the estimated price per square foot.
(4)	Source: Federal Deposit Insurance Corporation.
(5)	Represents our estimate based on our historical experience in investing in these types of assets.
(6)	Represents our estimate of the real estate value of properties meeting our investment criteria with respect to property and tenant type, tenant credit and remaining lease duration.

Our principal business objectives are to generate dependable monthly cash distributions from a consistent and predictable level of FFO per share and to grow cash available for distributions through accretive acquisitions and have embedded rental rate growth leases that provide for increasing cash rents over time. We believe that the acquisition of properties that are subject to remaining lease durations of between 10 and 25 years, on average, will give us the best opportunity to meet our objectives by achieving stable recurring income. We expect to achieve these objectives by acquiring additional net leased properties that are leased to credit tenants, with an emphasis on properties that are net leased to tenants that have investment grade credit ratings, as determined by major credit rating agencies, and provide for fixed rent escalations and/or percentage rent features that allow participation in the financial performance of the property. We have observed that the acquisition opportunities available in the net lease market are predominantly long-term leases.

Our Properties

The following table presents an overview of our existing portfolio sorted by tenant based on information as of January 31, 2012 (dollar amounts in thousands):

Tenant	Number of Properties Occupied by Tenant	Square Feet	Square Feet as a % of Total Portfolio	Average Remaining Lease Term (1)	Industry	Average Annual Rent (2)	Average Annual Rent as a % of Total Portfolio
FedEx	23	2,139,769	13.7%	10.2	Freight	$28,936	16.7%
Walgreens	42	574,108	3.7%	20.9	Pharmacy	17,332	10.0%
CVS	32	420,565	2.7%	20.7	Pharmacy	11,454	6.6%
GSA	14	418,926	2.7%	10.8	Government Services	7,940	4.6%
Dollar General	71	652,777	4.2%	14.2	Discount Retail	5,997	3.5%
Bridgestone Firestone	23	341,500	2.2%	12.3	Auto Services	5,421	3.1%
Express Scripts	2	416,141	2.7%	7.4	Healthcare	4,623	2.7%
Payless Shoe Source	1	801,651	5.1%	13.4	Specialty Retail	4,211	2.4%
PetSmart	1	1,000,375	6.4%	10.5	Specialty Retail	3,672	2.1%
PNC Bank	50	272,599	1.8%	12.0	Retail Banking	3,560	2.1%
IHOP	22	101,431	0.7%	14.2	Restaurant	3,541	2.0%
Whirlpool	2	1,450,350	9.3%	9.5	Manufacturing	3,342	1.9%
Reliant Healthcare Partners	1	65,141	0.4%	18.8	Healthcare	3,322	1.9%
3M	1	650,760	4.2%	9.3	Consumer Products	3,294	1.9%
Tractor Supply Co	12	232,227	1.1%	13.1	Specialty Retail	3,221	1.9%
First Niagara Bank	15	177,774	1.1%	11.0	Retail Banking	3,161	1.8%
Home Depot	2	573,565	3.7%	17.1	Home Maintenance	2,813	1.6%
Royal Ahold	2	116,865	0.8%	11.2	Supermarket	2,780	1.6%
Reckitt Benckiser	1	574,106	3.7%	10.1	Consumer Products	2,668	1.5%
Rockland Trust	18	121,057	0.8%	9.6	Retail Banking	2,530	1.5%
Texas Instruments	1	125,000	0.8%	8.9	Technology	2,522	1.5%
Brown Shoe Co	1	351,723	2.3%	18.1	Specialty Retail	2,358	1.4%
Kum & Go	16	75,318	0.5%	16.1	Gas/Convenience	2,349	1.4%
Bojangles	13	47,865	0.3%	11.4	Restaurant	2,193	1.3%
Aaron’s	18	214,739	1.4%	11.2	Specialty Retail	2,184	1.3%
DaVita Dialysis	8	66,851	0.4%	9.6	Healthcare	1,942	1.1%
Citigroup	1	64,036	0.4%	10.8	Financial Services	1,910	1.1%
Wal-Mart	2	335,367	2.2%	13.8	Discount Retail	1,898	1.1%
Renal Advantage Dialysis	9	74,457	0.5%	7.2	Healthcare	1,834	1.1%
General Electric	1	484,348	3.1%	11.5	Manufacturing	1,806	1.0%
Lowe’s	2	276,590	1.8%	7.3	Home Maintenance	1,774	1.0%
Jack in the Box	11	27,228	0.2%	11.9	Restaurant	1,673	1.0%
ConAgra Foods	1	65,000	0.4%	18.3	Consumer Goods	1,648	1.0%
Sealy Mattress Company	1	257,000	1.7%	13.6	Manufacturing	1,606	0.9%
Rite Aid	6	74,919	0.5%	11.9	Pharmacy	1,447	0.8%
Wrangler	1	316,800	2.0%	11.5	Manufacturing	1,417	0.8%
Kohl’s	2	152,658	1.0%	9.0	Discount Retail	1,208	0.7%
Wawa	2	12,433	0.1%	16.6	Gas/Convenience	1,205	0.7%
Fresenius	2	140,000	0.9%	15.4	Healthcare	1,159	0.7%
Pep Boys	3	60,140	0.4%	10.6	Auto Services	1,124	0.6%
Lockheed Martin	1	102,466	0.7%	11.6	Aerospace	1,050	0.6%
Verizon	1	40,000	0.3%	8.0	Telecom	1,042	0.6%
Auto Zone	5	35,696	0.2%	9.9	Auto Retail	960	0.6%
Coats & Clark	1	401,512	2.6%	14.5	Manufacturing	937	0.5%
Advance Auto	8	52,129	0.3%	9.0	Auto Retail	932	0.5%
Jared Jewelers	4	25,691	0.2%	11.7	Specialty Retail	888	0.5%
O’Reilly Auto Parts	5	41,814	0.3%	16.1	Auto Retail	883	0.5%
Kroger	2	120,309	0.8%	10.5	Supermarket	877	0.5%
Sam’s Club	1	141,583	0.9%	8.8	Discount Retail	851	0.5%
St. Joseph’s Mercy	3	46,706	0.3%	13.7	Healthcare	766	0.4%
Trader Joe’s	1	31,920	0.2%	11.2	Supermarket	675	0.4%
Danfoss	1	99,823	0.6%	12.2	Manufacturing	657	0.4%
Chase Bank	2	8,030	0.1%	10.0	Retail Banking	604	0.3%
Fifth Third Bank	2	8,252	0.1%	9.8	Retail Banking	520	0.3%
National Tire & Battery	3	33,920	0.2%	25.3	Auto Services	483	0.3%
7-Eleven	2	6,014	0.0%	16.2	Gas/Convenience	402	0.2%
Citizens Bank	2	14,307	0.1%	13.3	Retail Banking	347	0.2%
BB&T	1	3,635	0.0%	13.8	Retail Banking	298	0.2%
QuikTrip	1	4,555	0.0%	8.9	Gas/Convenience	291	0.2%
Mrs Bairds	2	30,120	0.2%	7.1	Consumer Goods	265	0.2%
Provident Bank	1	2,950	0.0%	8.0	Retail Banking	237	0.1%
Total/Weighted Average	485	15,575,591	100.0%	13.5		$173,040	100.0%

(1)	Remaining lease term in years as of January 31, 2012.
(2)	Average annual rent is rental income under our leases reflecting straight-line rent adjustments associated with contractual rent increases in the leases as required by GAAP, as further adjusted to reflect the effect of (i) tenant concessions and abatements such as free rent (none), (ii) in respect of our modified gross leased properties, the effect of operating expense reimbursement revenue less property operating expenses $(2.0 million), and (iii) with respect to our properties that are subject to ground leases, the effect of ground lease payments $(0.1 million).

Significant Transactions

Advisor Internalization

Upon the listing of our common stock on NASDAQ, which we expect will occur on or about March 1, 2012, we will terminate our advisory agreement with our former advisor, subject to a 60 day notice period (subject to our right to extend this agreement for three consecutive one month periods) without the payment of any termination fee in connection with such termination. We refer to this transaction as our Internalization. In connection with our Internalization, certain employees of our former advisor or its affiliates will become our employees. As a result of these transactions, we will become a self-administered and self-advised REIT.

We also will enter into several related agreements in connection with our Internalization including:

•	a purchase and sale agreement, pursuant to which ARC will sell certain furniture, fixtures and equipment to us at original cost value in respect of a purchase price of $7.3 million;
•	a purchase and sale agreement, pursuant to which ARC will sell our property manager to a taxable REIT subsidiary, or TRS, formed by us for $10.00 and our property manager will agree to waive any fees payable by us under the property management agreement to which we are a party; and
•	Messrs. Kahane and Jones will enter into 3-year employment agreements with us and Mr. Kahane will resign his position as director from two REITs organized by ARC which REITs, we believe, may compete with us for acquisition opportunities.

Further, in connection with our Internalization, our Tender Offer and this offering, (i) we will terminate our Share Repurchase Program and Distribution Reinvestment Plan; and (ii) we will agree with our former advisor that our former advisor will receive only a prepayment of $3.6 million in respect of the 60 day notice period under our advisory agreement (constituting 1.00% per annum of our average unadjusted book value of our real estate assets) and not receive the following fees permitted to be paid to it under our charter: a disposition fee on the sale of a property; incentive fees (other than the subordinated incentive listing fee); acquisition fees; and termination fees.

Additionally, upon consummation of our Internalization, William M. Kahane will become our President and Chief Executive Officer, and Brian D. Jones will become our Chief Financial Officer and Treasurer. Simultaneously, Nicholas S. Schorsch will resign as our Chief Executive Officer but will remain as our Chairman of the Board, Brian S. Block will resign as our Executive Vice President and Chief Financial Officer, Peter M. Budko will resign as our Executive Vice President and Chief Investment Officer and Edward M. Weil, Jr. will resign as our Executive Vice President and Secretary. In addition, Leslie D. Michelson and Robert H. Burns, two of our three Independent Directors, will each resign from their respective positions on the Board of Directors of certain REITs organized by ARC, which we believe may compete with us for acquisition opportunities. Messrs. Michelson and Burns will be elected as directors of REITs, organized by ARC, which we believe will not compete with us for acquisition opportunities.

Certain of our directors and officers had material financial interests in our Internalization. See “Certain Relationships and Related Transactions.”

In connection with our Internalization, our Board of Directors will approve an amendment and restatement of our operating partnership’s agreement of limited partnership that will become effective upon the closing of this offering. The purpose of this amendment is to conform our operating partnership’s agreement of limited partnership more closely with the agreements of limited partnership of other companies that qualify as REITs for U.S. federal income tax purposes and whose securities are publicly traded and listed. In addition, our Board of Directors will work with its legal advisors and with employment compensation consultants, who will survey and study the market compensation ranges of our competitors, to design compensation arrangements for our executive officers intended to help us to attract, retain and motivate highly qualified individuals and more directly align the interests of our management with those of our stockholders.

Tender Offer

On or shortly after we list our shares of common stock on NASDAQ, we expect to commence an offer to purchase between $200.0 and $250.0 million in value of our shares of common stock from our existing stockholders. In accordance with the terms of our Tender Offer, we will select the lowest price, not greater than $11.00 nor less than $10.50 per share, that will allow us to purchase $250.0 million in value of our shares of common stock, or a lower amount depending upon the number of shares of our common stock properly tendered and not withdrawn (based on the selection from three different tender price ranges within that range). We refer to this transaction as the Tender Offer. We expect that our Tender Offer, once commenced, will expire not less than 20 business days after it is commenced (unless we determine to extend the offer). In order to comply with certain SEC regulatory requirements, the Tender Offer will expire not less than five business days prior to the date we enter into the underwriting agreement with the underwriters with respect to this offering. For pro forma purposes, we have assumed that we will acquire pursuant to the Tender Offer $200.0 million of shares of our common stock at a price per share of $10.75, which we believe is the probable result of our Tender Offer. Consummation of the Tender Offer is subject to a number of customary conditions.

The full details of the Tender Offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will become available to stockholders promptly following commencement of the Tender Offer. Stockholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by the company with the SEC at the SEC’s website at www.sec.gov. When available, stockholders also may obtain a copy of these documents, free of charge, from the company.

Share Repurchase Program and Distribution Reinvestment Plan

In contemplation of the listing of our common stock on NASDAQ and our Tender Offer, we will be giving notice to our stockholders that we will be terminating our Share Repurchase Program immediately. Through December 31, 2011, we approved the acquisition of 1.3 million shares of our common stock at a weighted average price of $9.81 per share pursuant to the Share Repurchase Program. No purchases of shares of our common stock have been approved pursuant to our Share Repurchase Program since December 31, 2011. Additionally, in contemplation of the listing of our common stock on NASDAQ and our Tender Offer, we will be giving notice to our stockholders that we will be terminating our Distribution Reinvestment Plan immediately.

Subject to applicable rules and regulations, we expect to adopt a revised Distribution Reinvestment Plan and a revised Share Repurchase Program following the completion of our Tender Offer and the listing of our common stock on NASDAQ.

Our Corporate Structure

We were organized in August 2007 as a Maryland corporation and have continually qualified for taxation as a REIT commencing with our taxable year ended December 31, 2008. Following our Internalization, we will become a self-administered and self-advised REIT. We own our properties through our operating partnership and its subsidiaries. We are the sole general partner of our operating partnership and owned 99.99% of the outstanding OP units as of December 31, 2011.

The following chart reflects an overview of our corporate organization following completion of this offering, assuming no exercise of the over-allotment option:

(1)	Includes approximately 99% representing shares of our common stock outstanding prior to this offering and held by unaffiliated stockholders.
(2)	Includes minority interests held by unaffiliated third-parties in four Delaware Statutory Trusts.

Our REIT Status

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2008. As a REIT, we generally are not subject to U.S. federal income tax on our net taxable income that we distribute currently (or are deemed to distribute) to our stockholders. To maintain our REIT qualification, we must meet a number of organizational and operational requirements, including a requirement that we distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP) determined without regard to the deduction for dividends paid and excluding net capital gain. If we fail to continue to qualify for taxation as a REIT in any year and do not qualify for certain statutory relief provisions, our income will be taxed at regular corporate rates, we will not be allowed a deduction for distributions to our stockholders in computing our taxable income and we may be precluded from qualifying for taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Even though we currently qualify as a REIT, we still may be subject to state and local taxes on our income and property and will be subject to U.S. federal income tax (and perhaps U.S. federal excise tax), on our undistributed income.

Restrictions on Transfer

We and each of our executive officers and directors have agreed with the underwriters not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for or repayable with common stock (including OP units) or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without first obtaining the written consent of Ladenburg Thalmann & Co. Inc., or Ladenburg Thalmann, the representative of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly: offer, pledge, sell or contract to sell any common stock; sell any option or contract to purchase any common stock; purchase any option or contract to sell any common stock; grant any option, right or warrant for the sale of any common stock; lend or otherwise transfer or dispose of any common stock; file or cause to be filed any registration statement related to the common stock; or enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap, agreement or transaction is to be settled by the delivery of shares of our common stock or other securities, in cash or otherwise.

Restrictions on Share Ownership

Our charter contains a restriction on ownership of our common stock that prevents any person or entity from owning directly or indirectly more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock, subject to certain possible exceptions. These restrictions, as well as other share ownership and transfer restrictions contained in our charter, are designed, among other purposes, to enable us to comply with share accumulation and other restrictions imposed on REITs by the Code. For a more complete description of the common stock, including restrictions on the ownership of common stock, please see the “Description of Capital Stock” section of this prospectus.

Distribution Policy

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of such REIT taxable income. Any of our REIT taxable income that is not distributed or deemed distributed will be subject to corporate tax at the company level.

In order to maintain our REIT qualification and to generally not be subject to U.S. federal income and excise tax, we have made and intend to continue to make regular monthly distributions of all or substantially all of our net taxable income to holders of our common stock. Any future distributions we make will be at the discretion of our Board of Directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the income from our portfolio, our operating expenses and any other expenditures.

We cannot assure you that we will have sufficient cash available for future monthly distributions. See “Risk Factors — Risks Related to Our Business and Operations — We may be unable to pay or maintain distributions or increase distributions over time.”

To the extent that our cash available for distribution is less than our REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain), we may consider various funding sources to cover any such shortfall, including borrowing under our revolving credit facility, selling certain of our assets or using a portion of the net proceeds we receive in this offering or future offerings. Although we do not anticipate utilizing the consent distribution procedure, we have the right to do so and our distribution policy enables us to review the alternative funding sources available to us from time to time.

Distributions that you receive (not designated as capital gain dividends or, for taxable years beginning before January 1, 2013, qualified dividend income) will be taxed as ordinary income to the extent they are paid from our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). However, distributions that we designate as capital gain dividends generally will be taxable as long-term capital gain to our stockholders (subject to certain exceptions for corporate stockholders) to the extent that they do not exceed our actual net capital gain for the taxable year. Some portion of your distributions may not be subject to tax in the year in which they are received because depreciation expense reduces our earnings and profits, but does not reduce cash available for distribution. Any portion of your distribution that is in excess of our current and accumulated earnings and profits generally is considered a return of capital for U.S. federal income tax purposes and will reduce the adjusted tax basis of your investment, but not below zero, deferring such portion of your tax until your investment is sold or our company is liquidated, at which time you generally would be taxed at capital gain rates (subject to certain exceptions for corporate stockholders). To the extent such portion of your distribution exceeds the adjusted tax basis of your investment, such excess generally would be treated as capital gain. Please note that each stockholder’s tax considerations are different, therefore, you should consult with your tax advisor and financial planners prior to making an investment in our common stock. You also should review the section entitled “Material U.S. Federal Income Tax Considerations.”

Conflicts of Interest

Following the completion of our Internalization, there will be conflicts of interest with respect to certain of our officers and directors, on the one hand, and us and our stockholders, on the other. William M. Kahane, our President and Chief Executive Officer, and Nicholas S. Schorsch, our Chairman of the Board, each owns substantial equity interests in ARC and its affiliates, certain of which are companies that sponsor and/or advise other REITs and are entitled to receive fees and distributions in connection with such management, including asset management fees, acquisition fees, financing fees, disposition fees and incentive fees and distributions upon the sale or listing of such REITs. Additionally, Mr. Schorsch is the Chief Executive Officer and Chairman of the Board of eight other REITs, three of which invest in single tenant, free standing commercial real estate as we do. In addition, we expect Mr. Schorsch and ARC to form other REITs that will also invest in our target properties. As a result, Messrs. Schorsch and Kahane may have a conflict when it comes to allocating investment opportunities among the various entities in which they have a financial interest and which invest in properties that are substantially similar to our target properties.

Mr. Kahane also serves as a manager for ARC and certain of its affiliates and, following his resignation as a director from two ARC-sponsored REITs that compete with us for acquisition opportunities, he will remain a director of five other ARC-sponsored REITs, none of which has single tenant free standing commercial real estate as its principal target assets. See “Risk Factors — Risks Related to Conflicts of Interest.”

In connection with the listing of our common stock on NASDAQ, ARC or its affiliate will be entitled to a subordinated incentive listing fee equal to 15% of the amount, if any, by which (a) the market value of our outstanding common stock plus distributions paid by us prior to listing, exceeds (b) the sum of the total amount of capital raised from stockholders during our prior continuous offering and the amount of cash flow necessary to generate a 6% annual cumulative, non-compounded return to such stockholders. For this purpose, (i) the market value of our common stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation and (ii) we have agreed with the Ohio Division of Securities that such fee will be paid by the issuance of a non-interest bearing, non-transferrable promissory note that would be subject to mandatory amortization payments from any sale proceeds (except for the interest imputed for tax purposes) (subject to the right of the holder to convert any unpaid portion of the note into shares of our common stock at the end of three years). In the event that the fee is earned, which will likely occur only to the extent the market value of our common stock for this purpose exceeds $9.81 per share, we will incur additional leverage in an amount equal to the amount of the fee. By way of example, if the market value of our common stock for this purpose is $      per share, such fee would equal approximately $45.1 million and such fee would increase by approximately $6.7 million in respect of each $0.25 increase in the value of each share of our common stock above such $      amount. If such subordinated incentive listing fee is earned, any cash generated from property sales will be required to amortize such note until it is paid in full, therefore potentially reducing distributions to our stockholders. Further, if ARC or its affiliate elects to convert at maturity any unpaid portion of the note into shares of our common stock, the number of our shares that will be issued upon such conversion will be valued for this purpose at the average market value of our shares over the 30 trading days, beginning 180 days after our shares are first listed. If such conversion occurs, our net income per share and FFO per share may be diluted as a result of such conversion. Messrs. Schorsch and Kahane, as holders of more than a majority of the equity interests in ARC, have material financial interests in the calculation, timing and form of payment of the subordinated incentive listing fee.

We have invested, and may in the future invest, in joint ventures or other programs sponsored by affiliates of Messrs. Schorsch and Kahane, including those pursuant to our joint ventures with ARC, or conduct other business activities with these affiliates. Messrs. Kahane and Schorsch will each abstain from voting as directors on any transactions we enter into with these affiliates. In addition, we may compete with ARC and its affiliates for investments. An affiliate of Messrs. Schorsch and Kahane, that is a limited partner in our operating partnership, has a deficit repayment obligation of up to $10.0 million that is payable upon liquidation of our operating partnership to the extent of a deficit in such limited partner’s capital account at such time.

Revolving Credit Facility

We have a $230.0 million revolving credit facility with RBS Citizens that matures on August 17, 2014. The facility bears interest at the rate of (i) LIBOR with respect to Eurodollar rate loans plus a margin 205 to 285 basis points, depending on our leverage ratio; and (ii) the greater of the federal funds rate plus 1.0% and the interest rate publicly announced by RBS Citizens as its “prime rate” or “base rate” at such time with respect to base rate loans plus a margin of 125 to 175 basis points depending on our leverage ratio. The facility contains various covenants, including financial covenants with respect to consolidated leverage, net worth, fixed charge coverage, variable debt ratio, recourse debt to total asset value and secured debt to total asset value. As of December 31, 2011, there was $10.0 million outstanding on this facility, which has been repaid as of January 31, 2012. On a pro forma basis, as of December 31, 2011, we anticipate we will have $89.8 million available under our $230.0 million revolving credit facility with RBS Citizens, assuming a price of $      per share in this offering and assuming our lenders increase their aggregate commitments to $230.0 million as we expect.

The Offering

Common stock offered by us
6,600,000 shares (1)
Common stock to be outstanding after this offering
166,702,000 shares (2)(3)
Common stock and OP units to be outstanding after this offering
166,702,000 shares/units (2)
Use of proceeds
We intend to use the net proceeds from this offering to repay indebtedness under our revolving credit facility and for general working capital purposes.
Proposed NASDAQ symbol
“ARCT”

(1)	Excludes up to 990,000 shares of our common stock that may be issued by us upon exercise of the underwriters’ over-allotment option.
(2)	Includes (i) 178,179,281 shares of our common stock outstanding as of January 31, 2012, and (ii) 744,000 shares of restricted common stock held by certain of our officers and directors and other affiliates of ARC that will vest upon the listing of our common stock on NASDAQ.

Excludes the following:

•	up to 990,000 shares of our common stock that may be issued by us upon exercise of the underwriters’ overallotment option;
•	shares of restricted common stock that will be issued to our Independent Directors concurrently with the offering;
•	shares of our common stock reserved for future issuance under our incentive compensation plans; and
•	long-term incentive plan, or LTIP, units in our operating partnership, or LTIP Units, reserved for future issuance under our incentive compensation plans.
(3)	Reflects the impact of our anticipated repurchase of 18,604,651 shares of our common stock pursuant to our Tender Offer.

Summary Selected Consolidated Financial and Pro Forma Data

The following table sets forth selected summary financial data relating to our historical results of operations for the years ended December 31, 2011, 2010, 2009, 2008 and as of and for the period from August 17, 2007 to December 31, 2007, and selected summary pro forma financial data as of and for the year ended December 31, 2011. The table also sets forth selected summary financial data relating to the historical balance sheets as of December 31, 2011, 2010, 2009 and 2008, and selected summary pro forma financial data relating to the balance sheet as of December 31, 2011.

The summary historical consolidated financial information presented below has been derived from our historical consolidated financial statements which were audited by Grant Thornton LLP, an independent registered public accounting firm.

The summary unaudited pro forma financial information as of December 31, 2011 and for the twelve months then ended has been prepared to reflect adjustments to the historical financial statements to illustrate the estimated effect of the following transactions as if they had occurred on January 1, 2011:

•	our acquisition in 2011 of 224 properties located in 20 markets were acquired using net proceeds from our prior continuous public offering, mortgage financing and existing cash balances;
•	this offering of 6.6 million shares of our common stock;
•	the consummation of our Internalization;
•	our buy back of 18.6 million shares of our common stock for an aggregate amount of $200.0 million in the Tender Offer;
•	the application of the net proceeds from this offering to repay indebtedness under our revolving credit facility;
•	our buy back in 2011 of 1.1 million shares of our common stock for an aggregate amount the of $10.5 million pursuant to our Share Repurchase Program; and
•	the vesting of 0.7 million restricted shares of common stock held by certain of our officers and directors and other affiliates of ARC that will vest upon the listing of our common stock on NASDAQ.

Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements and pro forma condensed consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and pro forma condensed consolidated financial statements, including the related notes, included elsewhere in this prospectus. Our summary unaudited pro forma information as of December 31, 2011 and for the twelve months then ended is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations. The amounts in the table are in thousands except for per-share information.

Balance Sheet Data (amounts in thousands)

	Pro Forma As of December 31, 2011	Historical as of December 31,
		2011	2010	2009	2008	2007
Total real estate investments, at cost	$2,126,171	$2,126,171	$882,593	$338,556	$164,770	$—
Total assets	2,130,575	2,130,575	914,054	339,277	164,942	938
Short-term borrowings	—	—	—	15,878	30,926	—
Mortgage notes payable	673,978	673,978	372,755	183,811	112,742
Mortgage discount and premium, net	679	679	1,163	—	—	—
Long-term notes payable	—	—	12,790	13,000	1,090	—
Revolving credit facilities	140,213	10,000	—	—	—	—
Total liabilities	860,584	730,371	411,390	228,721	163,183	738
Total equity	1,269,991	1,400,204	502,664	110,556	1,759	200

Operating data (amounts in thousands except share and per share data)

	Pro Forma Results For the Year Ended December 31, 2011	Historical Results For the Years Ended December 31,				Historical Results for the Period from August 17, 2007 (date of inception) to December 31, 2007

		2011	2010	2009	2008
Total revenue	$183,148	$129,120	$44,773	$14,964	$5,546	$—
Expenses
Property operating	10,523	5,297
Operating fees to affiliate	—	5,572	1,350	145	4	—
Acquisition and transaction related costs	30,005	30,005	12,471	506	—	—
General and administrative	8,761	4,168	1,444	507	380	1
Depreciation and amortization	102,245	68,939	21,654	8,315	3,056	—
Total operating expenses	151,534	113,981	36,919	9,473	3,440	1
Operating income (loss)	31,614	15,139	7,854	5,491	2,106	(1)
Other income (expenses)
Interest expense	(38,977)	(37,373)	(18,109)	(10,352)	(4,774)	—
Equity in income of unconsolidated joint venture	96	96	—	—	—	—
Other income	766	766	765	51	3	—
Gains (losses) on derivative instruments	(2,539)	(2,539)	(305)	495	(1,618)	—
Gains on disposition of property	(44)	(44)	143	—	—	—
Total expenses	(40,698)	(39,094)	(17,506)	(9,806)	(6,389)	—
Net loss	(9,184)	(23,955)	(9,652)	(4,315)	(4,283)	(1)
Net income (loss) attributable to non-controlling interests	(1,121)	(1,121)	(181)	49	—	—
Net loss attributable to American Realty Capital Trust, Inc.	$(10,205)	$(25,076)	$(9,833)	$(4,266)	$(4,283)	$(1)
Other data
Net loss per common share – basic and diluted	$(0.06)	$(0.20)	$(0.31)	$(0.74)	$(6.02)	$—
Distributions declared	$0.70	$0.70	$0.70	$0.67	$0.65	$—
Weighted-average number of common shares outstanding, basic and diluted	166,702,000	133,730,159	32,539,393	5,768,761	711,524	—

RISK FACTORS

Investment in our common stock involves a high degree of risks. You should carefully consider the following risk factors in addition to other information contained in this prospectus before purchasing the common stock we are offering. The following risks comprise all the material risks of which we are aware; however, these risks and uncertainties may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely affect our business or financial performance. If any of the following risks occur, our business, financial condition, liquidity, results of operations or business prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to our Business and Operations

Our investments are concentrated in the commercial real estate sector, and our business could be adversely affected by an economic downturn in that sector.

Our investments in real estate assets are concentrated in the commercial real estate sector. This concentration may expose us to the risk of economic downturns in this sector to a greater extent than if our business activities included investments in other sectors of the real estate industry.

Our growth will partially depend upon our ability to successfully acquire future properties, and we may be unable to enter into and consummate property acquisitions on advantageous terms or our property acquisitions may not perform as we expect.

We acquire and intend to continue to acquire primarily freestanding, single tenant retail properties net leased primary to investment grade and other credit tenants. The acquisition of properties entails various risks, including the risks that our investments may not perform as we expect, that we may be unable to quickly and efficiently integrate our new acquisitions into our existing operations and that our cost estimates for bringing an acquired property up to market standards may prove inaccurate. Further, we face significant competition for attractive investment opportunities from other well-capitalized real estate investors, including both publicly-traded REITs and private institutional investment funds, including ARC and its affiliates and other REITs and funds sponsored and/or advised by ARC or its affiliates, and these competitors may have greater financial resources than us and a greater ability to borrow funds to acquire properties. This competition increases as investments in real estate become increasingly attractive relative to other forms of investment. As a result of competition, we may be unable to acquire additional properties as we desire or the purchase price may be significantly elevated. In addition, we expect to finance future acquisitions through a combination of borrowings under our revolving credit facility, proceeds from equity and/or debt offerings by us or our operating partnership or its subsidiaries and proceeds from property contributions and divestitures which may not be available and which could adversely affect our cash flows. Any of the above risks could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

We may be unable to source off-market deal flow in the future.

A key component of our growth strategy is to continue to acquire additional commercial net leased real estate assets. Many of our acquisitions were acquired before they were widely marketed by real estate brokers, or “off-market.” Properties that are acquired off-market are typically more attractive to us as a purchaser because of the absence of a formal sales process, which could lead to higher prices. If we cannot obtain off-market deal flow in the future, our ability to locate and acquire additional properties at attractive prices could be adversely affected.

We depend on key personnel, including William M. Kahane and Brian D. Jones, and the loss of services from key members of the management group or a limitation in their availability could adversely affect us.

Our success depends to a significant degree upon the continued contributions of certain key personnel including, but not limited to, William M. Kahane and Brian D. Jones, each of whom would be difficult to replace. While we have entered into employment contracts with Messrs. Kahane and Jones, they may nevertheless cease to provide services to us at any time. If any of our key personnel were to cease employment with us, our operating results could suffer. Our ability to retain our management group or to attract suitable replacements should any members of the management group leave is dependent on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation in their availability could adversely impact our financial condition and cash flows. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain “key person” life insurance on any of our key personnel.

We also believe that, as we expand, our future success depends, in large part, upon our ability to hire and retain highly skilled managerial, investment, financing, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such skilled personnel.

Our acquisition activities are largely dependent on external capital, and our operating results and financial condition could be adversely affected if we do not continue to have access to capital on favorable terms.

As a REIT, we must meet certain annual distribution requirements, which we expect generally to be satisfied by distributing substantially all of our net operating cash flow. Consequently, we are largely dependent on external capital to fund our acquisition activities. We have been accessing public equity capital through our prior continuous public offering, the proceeds of which we have used to acquire properties. Our ability to access capital in this manner, or at all, is dependent upon a number of factors, including general market conditions and competition from other real estate companies. To the extent that capital is not available to acquire our target properties, profits may not be realized or their realization may be delayed, which could result in an earnings stream that is less predictable than some of our competitors and result in us not meeting our projected earnings and distributable cash flow levels in a particular reporting period. Failure to meet our projected earnings and distributable cash flow levels in a particular reporting period could have an adverse effect on our financial condition and on the market price of our common stock.

We rely on two major tenants, FedEx and Walgreens, for approximately 27% of our average annual rent and therefore, are subject to tenant credit concentrations that make us more susceptible to adverse events with respect to those tenants.

Approximately 27% of our average annual rent is expected to be derived from two major tenants:

•	approximately 17% of our average annual rent is expected to be derived from FedEx; and
•	approximately 10% of our average annual rent is expected to be derived from Walgreens.

Therefore, the financial failure of a major tenant is likely to have a material adverse effect on our results of operations and our financial condition. In addition, the value of our investment is historically driven by the credit quality of the underlying tenant, and an adverse change in a major tenant’s financial condition or a decline in the credit rating of such tenant may result in a decline in the value of our investments and have a material adverse effect on our results from operations.

Actions of our joint venture partners could negatively impact our performance.

As of January 31, 2012, we owned approximately 1.8 million rentable square feet of our properties through several joint ventures, limited liability companies or partnerships with third parties. Our organizational documents do not limit the amount of available funds that we may invest in partnerships, limited liability companies or joint ventures, and we intend to continue to acquire properties through joint ventures, limited liability companies and partnerships with other persons or entities when warranted by the circumstances. Such partners may share certain approval rights over major decisions. Such investments may involve risks not otherwise present with other methods of investment in real estate, including, but not limited to:

•	that our co-member, co-venturer or partner in an investment might become bankrupt, which would mean that we and any other remaining general partners, members or co-venturers would generally remain liable for the partnership’s, limited liability company’s or joint venture’s liabilities;
•	that such co-member, co-venturer or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals;
•	that such co-member, co-venturer or partner take action contrary to our instructions or requests or contrary to our policies or objectives, including our current policy with respect to maintaining our qualification as a REIT;
•	that, if our partners fail to fund their share of any required capital contributions, we may be required to contribute such capital;
•	that joint venture, limited liability company and partnership agreements often restrict the transfer of a co-venturer’s, member’s or partner’s interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;
•	that our relationships with our partners, co-members or co-venturers are contractual in nature and may be terminated or dissolved under the terms of the agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at an above-market price to continue ownership;
•	that disputes between us and our partners, co-members or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and result in subjecting the properties owned by the applicable partnership, limited liability company or joint venture to additional risk; and
•	that we may in certain circumstances be liable for the actions of our partners, co-members or co-venturers.

We generally seek to maintain sufficient control of the related partnerships, limited liability companies and joint ventures to permit us to achieve our business objectives; however, we may not be able to do so, and the occurrence of one or more of the events described above could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

If we invest in a limited partnership as a general partner we could be responsible for all liabilities of such partnership.

In some joint ventures or other investments we may make, if the entity in which we invest is a limited partnership, we may acquire all or a portion of our interest in such partnership as a general partner. As a general partner, we could be liable for all the liabilities of such partnership. Additionally, we may be required to take our interests in other investments as a non-managing general partner. Consequently, we would be potentially liable for all such liabilities without having the same rights of management or control over the operation of the partnership as the managing general partner or partners may have. Therefore, we may be held responsible for all of the liabilities of an entity in which we do not have full management rights or control, and our liability may far exceed the amount or value of the investment we initially made or then had in the partnership.

Our net income per share and FFO per share in the near term may decrease as a result of our Internalization.

While we no longer bear the external costs of the various fees and expenses previously paid to our former advisor as a result of becoming self-advised, net income per share and FFO per share in the near term may decrease as a result of our Internalization due to increased expenses related to being self-advised, including expenses for compensation and benefits of our officers and other employees, which previously were paid by our former advisor, and the continuation of asset based compensation (all of which will be prepaid upon consummation of this offering) to our former advisor at the same rate it was paid prior to our Internalization through at least 60 days after the listing of our common stock on NASDAQ, which we anticipate will occur on or about March 1, 2012. If our Internalization had not been consummated, the amount of the fees payable to our former advisor and its affiliates would have depended on a number of factors, including the amount of additional equity, if any, that we were able to raise, our acquisition activity, disposition activity and total real estate under management. Therefore, the exact amount of future fees that we would have paid to our former advisor and its affiliates cannot reasonably be estimated. If the expenses we assume as a result of our Internalization are higher than we anticipate, our net income per share and FFO per share may be lower as a result of our Internalization than it otherwise would have been, potentially causing our net income per share and FFO per share to decrease.

We may become increasingly leveraged to the extent ARC or its affiliate earns a subordinated incentive listing fee in connection with the listing of our common stock on NASDAQ.

In connection with the listing of our common stock on NASDAQ, ARC or its affiliate will be entitled to a subordinated incentive listing fee equal to 15% of the amount, if any, by which (a) the market value of our outstanding common stock plus distributions paid by us prior to listing, exceeds (b) the sum of the total amount of capital raised from stockholders during our prior continuous offering and the amount of cash flow necessary to generate a 6% annual cumulative, non-compounded return to such stockholders. For this purpose, (i) the market value of our common stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares of our common stock are first listed or included for quotation and (ii) we have agreed with the Ohio Division of Securities that such fee will be paid by the issuance of a non-interest bearing (except to the extent interest is imputed for tax purposes), non-transferrable promissory note that would be subject to mandatory amortization payments from any sale proceeds (subject to the right of the holder to convert any unpaid portion of the note into shares of our common stock at the end of three years). In the event that the fee is earned, which will likely occur only to the extent the market value of our common stock for this purpose exceeds $9.81 per share, we will incur additional leverage in an amount equal to the amount of the fee. By way of example, if the market value of our common stock for this purpose is $      per share, such fee would equal $45.1 million and such fee would increase by approximately $6.7 million in respect of each $0.25 increase in the value of each share of our common stock above such $      threshold. If such subordinated incentive listing fee is earned, any cash generated from property sales will be required to amortize such note until it is paid in full, therefore potentially reducing distributions to our stockholders. In addition, this note, if issued, will impact our leverage ratio and our revolving credit facility which would negatively impact our borrowing capacity under such facility. Further, if ARC or its affiliate elects to convert at maturity any unpaid portion of the note into shares of our common stock, the number of our shares that will be issued upon such conversion will be valued for this purpose at the average market value of our shares over the 30 trading days beginning 180 days after our shares are first listed. If such conversion occurs, our net income per share and FFO per share may decrease as a result of such conversion.

We may be exposed to risks to which we have not historically been exposed.

Our Internalization will expose us to risks to which we have not historically been exposed. Excluding the effect of the eliminated asset management and other fees previously paid to our former advisor and its affiliates, our direct overhead, on a consolidated basis, will increase as a result of becoming self-advised. If we fail to raise and/or invest additional capital, or if the performance of our properties declines, we may not be able to cover this new overhead. Prior to our Internalization, the responsibility for such overhead was borne by our former advisor.

Prior to our Internalization, we did not have separate facilities, communications and information systems nor directly employ any employees. As a result of our Internalization, we now lease office space, have our own communications and information systems and directly employ approximately ten persons who were associated with our former advisor or its affiliates. Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay distributions to our stockholders. Additionally, as a direct employer, we will be subject to those potential liabilities that are commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances, and we will bear the costs of the establishment and maintenance of such plans.

We have support from our former advisor under our advisory agreement for a limited period of time.

Our advisory agreement with our former advisor, which requires our former advisor to provide certain services to us, including asset management, advisory services, accounting, property management, investor relations, legal, operations and other essential services, has been terminated and will expire 60 days following the listing of our common stock on NASDAQ, which we anticipate will occur on or about March 1, 2012 (subject to our right to extend this agreement for three consecutive one-month periods). To the extent our employees and our infrastructure are inadequate to effectively provide any such services to us after the expiration of the advisory agreement, our operations and the market price of our common stock would be adversely affected.

We may be unable to pay or maintain distributions or increase distributions over time.

As a growing company, to date we have funded our monthly distributions to investors with available cash flows and, to a lesser extent, with proceeds from the issuance of common stock. There are many factors that can affect the availability and timing of cash distributions to stockholders. Distributions will be based principally on cash available from our operations, but we may be required to borrow funds, utilize proceeds from this offering or sell assets to fund these distributions. The amount of cash available for distributions is affected by many factors, such as our ability to buy properties, rental income from these properties and our operating expense levels, compliance with applicable debt covenants, as well as many other variables. In addition, our Board of Directors, in its discretion, may retain any portion of such cash for working capital. Actual cash available for distributions may vary substantially from estimates. Additionally, our ability to make distributions may be limited by our revolving credit facility, pursuant to which our distributions may not exceed the greater of (i) 95% of our FFO and (ii) the amount of distributions required to be paid by us to qualify as a REIT. We cannot assure you that we will be able to pay or maintain our historic level of distributions or that distributions will increase over time. We cannot give any assurance that rents from the properties we acquire will increase or that future acquisitions of real properties or other investments will increase our cash available for distributions to stockholders. Our actual results may differ significantly from the assumptions used by our Board of Directors in establishing the distribution rate to stockholders. We may not have sufficient cash from operations to make a distribution required to qualify for or maintain our REIT status or to avoid corporate taxes by distributing 100% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP) determined without regard to the deduction for dividends paid and excluding net capital gain. We may pay distributions from unlimited amounts of any source, including borrowing funds, using proceeds from this offering, issuing additional securities or selling assets. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except in accordance with our organizational documents and Maryland law. Distributions from the proceeds of this offering or from borrowings also could reduce the amount of capital we ultimately invest in properties and other permitted investments. This, in turn, could adversely impact our operations and the market price of our common stock.

We have owned our properties for a limited time.

As of January 31, 2012, we owned or controlled 485 operating properties in our portfolio comprising 15.6 million rentable square feet. All the properties have been under our management for less than four years, and we have owned 211 of the properties for less than one year. The properties may have characteristics or deficiencies unknown to us that could affect their valuation or revenue potential. We cannot assure you that the operating performance of the properties will not decline under our management.

Our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

RISKS RELATED TO CONFLICTS OF INTEREST

We may compete with our affiliates for properties.

Although we will become self-advised in connection with our Internalization, we will still be subject to certain conflicts of interest. Certain of our affiliates, including ARC and its affiliates and other REITs and funds sponsored and/or advised by ARC or its affiliates, could seek to acquire properties that could satisfy our acquisition criteria. As such, we may encounter situations where we would be bidding against an affiliate or teaming with an affiliate for a joint bid.

Our Chief Executive Officer will have competing demands on his time and attention.

William M. Kahane, our President and Chief Executive Officer, owns, directly or indirectly, substantial equity interests in ARC, the parent company of the sponsor and/or external advisor for each other REIT and fund sponsored and/or advised by ARC or its affiliates, and has similar ownership of, and serves as a manager for, other affiliates of ARC.

Our Chief Executive Officer and our Chairman of the Board have conflicts of interest resulting from their relationships with ARC.

William M. Kahane, our President and Chief Executive Officer, and Nicholas S. Schorsch, our Chairman of the Board, each own, directly or indirectly, substantial equity interests in ARC and its affiliates, certain of which are companies that sponsor and/or advise other REITs and are entitled to receive fees and distributions in connection with such management, including asset management fees, acquisition fees, financing fees, disposition fees and incentive fees and distributions upon the sale or listing of such REITs. Additionally, Mr. Schorsch is the Chief Executive Officer and Chairman of the Board of eight other REITs, three of which invest in single tenant, freestanding commercial real estate, as we do. In addition, we expect Mr. Schorsch and ARC to form other REITs that will also invest in our target properties. Any of these relationships could result in various conflicts of interest and decisions that are not in the best interests of our stockholders. See “Certain Relationships and Related Transactions.”

We may invest in, or co-invest with, our affiliates.

We may invest in, or co-invest with, joint ventures or other programs sponsored by affiliates of two of our directors, Messrs. Kahane and Schorsch, including those pursuant to our joint ventures with other REITs sponsored by ARC. A majority of our disinterested directors, including a majority of our disinterested Independent Directors, must approve any such transaction and Messrs. Kahane and Schorsch will each abstain from voting as directors on any transactions we enter into with their affiliates. Management’s recommendation to our Independent Directors may be affected by its relationship with one or more of the co-venturers and may be more beneficial to the other programs than to us. In addition, we may not seek to enforce the agreements relating to such transactions as vigorously as we otherwise might because of our desire to maintain our relationships with these directors.

Our UPREIT structure may result in potential conflicts of interest.

We may issue additional OP units in the future in connection with the acquisition of additional properties. Persons holding OP units have the right to vote on certain amendments to the limited partnership agreement of our operating partnership, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. Furthermore, circumstances may arise in the future when the interest of limited partners in our operating partnership may conflict with the interests of our stockholders. For example, the timing and terms of dispositions of properties held by our operating partnership may result in tax consequences to certain limited partners and not to our stockholders. In addition, an affiliate of Messrs. Schorsch and Kahane, that is a limited partner in our operating partnership, has a deficit repayment obligation of up to $10.0 million that is payable upon liquidation of our operating partnership to the extent of a deficit in such limited partner’s capital account at such time. The existence of this repayment obligation could create a disincentive for Messrs. Schorsch and Kahane to enter into transactions that would result in a liquidation of our operating partnership.

We may have increased exposure to liabilities from litigation as a result of our operating partnership’s participation in Section 1031 Exchange Programs.

An affiliate of ARC has developed Section 1031 Exchange Programs, which seek to facilitate real estate acquisitions for persons, or 1031 Participants, who seek to reinvest proceeds from a real estate sale and qualify that reinvestment for like-kind exchange treatment under Code Section 1031. A Section 1031 Exchange Program may involve a private placement of co-tenancy interests in real estate. As of December 31, 2011, our operating partnership has engaged in six Section 1031 Exchange Programs, two of which are co-tenancy interests in real estate, raising aggregate proceeds of $15.2 million. There are significant tax and securities disclosure risks associated with these private placement offerings of co-tenancy interests to 1031 Participants. For example, in the event that the Internal Revenue Service, or the IRS, conducts an audit of the purchasers of co-tenancy interests and successfully challenges the qualification of the transaction as a like-kind exchange, purchasers of co-tenancy interests may file a lawsuit against the entity offering the co-tenancy interests and its sponsors. Any amounts we are required to expend for any such litigation claims may reduce the amount of funds available for distribution to you. In addition, disclosure of any such litigation may limit our future ability to raise additional capital through the sale of stock or borrowings and the market price of our common stock.

Ownership of co-tenancy interests involves risks not otherwise present with an investment in real estate, including, without limitation, the following:

•	the risk that a co-tenant may at any time have economic or business interests or goals that are inconsistent with our business interests or goals;
•	the risk that a co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•	the possibility that a co-tenant might become insolvent or bankrupt, which may be an event of default under mortgage loan financing documents, or allow the bankruptcy court to reject the tenants-in-common agreement or management agreement entered into by the co-tenants owning interests in the property.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce what we could expect to receive from such property. In the event that our interests become adverse to those of the other co-tenants, we may not have the contractual right to purchase the co-tenancy interests from the other co-tenants. Even if we are given the opportunity to purchase such co-tenancy interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase co-tenancy interests from the 1031 Participants. We might want to sell our co-tenancy interests in a given property at a time when the other cotenants in such property do not desire to sell their interests. Therefore, we may not be able to sell our interest in a property at the time we would like to sell. In addition, we anticipate that it will be much more difficult to find a willing buyer for our co-tenancy interests in a property than it would be to find a buyer for a property we owned entirely.

GENERAL REAL ESTATE RISKS

Our operating performance and value are subject to risks associated with our real estate assets and with the real estate industry.

Our real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for distributions, as well as the value of our properties. These events include, but are not limited to:

•	adverse changes in international, national or local economic and demographic conditions such as the recent global economic downturn;
•	vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options;
•	adverse changes in financial conditions of buyers, sellers and tenants of properties;
•	inability to collect rent from tenants;
•	competition from other real estate investors with significant capital, including other real estate operating companies, REITs and institutional investment funds;
•	reductions in the level of demand for commercial space generally, and freestanding net leased properties specifically, and changes in the relative popularity of our properties;
•	increases in the supply of freestanding single tenant properties;
•	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of our properties, to obtain financing on favorable terms or at all;
•	increases in expenses, including, but not limited to, insurance costs, labor costs, energy prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, all of which have an adverse impact on the rent a tenant may be willing to pay us in order to lease one or more of our properties; and
•	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act of 1990.

In addition, periods of economic slowdown or recession, such as the recent global economic downturn, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. If we cannot operate our properties to meet our financial expectations, our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to our stockholders could be materially and adversely affected. We cannot assure you that we will achieve our return objectives.

A potential change in U.S. accounting standards regarding operating leases may make the leasing of our properties less attractive to our potential tenants, which could reduce overall demand for our leasing services.

Under current authoritative accounting guidance for leases, a lease is classified by a tenant as a capital lease if the significant risks and rewards of ownership are considered to reside with the tenant. Under capital lease accounting for a tenant, both the leased asset and liability are reflected on their balance sheet. If the lease does not meet any of the criteria for a capital lease, the lease is considered an operating lease by the tenant, and the obligation does not appear on the tenant’s balance sheet; rather, the contractual future minimum payment obligations are only disclosed in the footnotes thereto. Thus, entering into an operating lease can appear to enhance a tenant’s balance sheet in comparison to direct ownership. The Financial Accounting Standards Board, or the FASB, and the International Accounting Standards Board, or the IASB, conducted a joint project to re-evaluate lease accounting. In August 2010, the FASB and the IASB jointly released exposure drafts of a proposed accounting model that would significantly change lease accounting. The final standards have yet to be released. Changes to the accounting guidance could affect both our accounting for leases as well as that of our current and potential tenants. These changes may affect how our real estate leasing business is conducted. For example, if the accounting standards regarding the financial statement classification of operating leases are revised, then companies may be less willing to enter into leases with us in general or desire to enter into leases with us with shorter terms because the apparent benefits to their balance sheets could be reduced or eliminated. This in turn could cause a delay in making our investments and make it more difficult for us to enter into leases on terms we find favorable.

We may be unable to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all, which could have a material adverse effect on our financial condition, results of operations, cash flow, cash available for distributions to our stockholders, per share trading price of our common stock and our ability to satisfy our debt service obligations.

Because we compete with a number of real estate operators in connection with the leasing of our properties, the possibility exists that one or more of our tenants will extend or renew its lease with us when the lease term expires on terms that are less favorable to us than the terms of the then-expiring lease, or that such tenant or tenants will not renew at all. Because we depend, in large part, on rental payments from our tenants, if one or more tenants renews its lease on terms less favorable to us, does not renew its lease or we do not re-lease a significant portion of the space made available, our financial condition, results of operations, cash flow, cash available for distributions to our stockholders, per share trading price of our common stock and ability to satisfy our debt service obligations could be materially adversely affected.

We are dependent on single tenant leases for our revenue and, accordingly, lease terminations or tenant defaults could have a material adverse effect on our results of operations.

We focus, and expect to continue to focus, our investment activities on ownership of freestanding, single tenant commercial properties that are net leased to a single tenant. Therefore, the financial failure of, or other default in payment by, a single tenant under its lease is likely to cause a significant reduction in our operating cash flows from that property and a significant reduction in the value of the property, and could cause a significant reduction in our revenues. If a lease is terminated or defaulted on, we may experience difficulty or significant delay in re-leasing such property, or we may be unable to find a new tenant to re-lease the vacated space, which could result in us incurring a loss. The current weak economic conditions and the remnants of the credit crisis may put financial pressure on and increase the likelihood of the financial failure of, or other default in payment by, one or more of the tenants to whom we have exposure.

Our net leases may require us to pay property related expenses that are not the obligations of our tenants.

Under the terms of all of our net leases, in addition to satisfying their rent obligations, our tenants are responsible for the payment of real estate taxes, insurance and ordinary maintenance and repairs. However, under the provisions of certain leases with our tenants, we may be required to pay some expenses, such as the costs of environmental liabilities, roof and structural repairs, insurance, certain non-structural repairs and maintenance. If our properties incur significant expenses that must be paid by us under the terms of our leases, our business, financial condition and results of operations will be adversely affected and the amount of cash available to meet expenses and to make distributions to holders of our common stock may be reduced.

A property that incurs a vacancy could be difficult to sell or re-lease.

A property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of our leases. In addition, certain of the properties we acquire may have some level of vacancy at the time of closing. Certain of our properties may be specifically suited to the particular needs of a tenant. We may have difficulty obtaining a new tenant for any vacant space we have in our properties. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in less cash available to be distributed to stockholders. In addition, the resale value of a property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We may not have funding for future tenant improvements.

When a tenant at one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend funds to construct new tenant improvements in the vacated space. We cannot assure you that we will have adequate sources of funding available to us for such purposes in the future.

The fact that real estate investments are not as liquid as other types of assets may reduce economic returns to investors.

Real estate investments are not as liquid as other types of investments, and this lack of liquidity may limit our ability to react promptly to changes in economic or other conditions. In addition, significant expenditures associated with real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. In addition, we intend to comply with the safe harbor rules relating to the number of properties that can be disposed of in a year, the tax bases and the costs of improvements made to these properties, and meet other tests which enable a REIT to avoid punitive taxation on the sale of assets. Thus, our ability at any time to sell assets may be restricted. This lack of liquidity may limit our ability to vary our portfolio promptly in response to changes in economic or other conditions and, as a result, could adversely affect our financial condition, results of operations, cash flows and our ability to pay distributions on, and the market price of, our common stock.

Our investments in properties backed by below investment grade credits will have a greater risk of default.

As of January 31, 2012, 19.4% of our tenants (based on average annual rent from our properties) do not have an investment grade credit rating. We also may invest in other properties in the future where the underlying tenant’s credit rating is below investment grade. These investments will have a greater risk of default and bankruptcy than investments in properties leased exclusively to investment grade tenants.

Our investments in properties where the underlying tenant does not have a publicly available credit rating will expose us to certain risks.

As of January 31, 2012, 9.0% of our tenants (based on average annual rent from our properties) do not have a publicly available credit rating. Additionally, if in the future we invest in additional properties where the underlying tenant does not have a publicly available credit rating, we will rely on our own estimates of the tenant’s credit rating and usually subsequently obtain a private rating from a reputable credit rating agency to allow us to finance the property as we had planned. If our lender or a credit rating agency disagrees with our ratings estimates, or our ratings estimates are inaccurate, we may not be able to obtain our desired level of leverage and/or our financing costs may exceed those that we projected. This outcome could have an adverse impact on our returns on that asset and hence our operating results.

We would face potential adverse effects from tenant defaults, bankruptcies or insolvencies.

The bankruptcy of our tenants may adversely affect the income generated by our properties. If our tenant files for bankruptcy, we generally cannot evict the tenant solely because of such bankruptcy. In addition, a bankruptcy court could authorize a bankrupt tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant would pay in full amounts it owes us under the lease. Any shortfall resulting from the bankruptcy of one or more of our tenants could adversely affect our cash flow and results of operations.

Our properties may be subject to impairment charges.

We periodically evaluate our real estate investments for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and legal structure. For example, the early termination of, or default under, a lease by a tenant may lead to an impairment charge. Since our investment focus is on properties net leased to a single tenant, the financial failure of, or other default in payment by, a single tenant under its lease may result in a significant impairment loss. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the property, which could have a material adverse effect on our results of operations and FFO in the period in which the impairment charge is recorded.

We have greater exposure to operating costs when we invest in properties leased to the United States Government.

We invest in properties leased to the United States Government. Any leases with the United States Government generally will be typical GSA type leases. These leases do not provide that the United States Government is wholly responsible for operating costs of the property, but include an operating cost component within the rent we receive that increases annually by an agreed upon percentage based upon the CPI. Thus, we will have greater exposure to operating costs on our properties leased to the United States Government, if any, because if the operating costs of the property increase faster than the CPI, we will bear those excess costs.

Adverse global market and economic conditions may adversely affect us and could cause us to recognize impairment charges or otherwise harm our performance.

Recent market and economic conditions have been challenging, with tighter credit conditions in 2008 through 2012. Continued concerns about the availability and cost of credit, the U.S. mortgage market, inflation, unemployment levels, geopolitical issues and declining equity and real estate markets have contributed to increased market volatility and diminished expectations for the U.S. economy. The commercial real estate sector in particular has been adversely affected by these market and economic conditions. These conditions may result in our tenants requesting rent reductions, declining to extend or renew leases upon expiration or renewing at lower rates. These conditions may force tenants, in some cases, to declare bankruptcy or vacate leased premises. We may be unable to re-lease vacated space at attractive rents or at all. We are unable to predict whether, or to what extent or for how long, these adverse market and economic conditions will persist. The continuation or intensification of these conditions may impede our ability to generate sufficient operating cash flow to pay expenses, maintain properties, pay distributions and repay debt.

Difficult conditions in the commercial real estate markets may cause us to experience market losses related to our properties, and these conditions may not improve in the near future.

Our results of operations are materially affected by conditions in the real estate markets, the financial markets and the economy generally and may cause commercial real estate values, including the values of our properties, and market rental rates, including rental rates that we are able to charge upon a vacancy of a property, to decline significantly. Current economic and credit market conditions have contributed to increased volatility and diminished expectations for real estate markets, as well as adversely impacted inflation, energy costs, geopolitical issues and the availability and cost of credit, and will continue to do so going forward. The further deterioration of the real estate market may cause us to record losses on our assets, reduce the proceeds we receive upon sale or refinance of our assets or adversely impact our ability to lease our properties upon any lease expiration or following a tenant default. Declines in the market values of our properties may adversely affect our results of operations and credit availability, which may reduce earnings and, in turn, cash available for distributions to our stockholders. Current economic and credit market conditions may also cause one or more of the tenants to whom we have exposure to fail or default in their payment obligations, which could cause us to record material losses or a material reduction in our cash flows.

Terrorism and other factors affecting demand for our properties could harm our operating results.

The strength and profitability of our business depends on demand for and the value of our properties. Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war could have a negative impact on our operations. Such terrorist attacks could have an adverse impact on our business even if they are not directed at our properties. In addition, the terrorist attacks of September 11, 2001 have substantially affected the availability and price of insurance coverage for certain types of damages or occurrences, and our insurance policies for terrorism include large deductibles and co-payments. The lack of sufficient insurance for these types of acts could expose us to significant losses and could have a negative impact on our operations.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and cash flows, and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.

We carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket insurance policy with policy specifications, limits and deductibles customarily carried for similar properties. In addition, we carry professional liability and directors’ and officers’ insurance. We have selected policy specifications and insured limits that we believe are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Certain types of losses may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots or acts of war. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flow from a property. If any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. In addition, future lenders may require such insurance, and our failure to obtain such insurance could constitute a default under our loan agreements. In addition, we may reduce or discontinue terrorism, earthquake, flood or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. Our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. As a result, our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to our stockholders may be materially and adversely affected.

If we or one or more of our tenants experiences a loss that is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

If any of our insurance carriers become insolvent, we could be adversely affected.

We carry several different lines of insurance, placed with several large insurance carriers. If any one of these large insurance carriers were to become insolvent, we would be forced to replace the existing insurance coverage with another suitable carrier, and any outstanding claims would be at risk for collection. In such an event, we cannot be certain that we would be able to replace the coverage at similar or otherwise favorable terms. Replacing insurance coverage at unfavorable rates and the potential of uncollectible claims due to carrier insolvency could adversely affect our results of operations and cash flows.

Contingent or unknown liabilities could adversely affect our financial condition.

We have acquired, and may in the future acquire, properties, or may have previously owned properties, subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of any of these entities or properties, then we might have to pay substantial sums to settle it, which could adversely affect our cash flows. Unknown liabilities with respect to entities or properties acquired might include:

•	liabilities for clean-up or remediation of adverse environmental conditions;
•	accrued but unpaid liabilities incurred in the ordinary course of business;
•	tax liabilities; and
•	claims for indemnification by the general partners, officers and directors and others indemnified by the former owners of the properties.

Because we own real property, we are subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under various provisions of these laws, an owner or operator of real estate, such as us, is or may be liable for costs related to soil or groundwater contamination on, in, or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. Such laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or lease our property or to borrow using such property as collateral. In addition, persons exposed to hazardous or toxic substances may sue us for personal injury damages. For example, certain laws impose liability for release of or exposure to asbestos-containing materials and contamination from past operations or from off-site sources. As a result, in connection with our current or former ownership, operation, management and development of real properties, we may be potentially liable for investigation and cleanup costs, penalties, and damages under environmental laws.

Although all of our properties were, at the time we acquired them, subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify certain liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with the property. Further, any environmental liabilities that arose since the date the studies were done would not be identified in the assessments. Unless required by applicable laws or regulations, we may not further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments.

We cannot assure you that these or other environmental studies identified all potential environmental liabilities, or that we will not incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

Costs of complying with governmental laws and regulations may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Tenants’ ability to operate and to generate income to pay their lease obligations may be affected by permitting and compliance obligations arising under such laws and regulations. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. Leasing properties to tenants that engage in commercial activities will cause us to be subject to the risk of liabilities under environmental laws and regulations. In addition, the presence of hazardous or toxic substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines or damages we must pay will reduce our ability to pay distributions and may reduce the value of your investment.

In addition, changes in these laws and governmental regulations, or their interpretation by agencies or the courts, could occur.

Compliance or failure to comply with the Americans with Disabilities Act and other similar regulations could result in substantial costs.

Under the Americans with Disabilities Act, places of public accommodation must meet certain federal requirements related to access and use by disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If we are required to make unanticipated expenditures to comply with the Americans with Disabilities Act, including removing access barriers, then our cash flows and the amounts available for distributions to our stockholders may be adversely affected. Additionally, the requirements may change or new requirements may be imposed that could require significant unanticipated expenditures by us that will affect our cash flows and results of operations.

We own several of our properties subject to ground leases that expose us to the loss of such properties upon breach or termination of the ground leases and may limit our ability to sell these properties.

We own several of our properties through leasehold interests in the land underlying the buildings and we may acquire additional buildings in the future that are subject to similar ground leases. As lessee under a ground lease, we are exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease, which may have a material adverse effect on our business, financial condition and results of operations, our ability to pay distributions to our stockholders and the trading price of our common stock.

Our ground leases contain certain provisions that may limit our ability to sell certain of our properties. In order to assign or transfer our rights and obligations under certain of our ground leases, we generally must obtain the consent of the landlord which, in turn, could adversely impact the price realized from any such sale.

We may be unable to sell a property if or when we decide to do so, including as a result of uncertain market conditions, which could adversely affect the return on your investment.

We expect to hold the various real properties in which we invest until such time as we decide that a sale or other disposition is appropriate given our investment objectives. Our ability to dispose of properties on advantageous terms depends on factors beyond our control, including competition from other sellers and the availability of attractive financing for potential buyers of our properties. We cannot predict the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of our properties, we cannot assure you that we will be able to sell our properties at a profit in the future. Accordingly, the extent to which you will receive cash distributions and realize potential appreciation on our real estate investments will be dependent upon fluctuating market conditions.

Furthermore, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

In acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict our ability to sell a property.

If we sell properties and provide financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

If we decide to sell any of our properties, we presently intend to use our best efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. If we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash distributions to stockholders and result in litigation and related expenses. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed of.

We may acquire properties with “lock-out” provisions which may affect our ability to dispose of the properties or acquire properties that require us to maintain a certain minimum level of mortgage indebtedness, encumbering our properties, which may affect our ability to pay off such indebtedness and thereby limit the flexibility of our debt options.

We may acquire properties through contracts that could restrict our ability to dispose of the property for a period of time. These “lock-out” provisions could affect our ability to turn our investments into cash and could affect cash available for distributions to you. Lock-out provisions could also impair our ability to take actions during the lock-out period that would otherwise be in the best interest of our stockholders and, therefore, may have an adverse impact on the value of our common stock relative to the value that would result if the lock-out provisions did not exist. In addition, we may acquire properties through contracts that require us to maintain a certain level of mortgage indebtedness encumbering our properties for a period of time. These debt maintenance provisions would adversely affect our financing flexibility by restricting our ability to refinance such mortgage indebtedness on favorable terms or by prohibiting our inclusion of these properties in the borrowing base of our revolving credit facility.

RISKS RELATED TO OUR DEBT FINANCINGS

We will have substantial amounts of indebtedness outstanding following this offering, which may affect our ability to make distributions, may expose us to interest rate fluctuation risk and may expose us to the risk of default under our debt obligations.

As of December 31, 2011, on a pro forma basis, our aggregate outstanding indebtedness would have been approximately $814.2 million. We may incur significant additional debt for various purposes including, without limitation, the funding of future acquisitions, the payment of distributions, capital improvements and leasing commissions in connection with the repositioning of a property.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to make the distributions currently contemplated or necessary to maintain our REIT qualification and avoid corporate taxes because we did not distribute 100% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP) determined without regard to the deduction for distributions paid and excluding net capital gain. Our substantial outstanding indebtedness, and the limitations imposed on us by our debt agreements, could have other significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;
•	we may be unable to borrow additional funds as needed or on satisfactory terms, which could, among other things, adversely affect our ability to capitalize upon emerging acquisition opportunities or meet needs to fund capital improvements and leasing commissions;
•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;
•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;
•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations;
•	certain of the property subsidiaries’ loan documents may include restrictions on such subsidiary’s ability to make distributions to us;
•	we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under our hedge agreements, these agreements may not effectively hedge interest rate fluctuation risk, and, upon the expiration of any hedge agreements, we would be exposed to then-existing market rates of interest and future interest rate volatility;
•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases; and
•	our default under any of our indebtedness with cross-default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our business, financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to make distributions to our stockholders could be materially and adversely affected. In addition, any foreclosure on our properties could create taxable income without accompanying cash proceeds, which could adversely affect our ability to meet the REIT distribution requirements imposed by the Code.

Our operating results and financial condition could be adversely affected if we are unable to make required payments on our debt.

Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. We are subject to risks normally associated with debt financing, including the risk that our cash flows will be insufficient to meet required payments of principal and interest. There can be no assurance that we will be able to refinance any maturing indebtedness, that such refinancing would be on terms as favorable as the terms of the maturing indebtedness or that we will be able to otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

In particular, loans obtained to fund property acquisitions will generally be secured by mortgages or deeds in trust on such properties. If we are unable to make our debt service payments as required, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment, which in turn could cause the value of our common stock and distributions payable to stockholders to be reduced. Certain of our existing and future indebtedness is and may be cross-collateralized and, consequently, a default on this indebtedness could cause us to lose part or all of our investment in multiple properties.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions to our stockholders.

As of December 31, 2011, on a pro forma basis, our aggregate outstanding indebtedness would have been approximately $814.2 million, and we expect that we will incur additional indebtedness in the future. Interest we pay reduces our cash available for distributions. Certain of our debt issuances bear interest at variable rates and, as of December 31, 2011, on a pro forma basis, we had $140.2 million of outstanding debt that is not fixed rate debt or fixed through the use of hedging instruments related to our revolving credit facility. If we incur variable rate debt, increases in interest rates raise our interest costs, which reduces our cash flows and our ability to pay distributions to you. If we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of our distributable cash flows and our financial condition would be adversely affected, and we may lose the property securing such indebtedness. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments.

Covenants in our credit agreements could limit our flexibility and adversely affect our financial condition.

The terms of our revolving credit facility and other indebtedness require, and the terms of loan documents entered into in the future likely will require, us to comply with a number of customary financial and other covenants, such as covenants with respect to consolidated leverage, net worth and unencumbered assets. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we have satisfied our payment obligations. As of December 31, 2011, we had $435.8 million of other non-recourse, secured loans which are cross-collateralized by multiple properties. If we default on any of these loans we may then be required to repay such indebtedness, together with applicable prepayment charges, to avoid foreclosure on all cross-collateralized properties within the applicable pool. In addition, our revolving credit facility contains certain cross-default provisions which are triggered in the event that our other material indebtedness is in default. These cross-default provisions may require us to repay or restructure the revolving credit facility in addition to any mortgage or other debt that is in default. If our properties were foreclosed upon, or if we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of our distributable cash flows and our financial condition would be adversely affected.

Unless both Messrs. Schorsch and Kahane remain as members of our Board of Directors, we will be in default under our revolving credit facility.

Our revolving credit facility provides that we would be in default upon a change of control. A change of control is defined as, among other things, Messrs. Schorsch and Kahane ceasing to be members of our Board of Directors, without regard to such cessation resulting from death, disability, retirement or termination from their positions for cause of either Mr. Schorsch or Mr. Kahane. If such an event were to occur, we would be required to repay the indebtedness under the revolving credit facility to avoid foreclosure on the equity interests of our property subsidiaries which secure this facility. If the equity interests of any of our property subsidiaries are foreclosed upon, the amount of our distributable cash flows and our financial condition would be materially and adversely affected. Additionally, the presence of this provision in the credit agreement for our revolving credit facility may delay, defer or prevent a change of control transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Our financing arrangements involving balloon payment obligations may adversely affect our ability to make distributions.

Some of our financing arrangements require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the existing financing on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can pay.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans come due or of being unable to refinance such debt on favorable terms. If interest rates are higher when we refinance such debt, our income could be reduced. We may be unable to refinance such debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us or could result in the foreclosure of such properties. If any of these events occur, our cash flows would be reduced. This, in turn, would reduce cash available for distributions to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on your investment.

We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. These instruments involve risks, such as the risk that the counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such agreements are not legally enforceable. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT income tests. In addition, the nature and timing of hedging transactions may influence the effectiveness of our hedging strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. Moreover, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses that may reduce the overall return on your investment.

RISKS RELATED TO OUR CORPORATE STRUCTURE

Our charter and Maryland law contain provisions that may delay, defer or prevent a change of control transaction.

Our charter contains a 9.8% ownership limit.

Our charter, subject to certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership of no more than 9.8% in value of the aggregate of our outstanding shares of stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. Our Board of Directors, in its sole discretion, may (prospectively or retroactively) exempt, subject to the satisfaction of certain conditions, any person from the ownership limit. However, our Board of Directors may not grant an exemption from the ownership limit to any person whose ownership, direct or indirect, in excess of 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock would jeopardize our status as a REIT. These restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to continue to qualify, as a REIT or that compliance is no longer required for REIT qualification. The ownership limit may delay or impede a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

We could authorize and issue additional stock without stockholder approval.

Our Board of Directors could, without stockholder approval, issue authorized but unissued shares of our common stock or preferred stock and amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. In addition, our Board of Directors could, without stockholder approval, classify or reclassify any unissued shares of our common stock or preferred stock and set the preferences, rights and other terms of such classified or reclassified shares. Our Board of Directors could establish a series of stock that could, depending on the terms of such series, delay, defer or prevent a transaction or change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Majority stockholder vote may discourage changes of control.

If declared advisable by our Board of Directors, our stockholders may take some actions, including approving amendments to our charter, by a vote of a majority of the shares outstanding and entitled to vote. If approved by the holders of a majority of shares, all actions taken would be binding on all of our stockholders. Some of these provisions may discourage or make it more difficult for another party to acquire control of us or to effect a change in our operations.

Provisions of Maryland law may limit the ability of a third party to acquire control of our company.

Certain provisions of Maryland law may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under certain circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and thereafter would require the recommendation of our Board of Directors and impose special appraisal rights and supermajority voting requirements on these combinations; and
•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

As permitted by the Maryland General Corporation Law, or MGCL, our Board of Directors has by resolution exempted business combinations between us and any person, provided that such business combination is first approved by our Board of Directors (including a majority of directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the super-majority vote requirements will not apply to such business combinations. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the super-majority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time by our Board of Directors. If this resolution is repealed, or our Board of Directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Pursuant to a provision in our bylaws, we have opted out of the control share provisions of the MGCL. However, we may, by amendment to our bylaws, opt in to the control shares provisions of the MGCL in the future.

Additionally, Title 8, Subtitle 3 of the MGCL permits our Board of Directors, without stockholder approval and regardless of what is currently provided in our charter or our bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not currently have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price.

Our charter, our bylaws, the limited partnership agreement of our operating partnership and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Our Board of Directors can take many actions without stockholder approval.

Our Board of Directors has overall authority to oversee our operations and determine our major corporate policies. This authority includes significant flexibility. For example, our Board of Directors can do the following:

•	within the limits provided in our charter, prevent the ownership, transfer and/or accumulation of shares in order to protect our status as a REIT or for any other reason deemed to be in our best interests;
•	issue additional shares without obtaining stockholder approval, which could dilute the ownership of our then-current stockholders;

•	amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series, without obtaining stockholder approval;
•	classify or reclassify any unissued shares of our common stock or preferred stock and set the preferences, rights and other terms of such classified or reclassified shares, without obtaining stockholder approval;
•	employ and compensate affiliates;
•	direct our resources toward investments that do not ultimately appreciate over time;
•	change creditworthiness standards with respect to third-party tenants; and
•	determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any of these actions could increase our operating expenses, impact our ability to pay distributions or reduce the value of our assets without giving you, as a stockholder, the right to vote.

We may change our investment and financing strategies and enter into new lines of business without stockholder consent, which may result in riskier investments than our current investments.

We may change our investment and financing strategies and enter into new lines of business at any time without the consent of our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. A change in our investment strategy or our entry into new lines of business may increase our exposure to interest rate and other risks of real estate market fluctuations.

Our rights and the rights of our stockholders to recover claims against our officers and directors are limited, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, subject to certain limitations set forth therein or under Maryland law, our charter provides that no director or officer will be liable to us or our stockholders for monetary damages and requires us to indemnify our directors and officers and permits us to indemnify our employees and agents. However, our charter provides that we may not indemnify a director for any loss or liability suffered by any of them or hold harmless such indemnitee for any loss or liability suffered by us unless: (1) the indemnitee determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests, (2) the indemnitee was acting on behalf of or performing services for us, (3) the liability or loss was not the result of (A) negligence or misconduct, in the case of a director (other than an Independent Director), the advisor or an affiliate of the advisor, or (B) gross negligence or willful misconduct, in the case of an Independent Director, and (4) the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders. Although our charter does not allow us to indemnify or hold harmless an indemnitee to a greater extent than permitted under Maryland law, we and our stockholders may have more limited rights against our directors, officers, employees and agents than might otherwise exist under common law, which could reduce your and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents which would decrease the cash otherwise available for distributions to you.

We are a holding company with no direct operations. As a result, we will rely on funds received from our operating partnership to pay liabilities and dividends, our stockholders’ claims will be structurally subordinated to all liabilities of our operating partnership and our stockholders will not have any voting rights with respect to our operating partnership’s activities, including the issuance of additional OP units.

We are a holding company and will conduct all of our operations through our operating partnership. We do not have, apart from our ownership of our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including tax liability on taxable income allocated to us from our operating partnership (which might make distributions to the company not equal to the tax on such allocated taxable income).

In addition, because we are a holding company, stockholders’ claims will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, claims of our stockholders will be satisfied only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

After giving effect to this offering, we will own 99.99% of the OP units in our operating partnership. However, our operating partnership may issue additional OP units in the future. Such issuances could reduce our ownership percentage in our operating partnership. Because our common stockholders will not directly own any OP units, they will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

RISKS RELATED TO THIS OFFERING

The existence of a large number of outstanding shares and stockholders prior to our listing on NASDAQ could negatively affect our stock price.

As of January 31, 2012, we had 178.2 million shares of common stock issued and outstanding. All of these shares are freely tradable, although our affiliates are subject to certain volume limitations on trading under the federal securities laws. Neither we nor any third party have any control over the timing or volume of these sales. Prior to the listing of our common stock on NASDAQ, which we expect to occur on or about March 1, 2012, our shares of common stock were not listed on any national exchange, and the ability of stockholders to liquidate their investments was limited. Subsequent to our listing on NASDAQ, a large volume of sales of these shares could decrease the prevailing market prices of our common stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales are not affected, the mere perception of the possibility of these sales could depress the market price of our common stock and have a negative effect on our ability to raise capital in the future. In addition, anticipated downward pressure on our common stock price due to actual or anticipated sales of common stock from this market overhang could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

There is currently no public market for our common stock, and a market for our common stock may never develop, which could result in purchasers in this offering being unable to monetize their investment.

Prior to the listing of our common stock on NASDAQ, which we expect to occur on or about March 1, 2012, there has been no public market for our common stock. The public offering price for our common stock has been determined by negotiations between the underwriters and us. We cannot assure you that the listing will successfully be completed. We cannot assure you that the public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that the price of our common stock available in the public market will reflect our actual financial performance.

We have applied to list our common stock on NASDAQ under the symbol “ARCT.” Listing on NASDAQ does not ensure that an actual market will develop for our common stock. Accordingly, no assurance can be given as to:

•	the likelihood that an active market for the stock will develop;
•	the liquidity of any such market;
•	the ability of our stockholders to sell their common stock; or
•	the price that our stockholders may obtain for their common stock.

Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations after this offering. Some of the factors that could negatively affect our stock price include:

•	actual or anticipated variations in our quarterly operating results;
•	changes in our earnings estimates or publication of research reports about us or the real estate industry;
•	increases in market interest rates, which may lead purchasers of our stock to demand a higher yield;
•	changes in market valuations of similar companies;
•	adverse market reaction to any increased indebtedness we incur in the future;
•	additions or departures of key personnel;
•	actions by institutional stockholders;
•	speculation in the press or investment community; and
•	general market and economic conditions.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock or both. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their proportionate ownership.

The number of shares of our common stock available for future sale could adversely affect the market price of our common stock, and future sales by us of shares of our common stock or issuances by our operating partnership of OP units may be dilutive to existing stockholders.

Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of OP units or exercise of any equity awards, or the perception that such sales might occur could adversely affect the market price of the shares of our common stock. The exchange of OP units for common stock, the vesting of any equity-based awards granted to certain directors, executive officers and other employees or us, the issuance of our common stock or OP units in connection with property, portfolio or business acquisitions and other issuances of our common stock or OP units could have an adverse effect on the market price of the shares of our common stock. The existence of restricted shares, as well as OP units that may be issued in the future, equity awards, and shares of our common stock reserved for issuance under our incentive plan or upon exchange of any such OP units and any related resales may adversely affect the market price of our common stock and the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales by us of shares of our common stock may be dilutive to existing stockholders.

The market price of our common stock could be adversely affected by our level of cash distributions.

The market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales or refinancings, as well as the real estate market value of the underlying assets, may cause our common stock to trade at prices that differ from our net asset value per share. If we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and distributions likely would adversely affect the market price of our common stock.

If securities analysts do not publish research or reports about our business or if they downgrade our common stock or our sector, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, the price of our common stock could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market, which in turn could cause the price of our common stock to decline.

Purchasers in this offering will experience immediate dilution in the net tangible book value of their investment.

Purchasers of our common stock in this offering will experience an immediate dilution in the net tangible book value of the common stock purchased in this offering because the price per share of common stock in this offering is substantially higher than the net tangible book value of each share of common stock outstanding immediately after this offering. Our net tangible book value on a pro forma basis assuming the completion of this offering and the Tender Offer, as of December 31, 2011, was approximately $1.0 billion, or $6.17 per share of common stock. Based on the assumed public offering price of $      per share in this offering, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $5.33 per share in the net tangible book value of the common stock.

U.S. FEDERAL INCOME TAX RISKS

Our failure to remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and the market price of our common stock.

We have elected to be taxed as a REIT beginning with the tax year ending December 31, 2008 and intend to operate in a manner that would allow us to continue to qualify as a REIT. However, we may terminate our REIT qualification if our Board of Directors determines that not qualifying as a REIT is in our best interests, or inadvertently. Our qualification as a REIT depends upon our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. We currently intend to structure our activities in a manner designed to satisfy all requirements for qualification as a REIT. However, the REIT qualification requirements are extremely complex and interpretation of the U.S. federal income tax laws governing qualification as a REIT is limited. Furthermore, any opinion of our counsel, including tax counsel, as to our eligibility to qualify or remain qualified as a REIT is not binding on the IRS and is not a guarantee that we will qualify, or continue to qualify, as a REIT. Accordingly, we cannot be certain that we will be successful in operating so we can qualify or remain qualified as a REIT. Our ability to satisfy the asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income or quarterly asset requirements also depends on our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, if certain of our operations were to be recharacterized by the IRS, such recharacterization would jeopardize our ability to satisfy all the requirements for qualification as a REIT. Furthermore, future legislative, judicial or administrative changes to the U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to continue to qualify as a REIT for any taxable year and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Even if we qualify as a REIT, in certain circumstances, we may incur tax liabilities that would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal, state and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. We also may decide to retain net capital gain we earn from the sale or other disposition of our property and pay U.S. federal income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also will be subject to corporate tax on any undistributed REIT taxable income. We also may be subject to state and local taxes on our income or property, including franchise, payroll and transfer taxes, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets, such as TRSs, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

To qualify as a REIT we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce your overall return.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to U.S. federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. It is possible that we might not always be able to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

For so long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or indirectly through any subsidiary entity, including our operating partnership that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We intend to avoid the 100% prohibited transaction tax by (a) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS would incur corporate rate income taxes with respect to any income or gain recognized by it), (b) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or indirectly through any subsidiary, will be treated as a prohibited transaction or (c) structuring certain dispositions of our properties to comply with the requirements of the prohibited transaction safe harbor available under the Code for properties that, among other requirements, have been held for at least two years. Despite our present intention, no assurance can be given that any particular property we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding any TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

Our TRS and any future TRSs we form are subject to corporate-level taxes and our dealings with our TRS and any TRSs we form may be subject to 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the gross value of a REIT’s assets may consist of stock or securities of one or more TRS. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross income from operations pursuant to management contracts. Accordingly, we may use TRSs generally to hold properties for sale in the ordinary course of a trade or business or to hold assets or conduct activities that we cannot conduct directly as a REIT. For example, our existing TRS owns our property manager. A TRS will be subject to applicable U.S. federal, state, local and foreign income tax on its taxable income. In addition, the rules, which are applicable to us as a REIT, also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

If our operating partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.

We intend to maintain the status of our operating partnership as a partnership or a disregarded entity for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of our operating partnership as a partnership or disregarded entity for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that our operating partnership could make to us. This also would also result in our failing to qualify as a REIT, and becoming subject to a corporate level tax on our income. This substantially would reduce our cash available to pay distributions and the yield on your investment. In addition, if any of the partnerships or limited liability companies through which our operating partnership owns its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

We may choose to make distributions in our own stock, in which case you may be required to pay U.S. federal income taxes in excess of the cash dividends you receive.

In connection with our qualification as a REIT, we are required to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order to satisfy this requirement, we may make distributions that are payable in cash and/or shares of our common stock (which could account for up to 80% of the aggregate amount of such distributions) at the election of each stockholder. Taxable stockholders receiving such distributions will be required to include the full amount of such distributions as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such distributions in excess of the cash portion of the distribution received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as part of the distribution in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such distribution, including in respect of all or a portion of such distribution that is payable in stock, by withholding or disposing of part of the shares included in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividend income, such sale may put downward pressure on the market price of our common stock.

Various tax aspects of such a taxable cash/stock distribution are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose requirements in the future with respect to taxable cash/stock distributions, including on a retroactive basis, or assert that the requirements for such taxable cash/stock distributions have not been met.

The taxation of distributions to our stockholders can be complex; however, distributions that we make to our stockholders generally will be taxable as ordinary income.

Distributions that we make to our taxable stockholders out of current and accumulated earnings and profits (and not designated as capital gain dividends, or, for tax years beginning before January 1, 2013, qualified dividend income) generally will be taxable as ordinary income. However, a portion of our distributions may (1) be designated by us as capital gain dividends generally taxable as long-term capital gain to the extent that they are attributable to net capital gain recognized by us, (2) be designated by us, for taxable years beginning before January 1, 2013, as qualified dividend income generally to the extent they are attributable to dividends we receive from our TRSs, or (3) constitute a return of capital generally to the extent that they exceed our accumulated earnings and profits as determined for U.S. federal income tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates has been reduced to 15% for tax years beginning before January 1, 2013. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock. Tax rates could be changed in future legislation.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment plan inadvertently causing a greater than 5% discount on the price of such stock purchased). While we believe that our operations have been structured in such a manner that we will not be treated as inadvertently paying preferential dividends, there is no de minimis exception with respect to preferential dividends. Therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed either to (a) have distributed less than 100% of our REIT taxable income and be subject to tax on the undistributed portion, or (b) have distributed less than 90% of our REIT taxable income and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets from our portfolio or not make otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The ability of our Board of Directors to revoke our REIT qualification without stockholder approval may subject us to U.S. federal income tax and reduce distributions to our stockholders.

Our charter provides that our Board of Directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. We have elected to be treated as a REIT commencing with our taxable year ended December 31, 2008; however, we may terminate our REIT election if we determine that qualifying as a REIT is no longer in our best interests. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the market price of our common stock.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the market price of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion is based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter provides our Board of Directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our Board of Directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

The share ownership restrictions of the Code for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year after, other than the first year for which a REIT election is made. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by our Board of Directors, for so long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock and more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. Our Board of Directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of the 9.8% ownership limit would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if our Board of Directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to continue to so qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Non-U.S. stockholders will be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax on distributions received from us and upon the disposition of our shares.

Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Pursuant to the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, capital gain distributions attributable to sales or exchanges of “U.S. real property interests,” or USRPIs, generally will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business. However, a capital gain dividend will not be treated as effectively connected income if (a) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (b) the non-U.S. stockholder does not own more than 5% of the class of our stock at any time during the one year period ending on the date the distribution is received. We anticipate that our shares will be “regularly traded” on an established securities market for the foreseeable future, although, no assurance can be given that this will be the case.

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI under FIRPTA. Our common stock will not constitute a USRPI so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such

REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot assure you, that we will be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (a) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) such non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock at any time during the five-year period ending on the date of the sale. We encourage you to consult your tax advisor to determine the tax consequences applicable to you if you are a non-U.S. stockholder.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (a) we are a “pension-held REIT,” (b) a tax-exempt stockholder has incurred (or is deemed to have incurred) debt to purchase or hold our common stock, or (c) a holder of common stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Code.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements:

•	our use of the proceeds of this offering;
•	our business and investment strategy;
•	our ability to renew leases as they expire;
•	the performance and economic condition of our tenants;
•	our ability to make additional investments in a timely manner or on acceptable terms;
•	current credit market conditions and our ability to obtain long-term financing for our property investments in a timely manner and on terms that are consistent with what we project when we invest in the property;
•	the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;
•	our ability to make scheduled payments on our debt obligations;
•	our ability to generate sufficient cash flows to make dividends to our stockholders;
•	the degree and nature of our competition;
•	the availability of qualified personnel;
•	our ability to maintain our qualification as a REIT;
•	we may not derive the expected benefits from the Internalization or may not derive them in the expected amount of time;
•	changes in economic circumstances, business conditions and our stock price may make the Tender Offer and this offering no longer advisable under the terms described herein, or not at all; and
•	other subjects referenced in this prospectus, including those set forth under the caption “Risk Factors.”

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $69,787,000 (or approximately $83,750,000 if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and commissions, and estimated expenses of the offering, assuming a public offering price of $      per share. We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units, and following such contribution will own 99.99% of the OP units (or 99.99% of the OP units if the underwriters’ over-allotment option is exercised in full). The operating partnership intends to use such net proceeds to repay indebtedness under our revolving credit facility and for general working capital purposes. Our facility bears interest at the rate of (i) LIBOR with respect to Eurodollar rate loans plus a margin 205 to 285 basis points, depending on our leverage ratio; and (ii) the greater of the federal funds rate plus 1.0% and the interest rate publicly announced by RBS Citizens as its “prime rate” or “base rate” at such time with respect to base rate loans plus a margin of 125 to 175 basis points depending on our leverage ratio.

Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments which are consistent with our intention to maintain our qualification as a REIT.

DISTRIBUTION POLICY

We intend to continue to maintain our qualification to be taxed as a REIT. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP) determined without regard to the deduction for dividends paid and excluding net capital gain. U.S. federal income tax law requires REITs to pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income.

In order to maintain our REIT qualification and to generally not be subject to U.S. federal income and excise tax, we have made and intend to continue to make regular monthly distributions of all or substantially all of our net income to holders of our common stock out of assets legally available therefor. Any future distributions we make will be at the discretion of our Board of Directors and will depend upon our earnings and financial condition, maintenance of REIT qualification, applicable provisions of the MGCL and such other factors as our Board of Directors deems relevant. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors” beginning on page 23.

The following table sets forth the distributions that have been authorized to date by our Board of Directors and paid and/or declared to date by us.

Month	Amount Declared per Share/Unit	Date Paid
2008
May	$0.0534	5/21/2008
June	$0.0552	6/23/2008
July	$0.0534	7/21/2008
August	$0.0552	8/21/2008
September	$0.0552	9/3/2008
October	$0.0534	10/1/2008
November	$0.0552	11/3/2008
December	$0.0534	12/1/2008
2009
January	$0.0552	1/2/2009
February	$0.0569	2/2/2009
March	$0.0514	3/2/2009
April	$0.0569	4/1/2009
May	$0.0551	5/1/2009
June	$0.0569	6/1/2009
July	$0.0551	7/1/2009
August	$0.0569	8/3/2009
September	$0.0569	9/1/2009
October	$0.0551	10/1/2009
November	$0.0569	11/2/2009
December	$0.0551	12/1/2009
2010
January	$0.0569	1/4/2010
January (Special Distribution)	$0.0500	1/19/2010
February	$0.0569	2/1/2010
March	$0.0514	3/1/2010
April	$0.0569	4/1/2010

Month	Amount Declared per Share/Unit	Date Paid
May	$0.0575	5/3/2010
June	$0.0595	6/1/2010
July	$0.0575	7/1/2010
August	$0.0595	8/2/2010
September	$0.0595	9/1/2010
October	$0.0575	10/1/2010
November	$0.0595	11/1/2010
December	$0.0575	12/1/2010
2011
January	$0.0595	1/3/2011
February	$0.0595	2/1/2011
March	$0.0537	3/1/2011
April	$0.0595	4/1/2011
May	$0.0575	5/2/2011
June	$0.0595	6/1/2011
July	$0.0575	7/1/2011
August	$0.0595	8/1/2011
September	$0.0595	9/1/2011
October	$0.0575	10/3/2011
November	$0.0595	11/1/2011
December	$0.0575	12/1/2011
2012
January	$0.0595	1/3/2012
February	$0.0593	2/1/2012

Historically, we calculated our monthly distribution based upon daily record and distribution declaration dates so that our stockholders would be entitled to be paid distributions beginning with the month in which their shares were purchased. As a result, amounts of the monthly distributions shown in the table above vary from month to month based on the number of days in the month. We expect our monthly distribution in respect of February 2012 to be paid on March 5, 2012 to stockholders of record on February 29, 2012. Beginning with the month of our Internalization (which we contemplate will be March 2012), we will begin paying distributions on the 15th day of each month to stockholders of record at the close of business on the 8th day of such month. We expect that the distribution paid in the month of our Internalization will be a prorated distribution reflecting the partial period. Regular monthly distributions will continue following the month of our Internalization. Beginning with the month following our Internalization, we intend to calculate and declare our future dividends on a monthly basis.

We cannot assure you that we will have sufficient cash available for future monthly distributions at this level, or at all. See “Risk Factors — Risks Related to Our Business and Operations — We may be unable to pay or maintain distributions or increase distributions over time.”

To the extent that our cash available for distribution is less than our REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain), we may consider various funding sources to cover any such shortfall, including borrowing under our credit facility, selling certain of our assets or using a portion of the net proceeds we receive in this offering or future offerings. Our distribution policy enables us to review the alternative funding sources available to us from time to time.

Distributions that you receive (not designated as capital gain dividends or, for taxable years beginning before January 1, 2013, qualified dividend income) will be taxed as ordinary income to the extent they are paid from our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). However, distributions that we designate as capital gain dividends generally will be taxable as long-term capital gain to our stockholders (subject to certain exceptions for corporate stockholders) to the extent that they do not exceed our actual net capital gain for the taxable year. Some portion of your distributions may not be subject to tax in the year in which they are received because depreciation expense reduces our earnings and profits, but does not reduce cash available for distribution. Any portion of your distribution that is in excess of our current and accumulated earnings and profits generally is considered a return of capital for U.S. federal income tax purposes and will reduce the adjusted tax basis of your investment, but not below zero, deferring such portion of your tax until your investment is sold or our company is liquidated, at which time you generally would be taxed at capital gain rates (subject to certain exceptions for corporate stockholders). To the extent such portion of your distribution exceeds the adjusted tax basis of your investment, such excess generally would be treated as capital gain. Please note that each stockholder’s tax considerations are different, therefore, you should consult with your tax advisor and financial planners prior to making an investment in our common stock. You also should review the section entitled “Material U.S. Federal Income Tax Considerations.”

We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain.

Prior to this offering, there has been no established public trading market for our common stock. As of January 31, 2012, there were approximately 40,000 stockholders of record.

CAPITALIZATION

The following table sets forth (1) our historical capitalization at December 31, 2011 and (2) our pro forma capitalization which gives effect to: (i) our acquisition, from January 1, 2012 through January 31, 2012 of three properties for a total cost of approximately $10.6 million; (ii) our Internalization; (iii) our buy back of 18,604,651 shares of our common stock for an aggregate amount of $200.0 million in the Tender Offer; and (iv) the sale of shares of our common stock in this offering at an assumed price per share of $     , after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the use of proceeds thereof. You should read this table together with “Use of Proceeds,” “Selected Consolidated Financial and Pro Forma Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated historical and pro forma financial statements and notes thereto included elsewhere in this prospectus.

	As of December 31, 2011
	Historical	Pro Forma
	(in thousands, except share and per share information)
Revolving credit facility	$10,000	$140,213
Mortgage notes	673,978	673,978
Noncontrolling interests	21,733	21,733
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, none outstanding, historical and pro forma	—	—
Common stock, $0.01 par value per share, 240,000,000 shares authorized, 177,963,413 shares issued and outstanding, historical, and 166,702,000 shares issued and outstanding, pro forma (1)	1,780	1,660 (2)
Additional paid-in capital	1,548,009	1,417,916
Accumulated other comprehensive income (loss)	(5,053)	(5,053)
Accumulated deficit	(166,265)	(166,265)
Total Stockholders’ Equity	1,378,471	1,248,258
Total Capitalization	$2,084,182	$2,084,182

(1)	Excludes the following:
•	505,442 shares of our common stock issued pursuant to our Distribution Reinvestment Plan on January 3, 2012;
•	up to 990,000 shares of our common stock that may be issued by us upon exercise of the underwriters’ overallotment option;
•	shares of restricted common stock that will be issued to our Independent Directors concurrently with the offering;
•	shares of our common stock reserved for future issuance under our incentive compensation plans; and
•	LTIP Units reserved for future issuance under our incentive compensation plans.
(2)	The pro forma shares of our common stock outstanding includes 744,000 shares of restricted stock held by certain of our officers and directors and other affiliates of ARC that will vest upon the listing of our common stock on NASDAQ.

DILUTION

Purchasers of our common stock offered by this prospectus will experience dilution to the extent of the difference between the public offering price per share and the tangible net book value per share. On a pro forma basis at December 31, 2011, after giving effect to the receipt by us of the net proceeds from this offering, the deduction of the underwriting discounts and commissions, estimated offering expenses payable by us, and the effect of our Tender Offer, our pro forma tangible net book value would be $1.0 billion or $6.17 per share of common stock. This would represent a decrease in pro forma tangible net book value attributable to the sale of shares of common stock to new investors of $0.34 per share and an immediate dilution in pro forma tangible net book value of $5.33 per share from the assumed public offering price of $      per share and an assumed Tender Offer at $10.75 per share. The following table1 illustrates this per share dilution:

Assumed public offering price per share	$
Pro forma tangible net book value per share as of December 31, 2011		6.51
Decrease in pro forma tangible net book value per share attributable to the offering		(0.96)
Increase in pro forma tangible net book value per share attributable to the Tender Offer		0.62
Pro forma tangible net book value per share after this offering		6.17
Dilution in pro forma tangible net book value per share to new investors (2)		$5.33

(1)	Includes (i) 177,963,413 shares of our common stock outstanding as of December 31, 2011, and (ii) 744,000 shares of restricted common stock held by certain of our officers and directors and other affiliates of ARC that will vest upon the listing of our common stock on NASDAQ.
Excludes the following:
•	up to 990,000 shares of our common stock that may be issued by us upon exercise of the underwriters’ overallotment option;
•	shares of restricted common stock that will be issued to our Independent Directors concurrently with the offering;
•	shares of our common stock reserved for future issuance under our incentive compensation plans; and
•	LTIP Units reserved for future issuance under our incentive compensation plans.
(2)	Assuming the underwriters’ over-allotment option is exercised in full, new investors would have experienced accretion of $0.03 per share attributable to such additional shares. To the extent that the restricted shares or the stock options referenced above vest or are exercised, respectively, there will be further dilution to new investors.

SELECTED CONSOLIDATED FINANCIAL AND PRO FORMA DATA

The following table sets forth selected summary financial data relating to our historical results of operations for the years ended December 31, 2011, 2010, 2009, 2008 and as of and for the period from August 17, 2007 to December 31, 2007, and selected summary pro forma financial data as of and for the year ended December 31, 2011. The table also sets forth selected summary financial data relating to the historical balance sheets as of December 31, 2011, 2010, 2009 and 2008, and selected summary pro forma financial data relating to the balance sheet as of December 31, 2011.

The summary historical consolidated financial information presented below has been derived from our historical consolidated financial statements which were audited by Grant Thornton LLP, an independent registered public accounting firm.

The summary unaudited pro forma financial information as of December 31, 2011 and for the twelve months then ended has been prepared to reflect adjustments to the historical financial statements to illustrate the estimated effect of the following transactions as if they had occurred on January 1, 2011:

•	our acquisition in 2011 of 224 properties located in 20 markets were acquired using net proceeds from our prior continuous public offering, mortgage financing and existing cash balances;
•	this offering of 6.6 million shares of our common stock;
•	the consummation of our Internalization;
•	our buy back of 18.6 million shares of our common stock for an aggregate amount of $200.0 million in the Tender Offer;
•	the application of the net proceeds from this offering to repay indebtedness under our revolving credit facility;
•	our buy back in 2011 of 1.1 million shares of our common stock for an aggregate amount of $10.5 million pursuant to our Share Repurchase Program; and
•	the vesting of 0.7 million restricted shares of common stock held by certain of our officers and directors and other affiliates of ARC that will vest upon the listing of our common stock on NASDAQ.

Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements and pro forma condensed consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and pro forma condensed consolidated financial statements, including the related notes, included elsewhere in this prospectus. Our summary unaudited pro forma information as of December 31, 2011 and for the twelve months then ensued is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations. The amounts in the table are in thousands except for per-share information.

Balance Sheet Data (amounts in thousands)

	Pro Forma As of December 31, 2011	Historical as of December 31,
		2011	2010	2009	2008	2007
Total real estate investments, at cost	$2,126,171	$2,126,171	$882,593	$338,556	$164,770	$—
Total assets	2,130,575	2,130,575	914,054	339,277	164,942	938
Short-term borrowings	—	—	—	15,878	30,926	—
Mortgage notes payable	673,978	673,978	372,755	183,811	112,742
Mortgage discount and premium, net	679	679	1,163	—	—	—
Long-term notes payable	—	—	12,790	13,000	1,090	—
Revolving credit facilities	140,213	10,000	—	—	—	—
Total liabilities	860,584	730,371	411,390	228,721	163,183	738
Total equity	1,269,991	1,400,204	502,664	110,556	1,759	200

Operating data (amounts in thousands except share and per share data)

	Pro Forma Results For the Year Ended December 31, 2011	Historical Results For the Years Ended December 31,				Historical Results for the Period from August 17, 2007 (date of inception) to December 31, 2007

		2011	2010	2009	2008
Total revenue	$183,148	$129,120	$44,773	$14,964	$5,546	$—
Expenses
Property operating	10,523	5,297
Operating fees to affiliate	—	5,572	1,350	145	4	—
Acquisition and transaction related costs	30,005	30,005	12,471	506	—	—
General and administrative	8,761	4,168	1,444	507	380	1
Depreciation and amortization	102,245	68,939	21,654	8,315	3,056	—
Total operating expenses	151,534	113,981	36,919	9,473	3,440	1
Operating income (loss)	31,614	15,139	7,854	5,491	2,106	(1)
Other income (expenses)
Interest expense	(38,977)	(37,373)	(18,109)	(10,352)	(4,774)	—
Equity in income of unconsolidated joint venture	96	96	—	—	—	—
Other income	766	766	765	51	3	—
Gains (losses) on derivative instruments	(2,539)	(2,539)	(305)	495	(1,618)	—
Gains on disposition of property	(44)	(44)	143	—	—	—
Total expenses	(40,698)	(39,094)	(17,506)	(9,806)	(6,389)	—
Net loss	(9,184)	(23,955)	(9,652)	(4,315)	(4,283)	(1)
Net income (loss) attributable to non-controlling interests	(1,121)	(1,121)	(181)	49	—	—
Net loss attributable to American Realty Capital Trust, Inc.	$(10,205)	$(25,076)	$(9,833)	$(4,266)	$(4,283)	$(1)
Other data
Net loss per common share – basic and diluted	$(0.06)	$(0.20)	$(0.31)	$(0.74)	$(6.02)	$—
Distributions declared	$0.70	$0.70	$0.70	$0.67	$0.65	$—
Weighted-average number of common shares outstanding, basic and diluted	166,702,000	133,730,159	32,539,393	5,768,761	711,524	—

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our accompanying financial statements and notes thereto. Prior to our Internalization (as defined below), we were externally managed by American Realty Capital Advisors, LLC, or our former advisor. The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. Please see “Forward-Looking Statements” above for a description of these risks and uncertainties.

Overview

We are a Maryland corporation, incorporated on August 17, 2007, that elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes beginning with the taxable year ended December 31, 2008. As a REIT, we generally are not subject to corporate-level income taxes. To maintain our REIT status, we are required, among other requirements, to distribute annually at least 90% of our “REIT taxable income,” as defined by the Internal Revenue Code of 1986, as amended, or the Code, to our stockholders. If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate tax rates.

Our Board of Directors has determined that it is in the best interests of the company and our stockholders to internalize the management services provided by our former advisor and American Realty Capital Properties, LLC, or our property manager, concurrently with the listing, or the Listing, of our shares of common stock on The NASDAQ Global Select Market, or NASDAQ. We intend to become a self-administered REIT and will be managed full-time by William M. Kahane, one of the key executives who founded our Company and was intricately involved in the acquisition of our property portfolio, together with certain members of our management team, or our Internalization. As part of our Internalization, we have applied to list our shares of our common stock on NASDAQ under the symbol “ARCT,” which we anticipate will occur on or about March 1, 2012. Further, we are offering for sale 6.6 million shares of our common stock in this offering. Upon consummation of the Listing, we expect to complete our Internalization and terminate the advisory agreement with our former advisor subject to a 60-day notice period (subject to our right to extend this agreement for up to three months) and we will purchase our property manager from AR Capital, LLC (formerly American Realty Capital II, LLC), or ARC, for $10.00. On or promptly after the completion of the Listing, we also intend to offer to purchase up to $250.0 million in value of our shares of common stock pursuant to a tender offer. In accordance with the expected terms of our tender offer with the final purchase price being determined through a modified Dutch auction process, or our Tender Offer, we will select the lowest price, not greater than $11.00 nor less than $10.50 per share, that will allow us to purchase $250.0 million in value of shares of common stock, or a lower amount depending upon the number of shares of our common stock properly tendered and not withdrawn based on the selection from three different tender price ranges within that range.

We own a diverse portfolio of real estate properties consisting primarily of free standing, single tenant properties net leased to investment grade and other credit tenants throughout the United States and Puerto Rico. We intend to use the net proceeds from this offering to repay indebtedness under our revolving credit facility with RBS Citizens, N.A. and for general working capital purposes. We typically fund our acquisitions with a combination of equity and debt and, in certain cases, we may use only equity capital or we may fund a portion of the purchase price of an acquisition through investments from third parties. We expect to arrange long-term financing on both a secured and unsecured fixed rate basis. We intend to continue to grow our existing relationships and develop new relationships throughout the various markets in which we operate, which we expect will lead to further acquisition opportunities. As of December 31, 2011, our leverage ratio was 31.7%, or 30.1% including cash and cash equivalents of $33.3 million. We began the process to garner a corporate credit rating and received our first rating from a major rating agency in late-2010. By early-2011, we secured a second corporate credit rating from another major rating agency. We intend to focus on improving our balance sheet and performance metrics in keeping with the rating agencies’ methodologies. We intend to maintain leverage, coverage and other levels consistent with our existing ratings and to seek to have our ratings increased when appropriate.

As of December 31, 2011, we owned 482 properties with 15.5 million square feet, 100% leased with a weighted average remaining lease term of 13.5 years. In constructing our portfolio, we are committed to diversification (industry, tenant and geography). As of December 31, 2011, rental revenues derived from investment grade tenants, as rated by major rating agencies, represented 71.6% of annualized rental income on a straight-line basis. Our strategy encompasses receiving the majority of our revenue from investment grade tenants.

Significant Accounting Estimates and Critical Accounting Policies

Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our consolidated financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates include:

Revenue Recognition

Our revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of our leases provide for rental increases at specified intervals, straight-line basis accounting requires us to record a receivable, and include in revenues, unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease.

We continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, we record an increase in our allowance for uncollectible accounts or record a direct write-off of the receivable in our consolidated statements of operations.

Investments in Real Estate

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to forty years for buildings and improvements, fifteen years for land improvements, five to ten years for fixtures and improvements and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

We are required to present the operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the statement of operations for all periods presented. Properties that are intended to be sold are to be designated as “held for sale” on the balance sheet.

Long-lived assets are carried at cost and evaluated for impairment when events or changes in circumstances indicate such an evaluation is warranted or when they are designated as held for sale. Valuation of real estate is considered a “critical accounting estimate” because the evaluation of impairment and the determination of fair values involve a number of management assumptions relating to future economic events that could materially affect the determination of the ultimate value, and therefore, the carrying amounts of our real estate. Additionally, decisions regarding when a property should be classified as held for sale are also highly subjective and require significant management judgment.

Events or changes in circumstances that could cause an evaluation for impairment include the following:

•	a significant decrease in the market price of a long-lived asset;
•	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;
•	a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator;
•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; and
•	a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset.

We review our portfolio on an on-going basis to evaluate the existence of any of the aforementioned events or changes in circumstances that would require us to test for recoverability. In general, our review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value expected, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

Purchase Price Allocation

We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases and the value of customer relationships, as applicable.

Amounts allocated to land, land improvements, buildings, improvements and fixtures are based on cost segregation studies performed by independent third-parties or on our analysis of comparable properties in our portfolio.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from six to eighteen months. We also estimate costs to execute similar leases including leasing commissions, legal and other related expenses.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, we initially will consider, and evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangibles assets related to customer relationships, as applicable, is measured based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics considered by us in determining these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from five to thirty years. The value of customer relationship intangibles, as applicable, is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed. The allocations presented in the accompanying consolidated balance sheets are substantially complete; however, there are certain items that we will finalize once we receive additional information. Accordingly, these allocations are subject to revision when final information is available, although we do not expect future revisions to have a significant impact on our financial position or results of operations.

Derivative Instruments

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

We record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that is attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain risk, even though hedge accounting does not apply or we elect not to apply hedge accounting.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 2 —Summary of Significant Accounting Policies to our consolidated financial statements.

Results of Operations

As of December 31, 2011, we owned 482 properties which were 100% leased, compared to 259 properties at December 31, 2010. Accordingly, our results of operations for the year ended December 31, 2011, as compared to the year ended December 31, 2010, reflect significant increases in most categories.

Comparison of Year Ended December 31, 2011 to Year Ended December 31, 2010 Rental Income

Rental income increased $80.1 million to $124.9 million for the year ended December 31, 2011, compared to $44.8 million for the year ended December 31, 2010. The increase in rental income was driven by our acquisition of $1.2 billion of net leased properties subsequent to December 31, 2010, with total square footage of 10.2 million square feet. These properties, acquired at an average 8.0% capitalization rate, defined as average annual rent on a straight-line basis divided by base purchase price, are leased from 5 to 30 years primarily to investment grade tenants. All properties were 100% leased in both periods. Average annual rent per square foot was $11.10 at December 31, 2011 compared to $13.76 at December 31, 2010.

Operating Expense Reimbursements

Operating expense reimbursements were $4.3 million for the year ended December 31, 2011. Operating expense reimbursements represent reimbursements for taxes, property maintenance and other charges contractually due from tenants per their respective lease agreements. There were no property operating expense reimbursements for the year ended December 31, 2010.

Acquisition and Transaction Related Costs

Acquisition and transaction related costs increased $17.5 million to $30.0 million for the year ended December 31, 2011, compared to $12.5 million for the years ended December 31, 2010. The increase in acquisition and transaction related costs was driven by our increase in acquisition related activity during 2011 as compared to 2010.

Property Expenses

Property expenses were $5.3 million for the year ended December 31, 2011 and are mainly real estate taxes, ground lease rent and insurance, repairs and maintenance expenses. There were no property expenses for the year ended December 31, 2010.

Fees to Affiliate

Asset Management Fee:

Our former advisor was entitled to fees for the management of our day-to-day operations and our properties, as well as fees for purchases and sales of properties. Our former advisor was paid $5.6 million and $1.4 million for the years ended December 31, 2011 and 2010, respectively, and had elected to waive $9.7 million and $4.0 million of asset management fees for the years ended

December 31, 2011 and 2010, respectively. On June 7, 2011, the agreement with our former advisor was amended such that our Board of Directors, subject to our former advisor’s approval, on a prospective basis, could elect to pay an amount equivalent to the waived fees in performance based restricted shares of our common stock. We will record expense for such shares if our Board of Directors approves the issuance of the restricted shares of our common stock. As of December 31, 2011, no such issuances of restricted shares have been made.

In connection with the Internalization, we plan to terminate the advisory agreement.

Property Management Fee:

Our property manager had elected to waive the property management fees payable to it for the years ended December 31, 2011 and 2010 in order to improve our working capital. Such fees represent amounts that, had they not been waived, would have been paid to our property manager to manage and lease our properties. For the years ended December 31, 2011 and 2010, we would have incurred property management fees of $2.4 million and $0.8 million, respectively, had the fees not been waived.

General and Administrative Expenses

General and administrative expenses increased $2.8 million to $4.2 million for the year ended December 31, 2011, compared to $1.4 million for the year ended December 31, 2010. The increase in general and administrative expenses primarily related to restricted stock amortization expense of $1.0 million and professional fees of $0.8 million to support our larger real estate portfolio.

Depreciation and Amortization Expense

Depreciation and amortization expense increased $47.2 million to $68.9 million for the year ended December 31, 2011, compared to $21.7 million for the year ended December 31, 2010. The increase in depreciation and amortization expense was the result of our acquisition of real estate subsequent to December 31, 2010. These properties were placed into service when acquired and are being depreciated for the period held.

Interest Expense

Interest expense increased $19.3 million to $37.4 million for the year ended December 31, 2011, compared to $18.1 million for the year ended December 31, 2010. The increase in interest expense was mainly the result of a higher debt balance due to the financing of a portion of our property acquisitions. The average first mortgage debt balance for the years ended December 31, 2011 and 2010 was $574.1 million and $263.1 million, respectively. The increase in the average mortgage debt balance was partially offset by a decrease in the average interest rate on debt to 5.27% at December 31, 2011 from 5.73% at December 31, 2010. We view these secured financing sources as an efficient and accretive means to acquire properties.

Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the cost of borrowings and whether we acquire additional real estate assets.

Other Income, Net

Other income was $0.8 million for the years ended December 31, 2011 and 2010. Other income is mainly comprised of interest earned on cash and cash equivalents and distribution income.

Equity in Income of Unconsolidated Joint Venture

Equity in income of unconsolidated joint venture was $0.1 million for the year ended December 31, 2011. This income represents our share of the profit and loss in a joint venture real estate investment with an affiliated entity. Income from unconsolidated joint venture was immaterial for the year ended December 31, 2010.

Unrealized Loss on Derivative Instruments

Unrealized loss on the fair value of derivative instruments was $2.5 million for the year ended December 31, 2011 compared to a loss of $0.3 million for the year ended December 31, 2010. These unrealized losses are related to marking our derivative instruments to fair value.

Gain (Loss) on Disposition of Property

Loss on the disposition of property of $44,000 for the year ended December 31, 2011 was realized from the sale of a property leased to PNC Bank in January 2011. Gain on the disposition of property of $0.1 million for the year ended December 31, 2010 was realized from the sale of a property leased to PNC Bank in September 2010.

Comparison of Year Ended December 31, 2010 to Year Ended December 31, 2009

As of December 31, 2010, we owned 259 properties which are 100% leased, compared to 126 properties which were 100% leased at December 31, 2009. Accordingly, our results of operations for the year ended December 31, 2010 as compared to the year ended December 31, 2009 reflect significant increases in most categories.

Rental Income

Rental income increased $29.8 million to $44.8 million for the year ended December 31, 2010, compared to $15.0 million for the year ended December 31, 2009. The increase in rental income was driven by our acquisition of $537.5 million of net leased properties during 2010 with total square footage of 3.6 million, an increase of 211.8% from the square footage we held at December 31, 2009. These properties, acquired at an average 8.55% capitalization rate, defined as average annual rent on a straight-line basis divided by base purchase price, are leased from 4 to 25 years primarily to investment grade tenants.

Acquisition and Transaction Related Costs

Acquisition and transaction related costs increased $12.0 million to $12.5 million for the year ended December 31, 2010, compared to $0.5 million for the year ended December 31, 2009. The increase in acquisition and transaction related costs was driven by our acquisition of $537.5 million of net leased properties during 2010, compared to the acquisition of $173.8 million of net leased properties during 2009.

Fees to Affiliate

Asset Management Fee:

Our former advisor was entitled to fees for the management of our day-to-day operations and our properties, as well as fees for purchases and sales of properties. Our former advisor had elected to waive all but $1.4 million and $0.1 million of asset management fees for the years ended December 31, 2010 and 2009, respectively. For the years ended December 31, 2010 and 2009, we would have incurred additional asset management fees of $4.0 million and $1.8 million, respectively, had they not been waived.

Property Management Fee:

Our property manager had elected to waive the property management fees payable to it for the years ended December 31, 2010 and 2009 in order to improve our working capital. Such fees represent amounts that, had they not been waived, would have been paid to our property manager to manage and lease our properties. For the years ended December 31, 2010 and 2009, we would have incurred property management fees of $0.8 million and $0.3 million, respectively, had the fees not been waived.

General and Administrative Expenses

General and administrative expenses increased $0.9 million, or 180.0%, to $1.4 million for the year ended December 31, 2010, compared to $0.5 million for the year ended December 31, 2009. The majority of the general and administrative expenses for the year ended December 31, 2010 included $0.3 million of amortized insurance expense relating to our directors’ and officers’ insurance policy, $0.4 million of Board member compensation and $0.4 million of professional fees. The increase from the year ended December 31, 2009 is mainly due to increases in professional fees and other expenses to support our larger real estate portfolio.

Depreciation and Amortization Expense

Depreciation and amortization expense increased $13.4 million, or 161.4%, to $21.7 million for the year ended December 31, 2010, compared to $8.3 million for the year ended December 31, 2009. The increase in depreciation and amortization expense was the result of our acquisition of real estate during 2010 and a full year of depreciation and amortization for real estate acquired during the year ended December 31, 2009. These properties were placed into service when acquired and are being depreciated for the period held.

Interest Expense

Interest expense increased $7.7 million, or 74.0%, to $18.1 million for the year ended December 31, 2010, compared to $10.4 million for the year ended December 31, 2009. The increase in interest expense was mainly the result of a higher debt balance due to the financing of a portion of our property acquisitions. The average first mortgage debt balance for the years ended December 31, 2010 and 2009 was $263.1 million and $136.5 million, respectively, an increase of 92.7%. We view these secured financing sources as an efficient and accretive means to acquire properties.

Other Income, Net

Other income for the year ended December 31, 2010 was $0.8 million compared to $51,000 for the year ended December 31, 2009. Other income in 2010 was primarily related to $0.5 million of excess proceeds received over the amortized costs of the property sold in joint venture and other agreements with third parties net of related federal and state income tax effects, $0.1 million of fees collected related to an investment in a joint venture with an affiliate, and $0.1 million of fees collected for early lease terminations and interest income on cash deposits. Other income in 2009 was related to interest income on cash deposits.

Unrealized Loss on Derivative Instruments

Loss in the fair value of derivative instruments was $0.3 million for the year ended December 31, 2010 compared to a gain of $0.5 million for the year ended December 31, 2009. These losses are related to marking our derivative instruments to fair value.

Gain (loss) on Disposition of Property

Gain on the disposition of property of $0.1 million for the year ended December 31, 2010 was realized from the sale of a property leased to PNC Bank in September 2010.

Cash Flows for the Year Ended December 31, 2011

During the year ended December 31, 2011, net cash provided by operating activities was $49.5 million. The level of cash flows provided by operating activities is affected by acquisition and transaction costs incurred and the timing of interest payments and amount of borrowings outstanding during the period. It is also affected by the receipt of scheduled rent payments. Net cash provided by operating activities primarily relates to net loss adjusted for non-cash items of $53.0 million as well as an increase in accounts payable and accrued expenses of $5.6 million and an increase in deferred rent of $2.8 million due to the timing of the receipt of rental payments, partially offset by an increase in prepaid expenses and other assets of $11.8 million, principally resulting from an increase in accounts receivable for straight-line rent of $6.6 million during the year ended December 31, 2011.

Net cash used in investing activities during the year ended December 31, 2011 was $1.2 billion. Cash used in investing activities was principally related to $1.2 billion for acquisitions, $17.6 million for investment securities purchased, and $0.4 million for capital expenditures, partially offset by $0.8 million of distributions received from an unconsolidated joint venture and $0.6 million of proceeds from the disposition of real estate during the year ended December 31, 2011.

Net cash provided by financing activities totaled $1.2 billion during the year ended December 31, 2011. Cash provided by financing activities in 2011 was used for property acquisitions. Cash provided by financing activities primarily relates to proceeds from the issuance of our common stock of $992.3 million, net proceeds from mortgage notes payable after the effect of principal repayments of $243.8 million, and proceeds from our revolving credit facility of $10.0 million, partially offset by distributions to common stockholders of $48.5 million, payments of financing costs of $16.8 million, payments for common stock redemptions of $8.1 million, the repayment of long-term notes payable of $12.8 million, increases in restricted cash of $2.6 million and distributions to non-controlling interest holders of $2.0 million.

Cash paid for interest during the year ended December 31, 2011 was $32.2 million.

Cash Flows for the Year Ended December 31, 2010

During the year ended December 31, 2010, net cash provided by operating activities was $9.9 million. The level of cash flows provided by operating activities is affected by both the timing of interest payments and amount of borrowings outstanding during the period. It is also affected by the receipt of scheduled rent payments. Net cash provided by operating activities primarily relates to net loss adjusted for non-cash items of $12.7 million as well as the increase in deferred rent and other liabilities of $2.7 million and accounts payable and accrued expenses of $2.1 million, partially offset by an increase in prepaid expenses and other assets of $7.6 million principally resulting from the prepayment of $4.4 million of asset management, and straight line rent adjustments of $2.1 million incurred during the year ended December 31, 2010.

Net cash used in investing activities during the year ended December 31, 2010, was $555.1 million was principally related to $543.9 million for acquisitions completed in 2010, $12.0 million invested in a joint venture with an affiliate, partially offset by $0.8 million from dispositions of real estate.

Net cash provided by financing activities totaled $572.2 million during the year ended December 31, 2010. Cash provided by financing activities in 2010 was used for property acquisitions. Cash provided by financing activities were mainly due to proceeds from the issuance of our common stock of $400.9 million, the net proceeds from mortgage notes payable of $217.8 million and contributions from non-controlling interest holders of $21.0 million, partially offset by the repayment of short-term bridge funds and notes payable of $15.9 million and $28.9 million, respectively, distributions to common stockholders of $11.6 million, payments of deferred financing costs of $6.8 million, payments for common stock redemptions of $3.0 million and distributions to non-controlling interest holders of $1.1 million.

Cash paid for interest during the year ended December 31, 2010 was $16.3 million.

Cash Flows for the Year Ended December 31, 2009

For the year ended December 31, 2009, net cash used in operating activities was $2.5 million. The level of cash flows used in or provided by operating activities is affected by both the timing of interest payments and amount of borrowings outstanding during the period. It is also affected by the receipt of scheduled rent payments and disbursement of deposits required in connection with property acquisitions. Net cash used in operating activities was mainly due to net losses adjusted for non-cash items of $3.8 million, offset by increases in prepaid expenses of $4.2 due to the advance payment of asset management fees to our affiliate and an increase in unbilled rent receivables recorded in accordance with straight-line basis accounting, as well as the repayment of due to affiliates of $2.2 million, and a decrease in accounts payable and accrued expenses of $0.2 million. These decreases in cash were partially offset by an increase in deferred rent and other liabilities of $0.4 million, primarily representing rent payments received in advance of the respective due date.

Net cash used in investing activities during the year December 31, 2009 totaled $173.8 million. Net cash used in investing activities related to investment properties acquired during the period.

Net cash provided by financing activities totaled $180.4 million during the year ended December 31, 2009. Cash provided by financing activities in 2009 was used for property acquisitions. Increases in 2009 were mainly due to proceeds from the issuance of our common stock of $112.1 million and net proceeds from debt financing arrangements of $67.9 million. These amounts were partially offset by distributions paid of $1.9 million and payments of deferred offering costs of $1.1 million.

Cash paid for interest during the year ended December 31, 2009 was $10.2 million.

Pro Forma Liquidity and Capital Resources

Our principal demands for funds will continue to be for property acquisitions, either directly or through investment interests, for the payment of operating expenses, dividends to our investors, and for the payment of principal and interest on our outstanding indebtedness. Generally, cash needs for property acquisitions will be met through proceeds from the sale of our common stock through public equity offerings, mortgage financings and financings under our revolving credit facility. We may also, from time to time, enter into other agreements with third parties whereby third parties will make equity investments in specific properties or groups of properties that we acquire.

We expect to meet our future short-term operating liquidity requirements through a combination of net cash provided by our current property operations and the operations of properties to be acquired in the future. Management expects that our properties will generate sufficient cash flow to cover all operating expenses and the payment of a monthly dividend. The majority of our long-term, net leases contain contractual rent escalations during the primary term of the lease. Other potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from private offerings, proceeds from the sale of properties and undistributed FFO.

On a pro forma basis as of December 31, 2011, we had 166.7 million shares of common stock outstanding. Total gross proceeds from these issuances were $1.7 billion. On a pro forma basis as of December 31, 2011, we had $26.0 million of cash and cash equivalents and $17.3 million of marketable securities on hand. We became fully deployed in investment properties by the end of January 2012, other than cash and cash equivalents and marketable securities, which are reserved for working capital and general liquidity purposes. With the stabilization of the investment portfolio, we expect to significantly increase the amount of cash flow generated from operating activities in future periods. Such increased cash flow will positively impact the amount of funds available for distributions.

Acquisitions

Prior to the consummation of our Internalization, our former advisor evaluated potential acquisitions of real estate and real estate-related assets and engaged in negotiations with sellers and borrowers on our behalf. Following the consummation of our Internalization, we will engage in such activities. Investors should be aware that after a purchase contract is executed that contains specific terms the property will not be purchased until the successful completion of due diligence and negotiation of final binding agreements. During this period, we may decide to temporarily invest cash and cash equivalents in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

Funds from Operations and Adjusted Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc., or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of

FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and FFO as adjusted to exclude acquisition-related fees and expenses, or AFFO, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and AFFO measures and the adjustments to GAAP in calculating FFO and AFFO.

We consider FFO and AFFO useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Additionally, we believe that AFFO, by excluding acquisition-related fees and expenses, provides information consistent with management’s analysis of the operating performance of the properties. By providing AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs.

As a result, we believe that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

FFO and AFFO are non-GAAP financial measures and do not represent net income as defined by GAAP. FFO and AFFO do not represent cash flows from operations as defined by GAAP, are not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as alternatives to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance. Other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do and/or calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

The below table reflects the items deducted or added to net income (loss) in our calculation of FFO and AFFO for the year ended December 31, 2011 (in thousands). Items are presented net of non-controlling interest portions where applicable.

	Pro Forma	Actual
	Year Ended December 31, 2011(2)	Year Ended December 31, 2011(1)

Net loss (in accordance with GAAP)	$(9,828)	$(25,076)
Gain on disposition of property	44	44
Gain on sale of non-controlling interests	102	102
Depreciation and amortization	100,950	67,997
FFO	91,268	43,067
Acquisition fees and expenses	30,002	30,002
Amortization of above or below market leases	(304)	(304)
Mark to market adjustments	2,539	2,539
Non-recurring gains (losses) from the extinguishment/sale of debt, derivatives or securities holdings	1,477	1,477
Losses on extinguishment of debt	1,423	1,423
AFFO	$126,405	$78,204

Distributions/Dividends

The amount of distributions payable to our stockholders is determined by our Board of Directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements, as applicable, and annual distribution requirements needed to qualify and maintain our status as a REIT under the Code. Operating cash flows available to pay distributions are expected to increase as additional properties are acquired in our investment portfolio.

Historically, we calculated our monthly distributions based upon daily record and distribution declaration dates so that our stockholders would be entitled to be paid distributions beginning with the month in which their shares were purchased. As a result, the amounts of the monthly distributions varied from month to month based on the number of days in the month. Beginning with the month following the consummation of this offering, we will begin paying monthly distributions on the 15th day of each month to stockholders of record at the close of business on the 8th day of such month. We intend to calculate and declare our future distributions on a monthly basis.

During the year ended December 31, 2011, distributions paid totaled $86.6 million, inclusive of $39.1 million of common shares issued under the Distribution Reinvestment Plan, and excluding $1.0 million paid on unvested restricted stock grants. Distribution payments are dependent on the availability of funds. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured. However, we expect cash flows from operations to continue to cover our distributions.

Loan Obligations

The payment terms of our loan obligations vary. In general, only interest amounts are payable monthly with all unpaid principal and interest due at maturity. Some of our loan agreements stipulate that we comply with specific reporting and financial covenants mainly related to debt coverage ratios and loan to value ratios. Each loan that has these requirements has specific ratio thresholds that must be met. As of December 31, 2011, and on a pro forma basis, we were in compliance with the debt covenants under our loan agreements.

We began the process to garner a corporate credit rating and received our first rating from a major rating agency in late-2010. By early-2011, we secured a second corporate credit rating from another major rating agency. We intend to focus on improving our balance sheet and performance metrics in keeping with the rating agencies’ methodologies. We intend to maintain leverage, coverage and other levels consistent with our existing ratings and to seek to have our ratings increased when appropriate.

As of December 31, 2011, on a pro forma basis, we had non-recourse mortgage indebtedness secured by property of $674.0 million. As of December 31, 2011, on a pro forma basis, our leverage ratio was 31.7%. Our mortgage indebtedness bore a weighted average interest rate of 5.27% per annum and had a weighted average maturity of 5.2 years. We may in the future incur additional mortgage debt on the properties we currently own or use long-term non-recourse financing to acquire additional properties in the future.

Short-term borrowings may be obtained from third-parties on a case-by-case basis as acquisition opportunities present themselves simultaneous with our capital raising efforts. We view the use of short-term borrowings as an efficient and accretive means of acquiring real estate in advance of raising equity capital. Accordingly, we can take advantage of buying opportunities as we expand our fund raising activities. As additional equity capital is obtained, these short-term borrowings will be repaid.

We have a $230.0 million revolving credit facility with RBS Citizens that matures on August 17, 2014. The facility bears interest at the rate of (i) LIBOR with respect to Eurodollar rate loans plus a margin 205 to 285 basis points, depending on our leverage ratio; and (ii) the greater of the federal funds rate plus 1.0% and the interest rate publicly announced by RBS Citizens as its “prime rate” or “base rate” at such time with respect to base rate loans plus a margin of 125 to 175 basis points depending on our leverage ratio. The facility contains various covenants, including financial covenants with respect to consolidated leverage, net worth, fixed charge coverage, variable debt ratio, recourse debt to total asset value and secured debt to total asset value. As of December 31, 2011, there was $10.0 million outstanding on this facility, which has been repaid as of January 31, 2012. On a pro forma basis, as of December 31, 2011, we anticipate we will have $89.8 million available under our $230.0 million revolving credit facility with RBS Citizens, assuming a price of $      per share in this offering and assuming our lenders increase their aggregate commitments to $230.0 million as we expect.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our market risk arises primarily from interest rate risk relating to variable-rate borrowings the maturity of which is fixed with the use of hedge instruments. To meet our short and long-term liquidity requirements, we borrow funds at a combination of fixed and variable rates. Our long-term debt, which consists of secured financings, typically bears interest at fixed rates. Our interest rate risk management objectives are to limit the impact of interest rate changes in earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We do not hold or issue these derivative contracts for trading or speculative purposes.

As of December 31, 2011, our debt included fixed-rate debt with a carrying value of $586.2 million, including discounts and premiums, and a fair value of $599.0 million. Changes in market interest rates on our fixed rate debt impact the fair value of the debt, but have no impact on interest incurred or cash flow. For instance, if market interest rates rise 100 basis points and our fixed rate debt balance remains constant, we expect the fair value of our debt to decrease, the same way the price of a bond declines as interest rates rise. The sensitivity analysis related to our fixed-rate debt assumes an immediate increase or decrease in market interest rates of 100 basis points from such interest rates as of December 31, 2011, with all other variables held constant. A 100 basis point increase in market interest rates would result in a decrease in the fair value of our fixed rate debt by approximately $29.5 million. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our fixed-rate debt by $31.7 million.

As of December 31, 2011, our debt also included variable-rate mortgage notes payable with a carrying value of $88.5 million. Interest rate volatility associated with this variable-rate mortgage debt has been mitigated by the use of hedging instruments entered into at the same time that we executed the corresponding mortgage note. The sensitivity analysis related to our variable-rate debt assumes an immediate increase or decrease in market interest rates of 100 basis points from such interest rates as of December 31, 2011, with all other variables held constant. A 100 basis point increase or decrease in variable interest rates on our variable-rate notes payable would increase or decrease our interest expense by $0.9 million annually.

These amounts were determined by considering the impact of hypothetical interest rate changes on our borrowing costs, and, assume no other changes in our capital structure.

BUSINESS AND PROPERTIES

Overview

We are a leading self-administered real estate company that invests in single tenant free standing retail, distribution warehouse and office properties that are primarily net leased to investment grade rated and other credit tenants. As of January 31, 2012, 71.1% of our average annual rent is derived from tenants that have an investment grade credit rating as determined by a major credit agency, and 100.0% of our average annual rent is derived from tenants who we believe are credit tenants, including FedEx, Walgreens, CVS and the GSA. Our portfolio is diversified by tenant, property type and geography, and our properties are generally subject to long-term leases that have an average duration to expiration of 13.5 years. The majority of our leases have tenant extension options. Our targeted retail properties are well-located on “the corner of Main Street and Main Street, USA,” and our office and distribution warehouse properties are typically situated along high traffic transit corridors at locations carefully selected by our tenants to support operationally essential activities. As of January 31, 2012, our portfolio is 100% occupied and consists of 485 properties located in 43 states and Puerto Rico, with over 15.6 million square feet, leased to 61 different commercial enterprises doing business in 20 separate industries.

The following is a summary of our portfolio diversity based on geography, property type and tenant credit quality (all percentages based on average annual rent):

Property Geographic Distribution	Property Type Distribution

Tenant Credit Quality Distribution

We expect to maintain our current balance of properties by type and tenant credit quality and to continue to diversify our portfolio geographically.

We have virtually no lease expirations over the next six years, with only 0.9% of our average annual rent expiring through December 31, 2017, and well-staggered lease maturities thereafter. Our average remaining lease term is 13.5 years as of January 31, 2012. We believe our high-quality properties and long-term leases to credit tenants result in strong predictability of cash flows. The following is a summary of our lease expirations over the next ten years as of January 31, 2012:

Our properties generally have been recently constructed or renovated and have a weighted average age, as of January 31, 2012, of 5.3 years. We believe that the low average age and modern amenities of our properties make them attractive to tenants, and result in higher current rents, lower vacancies and a higher number of alternative uses.

Our executive management team and our Chairman of the Board possess substantial expertise in all aspects of net leased property acquisition, leasing, management and finance. Nicholas S. Schorsch, one of our company’s co-founders and our Chairman of the Board, and William M. Kahane, one of our company’s co-founders and our President and Chief Executive Officer, have been actively involved, since the formation of our company and through January 31, 2012, in the acquisition of all our 485 net leased properties, with more than 61 credit tenants. Messrs. Schorsch and Kahane also have substantial public REIT operating experience, Mr. Schorsch as the former Chief Executive Officer and Vice Chairman of AFRT, a NYSE-listed REIT, and the current Chairman and Chief Executive Officer of ARCP, a NASDAQ Stock Market listed REIT, and Mr. Kahane as a former trustee of AFRT, the former Non-Executive Chairman of the Board of Catellus, a NYSE-listed growth-oriented real estate development company, and President and Chief Operating Officer of ARCP (a position he will resign concurrently with the consummation of the offering). As of the closing of this offering, we expect to employ approximately ten individuals, including accounting, reporting, asset and property management, human resources, investor relations and capital markets and acquisitions professionals.

Market Opportunity

We believe that there is a significant opportunity to earn attractive risk-adjusted returns by investing in the net lease real estate market. Corporations and many other users of real estate utilize single tenant properties for a variety of purposes, including free standing retail stores such as major discount stores, drug stores, gas stations and convenience stores, casual dining and quick-service restaurants, automotive maintenance and repair, big box retail and home improvement stores, office buildings for corporate headquarters and regional operations and distribution warehouses for the storage and distribution of goods. While investments in credit tenant net lease properties are subject to the same credit risk as unsecured bond obligations (the failure of the underlying tenant or bond issuer), we believe the yields on credit tenant net lease properties generally exceed the yields on comparably rated bonds. In addition, unlike unsecured bond obligations, the value of the real estate underlying a credit tenant and lease may increase recovery in any tenant bankruptcy or default, thereby providing an overall lower risk investment.

The U.S. net lease market is comprised of a wide range of property types and tenant operations and includes virtually every geographic market in the country. We will target properties net leased to investment grade and other credit rated tenants, which are typically larger companies operating at multiple locations. The market overview below focuses on ten of the larger market segments (by annual sales) that we encounter when evaluating acquisition opportunities. We estimate that as of December 31, 2011 the combined total value of real estate used in these selected industries is approximately $1.2 trillion. During 2011, members of our management team underwrote on behalf of ourselves and ARC affiliated programs approximately $3.0 billion of potential net lease property acquisitions and closed on approximately $1.3 billion of those properties. Based on this sample size, we estimate that of the total real estate in the table below, approximately 20% – 30% are operated or guaranteed by investment grade companies, or operators that we would consider credit tenants, which represents a total target market for us of approximately $245 billion to $367 billion. Further, we estimate that, based on the net leased acquisition opportunities that our management team was exposed to in 2011, the typical initial lease duration for these types of properties is 15 to 25 years, with an average initial lease duration of 20 years, and that approximately 60% – 70% of these properties have a remaining lease duration that matches our target remaining lease duration of 10 to 25 years. Assuming the sample size of the net leased acquisition opportunities that were made available to our management team in 2011 is representative of the entire market, we believe that there are approximately $147 billion to $257 billion of net leased properties that have credit tenants and have remaining lease terms of 10 to 25 years that currently exist in the market. Not all of these properties will be available for purchase or suitable for us. In addition, we will evaluate acquisition opportunities in many other market segments in addition to those described below.

Ten Largest Net Leased Property Market Segments
United States Net Lease Real Estate Market (2011)

Segment	Annual Revenue ($ Million) (1)	Number of Stores (1)	Average Square Feet per Store (1)	Estimated Value Per Square Foot (2)	Estimated Real Estate Value ($ Million) (3)
Banks	$700,000	98,200 (4)	4,700 (5)	$556	$256,200
Warehouse Clubs and Superstores	360,000	4,000	150,000	236	141,600
Convenience Stores	350,000	120,000	2,500	600	180,000
Drugstores	220,000	20,000	12,000	349	83,760
Automobile Parts Wholesale-Retail	200,000	35,000	7,000	284	69,580
Fast Food and Quick Service Restaurants	155,000	200,000	3,000	602	361,200
Home Improvement	150,000	23,000	9,000	64	13,248
Discount Stores	130,000	5,000	100,000	99	49,500
Gas Stations	115,000	22,000	2,500	542	29,810
Dollar Stores	50,000	33,000	8,000	140	36,960
Total					$1,222,278

Range ($) Million
Investment Grade/Credit Portion of Estimated Real Estate Value	20% or $244,456	30% or $366,683
Long-term (10 years or more) Lease Portion of Estimated Real Estate Value	60% or $733,367	70% or $855,595
Estimated Target Market (6)	12% or $146,673	21% or $256,678

(1)	Source: First Research Company Data (except as set forth in footnotes 4 and 5 below).
(2)	Represents our estimate of value per square foot based on our historical experience in valuing these types of assets.
(3)	Represents, with respect to each segment, our estimate of the product of (i) the number of stores times (ii) the average square feet per store times (iii) the estimated price per square foot.
(4)	Source: Federal Deposit Insurance Corporation.
(5)	Represents our estimate based on our historical experience in investing in these types of assets.
(6)	Represents our estimate of the real estate value of properties meeting our investment criteria with respect to property and tenant type, tenant credit and remaining lease duration.

Our principal business objectives are to generate dependable monthly cash distributions from a consistent and predictable level of FFO per share and to grow cash available for distributions through accretive acquisitions and have embedded rental rate growth leases that provide for increasing cash rents over time. We believe that the acquisition of properties that are subject to remaining lease durations of between 10 and 25 years, on average, will give us the best opportunity to meet our objectives by achieving stable recurring income. We expect to achieve these objectives by acquiring additional net leased properties that are leased to credit tenants, with an emphasis on properties that are net leased to tenants that have investment grade credit ratings, as determined by major credit rating agencies, and provide for fixed rent escalations and/or percentage rent features that allow participation in the financial performance of the property. We have observed that the acquisition opportunities available in the net lease market are predominantly long-term leases.

Banks

The U.S. banking industry consists of approximately 6,800 commercial banks, 1,200 savings banks, and 8,000 credit unions with combined annual revenue of approximately $700 billion. The industry is concentrated: the 50 largest firms generate 70% of revenue. Major financial institutions include Bank of America, Citibank, JPMorgan Chase and Wells Fargo. Commercial banks account for approximately 80% of industry revenue; savings banks account for approximately 15% of industry revenue; and credit unions account for approximately 5% of industry revenue. This summary focuses on commercial and savings banks, which the Federal Deposit Insurance Corporation reports operated more than 98,200 branches in the United States as of June 30, 2011.

Demand for banking services is closely tied to economic activity and the level of interest rates. Large economies of scale exist in some segments of the industry, which has encouraged industry consolidation. Smaller banks can compete successfully in segments where customer service or knowledge of the local market is more important. Major products include bank loans, account services, brokerage services, credit card and leasing services, trust management and investment services. Bank loans provide approximately 60% of industry revenue, securities financing provide approximately 12% of industry revenue, and the other major services each provide less than 5% of industry revenue. Commercial banks and savings institutions provide many of the same products. However, commercial banks generate a large percentage of their revenue from services, while savings banks generate a majority of their revenue from loans. Banks generate revenue primarily through interest income and service fees. For commercial banks, interest income generates more than half of total revenues.

Commercial banks receive their revenue from both commercial customers and consumers. Revenue comes from the gathering and lending of deposits as well as from fees for providing a wide range of services. Banks are one of the largest sources of real estate lending, including home mortgages, land commercial construction loans, and commercial mortgages. On average, about half of a commercial bank loan portfolio consists of real estate loans, a third consists of commercial and industrial loans, and a fifth consists of consumer loans (e.g., credit cards and auto loans).

Savings institutions, also known as thrifts, include savings banks and savings and loan associations. Under tight oversight, savings institutions are largely restricted to investing in U.S. treasury securities or mortgage-backed securities. The main purpose of thrifts is to provide mortgage loans to homeowners, funded by consumer deposits. Many thrifts are becoming increasingly diversified, and offer an array of financial products and services, such as retail banking operations and commercial lending. A typical thrift loan portfolio consists of approximately 70% residential mortgages, approximately 20% commercial real estate loans, approximately 5% warehouse loans, and approximately 5% consumer loans. To raise new funds, mortgages are often sold to the Federal National Mortgage Association (FNMA or “Fannie Mae”) and the Federal Home Loan Mortgage Corporation (FHLMC or “Freddie Mac”). Most thrifts belong to the private Federal Home Loan Bank system, which extends credit to its members.

Warehouse Clubs and Superstores

Warehouse clubs and superstores sell products across many categories, including food, and compete with grocery stores, mass merchandisers, department stores, drugstores, specialty retailers, and wholesalers. The U.S. warehouse club and superstore industry consists of approximately 20 companies with approximately 4,000 stores and combined annual revenue of approximately $360 billion. Major companies include Sam’s Club (Wal-Mart); Costco Wholesale; BJ’s Wholesale Club; and Meijer. The industry is highly concentrated: the top four companies hold over 90% of sales.

Warehouse clubs differ from superstores by requiring a membership to shop. Superstores typically offer a wide range of products, while warehouse clubs offer a limited selection. Warehouse clubs offer multiple types of membership plans, including programs for both consumers and businesses. Annual fees range from $35 to $50 for a standard membership and $90 to $100 for a premium membership. Renewals are important; the renewal rate for Costco members is over 85%. Membership figures range from approximately 10 million members for smaller warehouse chains to more than 50 million members for larger chains.

Demographics and small business growth drive demand, and spending in warehouse clubs generally resists economic cycles. Major products sold by warehouse clubs include: groceries (35% of revenue); drug, health, and beauty aids (10% of revenue); children’s apparel (8% of revenue); and toys, games, and hobby goods (8%). Other products include cleaning products, electronics, and appliances. Most products are available only in large sizes or bulk quantity. Warehouse clubs may also have onsite gas stations, pharmacies, optical centers, or food courts. Profitability depends on high volume sales, low-cost purchasing, and efficient distribution.

Warehouse clubs have grown rapidly. Industry sales increased at an annual average rate of 20% between 1999 and 2009, compared to 5% for all general merchandise stores. Some retailers, such as Wal-Mart, operate warehouse and superstores as well as traditional discount stores. Warehouse clubs demand a large amount of real estate space; most retail locations range from 110,000 to 190,000 square feet. A typical BJ’s, including parking, requires about 14 acres of land.

Convenience Stores

The convenience store industry includes gas station/convenience store combinations (80%) as well as convenience stores that do not sell fuel (20%). The U.S. convenience store industry consists of approximately 120,000 stores, with combined annual sales of more than $350 billion. Major companies include 7-Eleven, Circle K, and The Pantry, although the industry is highly fragmented and includes national chains, franchises and independent retailers.

Convenience stores sell more than 80% of the gas sold in the United States, and fuel typically comprises more than 70% of sales. Typical non-fuel merchandise includes high volume goods (e.g., beverages and cigarettes); impulse items (e.g., snacks and candy); staples (e.g., milk); and prepared foods (e.g., sandwiches, pizzas, and hot dogs). Fuel sales, which have very low margins, typically drive traffic and the sales of other products, which contribute approximately 2/3 of gross margin dollars.

Oil companies, traditionally a large owner of convenience stores, are increasingly divesting their holdings, converting company-owned stores to franchises or independently owned dealers. Moreover, convenience stores are facing increased competition from various retailers for gas sales, including grocery stores, mass merchandisers and warehouse clubs. Convenience store operators are responding by increasing offerings of high margin products, including prepared foods and coffee.

Drugstores

The U.S. drugstores industry is a growing segment with demand driven by the aging of the population and advances in medical treatment. The industry consists of approximately 20,000 stores with combined annual revenue of approximately $220 billion, excluding pharmacy locations inside discount stores and grocery stores. Major companies include Walgreens, CVS Caremark and Rite Aid. Because large companies have economies of scale in purchasing and access to large groups of customers through medical insurance groups, the industry is concentrated: the 50 largest companies generate approximately 70% of revenue.

Drugstores sell two types of products: prescription drugs and “front-store” products, including over-the-counter (OTC) drugs, health and beauty aids, greeting cards, photo-finishing services, and general merchandise. Prescription drugs draw customers to the store, and stores focus their efforts on the number of new prescriptions they fill. The larger drugstore chains typically generate approximately 70% of their sales from prescriptions, while front-end items account for approximately 30% of sales. The number of front-end items has increased in recent years, as stores have started to offer a wider variety of items to customers.

Many stores are free standing, contain approximately 12,000 square feet of space, and generally include a drive-through window to more easily accommodate customers. A convenient location is often the most important factor that draws customers. Most pharmacies also offer free shipping of prescriptions to customers who want prescriptions mailed to them. Traditional chain drugstores make up approximately 50% of the market. Since drugstores generally make most of their prescription drug sales from repeat customers, they typically emphasize friendly, helpful, and discrete service. Other services offered may include in-store clinics, health condition management programs, or online refill services.

Automobile Parts — Wholesale and Retail

The automobile parts — wholesale and retail industry sells parts and other products used to maintain and repair cars and trucks and counts two primary groups of customers: do-it-yourself (DIY) customers, who work on their own cars; and do-it-for-me (DIFM) customers, which include commercial installers such as auto repair shops, gas stations, fleet operators, and car dealer service departments. The U.S. market consists of approximately 35,000 companies with combined annual revenue of approximately $200 billion. Top companies include Advance Auto Parts, AutoZone, Genuine Parts, O’Reilly Automotive, and The Pep Boys.

Retail automobile parts stores may inventory as many as 20,000 different parts, while a wholesale store may stock as many as 400,000 different parts. Products include “hard parts” such as brakes, mufflers, batteries, starters, alternators, and pumps; maintenance items including oil, oil filters, lubricants, additives, spark plugs, fuel injectors, lights, wipers, paints, waxes, and hoses; tools such as wrenches and diagnostic equipment; and accessories such as trim, wheel covers, and audio systems.

Demand for aftermarket parts is driven by the age and mileage of vehicles in use and generally increases when fewer new cars are sold and older cars are kept on the road longer. The profitability of individual companies depends largely on inventory management and marketing. Large companies have economies of scale in purchasing and distribution. The DIFM market represents the largest growth segment and is less price-sensitive. Many retailers are adding DIFM services to increase sales and profits.

Fast Food and Quick Service Restaurants

The U.S. fast food and quick service restaurant industry consists of more than 200,000 restaurant locations with combined annual revenue of approximately $150 billion. Major companies include Burger King, Chickfil-A, McDonald’s, Wendy’s/Arby’s Group, and YUM! Brands. The industry is highly fragmented, with the 50 largest companies accounting for approximately 20% of the market, but many independent operators are franchises of large national chains, such as Popeyes, Quiznos, and Subway. The industry includes limited service restaurants, which differ from full-service restaurants in that customers generally order at a counter and pay before eating. Most quick service restaurants serve simple, average quality food, which is typically packaged “to-go” for consumption off-premise.

Fast food and quick service restaurant demand is driven by demographics, consumer tastes, and personal income. Profitability depends on efficient operations, high traffic locations and high volume sales. Operators typically specialize in certain types of cuisine or entrée items. Hamburger restaurants represent approximately 45% of industry revenue, while pizza parlors account for approximately 15% of industry revenue. Other restaurants serve chicken items, Mexican food, and submarine-style sandwiches. The industry includes national and regional chains, franchises, and independent operators. Many chains heavily promote their use of organic ingredients and healthy cooking techniques in order to set themselves apart from other fast food concepts. Operators also seek to drive traffic during non-peak periods by offering snack menu items. Snack sales account for almost 20% of traffic at quick service restaurants, reports QSR Magazine (quoting research from NPD Group).

Most quick service restaurants have a food preparation area, dining area, and parking lot, and many have a drive-thru; some have children’s play areas. The average size of a quick service restaurant varies, depending on seating and equipment requirements. For example, a typical Burger King location averages between 1,900 and 4,300 square feet with seating for 40 to 120 customers; and a Domino’s Pizza delivery unit, with no in-store seating, ranges between 1,000 and 1,300 square feet. Some companies may also operate kiosks with no seating area in high-traffic locations such as airports and retail area food courts.

Home Centers and Hardware Stores

The U.S. home center and hardware store, or home improvement retail, industry consists of approximately 23,000 hardware stores and home centers with combined annual revenue of approximately $150 billion. Home centers account for approximately 30% of retail locations but approximately 85% of industry revenue; hardware stores account for approximately 15% of revenues and approximately 70% of retail locations. Major home center companies include The Home Depot and Lowe’s Companies; major hardware store companies include True Value Company and Ace Hardware. The home center segment of the industry is highly concentrated, while the hardware store segment of the industry is more fragmented.

Home remodeling and repair and new homebuilding drive sales for home improvement retailers. Home centers offer more building supplies (such as lumber and flooring) and appliances than hardware stores. Major products for home centers include lumber and building supplies (35% of sales); hardware, tools, and plumbing and electrical supplies (20% of sales); and lawn and garden products (10% of sales); and paint and sundries (10% of sales). Hardware stores tend to make more of their sales (approximately 60%) from hardware, tools, plumbing, and electrical supplies. Home centers often carry a full line of appliances. Companies may also offer installation, delivery, design, or tool rental services, which are typically provided by third-party contractors.

Large stores require significant amounts of real estate space and are typically located in major retail centers to capitalize on heavy traffic. Locations for independent retailers include secondary strip malls and small town centers. A typical hardware store is approximately 9,000 square feet, and averages approximately $150 in sales per square foot, according to Hardware Retailing. Home centers are approximately 12,000 square feet and average approximately $320 in sales per square foot.

Gas Stations

The U.S. gas station industry consists of approximately 22,000 establishments (single-location companies and units of multi-location companies) with combined annual revenue of approximately $115 billion. Although no major companies dominate, large oil companies own many stations. The industry is fragmented: the top 50 companies hold approximately 30% of industry sales. Operators include regional chains, independent retailers, and corporate-owned stations. The industry includes some truck stops but excludes establishments that are combination gas station/convenience stores. See “— Convenience Stores” above.

The volume of consumer and commercial driving generates gas station sales. Fuel for motor vehicles accounts for more than 80% of industry sales. Major products sold include unleaded regular gas (approximately 60% of fuel sales) and diesel fuel (approximately 30% of fuel sales). Gas stations also sell unleaded mid-grade and unleaded premium gas. Truck stops tend to sell more diesel fuel, since most commercial vehicles run on diesel. The profitability of individual companies depends on the ability to secure high-traffic locations, generate high-volume sales, and buy gas at the lowest possible cost. Large companies have advantages in purchasing and finance whereas small companies can compete effectively by having superior locations. As more retailers add gas to their merchandising mix, the competitive landscape for gas stations has expanded to include convenience stores, mass merchandisers, warehouse clubs, and grocery stores.

Common locations include high-traffic intersections, major highways, interstates, and resort markets. Sites near highway entrance and exit ramps are popular due to ease of access. Because high-volume traffic is critical, competing gas stations may be located adjacent to one another at the same intersection. Almost all are self-service and allow customers to pump their own gas. Many stations operate 24 hours a day, 7 days a week. Truck stops serve much larger vehicles than traditional gas stations and require significantly more space. Truck stops may have weigh stations to help truckers minimize overweight violations. Many truck stops dedicate fuel lanes for trucks, and most allow truckers to park overnight. Some truck stops offer food, phones, showers, and lounges. Gas stations without convenience stores can still provide ancillary products and services to boost sales and traffic. Many stations provide ATMs, car washes, and food items, which can improve margins. Providing car repair services can be lucrative and offer customers a more convenient alternative to car dealers or repair shops.

Discount Stores

Discount stores aim to provide “one-stop shopping” for price-conscious consumers by providing a wide range of merchandise at low prices. The U.S. discount department store industry consists of approximately 5,000 stores with combined annual revenue of approximately $130 billion. Major companies include Kmart, Kohl’s, Target, and Wal-Mart and the industry is highly concentrated: the eight largest companies have nearly 100% of the market.

Population growth and consumer spending drive sales for discount stores. Major products sold include apparel (20% of sales); personal care products (15% of sales); groceries (7% of sales); and toys (6% of sales). Apparel includes women’s, men’s, and children’s apparel. Companies may also sell electronics, kitchenware, sporting goods, towels and sheets, and footwear. Discount department stores may have in-store pharmacies, photo processing services, or restaurants. Discount department stores occupy a big footprint and require large amounts of real estate space, with the average size approximately 100,000 square feet.

Most companies also have a supercenter format, which averages approximately 200,000 square feet and offers a more extensive merchandise selection and a complete grocery section. See “— Warehouse Clubs and Superstores” above. The popularity of this store format is increasing, as offering a full selection of groceries helps drive traffic. At the same time, smaller format stores are also being used to drive growth, especially in large urban centers with high real estate costs. Companies are also seeking to increase sales and margins by offering private-label and co-branded products.

Dollar Stores

The dollar and other general merchandise stores industry includes single-price merchandisers as well as general merchandise stores. The U.S. market is comprised of approximately 33,000 retail outlets with combined annual revenue of approximately $50 billion. Major companies include Dollar General, Family Dollar, and Dollar Tree. The industry is concentrated, as these three companies account for nearly 60% of the retail establishments.

Demand is driven by consumer spending, particularly among less affluent consumers, as most companies target the lower- to middle-income demographic. Typical customers are low or middle-income residents of communities that surround the stores. The profitability of individual companies depends on their ability to effectively locate stores, to maintain value in the eyes of the consumer, and to maximize their revenue per square foot. The industry is highly competitive, as companies must compete within the industry, as well as with other retail categories such as discount department stores (e.g., Wal-Mart and Target), grocery stores, and drug stores. Increasingly, some stores are targeting higher income patrons depending on their location and their merchandise mix (some products have a wider appeal).

Many stores in the industry follow a “fixed-price” strategy, selling most products for a fixed amount, typically $1. Stores also offer products at other price points, but usually less than $10 per item. Major products are consumables (primarily food items), housewares, seasonal items, and clothing. Consumables are the biggest sellers, accounting for up to 70% of some companies’ annual sales. Market share of housewares, seasonal items, and apparel varies, with each accounting for between 10% and 15% of sales, depending on the store. Store managers generally have the flexibility to order merchandise that is particularly relevant for one location. Stores in the industry range in size from 7,000 to 10,000 square feet, depending on the specific location and the size of the surrounding community.

Business and Growth Strategies

Our principal business objectives are to generate dependable monthly cash distributions from a consistent and predictable level of FFO per share and to grow cash available for distributions through accretive acquisitions and have embedded rental rate growth leases that provide for increasing cash rents over time. We expect to accomplish these objectives by continuing to assemble a high-quality well located portfolio of net leased properties diversified by tenant, industry, geography and lease duration. We intend to pursue a fully-integrated acquisition and investment approach that will allow us to maximize cash flow and achieve sustainable long-term growth in FFO, thereby maximizing total return to our stockholders.

Based on our portfolio’s current lease expiration schedule and the profile of our target assets, we expect that we will not have any significant lease expirations until 2018. We believe the anticipated stability of our cash flows during the next six years differentiates our portfolio from other publicly traded REITs that invest in net lease properties which have substantial annual lease expirations that require management time and focus. As such, we intend to focus our efforts during this period on expanding our business and enhancing our diversified portfolio of high-quality properties with credit tenants.

•	Investing in Properties Occupied by High-Quality Tenants. Our portfolio of properties consists of free standing, single tenant net leased properties where 100% of the underlying tenants are of high credit quality (as determined by us consistent with our definition of credit tenant, or based on credit ratings as determined by major credit rating agencies), and it is our intention to continue to invest in properties leased to high credit quality tenants. We believe that investing in properties leased to credit tenants provides us with a stable and reliable source of cash flow from our properties.
•	Acquiring “Critical-Use” Net Leased Properties. We intend to acquire and own additional commercial properties subject to net leases to credit tenants, with a substantial focus on acquiring properties that are of “critical use” to the tenants occupying such properties or that have multiple clear alternative uses. “Critical use” means that, based on a property’s location and physical characteristics, it is positioned to be fundamentally important to its tenant’s business. We will be focused on acquiring net leased properties at or below replacement cost and in geographies where the market fundamentals will give us the flexibility to renew or extend the lease with the existing tenant or reposition the property for alternative uses. We intend to continue to acquire retail, distribution warehouse and office properties and, over time, will seek to have rents from our retail properties constitute at least 60% of our average annual rent.
•	Focus on Capital Preservation. Our management team focuses on protecting and preserving capital by performing a comprehensive risk-reward analysis on each investment, with a rigorous focus on relative values and replacement cost among the target assets that are available in the market. Our investment strategy employs appropriate leverage to enhance equity returns while avoiding unwarranted levels of debt, interest rate risk or re-financing exposure. Prior to effecting any acquisitions, we analyze (1) the property’s design, construction quality, efficiency, functionality and location with respect to the immediate sub-market, city and region; (2) lease integrity with respect to the term, rental rate increases, corporate guarantees and property maintenance provisions, if any; (3) present and anticipated conditions in the local real estate market; and (4) prospects for selling or re-leasing the property on favorable terms in the event of a vacancy. We also evaluate each potential tenant’s financial strength, growth prospects, competitive position within its respective industry, business model, and a property’s strategic location and function within a tenant’s operations or distribution systems. We believe that our comprehensive underwriting process is critical to the assessment of long-term profitability of any investment by us.
•	Maximize Cash Flow Through Internal Growth. We seek investments that provide for attractive returns initially and increasing returns over the remaining lease term with fixed rent escalations, CPI based escalations and/or percentage rent features that allow participation in the financial performance of the property. We have typically structured our property acquisitions to achieve a positive spread between our cost of capital and the rental amounts paid by our tenants. We also have embedded rental rate growth in our existing leases. During such lease term and any renewal periods, our leases typically provide for periodic increases in rent and/or percentage rent based upon a percentage of the tenant’s prior sales over a predetermined level. As of January 31, 2012, 74.4% of our leases relating to our properties provided for fixed periodic increases in rent, which increases averaged 1.26% per annum on a weighted average basis excluding potential increases for leases with increases based on CPI. Additionally, we believe there is embedded potential for growth in our properties.

Our Competitive Strengths

•	High-Quality Net Leased Property Portfolio. Our 485-property portfolio consists of high-quality free standing single tenant properties that are geographically diversified in strategic locations in well-defined target markets, with properties located in 43 states and Puerto Rico. We have a diverse tenant roster made up of 61 different national and regional commercial enterprises doing business in 20 separate industries. We believe our tenant credit quality is among the strongest in the public net lease REIT industry, and our leases have an average remaining life of 13.5 years. We have minimal scheduled lease expirations over the next six years, with only 0.9% of our average annual rent expiring through December 31, 2017. As of January 31, 2012, 71.1% of average annual rent is generated from tenants with an investment grade rating (92.0% of average annual rent is from rated tenants), as determined by major credit rating agencies. Our properties have been constructed relatively recently, with an average age of 5.3 years. As of January 31, 2012, our properties had a 100.0% occupancy rate and we have not had any vacancies in our portfolio since their purchase by us. We believe that the low average age and recent design of our properties make them attractive to tenants and result in higher current rents, lower vacancies and a higher number of alternative uses.
•	Growth Oriented Capital Structure. Our capital structure provides us with significant financial capacity to fund future growth. As of December 31, 2011, our pro forma debt to total market capitalization ratio would have been 42.5%, assuming a price of $ per share in this offering. On a pro forma basis, as of December 31, 2011, and giving effect to the use of proceeds as set forth under “Use of Proceeds,” we anticipate we will have $89.8 million available under our $230.0 million revolving credit facility with RBS Citizens, assuming a price of $ per share in this offering and assuming our lenders increase their aggregate commitments to $230.0 million as we expect. As of the consummation of this offering, 232 of our properties will be unencumbered.
•	Proven Acquisition Capabilities. We believe one of our competitive strengths is our ability to source and close on a larger number of smaller, “off-market” acquisitions than our competitors. Our acquisition capabilities are driven by our extensive network of industry relationships within the corporate, brokerage, development and investor community. The majority of the acquisitions we completed, based on total purchase price, have been sourced in transactions where there has been no formal sales process. A significant portion of our acquisitions have been from sellers with whom we have had repeat business and transaction activities. Our strong relationship with the tenant and leasing brokerage communities aids in attracting and retaining tenants. Additionally, we believe that Mr. Schorsch’s prior and current experience with two exchange-traded REITs, AFRT and ARCP, and Mr. Kahane’s prior and current experience with three exchange-traded REITs, AFRT, Catellus and ARCP, that invest in net leased properties, as well as being the founders and senior executive officers of our former advisor and of ARC, a sponsor of non-traded REITs, allows them to enjoy long-standing relationships with both public and private owners of net leased properties, corporate tenants, brokers and other key industry participants that provide a level of transaction flow not otherwise available to the general investment community.

•	Experienced and Committed Team. Nicholas S. Schorsch, our Chairman of the Board, and William M. Kahane, our President and Chief Executive Officer, collectively have over 70 years commercial real estate experience and collectively have over 20 years experience focused on the net-lease real estate sector. Additionally, each of our Chairman of the Board and Chief Executive Officer has significant public company operating experience, with each having held and currently holding senior positions at publicly traded REITs. Upon completion of this offering, our officers and directors and their affiliates are expected to collectively own less than 1.0% of the equity interest in our company on a fully-diluted basis and our Chairman of the Board and our Chief Executive Officer will receive only performance-based compensation from us, which aligns executive management’s interests with those of our stockholders.

Our Portfolio

As of January 31, 2012, our portfolio of properties consisted of 485 free standing net leased properties situated in 43 states and Puerto Rico. Our real estate portfolio generated $129.1 million of rental revenue for the twelve months ended December 31, 2011 on a historical combined basis. Because substantially all rental revenue is derived from triple net leases, the average annual rent from our portfolio as of January 31, 2012 was $173.0 million.

The table below presents a summary of our portfolio of properties as of January 31, 2012 (dollars in thousands):

Portfolio/Tenant	Acquisition Date	Number of Properties	Square Feet	Ownership Percentage	Occupancy	Remaining Lease Term (1)	Average Annual Rent (2)
FedEx I	Mar. 2008	1	55,440	51%	100%	6.9	$730
First Niagara	Mar. 2008	15	177,774	100%	100%	11.0	3,161
Rockland Trust	May 2008	18	121,057	100%	100%	9.6	2,530
PNC Bank	Sep. & Oct. 2008	2	8,403	59%	100%	17.1	547
Rite Aid I	Sep. 2008	6	74,919	100%	100%	11.5	1,447
PNC	Nov. 2008	48	264,196	100%	100%	6.9	3,013
FedEx II	Jul. 2009	1	152,640	100%	100%	11.8	2,803
Walgreens I	Jul. 2009	1	14,820	56%	100%	20.5	310
CVS I	Sep. 2009 & Sep. 2010	10	131,105	86%	100%	22.2	3,713
CVS II	Nov. 2009	15	198,729	100%	100%	22.5	5,071
Home Depot	Dec. 2009	1	465,600	100%	100%	18.0	2,192
BSFS	Dec. 2009 & Jan. 2010	6	57,336	100%	100%	12.4	1,390
Advance Auto	Dec. 2009	1	7,000	100%	100%	9.9	160
Fresenius	Jan. 2010	2	140,000	100%	100%	10.6	1,159
Reckitt Benckiser	Feb. 2010	1	574,106	85%	100%	10.1	2,668
Jack in the Box I	Feb. & Apr. 2010	5	12,253	100%	100%	18.2	781
BSFS II (3)	Feb. & Mar. 2010	12	93,599	73%	100%	12.0	2,299
FedEx III	Apr. 2010	1	118,796	85%	100%	9.5	3,087
Jared Jewelry I	May 2010	3	19,534	90%	100%	17.1	679
Walgreens II	May 2010	1	14,820	100%	100%	21.3	453
IHOP	May 2010	1	5,172	100%	100%	14.3	201
Advance Auto II	Jun. 2010	3	19,253	100%	100%	11.5	308
Super Stop & Shop	Jun. 2010	1	59,032	100%	100%	11.2	1,946
IHOP II	Jun. 2010	1	4,139	100%	100%	10.3	204
IHOP III	Jun. 2010	1	5,111	100%	100%	19.6	303
Jared Jewelry II	Jun. 2010	1	6,157	100%	100%	15.1	209
Jack in the Box II	Jun. 2010	6	14,975	100%	100%	18.5	892
Walgreens III	Jun. 2010	1	13,386	100%	100%	22.4	385
Dollar General I	Jul. 2010	1	8,988	100%	100%	12.9	118
Tractor Supply I	Jul. & Aug. 2010	4	76,038	100%	100%	13.4	978
Advance Auto III	Jul. 2010	3	19,752	100%	100%	11.6	358
CSAA/CVS	Aug. 2010	1	15,214	100%	100%	21.1	352
CSAA/First Fifth Bank (4)	Aug. 2010	2	8,252	100%	100%	16.2	520
CSAA/ Walgreens (4)	Aug. 2010	5	84,263	100%	100%	21.1	1,961
CSAA/Chase Bank (4)	Aug. 2010	2	8,030	100%	100%	25.3	604
CSAA/Home Depot (4)	Sep. 2010	1	107,965	100%	100%	16.1	621
IHOP IV	Sep. 2010	19	87,009	100%	100%	12.9	2,833
O’Reilly Auto I	Sep. 2010	1	9,500	100%	100%	8.2	214
Walgreens IV	Sep. 2010	1	14,477	100%	100%	23.3	499
Walgreens V	Sep. 2010	1	13,580	100%	100%	22.1	379
Kum & Go I	Sep. 2010	14	67,310	100%	100%	13.3	2,074
FedEx IV	Sep. 2010	1	43,762	100%	100%	8.6	296
AutoZone	Sep. 2010	4	28,880	100%	100%	14.6	859

Portfolio/Tenant	Acquisition Date	Number of Properties	Square Feet	Ownership Percentage	Occupancy	Remaining Lease Term (1)	Average Annual Rent (2)
Brownshoe	Oct. 2010	1	351,723	91%	100%	18.1	2,358
Payless	Oct. 2010	1	801,651	91%	100%	13.4	4,211
St. Joseph’s Mercy Medical	Oct. 2010	3	46,706	100%	100%	12.2	766
Advance Auto IV	Nov. 2010	1	6,124	100%	100%	13.8	106
Kum & Go II	Nov. 2010	2	8,008	100%	100%	18.9	275
Tractor Supply II	Nov. 2010 & Mar. 2011	3	57,368	100%	100%	14.1	681
FedEx V	Nov. 2010	1	29,410	100%	100%	8.7	232
Walgreens VI	Dec. 2010	7	102,930	100%	100%	22.4	2,805
FedEx VI	Dec. 2010	1	142,160	100%	100%	12.0	2,264
Dollar General II	Dec. 2010	1	9,100	100%	100%	13.5	115
FedEx VII	Dec. 2010	1	101,350	100%	100%	12.6	1,393
FedEx VIII	Dec. 2010	4	116,689	100%	100%	6.6	893
BB&T	Dec. 2010	1	3,635	100%	100%	8.0	298
Walgreens VII	Dec. 2010	1	14,490	100%	100%	11.3	261
FedEx IX	Dec. 2010	1	64,556	100%	100%	8.4	498
Dollar General III	Dec. 2010	3	27,128	100%	100%	13.8	250
Tractor Supply	Dec. 2010	1	18,860	100%	100%	13.3	428
DaVita Dialysis I	Dec. 2010	1	12,990	100%	100%	7.6	232
Dollar General IV	Dec. 2010	1	9,167	100%	100%	13.5	111
Lowes I (4)	Jan. 2011	1	141,393	100%	100%	14.6	675
Citizens	Jan. 2011	2	14,307	100%	100%	7.1	347
QuickTrip	Jan. 2011	1	4,555	100%	100%	12.2	291
Dillons I	Jan. 2011	1	56,451	100%	100%	7.8	396
Wawa	Jan. 2011	2	12,433	100%	100%	15.4	1,205
Walgreens VIII	Jan. 2011	9	122,963	100%	100%	23.1	3,742
DaVita Dialysis II	Feb. 2011	4	23,154	100%	100%	10.4	713
CVS III	Feb. 2011	1	13,338	100%	100%	25.1	377
Citigroup, Inc.	Feb. 2011	1	64,036	100%	100%	13.8	1,910
Coats & Clark	Feb. 2011	1	401,512	100%	100%	9.0	937
Walgreens IX	Feb. 2011	1	13,569	100%	100%	21.9	401
Express Scripts	Mar. 2011	2	416,141	100%	100%	7.4	4,623
DaVita Dialysis III	Mar. 2011	1	18,185	100%	100%	11.4	507
Dollar General V	Mar. 2011	6	55,363	100%	100%	14.1	459
Wal-Mart I	Mar. 2011	1	183,442	100%	100%	7.3	903
Kohl’s I	Mar. 2011	1	88,408	100%	100%	14.1	728
Texas Instruments	Mar. 2011	1	125,000	100%	100%	8.9	2,522
Sam’s Club (4)	Mar. 2011	1	141,583	100%	100%	13.7	851
CVS IV	Mar. 2011	1	13,225	100%	100%	23.1	424
Walgreens X	Mar. 2011	2	27,760	100%	100%	18.6	671
CVS V	Mar. 2011	1	12,900	100%	100%	22.1	420
Provident Bank	Mar. 2011	1	2,950	100%	100%	22.1	237
Dillons II	Mar. 2011	1	63,858	100%	100%	9.8	481
FedEx X	Mar. & May 2011	2	204,157	100%	100%	13.6	2,570
3M	Mar. 2011	1	650,760	100%	100%	9.3	3,294
Bojangles	Mar. 2011	13	47,865	100%	100%	11.4	2,193
Dollar General VI	Apr. 2011	2	18,428	100%	100%	14.3	167
Dollar General VII	Apr. 2011	2	18,340	100%	100%	14.3	188
O’Reilly Auto II	Apr. 2011	1	8,154	100%	100%	11.1	169
Walgreens XI	Apr. 2011	1	14,550	100%	100%	23.5	367
DaVita Dialysis IV	Apr. 2011	1	6,020	100%	100%	7.9	183
Whirlpool I	Apr. 2011	1	750,000	100%	100%	9.3	1,606
Wrangler	Apr. 2011	1	316,800	100%	100%	9.0	1,417

Portfolio/Tenant	Acquisition Date	Number of Properties	Square Feet	Ownership Percentage	Occupancy	Remaining Lease Term (1)	Average Annual Rent (2)
Walgreens XII	Apr. 2011	1	13,605	100%	100%	22.1	359
7-Eleven I	May 2011	1	3,074	100%	100%	8.8	243
BSFS III	May 2011	1	7,864	100%	100%	14.0	227
Kohl’s II	May 2011	1	64,250	100%	100%	19.1	480
National Tire & Battery	May 2011	3	33,920	100%	100%	13.8	483
CVS VI	May 2011	1	13,224	100%	100%	23.1	657
BSFS IV	May 2011	3	22,904	100%	100%	12.9	734
FedEx XI	May 2011	1	125,502	100%	100%	10.2	3,095
Pep Boys	May 2011	3	60,140	100%	100%	11.6	1,124
Tops Market	May 2011	1	57,833	100%	100%	11.2	834
7-Eleven II	May 2011	1	2,940	100%	100%	9.0	159
General Electric	May 2011	1	484,348	100%	100%	7.3	1,806
Wal-Mart II	May 2011	1	151,925	100%	100%	7.1	995
USPS	May 2011	1	39,297	100%	100%	13.3	493
Walgreens XIII	May 2011	2	27,195	100%	100%	16.6	712
Walgreens XIV	Jun. 2011	1	14,820	100%	100%	21.4	285
Mrs. Bairds	Jun. 2011	2	30,120	100%	100%	7.7	265
Walgreens XV	Jun. 2011	1	14,480	100%	100%	21.4	350
O’Reilly Auto III	Jun. 2011	1	8,160	100%	100%	11.3	174
FedEx XII	Jun. 2011	1	182,326	100%	100%	11.3	2,726
Walgreens XVI	Jun. 2011	6	52,400	100%	100%	22.2	3,392
VA Clinic (5)	Jun. 2011	1	10,768	100%	100%	9.1	265
BSFS V	Jun. 2011	1	159,797	100%	100%	10.3	771
Tractor Supply IV	Jun. 2011	1	19,097	100%	100%	11.4	244
O’Reilly Auto IV	Jun. 2011	2	16,000	100%	100%	11.2	326
Trader Joe’s	Jun. 2011	1	31,920	100%	100%	10.0	675
Dollar General VIII	Jul. & Aug 2011	3	27,152	100%	100%	14.6	249
Dollar General IX	Jul. 2011	1	9,348	100%	100%	14.6	80
GSA I (5)	Jul. 2011	1	10,784	100%	100%	7.1	499
Lockheed Martin	Jul. 2011	1	102,466	100%	100%	8.0	1,050
FedEx XIII	Jul. 2011	4	274,602	100%	100%	8.1	2,199
GSA II (5)	Aug. 2011	1	10,803	100%	100%	8.7	355
Dollar General X	Aug. & Sep. 2011	6	55,200	100%	100%	14.6	479
PetSmart	Aug. 2011	1	1,000,375	100%	100%	10.5	3,672
GSA III (5)	Aug. 2011	1	11,190	100%	100%	14.6	346
Verizon	Aug. 2011	1	40,000	100%	100%	9.9	1,042
CVS VII	Aug. 2011	1	11,945	100%	100%	17.1	209
Renal Advantage	Aug. 2011	9	74,457	100%	100%	11.5	1,834
GSA IV (5)	Aug. 2011	1	23,485	100%	100%	9.3	627
Lowe’s II	Aug. 2011	1	135,197	100%	100%	9.2	1,099
GSA V (5)	Aug. 2011	1	64,455	100%	100%	7.0	586
CVS VIII	Sep. 2011	1	10,885	100%	100%	10.1	231
Sealy	Sep. 2011	1	257,000	100%	100%	11.9	1,606
GSA VI (5)	Sep. 2011	1	34,285	100%	100%	14.6	693
GSA VII (5)	Sep. 2011	1	25,508	100%	100%	14.6	571
GSA VIII (5)	Oct. 2011	1	29,150	100%	100%	9.3	385
GSA IX (5)	Oct. 2011	1	17,626	100%	100%	9.8	555
GSA X (5)	Oct. 2011	1	43,596	100%	100%	11.8	1,007
Reliant Rehabilitation Hospital	Oct. 2011	1	65,141	100%	100%	18.8	3,322
ConAgra	Oct. 2011	1	65,000	100%	100%	13.6	1,648
GSA XI (5)	Oct. 2011	1	30,762	100%	100%	14.5	719
Dollar General XI	Oct. 2011	2	18,225	100%	100%	14.7	160

Portfolio/Tenant	Acquisition Date	Number of Properties	Square Feet	Ownership Percentage	Occupancy	Remaining Lease Term (1)	Average Annual Rent (2)
Dollar General XII	Oct. & Nov. 2011	42	387,104	100%	100%	14.4	3,539
Whirlpool II	Nov. 2011	1	700,350	100%	100%	9.8	1,736
Dollar General XIII	Nov. 2011	1	9,234	100%	100%	14.7	82
FedEx XIV	Nov. 2011	1	81,612	100%	100%	10.3	436
FedEx XV	Nov. 2011	1	252,505	100%	100%	15.0	4,194
FedEx XVI	Nov. 2011	1	194,262	100%	100%	10.0	1,520
AutoZone II	Nov. 2011	1	6,816	100%	100%	14.4	101
Aaron’s	Dec. 2011	18	214,739	100%	100%	10.8	1,912
GSA XII (5)	Dec. 2011	1	67,217	100%	100%	7.3	839
Danfoss	Dec. 2011	1	99,823	100%	100%	9.8	657
DaVita Dialysis V	Dec. 2011	1	6,502	100%	100%	10.9	307
Tractor Supply V	Jan .2012	1	19,097	100%	100%	13.9	354
Tractor Supply VI	Jan. 2012	2	41,767	100%	100%	10.7	307
Total/Weighted Average		485	15,575,591	100%	100%	13.5	$173,040

(1)	Remaining lease term as of January 31, 2012, in years. If the portfolio has multiple locations with varying lease expirations, remaining lease term is calculated on a weighted-average basis. Total remaining lease term is an average of the remaining lease term of the total portfolio.
(2)	Average annual rent is rental income under our leases reflecting straight-line rent adjustments associated with contractual rent increases in the leases as required by GAAP, as further adjusted to reflect the effect of (i) tenant concessions and abatements such as free rent $(none), (ii) in respect of our modified gross leased properties, the effect of operating expense reimbursement revenue less property operating expenses ($2.0 million), and (iii) with respect to our properties that are subject to ground leases, the effect of ground lease payments ($0.1 million).
(3)	Includes the September 2010 purchase of a parcel of land with a ground lease which contains a previously purchased CVS pharmacy.
(4)	Property is a parcel of land with a ground lease which contains a building that will be conveyed to the company at the end of the ground lease. Square footage and number of buildings refers to the building that is constructed on the parcel of land.
(5)	Lease on the property is a modified gross lease. As such, average annual rent for this property is rental income on a straight-line basis as of January 31, 2012, which includes the effect of tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses.

We believe that our real estate properties are suitable for their intended purpose and adequately covered by insurance. We do not intend to make significant renovations or improvements to our properties.

We invest in commercial property types (e.g., office, warehouse and retail), and our investment underwriting includes an analysis of the credit quality of the underlying tenant and the strength of the related lease. We also analyze the property’s real estate fundamentals, including location and type of the property, vacancy rates and trends in vacancy rates in the property’s market, rental rates within the property’s market, recent sales prices and demographics in the property’s market. We believe that over time, the value of our owned real estate will appreciate. For more detail on our underwriting process, please see “Underwriting and Due Diligence Process” below. We target properties that have one or more of the following characteristics:

•	flexible asset type that will facilitate a re-let of the property if the tenant does not renew;
•	barriers to entry in the property’s market, such as zoning restrictions or limited land for future development; and
•	core facility of the tenant.

Tenant Industry Diversification

The following table sets forth certain information regarding the tenant industry concentrations in our property portfolio as of January 31, 2012 (dollar amounts in thousands):

Industry	Number of Properties	Square Feet	Square Feet as a % of Total Portfolio	Average Annual Rent
Pharmacy	80	1,069,592	6.9%	$30,233
Freight	23	2,139,769	13.7%	8,936
Specialty Retail	37	2,626,406	16.9%	6.534
Healthcare	25	809,296	5.2%	3,646
Retail Banking	91	608,604	3.9%	1,257
Discount Retail	76	1,282,385	8.2%	9,954
Manufacturing	7	3,009,833	19.3%	9,765
Restaurant	46	176,524	1.1%	7,407
Government Services	14	418,926	2.7%	7,940
Auto Services	29	435,560	2.8%	7,028
Consumer Products	2	1,224,866	7.9%	5,962
Home Maintenance	4	850,155	5.5%	4,587
Supermarket	5	269,094	1.7%	4,332
Gas/Convenience	21	98,320	0.6%	4,247
Auto Retail	18	129,639	0.8%	2,775
Technology	1	125,000	0.8%	2,522
Consumer Goods	3	95,120	0.6%	1,913
Financial Services	1	64,036	0.4%	1,910
Aerospace	1	102,466	0.7%	1,050
Telecommunications	1	40,000	0.3%	1,042
Total	485	15,575,591	100.0%	$173,040

Leases by Tenant

The following table presents an overview of our existing portfolio sorted by tenant based on information as of January 31, 2012 (dollar amounts in thousands):

Tenant	Number of Properties	Square Feet	Square Feet as a % of Total Portfolio	Average Remaining Lease Term (1)	Industry	Average Annual Rent (2)	Average Annual Rent as a % of Total Portfolio
FedEx	23	2,139,769	13.7%	10.2	Freight	$28,936	16.7%
Walgreens	42	574,108	3.7%	20.9	Pharmacy	17,332	10.0%
CVS	32	420,565	2.7%	20.7	Pharmacy	11,454	6.6%
GSA	14	418,926	2.7%	10.8	Government Services	7,940	4.6%
Dollar General	71	652,777	4.2%	14.2	Discount Retail	5,997	3.5%
Bridgestone Firestone	23	341,500	2.2%	12.3	Auto Services	5,421	3.1%
Express Scripts	2	416,141	2.7%	7.4	Healthcare	4,623	2.7%
Payless Shoe Source	1	801,651	5.1%	13.4	Specialty Retail	4,211	2.4%
PetSmart	1	1,000,375	6.4%	10.5	Specialty Retail	3,672	2.1%
PNC Bank	50	272,599	1.8%	12.0	Retail Banking	3,560	2.1%
IHOP	22	101,431	0.7%	14.2	Restaurant	3,541	2.0%
Whirlpool	2	1,450,350	9.3%	9.5	Manufacturing	3,342	1.9%
Reliant Healthcare Partners	1	65,141	0.4%	18.8	Healthcare	3,322	1.9%
3M	1	650,760	4.2%	9.3	Consumer Products	3,294	1.9%
Tractor Supply Co	12	232,227	1.1%	13.1	Specialty Retail	3,221	1.9%
First Niagara Bank	15	177,774	1.1%	11.0	Retail Banking	3,161	1.8%
Home Depot	2	573,565	3.7%	17.1	Home Maintenance	2,813	1.6%
Royal Ahold	2	116,865	0.8%	11.2	Supermarket	2,780	1.6%
Reckitt Benckiser	1	574,106	3.7%	10.1	Consumer Products	2,668	1.5%
Rockland Trust	18	121,057	0.8%	9.6	Retail Banking	2,530	1.5%
Texas Instruments	1	125,000	0.8%	8.9	Technology	2,522	1.5%
Brown Shoe Co	1	351,723	2.3%	18.1	Specialty Retail	2,358	1.4%
Kum & Go	16	75,318	0.5%	16.1	Gas/Convenience	2,349	1.4%
Bojangles	13	47,865	0.3%	11.4	Restaurant	2,193	1.3%
Aaron’s	18	214,739	1.4%	11.2	Specialty Retail	2,184	1.3%
DaVita Dialysis	8	66,851	0.4%	9.6	Healthcare	1,942	1.1%
Citigroup	1	64,036	0.4%	10.8	Financial Services	1,910	1.1%
Wal-Mart	2	335,367	2.2%	13.8	Discount Retail	1,898	1.1%
Renal Advantage Dialysis	9	74,457	0.5%	7.2	Healthcare	1,834	1.1%
General Electric	1	484,348	3.1%	11.5	Manufacturing	1,806	1.0%
Lowe’s	2	276,590	1.8%	7.3	Home Maintenance	1,774	1.0%
Jack in the Box	11	27,228	0.2%	11.9	Restaurant	1,673	1.0%
ConAgra Foods	1	65,000	0.4%	18.3	Consumer Goods	1,648	1.0%
Sealy Mattress Company	1	257,000	1.7%	13.6	Manufacturing	1,606	0.9%
Rite Aid	6	74,919	0.5%	11.9	Pharmacy	1,447	0.8%
Wrangler	1	316,800	2.0%	11.5	Manufacturing	1,417	0.8%
Kohl’s	2	152,658	1.0%	9.0	Discount Retail	1,208	0.7%
Wawa	2	12,433	0.1%	16.6	Gas/Convenience	1,205	0.7%
Fresenius	2	140,000	0.9%	15.4	Healthcare	1,159	0.7%
Pep Boys	3	60,140	0.4%	10.6	Auto Services	1,124	0.6%
Lockheed Martin	1	102,466	0.7%	11.6	Aerospace	1,050	0.6%
Verizon	1	40,000	0.3%	8.0	Telecom	1,042	0.6%
Auto Zone	5	35,696	0.2%	9.9	Auto Retail	960	0.6%
Coats & Clark	1	401,512	2.6%	14.5	Manufacturing	937	0.5%
Advance Auto	8	52,129	0.3%	9.0	Auto Retail	932	0.5%

Tenant	Number of Properties	Square Feet	Square Feet as a % of Total Portfolio	Average Remaining Lease Term (1)	Industry	Average Annual Rent (2)	Average Annual Rent as a % of Total Portfolio
Jared Jewelers	4	25,691	0.2%	11.7	Specialty Retail	888	0.5%
O’Reilly Auto Parts	5	41,814	0.3%	16.1	Auto Retail	883	0.5%
Kroger	2	120,309	0.8%	10.5	Supermarket	877	0.5%
Sam’s Club	1	141,583	0.9%	8.8	Discount Retail	851	0.5%
St. Joseph’s Mercy	3	46,706	0.3%	13.7	Healthcare	766	0.4%
Trader Joe’s	1	31,920	0.2%	11.2	Supermarket	675	0.4%
Danfoss	1	99,823	0.6%	12.2	Manufacturing	657	0.4%
Chase Bank	2	8,030	0.1%	10.0	Retail Banking	604	0.3%
Fifth Third Bank	2	8,252	0.1%	9.8	Retail Banking	520	0.3%
National Tire & Battery	3	33,920	0.2%	25.3	Auto Services	483	0.3%
7-Eleven	2	6,014	0.0%	16.2	Gas/Convenience	402	0.2%
Citizens Bank	2	14,307	0.1%	13.3	Retail Banking	347	0.2%
BB&T	1	3,635	0.0%	13.8	Retail Banking	298	0.2%
QuikTrip	1	4,555	0.0%	8.9	Gas/Convenience	291	0.2%
Mrs Bairds	2	30,120	0.2%	7.1	Consumer Goods	265	0.2%
Provident Bank	1	2,950	0.0%	8.0	Retail Banking	237	0.1%
Total / Weighted Average	485	15,575,591	100.0%	13.5		$173,040	100.0%

(1)	Remaining lease term in years as of January 31, 2012.
(2)	Average annual rent is rental income under our leases reflecting straight-line rent adjustments associated with contractual rent increases in the leases as required by GAAP, as further adjusted to reflect the effect of (i) tenant concessions and abatements such as free rent (none), (ii) in respect of our modified gross leased properties, the effect of operating expense reimbursement revenue less property operating expenses ($2.0 million), and (iii) with respect to our properties that are subject to ground leases, the effect of ground lease payments ($0.1 million).

Lease Expirations

The following table sets forth certain information regarding scheduled lease expirations in our portfolio for the next ten years as of January 31, 2012 (dollar amounts in thousands):

Year of Expiration	Number of Leases Expiring	Average Annual Rent (1)	Average Annual Rent as a % of the Total Portfolio	Leased Rentable Sq. Ft.	% of Portfolio Rentable Sq. Ft. Expiring
2012	—	—	—	—	—
2013	—	—	—	—	—
2014	2	$160	0.1%	9,841	0.1%
2015	—	—	—%	—	—%
2016	3	482	0.3%	27,675	0.2%
2017	1	179	0.1%	12,613	0.1%
2018	67	11,180	6.5%	99,148	6.4%
2019	14	7,765	4.5%	1,223,013	7.2%
2020	14	8,845	5.1%	1,253,713	8.0%
2021	23	19,543	11.3%	3,029,841	19.5%
Total	124	$48,153	27.9%	5,655,844	41.5%

(1)	Average annual rent is rental income under our leases reflecting straight-line rent adjustments associated with contractual rent increases in the leases as required by GAAP, as further adjusted to reflect the effect of (i) tenant concessions and abatements such as free rent (none), (ii) in respect of our modified gross leased properties, the effect of operating expense reimbursement revenue less property operating expenses ($2.0 million), and (iii) with respect to our properties that are subject to ground leases, the effect of ground lease payments ($0.1 million).

Percent Leased and Rent of Certain Properties

Tenant Concentration

The following table lists tenants that, as of January 31, 2012, individually account for at least 10% of our average annual rent (dollar amounts in thousands):

Tenant	Number of Properties	Square Feet	Square Feet as a % of Total Portfolio	Lease Expiration	Renewal Options	Average Annual Rent (2)	Average Annual Rent as a Percentage of the Total Portfolio	Average Annual Rent per Sq. Ft.
FedEx	23	2,139,769	13.7%	Various	0 – 4 five-year options	$28,936	16.7%	$13.52
Walgreens	42	574,108	3.7%	Various	0 – 50 year options	$17,332	10.0%	$30.19

(1)	Remaining lease term in years as of January 31, 2012.
(2)	Average annual rent is rental income under our leases reflecting straight-line rent adjustments associated with contractual rent increases in the leases as required by GAAP, as further adjusted to reflect the effect of (i) tenant concessions and abatements such as free rent (none), (ii) with respect to our properties leased to FedEx that are subject to ground leases, the effect of ground lease payments ($2.0 million) and (iii) with respect to our properties leased to Walgreens that are subject to ground leases, the effect of ground lease payments ($0.1 million).

FedEx Freight Portfolio

Each of the properties is 100% leased to wholly-owned subsidiaries of FedEx (NYSE: FDX), and all of the leases are guaranteed by FedEx, which carries an investment grade credit rating as determined by major credit rating agencies. The leases are generally double net whereby we are responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent.

These properties are subject to competitive conditions including, but not limited to, fluctuations in energy prices and the global economic environment; demographic shifts; price competition from other freight and ground delivery providers; and changes in consumer shopping preferences and corporate needs.

The following table provides information relating to each property, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and average annual rental income (dollar amounts in thousands):

Portfolio/Tenant	Acquisition Date	Number of Properties	Square Feet	Ownership Percentage	Occupancy	Remaining Lease Term (1)	Average Annual Rent (2)	Renewal Options	Ownership Type
FedEx I	Mar. 2008	1	55,440	51%	100%	6.9	$730	two five-year options	Fee Simple
FedEx II	Jul. 2009	1	152,640	100%	100%	11.8	2,803	two five-year options	Fee Simple
FedEx III	Apr. 2010	1	118,796	85%	100%	9.5	3,087	three five-year options	Fee Simple
FedEx IV	Sep. 2010	1	43,762	100%	100%	8.6	296	two five-year options	Fee Simple
FedEx V	Nov. 2010	1	29,410	100%	100%	8.7	232	two five-year options	Fee Simple
FedEx VI	Dec. 2010	1	142,160	100%	100%	12.0	2,264	two five-year options	Fee Simple
FedEx VII	Dec. 2010	1	101,350	100%	100%	12.6	1,393	two five-year options	Fee Simple
FedEx VIII	Dec. 2010	4	116,689	100%	100%	6.6	893	two five-year options	Fee Simple
FedEx IX	Dec. 2010	1	64,556	100%	100%	8.4	498	two five-year options	Fee Simple
FedEx X	Mar. & May 2011	2	204,157	100%	100%	13.6	2,570	two to four five-year options	Leasehold

Portfolio/Tenant	Acquisition Date	Number of Properties	Square Feet	Ownership Percentage	Occupancy	Remaining Lease Term (1)	Average Annual Rent (2)	Renewal Options	Ownership Type
FedEx XI	May 2011	1	125,502	100%	100%	10.2	3,095	two five-year options	Fee Simple
FedEx XII	Jun. 2011	1	182,326	100%	100%	11.3	2,726	two five-year options	Fee Simple
FedEx XIII	Jul. 2011	4	274,602	100%	100%	8.1	2,199	two five-year options	Fee Simple
FedEx XIV	Nov. 2011	1	81,612	100%	100%	10.3	436	No renewal options	Leasehold
FedEx XV	Nov. 2011	1	252,505	100%	100%	15.0	4,194	two five-year options	Fee Simple
FedEx XVI	Nov. 2011	1	194,262	100%	100%	10.0	1,520	No renewal options	Fee Simple
Total/Weighted Average		23	2,139,769		100%	10.2	$28,936

(1)	Remaining lease term as of January 31, 2012, in years. If the portfolio has multiple locations with varying lease expirations, remaining lease term is calculated on a weighted-average basis. Total remaining lease term is an average of the remaining lease term of the total portfolio.
(2)	Average annual rent is rental income under our leases reflecting straight-line rent adjustments associated with contractual rent increases in the leases as required by GAAP, as further adjusted to reflect the effect of (i) tenant concessions and abatements such as free rent (none), and (ii) with respect to our properties leased to FedEx that are subject to ground leases, the effect of ground lease payments ($0.1 million).

FedEx is a holding company providing transportation, e-commerce and business services. The FedEx Corp. operates in four segments: FedEx Express, FedEx Ground, FedEx Freight, and FedEx Kinko’s. The FedEx Express segment offers shipping services for the delivery of packages and freight. The FedEx Ground segment provides business and residential ground package delivery services. The FedEx Freight segment offers regional next-day and second-day freight services, as well as long-haul freight services. The FedEx Kinko’s segment provides document services, such as printing, copying, and binding and business services, such as high-speed Internet access, computer rental and videoconferencing. FedEx, formerly known as FDX Corporation, was founded in 1971 and is headquartered in Memphis, Tennessee.

These properties are subject to competitive conditions including, but not limited to, fluctuations in energy prices and the global economic environment; demographic shifts; price competition from other freight and ground delivery providers; and changes in consumer shopping preferences and corporate needs.

Set forth below are summary financial statements of the parent guarantor to the lessees of the FedEx Freight stores described above. FedEx currently files its financial statements in reports filed with the SEC, and the following summary financial data regarding FedEx are from such filings:

	Three Months Ended November 30, 2011 (Unaudited)	Year Ended
(Amounts in Millions)		May 31, 2011 (Audited)	May 31, 2010 (Audited)	May 31, 2009 (Audited)
Statements of Operations Data
Revenues	$10,587	$39,304	$34,734	$35,497
Operating income	780	2,378	1,198	747
Net income	497	1,452	1,184	98

	November 30, 2011 (Unaudited)	May 31, 2011 (Audited)	May 31, 2010 (Audited)	May 31, 2009 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$28,452	$27,385	$24,902	$24,244
Long-term debt	1,251	1,667	1,668	1,930
Total common stockholders’ investment	15,917	15,220	13,811	13,626

We have not verified the accuracy or completeness of this information.

Walgreens Portfolio

Each of the properties is 100% leased to Walgreens or a subsidiary of Walgreens, and all of the leases are guaranteed by Walgreens, which carries an investment grade credit rating as determined by major credit rating agencies. The fee interest leases are net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The tenant interest leases are net whereby the tenant is to pay substantially all operating expenses and capital expenditures, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The ground leases are net whereby we, as the ground lessee, are required to pay only the base rent under the ground lease.

The properties are subject to competitive conditions, including, but not limited to, fluctuations in government health care policy and insurance reimbursements; demographic shifts; price competition from other national drugstore-retailers; and changes in consumer shopping preferences.

The following table provides information relating to each property, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and average annual rent rental income (dollar amounts in thousands).

Portfolio/Tenant	Acquisition Date	Number of Properties	Square Feet	Ownership Percentage	Occupancy	Remaining Lease Term (1)	Average Annual Rent	Renewal Options	Ownership Type
Walgreens I	Jul. 2009	1	14,820	56%	100%	20.5	$310	Fifty, 1-year options	Fee Simple
Walgreens II	May 2010	1	14,820	100%	100%	21.3	453	Fifty, 1-year options	Fee Simple
Walgreens III	Jun. 2010	1	13,386	100%	100%	22.4	385	Fifty, 1-year options	Fee Simple
Walgreens IV	Sep. 2010	1	14,477	100%	100%	23.3	499	Ten, 5-year options	Fee Simple
Walgreens V	Sep. 2010	1	13,580	100%	100%	22.1	379	Ten, 5-year options	Fee Simple
Walgreens VI	Dec. 2010	7	102,930	100%	100%	22.4	2,805	Fifty, 1-year options	Fee Simple
Walgreens VII	Dec. 2010	1	14,490	100%	100%	11.3	261	Ten, 5-year options	Leasehold
Walgreens VIII	Jan. 2011	9	122,963	100%	100%	23.1	3,742	Fifty, 1-year options or Ten 5-year options	Fee Simple (8), Leasehold (1)
Walgreens IX	Feb. 2011	1	13,569	100%	100%	21.9	401	Ten, 5-year options	Fee Simple
Walgreens X	Mar. 2011	2	27,760	100%	100%	18.6	671	Ten, 5-year options	Fee Simple
Walgreens XI	Apr. 2011	1	14,550	100%	100%	23.5	367	Ten, 5-year options	Fee Simple
Walgreens XII	Apr. 2011	1	13,605	100%	100%	22.1	359	Ten, 5-year options	Leasehold
Walgreens XIII	May 2011	2	27,195	100%	100%	16.6	712	Ten, 5-year options	Fee Simple
Walgreens XIV	Jun. 2011	1	14,820	100%	100%	21.4	285	Fifty, 1-year options	Fee Simple
Walgreens XV	Jun. 2011	1	14,480	100%	100%	21.4	350	Fifty, 1-year options	Fee Simple
Walgreens XVI	Jun. 2011	6	52,400	100%	100%	22.2	3,392	Ten, 5-year options	Fee Simple (3), Leasehold (3)
Total/Weighted Average		42	574,108		100%	20.9	$17,332

(1)	Remaining lease term as of January 31, 2012, in years. If the portfolio has multiple locations with varying lease expirations, remaining lease term is calculated on a weighted-average basis. Total remaining lease term is an average of the remaining lease term of the total portfolio.

Walgreens operates a chain of drugstores in the United States. The drugstores sell prescription and non-prescription drugs, and general merchandise. Its general merchandise includes household items, personal care, convenience foods, beauty care, photofinishing, candy, and seasonal items. Walgreens provides its services through drugstore counters, as well as through mail, telephone, and the Internet.

Set forth below are summary financial statements of Walgreens currently files its financial statements in reports filed with the SEC, and the following summary financial data regarding Walgreens are from such filings:

	Year Ended
(Amounts in Thousands)	August 31, 2011 (Audited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)
Consolidated Condensed Statements of Earnings
Net sales	$72,184	$67,420	$63,335
Operating income	4,365	3,458	3,247
Net earnings	2,714	2,091	2,006

	August 31, 2011 (Audited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$27,454	$26,275	$25,142
Long-term debt	2,396	2,389	2,336
Total liabilities	12,607	11,875	10,766
Total stockholders’ equity	14,847	14,400	14,376

We have not verified the accuracy or completeness of this information.

Depreciation

We are required to disclose for each material property in our portfolio and component thereof upon which depreciation is taken certain depreciation and other tax related information. None of our properties are individually significant.

Financing Strategy

We intend to finance future acquisitions with the most advantageous source of capital available to us at the time of each transaction, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing and other public, private or bank debt. In addition, we may acquire properties in exchange for the issuance of common stock or OP units.

We may also acquire a property subject to (and may assume) a fixed rate mortgage. We intend to enter into mortgage and financing arrangements that provide for amortization of part of the principal balance during the term, thereby reducing the refinancing risk at maturity, but also at the same time reducing our cash available for distributions. Some of our properties may be financed on a cross-defaulted or a cross-collateralized basis, and we may collateralize a single financing with more than one property.

We will repay a portion of the outstanding debt on our revolving credit facility with all of the net proceeds from this offering.

We seek to limit the overall company exposure in the event we default on the debt to the amount we have invested in the property or properties financed.

As of December 31, 2011, our outstanding secured debt was approximately 31.7% of the book value of our portfolio. We expect to maintain a prudent capital structure by generally targeting our debt to gross undepreciated asset value at 45.0% below and our debt-to-EBITDA (earnings before interest, taxes, depreciation and amortization) ratio at 6.0x or below. In addition to these targets, our revolving credit facility includes covenants that restrict our level of indebtedness, and which may be more restrictive than these targets. See “Business and Properties — Revolving Credit Facility.” On a pro forma basis, we will have a remaining borrowing capacity of $89.8 million under our $230.0 million revolving credit facility, which will be available to us, upon notice, provided that no default exists, we satisfy certain collateral requirements and other financial ratio requirements and assuming lenders increase their aggregate commitment to $230.0 million as we expect. See “— Revolving Credit Facility” below. We expect that we will incur additional corporate-level debt and property level debt in the future.

Our organizational documents do not limit the amount or percentage of indebtedness that we may incur. The amount of leverage we will deploy for particular investments in our target assets will depend upon our assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our investment portfolio, the potential for losses, the availability and cost of financing the assets, the creditworthiness of our tenants, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope and volatility of interest rates, and the credit quality of the properties securing the applicable financing. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the market value of our common stock. However, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily net lease properties with 10 to 25 year lease durations.

We began the process to garner a corporate credit rating and received our first rating from a major rating agency in late-2010. By early-2011, we secured a second corporate credit rating from another major rating agency. We intend to focus on improving our balance sheet and performance metrics in keeping with the rating agencies’ methodologies. We intend to maintain leverage, coverage and other levels consistent with our existing ratings and to seek to have our ratings increased when appropriate.

We are not dependent on the structured credit markets for financing. The net lease asset class has long-attracted institutional financing and we expect that the deep contacts developed over our Chief Executive Officer’s more than 25 years in the business will provide us with a wide variety of financing opportunities.

As of December 31, 2011, the following statistics summarize our overall portfolio financing position on a pro forma basis based on the adjusted book value of the properties:

•	leverage of approximately 38.3%, which includes secured and unsecured debt;
•	$140.2 million of unsecured debt at a floating rate of 2.45%; and
•	$673.9 million of non-recourse first mortgage debt at an average fixed effective interest rate of 5.27%.

The following table sets forth certain information regarding our outstanding indebtedness as of December 31, 2011 on a pro forma basis (dollar amounts in thousands).

Number of Properties	Type	Pro Forma Balance at December 31, 2011	Average Interest Rate	Average Maturity
254	Mortgage	$673,978	5.27%	5.21
—	Revolving line of credit	$140,213	2.45%	2.58
Total		$814,191

Revolving Credit Facility

The following is a summary of the material provisions of the credit agreement for the revolving credit facility and does not include all of the provisions of such agreement:

Our operating partnership is the borrower under a revolving credit facility with RBS Citizens, as administrative agent, and the other lenders party thereto. The revolving credit facility commenced on August 17, 2011 and has a term of three years. We and certain of our operating partnership’s subsidiaries guarantee the obligations under the revolving credit facility and have pledged certain equity interests in our property partnerships as collateral for the obligations thereunder.

Assuming our lenders agree to increase the aggregate commitments under the credit facility, which we expect they will, the revolving credit facility will provide for financing of up to $230.0 million, subject to borrowing base and other restrictions. The borrowing base is calculated using a formula based on annualized net operating income, or NOI, for each eligible property that is included in the borrowing base (generally constituting qualified properties which are not subject to any mortgage indebtedness). The revolving credit facility includes an “incremental facility” feature that allows the operating partnership, under certain circumstances (including the receipt of lender commitments), to increase the size of the revolving credit facility to a maximum of $500.0 million.

We intend to use the proceeds of borrowings under the revolving credit facility to fund a portion of the consideration for the Tender Offer, and may also draw on the revolving credit facility in the future to fund acquisitions and for other general corporate purposes.

The facility bears interest at the rate of (i) LIBOR with respect to Eurodollar rate loans plus a margin 205 to 285 basis points, depending on our leverage ratio; and (ii) the greater of the federal funds rate plus 1.0% and the interest rate chosen by RBS Citizens as its “prime rate” or “base rate” at such time with respect to base rate loans plus a margin of 125 to 175 basis points depending on our leverage ratio. The amount available for us to borrow under the facility is subject to the lesser of 60% of the implied value our properties that form the borrowing base, determined by dividing the NOI of our properties by an assumed capitalization rate of 8.25% of the facility and a minimum implied debt service coverage ratio from our borrowing base properties to the total amount outstanding under the revolving credit facility plus our other aggregate unsecured indebtedness of 1.50 : 1.00, using an interest rate equal to the then 10-year treasury note plus 3% and a 25 year amortization (not less than 7%).

Our operating partnership’s ability to borrow under the revolving credit facility is subject to our ongoing compliance with a number of customary restrictive covenants, including:

•	a maximum corporate leverage ratio (generally, defined as the ratio of consolidated total indebtedness to consolidated total asset value, generally defined as NOI from all properties divided by an assumed capitalization rate of 8.25%) not to exceed 60%;
•	a minimum corporate fixed charge coverage ratio (generally, defined as the ratio of annualized consolidated adjusted EBITDA to consolidated fixed charges) of 1.50 : 1.00;
•	a minimum tangible net worth equal to at least $811.3 million plus 85% of net proceeds of any equity issuances after the date the revolving credit facility commenced;
•	a maximum secured leverage ratio (generally, the ratio of consolidated total indebtedness secured by a lien on property to total asset value) not to exceed 50%;
•	a maximum variable rate debt ratio (generally, defined as the ratio of un-hedged variable rate indebtedness to total consolidated asset value) of 0.20 : 1.00; and
•	a maximum recourse debt ratio (generally, defined as the ratio of recourse indebtedness other than indebtedness under the secured revolving facility to total consolidated asset value) of 0.10 : 1.00.

Under the revolving credit facility, our distributions may not exceed the greater of (i) 95.0% of our FFO or (ii) the amount required for us to qualify and maintain our status as a REIT. If a default or event of default occurs and is continuing, we may be precluded from making certain distributions (other than those required to allow us to qualify and maintain our status as a REIT).

The operating partnership may, upon notice to RBS Citizens, at any time or from time to time, voluntarily prepay any outstanding loans in whole or in part without premium or penalty.

Underwriting and Due Diligence Process

Once a prospective investment opportunity is identified, the potential transaction will undergo a comprehensive underwriting and due diligence process. The focus of the due diligence falls into four primary areas:

•	credit and financial reviews of the tenant as well as an assessment of the tenant’s business, the overall industry segment and the tenant’s market position within the industry;
•	lease quality, including an analysis of the term, tenant termination and abatement rights, landlord obligations and other lease provisions;
•	a real estate fundamentals review and analysis; and
•	an analysis of the risk adjusted returns on the investment.

The credit quality of the tenant under the lease is an important aspect of the due diligence of the transaction. Prior to entering into any transaction, we will conduct a review of the tenant’s credit quality. This review may include reviews of publicly available information, including any public credit ratings, financial statements, debt and equity analyst reports, and reviews of corporate credit spreads, stock prices, market capitalization and other financial metrics.

While we have no defined minimum credit rating or balance sheet size for tenants, a significant majority of the tenants underlying our investments have, and we expect them to continue to have, investment grade credit ratings (as determined by major credit rating agencies) or will be companies that we determine to be credit tenants based on our own underwriting of the tenant’s financial condition. For those tenants that either are below investment grade or are unrated, we may conduct additional due diligence, including additional financial reviews of the tenant and a more comprehensive review of the business segment and industry in which the tenant operates.

Assuming that the credit of the tenant under the lease is satisfactory, a thorough review is then conducted into the quality of the lease, focusing primarily on the landlord’s obligations under the lease and those provisions of the lease that would permit the tenant to terminate or abate rent prior to the conclusion of the primary lease term. We will analyze the lease to ensure that all or substantially all of the property expenses are borne by the tenant to assure that we can realize a predictable cash flow from the property. In addition, each lease will be reviewed by outside counsel and a lease summary will be provided to us for use in evaluating the transaction.

Finally, we will conduct a review with respect to the quality of the real estate subject to the lease. In all cases, the property will be reviewed from a traditional real estate perspective, including quality of construction and maintenance, location and value of the real estate and technical issues such as title, survey and environmental. Appraisals and environmental and, as necessary, engineering reports will be obtained from third-parties and reviewed by us and/or legal counsel. We also will thoroughly review the property’s real estate fundamentals, including location and type of the property, vacancy rates and trends in vacancy rates in the property’s market, rental rates within the property’s market, recent sales prices and demographics in the property’s market. As described in detail under “— Our Portfolio” above, we target properties with one or more of the following: flexible asset type, barriers to entry in the market, and a core facility of the tenant. In addition, we may evaluate, or engage a third-party provider to evaluate, alternative uses for the real estate and the costs associated with converting to such alternative uses, as well as examine the surrounding real estate market in greater detail.

In addition to our review of the quality of any individual transaction, we also will:

•	evaluate our current portfolio, including consideration of how the subject transaction affects asset diversity and credit concentrations in the tenant, industry or credit level;
•	determine whether we can implement appropriate legal and financial structures, including our ability to control the asset in a variety of circumstances, such as an event of default by the tenant;
•	evaluate the leveraged and unleveraged yield on the property and how that yield compares to our target yields for that property type and our analysis of the risk profile of the investment; and

•	determine our plans for repositioning the property for future growth upon the expiration of the tenant’s lease.

We will use integrated systems such as customized software and models to support our decisions on pricing and structuring investments.

Asset Management

Our on-going day-to-day management of our properties, includes, without limitation, the following:

•	meeting periodically with our tenants;
•	monitoring lease expirations and tenant space requirements and renewing or re-letting space as leases mature;
•	monitoring the financial condition and credit ratings of our tenants;
•	performing physical inspections of our properties;
•	making periodic improvements to properties where required;
•	monitoring portfolio concentrations (e.g., tenant, industry and credit); and
•	monitoring real estate market conditions where we own properties.

Asset Surveillance System

We also have created an on-going asset surveillance system that:

•	tracks the status of our investments and investment opportunities;
•	maintains the underlying property acquisition documents;
•	monitors actual cash flows on each property;
•	identifies issues such as non-payment of rent; and
•	routinely monitors the credit ratings and financial conditions of underlying tenants.

Through this system we are able to track and document the entire lifecycle of our properties.

Closing Process

From the time we begin to consider an investment until the investment is closed, the prospective transaction undergoes a variety of defined steps and procedures. In connection with the closing process, we will typically need to rely on certain third parties not under our control, including tenants, sellers, lenders, brokers, outside counsel, insurance companies, title companies, environmental consultants, appraisers, engineering consultants and other product or service providers. We carefully manage the closing process and have developed a streamlined set of procedures, checklists and relationships with many of the third-party providers with whom we do business on an on-going basis.

As set forth under “— Underwriting and Due Diligence Process” above, each transaction will go through a multi-stage process. All of our transactions will be closed by our in-house closing staff, in some instances with the assistance of outside counsel. That staff will seek to close our property acquisitions two to four weeks after a purchase and sale agreement is signed, while at the same time maintaining our acquisition standards.

Insurance

We carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket insurance policy. In addition, it is our practice to carry environmental coverage on properties we believe are at higher risk of environmental issues due to use or location. We select the policy specifications and insured limits that we believe are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice; however, our insurance coverage may not be sufficient to fully cover our losses. We do not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Some of our policies, like those covering losses due to terrorism, earthquakes and floods, may be insured subject to limitations involving substantial self insurance portions and significant deductibles and co-payments for such events. We may reduce or discontinue terrorism, earthquake, flood or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases.

Competition

We are subject to competition in the acquisition of properties and intense competition in the leasing of our properties. We compete with a number of developers, owners and operators of commercial real estate, including ARC and its affiliates and other REITs and funds sponsored and/or advised by ARC and/or its affiliates, many of which own properties similar to ours in the same markets in which our properties are located, in the leasing of our properties. We also may face new competitors and, due to our focus on single tenant properties located throughout the United States, and because many of our competitors are locally and/or regionally focused, we will not encounter the same competitors in each region of the United States.

Many of our competitors have greater financial and other resources and may have other advantages over our company. Our competitors may be willing to accept lower returns on their investments and may succeed in buying the properties that we have targeted for acquisition. We may also incur costs on unsuccessful acquisitions that we will not be able to recover.

Environmental Matters

Under various federal, state and local environmental laws, a current owner of real estate may be required to investigate and clean up contaminated property. Under these laws, courts and government agencies have the authority to impose cleanup responsibility and liability even if the owner did not know of and was not responsible for the contamination. For example, liability can be imposed upon us based on the activities of our tenants or a prior owner. In addition to the cost of the cleanup, environmental contamination on a property may adversely affect the value of the property and our ability to sell, rent or finance the property, and may adversely impact our investment in that property.

Prior to acquisition of a property, we obtain Phase I environmental reports. These reports will be prepared in accordance with an appropriate level of due diligence based on our standards and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property and nearby or adjoining properties. We may also obtain a Phase II investigation which may include limited subsurface investigations and tests for substances of concern where the results of the Phase I environmental reports or other information indicates possible contamination or where our consultants recommend such procedures.

To our knowledge, we believe that our portfolio is in compliance in all material respects with all federal, state and local laws and regulations regarding hazardous or toxic substances and other environmental matters.

At December 31, 2011, we were not aware of any environmental concerns that would have a material adverse effect on our financial position or results of operations.

Employees

As of December 31, 2011, we did not have any employees. Immediately following our Internalization, we expect to have approximately ten employees.

Legal Proceedings

From time to time, we may be party to a variety of legal proceedings arising in the ordinary course of our business. We are not a party to any material litigation or legal proceedings, or to the best of our knowledge, any threatened litigation or legal proceedings which, in the opinion of management, individually or in the aggregate, would have a material adverse effect on our results of operations or financial condition.

Promoters

ARC and its principals, Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Brian S. Block, and Edward M. Weil, Jr., may be deemed “promoters” of our company, which means they took initiative in founding and organizing our business. See “Certain Relationships and Related Transactions.”

MANAGEMENT

Directors and Executive Officers

Our Board of Directors is comprised of five members. Our directors have each been elected to serve a term of one year and until their respective successors are duly elected and qualify. Our Board of Directors has determined that each of the three Independent Directors listed in the table below satisfy the listing standards for independence of NASDAQ. There are no familial relationship between any of our directors and executive officers.

Our organizational documents provide that the total number of directors not be less than the minimum number required by the MGCL or our charter, nor more than 15, and that a majority of the Board of Directors will be Independent Directors except for a period of 60 days after the death, removal or resignation of an Independent Director. Directors are elected by a plurality of all the votes cast. Any director may resign at any time. A director may be removed, with or without cause, by the affirmative vote of the stockholders entitled to cast not less than a majority of the total votes entitled to be cast generally in the election of directors, except that only Independent Directors may nominate replacements for vacancies concerning the Independent Director positions. Any vacancy created by the death, resignation or removal of a director or an increase in the number of directors may be filled only by a vote of a majority of the remaining directors. If at any time there are no directors in office, successor directors shall be elected in accordance with the MGCL. Each director will be bound by the charter and the bylaws.

The following table sets forth certain information concerning our directors and executive officers upon consummation of our Internalization:

Name	Age	Position
William M. Kahane	63	President, Chief Executive Officer and Director
Nicholas S. Schorsch	50	Chairman of the Board of Directors
Brian D. Jones	43	Chief Financial Officer and Treasurer
Susan E. Manning	52	Chief Accounting Officer and Secretary
Leslie D. Michelson	61	Director*
William G. Stanley	56	Director*
Robert H. Burns	82	Director*

*	Indicates that such director is considered an Independent Director under the NASDAQ independence standards as determined by our Board of Directors.

The following is a biographical summary of the experience of our directors and executive officers.

William M. Kahane will become our President, Chief Executive Officer and Director upon consummation of our Internalization. Prior to our Internalization, Mr. Kahane was our President, Chief Operating Officer and Treasurer, as well as the President, Chief Operating Officer and Treasurer of our former advisor since their formation in August 2007. Mr. Kahane has been active in the structuring and financial management of commercial real estate investments for over 25 years. He has served as the President, Chief Operating Officer and Treasurer of American Realty Capital New York Recovery REIT, Inc., or NYRR, since its formation in October 2009, and President, Chief Operating Officer and Treasurer of the NYRR property manager and the NYRR advisor since their formation in November 2009. Mr. Kahane is a director of Phillips Edison — ARC Shopping Center REIT, Inc., or PE-ARC, and the President, Chief Operating Officer and Treasurer of the PE-ARC advisor since their formation in December 2009, President, Treasurer and director of American Realty Capital — Retail Centers of America, Inc., or ARC RCA, since its formation in July 2010 and President, Chief Operating Officer and Treasurer of the advisor of ARC RCA since its formation in May 2010. Mr. Kahane has also been a director and the President of Business Development Corporation of America, or BDCA, since its formation in May 2010. Mr. Kahane also has been the President, director and Treasurer of American Realty Capital Healthcare Trust, Inc., ARC HT, and President, Chief Operating Officer and Treasurer of the ARC HT advisor since their formation in August 2010. Mr. Kahane has been the President, Chief Operating Officer and Treasurer of American Realty Capital Trust III, Inc., or ARCT III, since its formation in October 2010. Mr. Kahane has been the President and Treasurer of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Kahane served as the Chief Operating Officer of ARC — Northcliffe Income Properties, Inc., or ARC — Northcliffe, from its formation in September 2010 until its termination in October 2011. Mr. Kahane has also served as director, President, Treasurer and Chief Operating Officer of American Realty Capital Daily Net Asset Value Trust, Inc., or ARC Daily NAV, since its formation in September 2010 and President, Chief Operating Officer and Treasurer of its advisor since its formation in September 2010. Mr. Kahane also has been the President, Chief Operating Officer and a director of ARCP since its formation in December 2010 and President and Chief Operating Officer of its advisor since its formation in November 2010. Upon the closing of this offering and our Internalization, Mr. Kahane will resign from his management positions with all of these entities, but will remain as a director with the following entities: ARC HT, ARC RCA, NYRR and PE-ARC. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 – 1979. From 1981 – 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a Managing Director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the Chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at AFRT (April 2003 to August 2006), during which time Mr. Kahane served as Chairman of the finance committee of AFRT’s Board of Trustees. Mr. Kahane has been a Managing Director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also has served as a member of the investment committee at Aetos Capital Asia Advisors, a $3.0 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008. From 1997 until 2005, Mr. Kahane also was on the Board of Directors of Catellus. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business where he was a Mason Smith Fellow and received a Japan Foundation Grant. Mr. Kahane serves as a trustee of Occidental College and is a member of the Board of Trustees of Temple Emanu-El in New York City. We believe that Mr. Kahane’s experience as President, Chief Operating Officer and Treasurer of ARCT and NYRR, his prior experience as Chairman of the Board of Catellus, and his significant investment banking experience in domestic and international real estate make him well qualified to serve as a member of our Board of Directors.

Nicholas S. Schorsch has been our Chairman of the Board since August 2007. Prior to our Internalization, Mr. Schorsch was Chairman of the Board and Chief Executive Officer as well as the Chief Executive Officer of our property manager and our former advisor since their formation in July 2011. He has more than 20 years of real estate experience. Mr. Schorsch has served as the Chairman of the Board and Chief Executive Officer of American Realty Capital Global Daily Net Asset Value Trust, Inc., or ARC Global NAV, since July 2007. Mr. Schorsch also has been the Chief Executive Officer of American Realty Capital Global Advisors, LLC since its formation in July 2011. Mr. Schorsch also has been Chairman and Chief Executive Officer of NYRR since its formation in October 2009, Chief Executive Officer of the NYRR property manager and the NYRR advisor since their formation in November 2009 and Chairman of the Board and Chief Executive Officer of ARC RCA since its formation in July 2010 and Chief Executive Officer of the ARC RCA advisor since its formation in May 2010. Mr. Schorsch also has been the Chairman of the Board and Chief Executive Officer of ARC HT and Chief Executive Officer of the ARC HT advisor since their formation in August 2010. Mr. Schorsch has been the Chairman and Chief Executive Officer of ARCT III and the Chief Executive Officer of the advisor and property manager of ARCT III since their formation in October 2010. Mr. Schorsch served as the President and Director of ARC — Northcliffe from its formation in September 2010 until its termination in October 2011. Mr.

Schorsch has also served as the Chairman of the Board and Chief Executive Officer of ARC Daily NAV since its formation in September 2010 and Chief Executive Officer of its advisor since its formation in September 2010. Mr. Schorsch has also been the Chairman and Chief Executive Officer of ARCP since its formation in December 2010, and Chairman and Chief Executive Officer of its advisor since its formation in November 2010. Mr. Schorsch has also been a Director and the Chief Executive Officer of BDCA since its formation in May 2010. From September 2006 to July 2007, Mr. Schorsch was Chief Executive Officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as President, Chief Executive Officer and Vice Chairman of AFRT from its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial services industry, such as banks and insurance companies. Through American Financial Resource Group (AFRG) and its successor corporation, AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5 billion, while also operating offices in Europe that focused on sale and leaseback and other property transactions in Spain, France, Germany, Finland, Norway and the United Kingdom. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as Chief Executive Officer and President of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as President of a non-ferrous metal product manufacturing business, Thermal Reduction. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel University. We believe that Mr. Schorsch’s service as Chairman and Chief Executive Officer of NYRR ARC RCA, ARC HT, ARC NAV and ARCT III and as President and a Director of ARC Northcliffe, his previous experience as President, Chief Executive Officer and Vice Chairman of AFRT and his significant real estate acquisition experience make him well qualified to serve as our Chairman of the Board.

Brian D. Jones will serve as our Chief Financial Officer and Treasurer upon the consummation of our Internalization. Prior to our Internalization, Mr. Jones served as Senior Vice President, Managing Director and Head of Investment Banking at Realty Capital Securities, LLC and ARC from September 2010 through February 2012. Prior to joining Realty Capital Securities, LLC and ARC, Mr. Jones was a Director in the real estate investment banking group at Robert W. Baird & Co. from February 2008 through August 2010. From January 2005 through November 2007, Mr. Jones was an Executive Director in the real estate investment banking group at Morgan Stanley & Co. Prior to that, Mr. Jones worked in the real estate investment banking group at RBC Capital Markets from February 2004 through February 2005. From October 1997 through February 2001, Mr. Jones worked in the real estate investment banking group at PaineWebber. He also founded in February 2001 and operated through February 2004 an independent financial consulting firm focused on strategic advisory and private capital raising for real estate investment firms. From September 1990 to October 1997, Mr. Jones worked in the real estate tax advisory group at Coopers & Lybrand, LLP, where he was a manager focused on REIT and partnership tax structuring. Mr. Jones is responsible for the accounting, finance and reporting functions at our company. He has more than 17 years of experience advising public and private real estate companies and executing a broad range of complex strategic and capital markets transactions, including approximately $9 billon of capital markets transactions, $10 billion of real estate acquisitions and dispositions and $35 billion of corporate mergers and acquisitions. Mr. Jones is a Certified Public Accountant, licensed in California since 1993, and is a member of CSCPA, ULI and NAREIT. Mr. Jones also has Series 7, 24 and 63 licenses. Mr. Jones received a B.S. with honors in Agricultural and Managerial Economics from the University of California at Davis and an M.S. in Taxation from Golden State University.

Susan E. Manning will serve as our Chief Accounting Officer and Secretary upon consummation of our Internalization. Prior to our Internalization, Ms. Manning served as our

Controller from September 2009, served as the Controller of BDCA from its inception in May 2010, served as the Controller of ARCT III from its inception in October 2010, served as the Controller of ARCP from its inception in December 2010, and served as the Controller of NYRR from its inception in October 2009 to September 2010. Prior to joining our sponsor, from March 2006 to May 2009, Ms. Manning was the Controller at Luminent Mortgage Capital, Inc., a mortgage REIT with a $10.0 billion investment portfolio. From May 2003 to February 2006, Ms. Manning was a Vice President at MBNA Corp., a credit card issuer with over $62 billion in assets where she coordinated accounting and reporting with the company’s international subsidiaries. From September 1998 to May 2003, Ms. Manning was a Vice President at American Business Financial Services, a publicly traded mortgage company where she was responsible for financial reporting and accounting policy. From September 1990 to September 1998, Ms. Manning was an audit manager for Ernst and Young, LLP. Ms. Manning is a Certified Public Accountant and has an M.B.A. from Saint Joseph’s University.

Leslie D. Michelson was appointed as an Independent Director of our company on January 22, 2008. Mr. Michelson has also served as an Independent Director of BDCA since January 2011, ARC HT since January 2011, and ARC NAV since August 2011. Upon consummation of our Internalization, Mr. Michelson will resign from the Board of Directors of ARC NAV and will be appointed to the Board of Directors of ARC RCA as an Independent Director. Mr. Michelson has served as the Chairman and Chief Executive Officer of Private Health Management, a retainer-based primary care medical practice management company since April 2007. Mr. Michelson is also a director of Molecular Insight Pharmaceuticals, Inc., a biotechnology company developing innovative diagnostic and therapeutic products for prostate cancer. Mr. Michelson served as Vice Chairman and Chief Executive Officer of the Prostate Cancer Foundation, the world’s largest private source of prostate cancer research funding, from April 2002 until December 2006 and currently serves on its Board of Directors. Mr. Michelson served on the Board of Directors of Catellus from 1997 until 2004 when the company was sold to ProLogis. At Catellus, Mr. Michelson was a member of the Audit Committee of the Board of Directors for five years and served at various times as the Chairman of the Audit Committee and the Compensation Committee. From April 2001 to April 2002, he was an investor in, and served as an advisor or director of, a portfolio of entrepreneurial healthcare, technology and real estate companies. From March 2000 to August 2001, he served as Chief Executive Officer and as a director of Acurian, Inc., an Internet company that accelerates clinical trials for new prescription drugs. From 1999 to March 2000, Mr. Michelson served as an adviser of Saybrook Capital, LLC, an investment bank specializing in the real estate and health care industries. From June 1998 to February 1999, Mr. Michelson served as Chairman and co-Chief Executive Officer of Protocare, Inc., a manager of clinical trials for the pharmaceutical industry and disease management firm. From 1988 to 1998, he served as Chairman and Chief Executive Officer of Value Health Sciences, Inc., an applied health services research firm he co-founded. Mr. Michelson had been a director of Nastech Pharmaceutical Company Inc., a NASDAQ-traded biotechnology company focused on innovative drug delivery technology, from 2004 to 2008, of Highlands Acquisition Company, an AMEX-traded special purpose acquisition company, from 2007 to 2009, of G&L Realty Corp., a NYSE-traded medical office building REIT from 1995 to 2001, and of Landmark Imaging, a privately held diagnostic imaging and treatment company from 2007 to 2010. Additionally, since June 2004 and through the present, he has been and is a director and Vice Chairman of ALS-TDI, a philanthropy dedicated to curing Amyotrophic Lateral Sclerosis (ALS), commonly known as Lou Gehrig’s disease. Mr. Michelson received his B.A. from The Johns Hopkins University in 1973 and a J.D. from Yale Law School in 1976. We believe that Mr. Michelson’s current experience as a Director of NYRR, BDCA and ARC HT, his previous experience as a member of the Board of Directors of Catellus and his legal education make him well qualified to serve as a member of our Board of Directors.

William G. Stanley was appointed as an Independent Director of our company on January 22, 2008. Mr. Stanley has also served as an Independent Director of NYRR since 2009, BDCA since January 2011 and ARC RCA since February 2011. Mr. Stanley is the founder and managing member of Stanley Laman Securities, LLC, a FINRA member broker-dealer, since 2004. Mr. Stanley also is the founder, and has been the President, of The Stanley-Laman Group, Ltd, or SLG, a registered investment advisor for high net worth clients since 1997. Mr. Stanley serves on the Advisory Board of Highland Capital’s, High Cap Group. Highland Capital is a wholly owned subsidiary of National Financial Partners (NYSE:NFP). The Stanley-Laman Group has two separate groups within the organization, the Planning Group and the Investment Management Group. The Planning Group represents high worth families and family offices specializing in business continuity and estate planning using propriety computer models and tax planning techniques that have been researched, applied and refined over 30 years. SLG represents some of the wealthiest families in the world and has recently expanded its planning practice to international client matters. The Investment Management Group manages portfolios using proprietary trading and security selection techniques along with a global economic research. SLG acts as a separate account manager for other financial advisors nationally through Charles Schwab’s Institutional Separate Account Manager Platform. Mr. Stanley served as an auditor for General Electric Capital from 1977 to 1979 and as a registered representative for Capital Analysts, Inc. of Radnor, Pennsylvania, a national investment advisory firm that specialized in sophisticated planning for high net worth individuals from 1979 to 1991. Mr. Stanley received a B.A. from Concord University and a Masters of Financial Services from The American College. He has also received the following designations: Chartered Life Underwriter from The American College and Chartered Financial Consultant from The American College. We believe that Mr. Stanley’s current experience as a director of NYRR, BDCA and ARC RCA as well as his significant background in finance makes him well qualified to serve on our Board of Directors.

Robert H. Burns was appointed as an Independent Director of our company on January 22, 2008. Mr. Burns has also served as an Independent Director of NYRR since October 2009 and ARCT III since January 2011. Upon consummation of our Internalization, Mr. Burns will resign from the Board of Directors of ARCT III and will be appointed to the Board of Directors of ARC HT as an Independent Director. Mr. Burns is a hotel industry veteran with an international reputation and over thirty years of hotel, real estate, food and beverage and retail experience. He founded and built the luxurious Regent International Hotels brand, which he sold in 1992. From 1970 to 1992, Mr. Burns served as Chairman and Chief Executive Officer of Regent International Hotels, where he was personally involved in all strategic and major operating decisions. Mr. Burns and his team of professionals performed site selection, obtained land use and zoning approvals, performed all property due diligence, financed each project by raising equity and arranging debt, oversaw planning, design and construction of each hotel property, and managed each asset. Each Regent hotel typically contained a significant food and beverage element and high-end retail component, frequently including luxury goods such as clothing, jewelry, as well as retail shops. Mr. Burns is extremely familiar with the retail landscape as his flagship hotel in Hong Kong was part of a mixed-use complex anchored by a major enclosed shopping center connected to the Regent Hong Kong. Mr. Burns opened the first Regent hotel in Honolulu, Hawaii in 1970. From 1970 to 1979, the company opened and managed a number of prominent hotels, but gained truly international recognition in 1980 with the opening of The Regent Hong Kong, which brought a new dimension in amenities and service to hotels in the city and attracted attention throughout the world. In all, Mr. Burns developed over 18 major hotel projects, including the Four Seasons Hotel in New York City, the Beverly Wilshire Hotel in Beverly Hills, the Four Seasons Hotel in Milan, Italy, and the Four Seasons Hotel in Bali, Indonesia. Mr. Burns currently serves as Chairman of Barings’ Chrysalis Emerging Markets Fund, a position he has held since 1991, and as a director of Barings’ Asia Pacific Fund, a position he has held since 1986. Additionally, he has been a member of the executive committee of the Board of Directors of Jazz at Lincoln Center in New York City since 2000. He also chairs the Robert H. Burns Foundation which he founded in 1992. The Robert H. Burns Foundation funds the education of Asian students at American schools. Mr. Burns frequently lectures at Stanford Business School. Mr. Burns served as a faculty member at the University of Hawaii from 1963 to 1994 and as President of the Hawaii Hotel Association from 1968 to 1970. Mr. Burns began his career in Sheraton’s Executive Training Program in 1958, and advanced within Sheraton and then within Westin Hotels from 1962 to 1963. He later spent eight years with Hilton International Hotels from 1963 to 1970. Mr. Burns graduated from the School of

Hotel Management at Michigan State University in 1958 and the University of Michigan’s Graduate School of Business in 1960 after serving three years in the U.S. Army in Korea. For the past five years Mr. Burns has devoted his time to owning and operating Villa Feltrinelli on Lago di Garda, in Northern Italy, a small, luxury hotel, and working on developing hotel projects in Asia, focusing on Vietnam and China. We believe that Mr. Burns’ current experience as a director of NYRR and ARCT III and his experience as a real estate developer for over 40 years, during which he developed over eighteen 18 major hotel projects, make him well qualified to serve as a member of our Board of Directors.

Board Committees

Our Board has established an audit committee, a nominating and corporate governance committee, a compensation committee and a conflicts committee. The composition of each of the audit committee, the compensation committee and the nominating and corporate governance committee must comply with the listing requirements and other rules and regulations of NASDAQ, as amended or modified from time to time. Each of these committees is comprised of three Independent Directors.

Audit Committee

The audit committee is comprised of Leslie D. Michelson, William G. Stanley and Robert H. Burns, each of whom is an Independent Director and “financially literate” under the rules of NASDAQ. Mr. Michelson is the chair of our audit committee and has been designated by our Board as our audit committee financial expert, as that term is defined by the SEC, which will be disclosed in our proxy statement for our 2012 annual meeting of stockholders. Commencing upon our Internalization, Mr. Michelson will receive an annual retainer of $15,000 for serving as chair of the audit committee and each other member of such committee will be paid an annual retainer of $7,500. Our Board of Directors adopted a charter for the audit committee in January 2008. The audit committee charter is available on our website at http://www.arctreit.com/materials by clicking on “Audit Committee Charter.”

The committee will assist our Board of Directors in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications and independence; and
•	the performance of our internal audit function and independent auditor.

The audit committee will also be responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee is comprised of Leslie D. Michelson, William G. Stanley and Robert H. Burns, each of whom is an Independent Director. Mr. Michelson is the chair of our compensation committee. Commencing upon our Internalization, Mr. Michelson will receive an annual retainer of $10,000 for serving as chair of the compensation committee and each other member of such committee will be paid an annual retainer of $5,000. Our Board of Directors adopted a charter for the compensation committee in February 2012. The compensation committee charter is available on our website at http://www.arctreit.com/materials by clicking on “Compensation Committee Charter.”

The principal functions of the compensation committee are to:

•	approve and evaluate all compensation plans, policies and programs as they affect the company’s executive officers;
•	review and oversee management’s annual process, if any, for evaluating the performance of our senior officers and review and approve on an annual basis the remuneration of our senior officers;
•	oversee our equity incentive plans, including, without limitation, the issuance of stock options, restricted shares of common stock, restricted stock units, distributions equivalent shares and other equity-based awards;
•	assist our Board of Directors and the Chairman of the Board in overseeing the development of executive succession plans; and
•	determine from time to time the remuneration for our non-Executive Directors.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of Leslie D. Michelson, William G. Stanley and Robert H. Burns, each of whom is an Independent Director. Mr. Michelson is the chair of our nominating and corporate governance committee. Commencing upon our Internalization, Mr. Michelson will receive an annual retainer of $7,500 for serving as chair of the nominating and corporate governance committee and each other member of such committee will be paid an annual retainer of $4,000. Our Board of Directors adopted a charter for the nominating and corporate governance committee in January 2008. The nominating and corporate governance committee charter is available on our website at http://www.arctreit.com/materials by clicking on “Nominating and Corporate Governance Committee Charter.”

The nominating and corporate governance committee is responsible for the following:

•	providing counsel to our Board of Directors with respect to the organization, function and composition of our Board of Directors and its committees;
•	overseeing the self-evaluation of our Board of Directors and our Board of Directors’ evaluation of management;
•	periodically reviewing and, if appropriate, recommending to our Board of Directors changes to, our corporate governance policies and procedures; and
•	identifying and recommending to our Board of Directors potential director candidates for nomination.

Conflicts Committee

The conflicts committee is comprised of Leslie D. Michelson, William G. Stanley and Robert H. Burns, our three Independent Directors. Mr. Michelson is the chair of our conflicts committee. Our Board of Directors adopted a charter of the conflicts committee in January 2008. The conflicts committee charter is available on our website at http://www.arctreit.com/materials by clicking on “Conflicts Committee Charter.”

The primary purpose of the conflicts committee is to approve transactions, and resolve other conflicts of interest, between us and our subsidiaries, on the one hand, and ARC or any executives or directors, or their respective affiliates, on the other hand. The conflicts committee is responsible for reviewing and approving all transactions with ARC or any of our executives or directors, all purchases and leases of properties from or sales or leases to ARC or any of our executives or directors, and reviewing and approving all agreements and amendments to agreements between us and ARC or any of our executives or directors. The conflicts committee reviews our policies and reports to confirm that they are being followed by us and are in the best interests of our stockholders.

Director Compensation

Our non-Independent Directors and our Chairman of the Board have not received, and following our Internalization will continue not to receive, cash compensation for serving on our Board of Directors. Prior to our Internalization, our Independent Directors earned a retainer of $30,000 per year, plus $2,000 for each Board of Directors or committee meeting the Independent Director attended in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee), $1,500 for each meeting the Independent Director attended by telephone and $750 per transaction reviewed and voted upon via electronic meeting up to a maximum of $2,250 for three or more transactions reviewed and voted upon per meeting. If there was a meeting of our Board of Directors and one or more committees in a single day, the fees are limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there was a meeting of such committee).

In connection with this offering, we engaged FTI to review the compensation paid to our Independent Directors. Based on their recommendations our Board of Directors has approved, effective upon the consummation of our Internalization and the listing of our common stock on NASDAQ, an increase in the annual retainer paid to our Independent Directors to $65,000 per year (pro rated for 2012), payable 50% in cash and 50% in restricted stock that will vest based upon the period that the Independent Director is elected or appointed to serve (i.e., in the event the Independent Director is elected or appointed to serve a three year term, the vesting period will be three years). In addition, following the consummation of our Internalization, our Independent Directors will continue to earn attendance fees, and will earn additional annual cash retainers (pro rated for 2012), each as described above.

Separate from the annual compensation payable to our Independent Directors, in order to ensure that our Independent Directors have a meaningful ownership stake in us and their interests are aligned with our stockholders, upon completion of this offering, it is anticipated that our Independent Directors will each receive a one-time award of $50,000 of restricted shares of our common stock and nonqualified stock options to purchase shares of our common stock, in each case vesting annually over a 5-year period. Following the consummation of our Internalization, our Independent Directors will continue to receive an annual award of 3,000 stock options as described below, but will no longer be entitled to receive annual grants of restricted stock as described below.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors.

2007 Stock Option Plan

In January 2008, our 2007 Non-Employee Director Stock Option Plan, or the 2007 Stock Option Plan, was approved by our Board of Directors and stockholders. Pursuant to our 2007 Stock Option Plan, our Independent Directors are eligible to receive annual nondiscretionary awards of nonqualified stock options. The 2007 Stock Option Plan is designed to enhance our profitability and value for the benefit of our stockholders by enabling us to offer Independent Directors stock-based incentives, thereby creating a means to raise the level of equity ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders.

We have authorized and reserved 1,000,000 shares of our common stock for issuance under our 2007 Stock Option Plan, of which 27,000 stock options have been granted. Our Board of Directors may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under our 2007 Stock Option Plan to reflect any change in our capital structure or business, stock distribution, stock split, recapitalization, reorganization, merger, consolidation or sale of all or substantially all of our assets.

Our 2007 Stock Option Plan provides for the automatic grant of a nonqualified stock option to each of our Independent Directors, without any further action by our Board of Directors or the stockholders, to purchase 3,000 shares of our common stock on the date of an independent director’s initial election or appointment and on the date of each annual stockholder’s meeting. These automatic grants will continue following the consummation of our Internalization. The exercise price for all stock options granted under our 2007 Stock Option Plan was fixed at $10.00 per share until the termination of our prior initial public offering, and thereafter the exercise price for stock options granted to our Independent Directors will be equal to the fair market value of a share on the last business day preceding the annual meeting of stockholders. The term of each such option will be 10 years. Options granted to Independent Directors will vest and become exercisable on the second anniversary of the date of grant, provided that the Independent Director is a member of our Board of Directors on that date. In addition, all unvested options will become exercisable immediately upon a “change of control” (as defined under the 2007 Stock Option Plan).

Notwithstanding any other provisions of our stock option plan to the contrary, no stock option issued pursuant thereto may be exercised if such exercise would jeopardize our status as a REIT under the Code.

2010 Restricted Share Plan

In January 2010, our Board of Directors adopted our 2010 Restricted Share Plan. Prior to the completion of this offering, the 2010 Restricted Share Plan provided for the automatic grant of 3,000 restricted shares of common stock to each of the Independent Directors, or an Automatic Grant, without any further action by our Board of Directors or the stockholders, on the date of each annual stockholder’s meeting. Restricted stock issued to Independent Directors under the Automatic Grant vests over a five-year period following the first anniversary of the date of grant in increments of 20% annually. In connection with the consummation of this offering, the 2010 Restricted Share Plan was amended by our Board of Directors to provide that the Automatic Grant will no longer be made following the consummation of this offering.

Under the 2010 Restricted Share Plan, our Independent Directors are entitled to elect during the month such person first becomes an Independent Director and for the remainder of such calendar year and each December thereafter for the ensuing calendar year to receive all or a portion of his annual retainer in the form of unrestricted shares of our common stock. If no election is made, the Independent Director will be deemed to have elected to receive his entire retainer in cash.

The 2010 Restricted Share Plan provides us with the ability to grant awards of restricted shares to our directors, officers and employees, employees of entities that provide services to us, or of entities that provide services to us, and certain of our consultants. The total number of shares of common stock authorized and reserved for issuance under the 2010 Restricted Share Plan is equal to 1.0% of our authorized shares of common stock, or 2,400,000 shares, of which 1,518,000 have been granted. Restricted share awards entitle the recipient to common stock under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with us. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in common stock will be subject to the same restrictions as the underlying restricted shares.

Fiscal 2011 Director Compensation

The following table sets forth information regarding compensation of our directors during the fiscal year ended December 31, 2011:

Name	Fees Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total Compensation ($)
Nicholas S. Schorsch (1)	__	__	__	__	__
William M. Kahane (1)	__	__	__	__	__

Name	Fees Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total Compensation ($)
Leslie D. Michelson	128,862	30,000	__	__	158,862
William G. Stanley	__	154,362	__	__	154,362
Robert H. Burns	__	118,362	__	__	118,362

(1)	Messrs. Schorsch and Kahane received no additional compensation for serving as directors.

Executive Compensation

Compensation Discussion and Analysis

Prior to our Internalization, we had no paid employees and our day-to-day management functions were performed by our former advisor and its related affiliates. Further, prior to our Internalization, our executive officers had all been employees of our former advisor or its affiliates, and we had not paid any of these individuals any compensation for serving in their respective positions at the company. See “Certain Relationships and Related Transactions” below for a discussion of fees we have paid to our former advisor and its affiliates. As a result, individual compensation information is not available for periods prior to our Internalization.

In connection with, and effective upon the consummation of, our Internalization, we will employ our executive officers, including our named executive officers, or NEOs, who consist of William M. Kahane, our President and Chief Executive Officer, and Brian D. Jones, our Chief Financial Officer and Treasurer. Our compensation committee retained FTI as its compensation consultant to, among other things, assist in developing compensation objectives for our executive officers, including our NEOs, Nicholas S. Schorsch, and our Independent Directors; analyze trends in compensation in the marketplace generally and among our peers specifically; and recommend the components and amounts of compensation for our executive officers, our Chairman of the Board and our Independent Directors. Based on the recommendations of FTI and discussions with our management, our compensation committee has approved, effective upon the consummation of our Internalization, a compensation program for our executive officers, including our NEOs, our Chairman of the Board and our Independent Directors that is intended to reward such individuals while closely aligning their interests with those of our stockholders. See “Director Compensation” above for a discussion of the compensation program for our Independent Directors other than our Chairman of the Board. The compensation program for our executive officers, including our NEOs, and our Chairman of the Board consists of three key elements:

•	base salary (other than for Messrs. Schorsch and Kahane);
•	annual incentive compensation; and
•	long-term equity performance compensation.

In addition, we will enter into employment agreements with our NEOs.

Base Salary

Messrs. Schorsch and Kahane will not receive any base salary or any other non-performance based cash compensation. Mr. Jones will receive a base salary at the rate of $           per year, however, the significant majority of his total compensation will be comprised of performance- based incentive compensation. Our other executive officers will receive a base salary.

Annual Incentive Compensation

Our compensation committee has adopted a performance-based annual incentive compensation program, or AICP, that is intended to be fair, reasonable and balanced and reflect a “best-of-class” program for our executive officers, including our NEOs, and our Chairman of the Board to motivate and reward them for performance while closely aligning their interests with those of our stockholders. Under the AICP, our executive officers, including our NEOs, and our Chairman of the Board will be eligible to earn annual performance-based bonus awards based on a pool established each fiscal year that will be funded via both a discretionary component and a formulaic component. Funding of the discretionary component will be subject to the annual approval of our compensation committee based upon an assessment of corporate and individual performance relative to certain performance criteria and objectives to be determined by our Board of Directors. For fiscal 2012, the maximum size of the AICP pool will be calculated as the sum of:

•	Discretionary Component: an amount equal to up to 0.5% of our stockholder’s book equity on the date our common stock is listed on NASDAQ; and
•	Formulaic Component: an amount equal to 20% of our annualized FFO in excess of 6.0% of our market capitalization as of the date our common stock is listed on NASDAQ.

For fiscal 2012, our NEOs and Chairman of the Board will be entitled to receive an allocation from the AICP pool equal to the following percentages: Mr. Kahane — 35%; Mr. Jones —      %; and Mr. Schorsch — 35%. The remaining      % will be allocated to our other executives and employees at the discretion of our senior management.

Any performance-based awards earned under the AICP for fiscal 2012 and allocated to our NEOs and Chairman of the Board will be payable as follows: 50% as a cash bonus payable in 2013 following the completion of the audit for 2012; 25% as a deferred cash bonus; and 25% in the form of restricted stock. Any deferred cash bonus and restricted stock will vest, and be paid in the case of the deferred cash bonus, subject to the continued employment of our NEOs or the continued service of our Chairman of the Board, as applicable, in three substantially equal installments over a three year period.

Long-Term Equity Performance Compensation

Our compensation committee has approved a performance-based multi-year Outperformance Plan, or OPP, in which our executive officers, including our NEOs, Chairman of the Board and other select key employees will participate. This kind of program is common in the REIT industry and provides our executive officers, including our NEOs, Chairman of the Board and other select key employees with long-term opportunities through which the participants will be able to potentially earn additional compensation only upon the attainment of stockholder value creation targets, thereby creating a direct alignment between the interests of the participants and our stockholders and ensuring that the participants are incentivized to maintain a long-term approach in our management.

Under the OPP, participants will be eligible to earn performance-based bonus awards equal to a percentage of a pool that will be funded up to a maximum award opportunity equal to 5% of our equity market capitalization upon the listing of our common stock on NASDAQ, which we refer to as the OPP Cap. Subject to the OPP Cap, the pool will equal an amount to be determined based on our achievement of total return to stockholders (including both share price appreciation and common stock distributions), or Total Return, for the three-year performance period consisting of                                  as follows:

•	Absolute Component: 4% of any excess Total Return attained above an absolute hurdle of 7% per annum, non-compounded (i.e., a Total Return threshold of 21% for the performance period); and
•	Relative Component: 4% of any excess Total Return attained above the Total Return for the performance period of a peer group comprised of the following companies: CapLease, Inc.; Entertainment Properties Trust, Inc.; Getty Realty Corporation; Lexington Realty Trust; National Retail Properties, Inc. and Realty Income Corporation.

In order to further ensure that the interests of participants in the OPP are aligned with our investors, the Relative Component is subject to a ratable sliding scale factor as follows:

•	100% will be earned if we attain a cumulative Total Return of 6% per annum or higher, non-compounded (i.e., attainment of a Total Return threshold of 18% for the performance period);
•	50% will be earned if we attain a cumulative Total Return of 0%;
•	0% will be earned if we attain a cumulative Total Return of less than 0%; and
•	A percentage from 50% to 100% calculated by linear interpolation will be earned if our cumulative Total Return is between 0% and 6% per annum.

For each year during the performance period a portion of the OPP Cap equal to a maximum of up to 1% of our equity market capitalization upon the listing of our common stock on NASDAQ will be “locked-in” for funding of the OPP pool based upon the attainment of pro-rata performance of the performance hurdles set forth above for the applicable year. In addition, a portion of the OPP Cap equal to a maximum of up to 2.5% of our equity market capitalization upon the listing of our common stock on NASDAQ will be “locked-in” for funding of the OPP pool based upon the attainment of cumulative pro-rata performance of the performance hurdles set forth above over years one and two of the performance period, which if achieved, will supersede and negate any prior “locked-in” portion based upon performance in years one and two of the performance period (i.e., a maximum award opportunity equal to a maximum of up to 2.5% of our equity market capitalization upon the listing of our common stock on NASDAQ may be “locked-in” through the end of the second year of the performance period).

Following the performance period, the Absolute Component and the Relative Component will be calculated separately and then added together to determine the aggregate OPP pool, which will be the lesser of the sum of the two components and the OPP Cap. Our NEOs and Chairman of the Board will be entitled to receive an allocation equal to a percentage of the OPP pool as follows: Mr. Kahane — 35%; Mr. Jones —           %; and Mr. Schorsch — 35%. The remaining      % will be allocated to our other executives and employees at the discretion of our senior management.

Any awards earned under the OPP will be issued in the form of LTIP Units which represent units of partnership interest that are structured as a profits interest in our operating partnership. Subject to the participant’s continued employment or service through each vesting date, a portion of any LTIP Units earned will vest on the last day of the performance period and the remainder will vest over a two year period thereafter. This vesting period is intended to create, in the aggregate, up to a five-year retention period with respect to the participants in our OPP.

Employment Agreements

We have entered into employment agreements with Messrs. Kahane and Jones that will be effective upon the consummation of our Internalization. Under his employment agreement, Mr. Kahane will serve as our President and Chief Executive Officer and report directly to our Board of Directors. Under his employment agreement, Mr. Jones will serve as our Chief Financial Officer and Treasurer and report to our Chief Executive Officer. Mr. Kahane’s employment agreement does not provide for a base salary or other non-performance-based cash compensation, but does provide for performance-based incentive compensation as set forth above. Mr. Jones’s employment agreement provides for the base salary set forth above, however, as provided above, the significant majority of his total compensation will be comprised of performance-based incentive compensation.

Additionally, these employment agreements provide for a certain level of severance, generally the sum of base salary plus an additional amount, accelerated vesting of equity-based awards and participation in our health plan for a certain period of time, in the event of a termination of employment in connection with a “change in control,” by us without “cause” or by the executives for “good reason”. In return, each executive has agreed, during the term of his employment and for a certain period of time thereafter, to a number of restrictive covenants, including not to compete with us, solicit our tenants or employees, interfere with our relationship with our tenants, suppliers, contractors, lenders, employees or with any governmental agency and confidentiality provisions. We believe that these employment agreements are fair to our NEOs and to our stockholders because they provide relatively modest severance in exchange for the restrictive covenants which protect us. Further, because the severance level is negotiated up front, it makes it easier for our Board of Directors to terminate our NEOs for performance reasons without the need for protracted negotiations over severance.

Other Benefits

Effective upon the consummation of our Internalization, our executive officers, including our NEOs, will also be eligible to participate in company-sponsored benefit programs made broadly available to all of our salaried employees.

Tax and Accounting Implications

Our compensation committee may consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Code Section 162(m), we may not deduct compensation of more than $1.0 million paid to any “covered employee” unless the compensation is paid pursuant to a plan which is performance related, nondiscretionary and has been approved by our stockholders. To the extent that such compensation paid to our executive officers is subject to and does not qualify for deduction under Code Section 162(m), our compensation committee is prepared to exceed the limit on deductibility under Code Section 162(m) to the extent necessary to ensure our executive officers are compensated in a manner consistent with our best interests and those of our stockholders. In order to maintain our REIT qualification and to generally not be subject to U.S. federal income and excise tax, we have distributed and intend to continue to distribute all or substantially all of our net taxable income each year to holders of our common stock. The loss of a deduction pursuant to Code Section 162(m) would effectively increase our net taxable income and the amount that we would need to distribute in order to generally not be subject to U.S. federal income or excise tax.

Code of Business Conduct and Ethics

Our Board of Directors has established a code of business conduct and ethics that applies to our officers and directors when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our Board of Directors or one of our Board committees and will be promptly disclosed as required by law or NASDAQ regulations.

Limitation of Liability and Indemnification

We are permitted to limit the liability of our directors and officers to us and our stockholders for monetary damages and to indemnify and advance expenses to our directors, officers and other agents, only to the extent permitted by Maryland law.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations of Maryland law and to any additional limitations contained therein, our charter limits directors’ and officers’ liability to us and our stockholders for monetary damages, requires us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors and our officers, and permits us to provide such indemnification and advance of expenses to our employees and agents. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

However, our charter further limits our ability to indemnify our directors for losses or liability suffered by them and to hold them harmless for losses or liability suffered by us by requiring that the following additional conditions are met:

•	the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;
•	the person seeking indemnification was acting on our behalf or performing services for us; and
•	the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an Independent Director, the liability or loss was not the result of gross negligence or willful misconduct.

In any such case, the indemnification or agreement to indemnify is recoverable only out of our net assets and not from the assets of our stockholders.

In addition, we will not indemnify any director for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;
•	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or
•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by a director in advance of final disposition of a proceeding only if all of the following conditions are satisfied:

•	the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification;
•	the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement;
•	the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.

Indemnification Agreements

Upon the closing of this offering, we will enter into indemnification agreements with each of our directors and executive officers. We refer to each person that is party to an indemnification agreement as an indemnitee. In general, each indemnification agreement provides that we will indemnify and advance expenses to the indemnitee to the fullest extent permitted by applicable law and our charter in effect as of the date of the agreement or to such extent as applicable law and our charter thereafter from time to time may permit. However, no change in Maryland law or our charter will have the effect of reducing the benefits available to the indemnitee under the agreement.

If, by reason of being a director, officer, employee or agent of our company, the indemnitee is, or is threatened to be made, a party to any threatened, pending or completed proceeding, the indemnitee is entitled to be indemnified against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such proceeding or any other issue or matter related to the proceeding. However, we are not required to provide this indemnification if it is established by a preponderance of the evidence, as reflected in a final determination of a court of competent jurisdiction that is not subject to further appeal, that:

•	the act or omission of the indemnitee was material to the matters giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty;
•	the indemnitee actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful (we collectively refer to these three sets of circumstances as bad conduct).

Notwithstanding the foregoing, in connection with a proceeding brought by us or on our behalf, no indemnification will be made in respect of any claim, issue or matter in such proceeding as to which the indemnitee has been adjudged to be liable to us if applicable law prohibits such indemnification; provided, however, that if applicable law so permits, indemnification will nonetheless be made by us in such event if and only to the extent the court in which such proceeding has been brought or is pending shall so determine.

Subject to our charter, we are obligated to advance all expenses reasonably incurred by or on behalf of each indemnitee in connection with any threatened, pending or completed proceeding from time to time and as incurred, within 30 days after our receipt of a request for advancement, whether prior to or after final disposition of such proceeding. In order to be advanced expenses, in addition to providing a statement reasonably evidencing the expenses incurred, the indemnitee must affirm in writing his or her good-faith belief that he or she has not engaged in bad conduct in connection with the matters giving rise to, and is entitled to indemnification in connection with, such proceeding pursuant to and in accordance with his or her indemnification agreement, and provide an undertaking to repay any expenses advanced if it is ultimately determined that the indemnitee has engaged in bad conduct in connection with the matters giving rise to such proceeding and is therefore not entitled to be indemnified against such expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of January 31, 2012 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock based solely upon the amounts and percentages contained in the public filings of such persons;
•	each of our officers and directors; and
•	all of our officers and directors as a group.

	Common Stock Beneficially Owned
Name of Beneficial Owner (1)	Number of Shares of Common Stock (2)	Percentage of Class (3)
Leslie D. Michelson, Independent Director (4)	23,046	*
William G. Stanley, Independent Director (5)	91,219	*
Robert H. Burns, Independent Director (6)	88,730	*
Nicholas S. Schorsch, Chairman of the Board (7)(8)	990,780	*
William M. Kahane, President, Chief Executive Officer and Director (7)(9)	258,991	*
Peter M. Budko, Executive Vice President and Chief Investment Officer (7)(10)†	163,484	*
Edward M. Weil, Jr., Executive Vice President and Secretary (7)(11)†	56,530	*
Brian S. Block, Executive Vice President and Chief Financial Officer (7)(12)†	68,377	*
All directors and executive officers as a group (eight persons)	1,741,158	*

*	Less than 1%.
†	Each of these persons will be resigning upon consummation of our Internalization.
(1)	The address of William M. Kahane, Peter M. Budko, Robert H. Burns, Leslie D. Michelson and William G. Stanley is:

c/o American Realty Capital
405 Park Avenue
New York, NY 10022

The address of Nicholas S. Schorsch, Brian S. Block and Edward M. Weil, Jr. is:

c/o American Realty Capital
106 York Road
Jenkintown, PA 19046

(2)	Excludes 3,750 restricted shares of common stock that will be issued to Brian D. Jones, our Chief Financial Officer and Treasurer following our Internalization, and 2,000 restricted shares of common stock that will be issued to Susan E. Manning, our Chief Accounting Officer and Secretary following our Internalization.
(3)	Based on 178,179,289 shares of common stock outstanding as of January 31, 2012, including 5,750,540 shares issued in connection with the Distribution Reinvestment Plan. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.
(4)	Shares owned by Mr. Michelson include options to purchase 9,000 shares of common stock, 6,550 shares issued for Board related services in lieu of cash consideration, 1,496 shares issued under the Distribution Reinvestment Plan and 6,000 restricted shares of common stock. Excludes restricted shares of our common stock, which will vest beginning , that will be granted upon the listing of our common stock on NASDAQ.
(5)	Shares owned by Mr. Stanley include options to purchase 9,000 shares of common stock, 20,451 shares issued for Board related services in lieu of cash consideration, 11,323 shares issued under the Distribution Reinvestment Plan, 44,444 shares purchased by Mr. Stanley and 6,000 restricted shares of common stock. Excludes restricted shares of our common stock, which will vest beginning , that will be granted upon the listing of our common stock on NASDAQ.
(6)	Shares owned by Mr. Burns include options to purchase 9,000 shares of common stock, 16,451 shares issued for Board related services in lieu of cash consideration, 12,835 shares issued under the Distribution Reinvestment Plan, 44,444 shares purchased by Mr. Burns and 6,000 restricted shares of common stock. Excludes restricted shares of our common stock, which will vest beginning , that will be granted upon the listing of our common stock on NASDAQ.
(7)	The shares owned in the aggregate by Messrs. Schorsch, Kahane, Budko, Block and Weil include 20,000 shares owned by ARC.
(8)	Includes 934,159 restricted shares of common stock, which will vest upon the listing of our common stock on NASDAQ.
(9)	Includes 212,370 restricted shares of common stock, which will vest upon the listing of our common stock on NASDAQ.
(10)	Includes 160,604 restricted shares of common stock, which will vest upon the listing of our common stock on NASDAQ.
(11)	Includes 55,270 restricted shares of common stock, which will vest upon the listing of our common stock on NASDAQ.
(12)	Includes 67,597 restricted shares of common stock, which will vest upon the listing of our common stock on NASDAQ.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following discussion includes a description with respect to certain relationships and related transactions that existed prior to the consummation of the Internalization with our directors and officers holding office prior to our Internalization, as well as certain relationships and related transactions that exist following the consummation of our Internalization with our directors and officers holding offices following our Internalization. In this regard, the following chart illustrates our management prior to and following the consummation of our Internalization:

Name	Position Prior to our Internalization	Position Following our Internalization
William M. Kahane	President, Chief Operating Officer, Treasurer and Director	President, Chief Executive Officer, and Director
Nicholas S. Schorsch	Chief Executive Officer and Chairman of the Board	Chairman of the Board
Brian D. Jones	None	Chief Financial Officer and Treasurer
Brian S. Block	Executive Vice President and Chief Financial Officer	None
Susan E. Manning	Controller	Chief Accounting Officer and Secretary
Peter M. Budko	Executive Vice President and Chief Investment Officer	None
Edward M. Weil, Jr.	Executive Vice President and Secretary	None
Leslie D. Michelson	Independent Director	Independent Director
William G. Stanley	Independent Director	Independent Director
Robert H. Burns	Independent Director	Independent Director

Our Internalization

Certain of our directors and officers had material financial interests in our Internalization. In particular, prior to the consummation of our Internalization, Brian D. Jones and Susan E. Manning were employees of our former advisor or its affiliates. Moreover, Messrs. Schorsch and Kahane each own substantial equity interests in ARC and its affiliates. In addition, 0.7 million shares of restricted common stock held by certain of our officers and directors and other affiliates of ARC will vest upon the listing of our common stock on NASDAQ.

New Agreements with ARC

At the closing of our Internalization, we will enter into a purchase and sale agreement pursuant to which ARC will sell certain furniture, fixtures, and equipment to us at the original cost value in respect of a purchase price of $7.3 million.

At the closing of our Internalization, we will enter into a purchase and sale agreement with ARC, pursuant to which ARC will sell our property manager to a TRS formed by us for $10.00 and our property manager will agree to waive any fees payable by us under the property management agreement to which we are a party.

Agreements with Our Directors and Officers

Concurrently with the closing of our Internalization, we will enter into employment agreements with William M. Kahane and Brian D. Jones. These employment agreements are described in “Management —  Employment Agreements.”

Concurrently with the closing of the Internalization, we will enter into indemnification agreements with all of our directors and officers then in office, which will supersede any prior indemnification agreements we had with any such persons. These indemnification agreements are described in “Management —  Indemnification Agreements.”

Subordinated Incentive Listing Fee

In connection with the listing of our common stock on NASDAQ, ARC or its affiliate will be entitled to a subordinated incentive listing fee equal to 15% of the amount, if any, by which (a) the market value of our outstanding common stock plus distributions paid by us prior to listing, exceeds (b) the sum of the total amount of capital raised from stockholders during our prior continuous offering and the amount of cash flow necessary to generate a 6% annual cumulative, non-compounded return to such stockholders. For this purpose, (i) the market value of our common stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation and (ii) we have agreed with the Ohio Division of Securities that such fee will be paid by the issuance of a non-interest bearing, non-transferrable promissory note that would be subject to mandatory amortization payments from any sale proceeds (except for the interest imputed for tax purposes) (subject to the right of the holder to convert any unpaid portion of the note into shares of our common stock at the end of three years). In the event that the fee is earned, which will likely occur only to the extent the market value of our common stock for this purpose exceeds $9.81 per share, we will incur additional leverage in an amount equal to the amount of the fee. By way of example, if the market value of our common stock for this purpose is $      per share, such fee would equal approximately $45.1 million and such fee would increase by approximately $6.7 million in respect of each $0.25 increase in the value of each share of our common stock above such $      amount. If such subordinated incentive listing fee is earned, any cash generated from property sales will be required to amortize such note until it is paid in full, therefore potentially reducing distributions to our stockholders. Further, if ARC or its affiliate elects to convert at maturity any unpaid portion of the note into shares of our common stock, the number of our shares that will be issued upon such conversion will be valued for this purpose at the average market value of our shares over the 30 trading days, beginning 180 days after our shares are first listed. If such conversion occurs, our net income per share and FFO per share may decrease as a result of such conversion. Messrs. Schorsch and Kahane, as holders of more than a majority of the equity interests in ARC, have material financial interests in the calculation, timing and form of payment of the subordinated incentive listing fee.

Certain Relationships and Related Transactions with Affiliated Companies Prior to our Internalization; Termination of Share Repurchase Program and Distribution Reinvestment Program

Our Former Advisor

Since our inception through our Internalization, our day-to-day operations were managed by our former advisor under the supervision of our Board of Directors, pursuant to the terms and conditions of an advisory agreement with our former advisor. In connection with our Internalization, we will terminate the advisory agreement subject to a 60 day notice period (subject to our right to extend this agreement for three consecutive one month periods), without payment or penalty in connection with such termination (other than the prepayment of $3.6 million in respect of the 60 day notice period (constituting 1.00% per annum (prorated for 60 days) of our average unadjusted book value of our real estate assets)). As a result, we will no longer bear the cost of the advisory fees and other amounts payable under the advisory agreement following the end of such 60 day notice period and any extension thereof.

Prior to our Internalization, our former advisor was considered a related party as it was indirectly majority owned and controlled by Messrs. Schorsch and Kahane. Collectively, these individuals had primary responsibility for the management decisions of our former advisor and certain of its affiliates.

Our former advisor and its affiliates were paid certain acquisition, financing, asset management and other fees in connection with services provided to us and were entitled to reimbursement for certain expenses, including certain expenses relating to our prior continuous public offering of common stock.

As of December 31, 2010 and 2008, we owed our former advisor and its affiliates approximately $0.4 million and $2.2 million, respectively, for various fees and reimbursements which were included as liabilities on our consolidated balance sheets. There were no outstanding payables to our former advisor or its affiliates at December 31, 2011 or 2009. The total compensation paid to our former advisor during 2011, 2010, 2009, and 2008, exclusive of reimbursements, was approximately $22.6 million, $9.5 million, $2.7 million and $2.6 million, respectively.

Further, in connection with our Internalization, we will agree with our former advisor that our former advisor will receive only a prepayment of $3.6 million in respect of the 60 day notice period under our advisory agreement (constituting 1.00% per annum of our average unadjusted book value of our real estate assets) and not receive the following fees permitted to be paid to it under our charter: a disposition fee on the sale of a property; incentive fees (other than the subordinated incentive listing fee); acquisition fees; and termination fees.

ARC, the owner of our former advisor, is the sponsor of eight other publicly offered REITs, including NYRR, PE-ARC, ARC HT, ARC RCA, ARC Daily NAV, ARCT III, ARCP and ARC Global NAV. ARC also has sponsored BDCA. Messrs. Kahane and Schorsch collectively indirectly own a majority of the equity interests in the sponsor and advisor of each of these REITs and BDCA.

Our Former Dealer Manager

Our prior continuous public offering of shares of common stock was managed by Realty Capital Securities, LLC, one of the underwriters of this offering and a wholly-owned subsidiary of ARC, pursuant to the terms of a dealer manager agreement. This agreement terminated in accordance with its terms at the closing of our prior continuous offering on July 18, 2011.

The total fees and commissions paid to our former dealer manager during 2011, 2010, 2009, and 2008 were approximately $114.8 million, $41.0 million, $12.3 million and $0.2 million, respectively. As of December 31, 2011, substantially all of the sales commissions payable to our former dealer manager were re-allowed to broker-dealers that participated in our prior continuous public offerings and our operating partnership’s prior private placement.

Our Property Manager

Since our inception through our Internalization, our properties were managed by our property manager under the supervision of our Board of Directors, pursuant to the terms and conditions of a property management agreement with our property manager. We did not pay any property management or other fees due to our property manager pursuant to the property management agreement. At the closing of our Internalization, we will enter into a purchase and sale agreement with ARC, pursuant to which ARC will sell our property manager to a TRS formed by us for $10.00 and our property manager will agree to waive any fees payable by us under the property management agreement to which we are a party.

Prior to the Internalization, our property manager was considered a related party as it was indirectly majority owned and controlled by Messrs. Schorsch and Kahane. Collectively, these individuals had primary responsibility for the management decisions of our property manager and certain of its affiliates.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

Any change in our investment objectives or the policies discussed below requires the approval of our Board of Directors, but does not require stockholder approval.

Investment Policies

Investments in real estate or interests in real estate

We will conduct all of our investment activities through our operating partnership and its subsidiaries. Our principal business objectives are to generate dependable monthly cash distributions from a consistent and predictable level of FFO per share and to grow cash available for distributions through accretive acquisitions and have embedded rental rate growth leases that provide for increasing cash rents over time. We have not established a specific policy regarding the relative priority of our investment objectives. In order to achieve these objectives, we will seek to maximize cash flow from our portfolio, capitalize on acquisition opportunities and recycle capital efficiently. We may seek to expand or upgrade our portfolio of properties if appropriate to protect or increase our potential for long-term capital appreciation. Our business is and will continue to be focused on owning and acquiring single tenant free standing commercial real estate that is net leased to single tenants on a long-term basis to with investment grade credit rated, as determined by major credit ratings agencies, and other credit tenants. For a discussion of our properties and our business and other strategic objectives, see “Business and Properties.” Historically, we have conducted our business through investments in real property through our property subsidiaries. Such real estate investments have historically involved wholly-owning the various entities holding the properties.

We previously had entered into, and in the future may enter into, joint ventures, when we determine that doing so is or would be the most cost-effective and efficient means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property.

We do not have any specific policy as to the amount or percentage of our assets which will be invested in any specific property, other than the requirements under REIT qualification rules. We currently anticipate that our real estate investments will continue to be diversified in numerous net leased single tenant properties and in numerous geographic markets. As of January 31, 2012, our portfolio of investments included 485 free standing properties, located in 43 states and Puerto Rico with over 15.6 million leasable square feet leased to 61 different commercial enterprises doing business in 20 different industries. Our portfolio consisted of 54.0% retail, 37.0% distribution warehouses and 9.0% office properties, although these relative percentages may change over time.

Purchase and sale of investments

We may deliberately and strategically dispose of properties in the future and redeploy funds into new acquisitions that align with our strategic objectives. Further, on a limited and opportunistic basis, we intend to acquire and promptly resell net lease assets for immediate gain. To the extent we engage in these activities, to avoid adverse U.S. federal income tax consequences, we generally must do so through a TRS. In general, a TRS is treated as a regular “C corporation” and therefore must pay corporate-level taxes on its taxable income. Thus, our yield on such activities will be reduced by such taxes borne by the TRS.

Investments in real estate mortgages

While our current portfolio consists of, and our business objectives emphasize, equity investments in real estate, we may, at the discretion of our Board of Directors and without a vote of our stockholders, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, other than in a manner that is ancillary to an equity investment. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment. Investments in mortgages are also subject to our policy not to be treated as an “investment company” under the Investment Company Act of 1940, as amended, or the Investment Company Act.

Securities of or interests in persons primarily engaged in real estate activities and other issuers

Subject to the asset tests and income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers (including partnership interests, limited liability company interests, common stock and preferred stock), where such investment would be consistent with our investment objectives, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests we must meet in order to qualify as a REIT under the Code. We do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we would generally divest appropriate securities before any such registration would be required.

Financing policies

We rely on leverage to allow us to invest in a greater number of assets and enhance our asset returns. We expect our leverage levels to decrease over time, as a result of one or more of the following factors: scheduled principal amortization on our debt and lower leverage on new asset acquisitions. We expect to continue to strengthen our balance sheet through debt repayment and/or repurchase and also opportunistically grow our portfolio through new property acquisitions.

We intend to finance future acquisitions with the most advantageous source of capital available to us at the time of each transaction, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing and other public, private or bank debt. In addition, we may acquire properties in exchange for the issuance of common stock or OP units.

We generally seek to finance our properties with or acquire properties subject to long-term, fixed rate, non-recourse debt, effectively locking in the spread we expect to generate on our properties and isolating the default risk to solely the properties financed. Through non-recourse debt, we seek to limit the overall company exposure in the event we default on the debt to the amount we have invested in the asset or assets financed.

We also may obtain secured debt to acquire or refinance properties, and we expect that our financing sources will include banks and life insurance companies. Although we currently maintain and intend to continue to maintain a conservative capital structure, with limited reliance on debt financing, our charter does not contain a specific limitation on the amount of debt we may incur and our Board of Directors may implement or change target debt levels at any time without the approval of our stockholders.

We expect to maintain a prudent capital structure by generally targeting our debt to gross undepreciated asset value at 45% or below and our debt-to-EBITDA (earnings before interest, taxes, depreciation and amortization) ratio at 6.0x or below. In addition to these targets, our revolving credit facility includes covenants that restrict our level of indebtedness, and which may be more restrictive than these targets. See “Business and Properties — Revolving Credit Facility.”

Lending policies

We do not have a policy limiting our ability to make loans to other persons, although we may be so limited by applicable law, such as the Sarbanes-Oxley Act. Subject to REIT qualification rules, we may make loans to unaffiliated third parties. For example, we may consider offering purchase money financing in connection with the disposition of properties in instances where the provision of that financing would increase the value to be received by us for the property sold. We have not engaged in any lending activities in the past. We do not expect to engage in any significant lending in the future. We may choose to guarantee debt of certain joint ventures with third parties. Consideration for those guarantees may include, but is not limited to, fees, long-term management contracts, options to acquire additional ownership interests and promoted equity positions. Our Board of Directors may, in the future, adopt a formal lending policy without notice to or consent of our stockholders.

Other Policies

Issuance of additional securities

If our Board of Directors determines that obtaining additional capital would be advantageous to us, we may, without stockholder approval, issue debt or equity securities, including causing our operating partnership to issue additional OP units, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional OP units, which will dilute the ownership interests of the limited partners therein.

We may offer shares of our common stock, OP units, or other debt or equity securities in exchange for cash, properties or other investment targets, and to repurchase or otherwise re-acquire shares of our common stock, OP units or other debt or equity securities. We may issue preferred stock from time to time, in one or more classes or series, as authorized by our Board of Directors without the need for stockholder approval. We have not adopted a specific policy governing the issuance of senior securities at this time.

Stockholder rights plans

We have not adopted a stockholder rights plan, and we do not intend to adopt a stockholder rights plan at this time.

Policies Related to Conflicts of Interest

In order to reduce or eliminate certain potential conflicts of interest, our charter contains a number of restrictions relating to (a) transactions we enter into with ARC, any director or their affiliates, and (b) certain future offerings. These restrictions include, among others, the following:

•	We will not purchase or lease properties in which ARC or any of our directors or any of their respective affiliates has an interest without a determination by a majority of the directors, including a majority of the Independent Directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease properties to ARC, any of our directors or any of their respective affiliates unless a majority of the directors, including a majority of the Independent Directors, not otherwise interested in the transaction determines that the transaction is fair and reasonable to us.
•	We will not make any loans to ARC, any of our directors or any of their respective affiliates, except that we may make loans to wholly owned subsidiaries and we may make or invest in mortgage, bridge or mezzanine loans involving ARC, our directors or their respective affiliates, provided that an appraisal of the underlying property is obtained from an independent appraiser and a majority of the directors, including a majority of the Independent Directors, not otherwise interested in the transaction determine that the transaction is fair and reasonable to us and on terms no less favorable to us than those available from third parties. In addition, ARC, any of our directors and any of their respective affiliates will not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the directors, including a majority of the Independent Directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.
•	We will not enter into any other transaction with ARC, any director or their affiliates unless a majority of our directors, including a majority of the Independent Directors, not otherwise interested in the transaction determines that such transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

DESCRIPTION OF CAPITAL STOCK

We were formed under the laws of the state of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws. The following summary of the terms of our stock is only a summary, and you should refer to the MGCL and our charter and bylaws for a full description. The following summary is qualified in its entirety by the more detailed information contained in our charter and bylaws. Copies of our charter and bylaws are available upon request.

Our charter authorizes us to issue up to 250,000,000 shares of stock, of which 240,000,000 shares are designated as common stock at $0.01 par value per share and 10,000,000 shares are designated as preferred stock at $0.01 par value per share. As of January 31, 2012, 178.2 million shares of our common stock were issued and outstanding, held by approximately 40,000 stockholders, and no shares of preferred stock were issued and outstanding. Our Board of Directors, with the approval of a majority of the entire Board of Directors and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue.

Our charter also contains a provision permitting our Board of Directors, by resolution, to classify or reclassify any unissued common or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. We will not offer preferred stock to promoters except on the same terms as it is offered to all other existing stockholders or to new stockholders.

Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our Board of Directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Risk Factors —  Risks Related to Our Corporate Structure.”

Common Stock

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer and ownership of our stock, the holders of common stock are entitled to such dividends or other distributions as may be authorized from time to time by our Board of Directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for dividends to our stockholders. Upon issuance for full payment in accordance with the terms of this offering, all common stock issued in the offering will be fully paid and non-assessable. Holders of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund or redemption rights. Holders of common stock will not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. Shares of our common stock have equal distribution, liquidation and other rights.

Preferred Stock

Our charter authorizes our Board of Directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock and to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series of preferred stock. Because our Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers and rights senior to the rights of holders of common stock. If we ever create and issue preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock may delay, prevent, render more difficult or tend to discourage the following:

•	a merger, tender offer, or proxy contest;
•	the assumption of control by a holder of a large block of our securities; or
•	the removal of incumbent management.

Also, our Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the holders of common stock. However the voting rights per share of preferred stock sold in a private offering shall not exceed the voting rights that bear the same relationship to the voting rights of a publicly held share of stock as the consideration paid to us for each privately offered share of preferred stock bears to the book value of each publicly held share of stock.

We currently have no preferred stock issued or outstanding. Our Board of Directors has no present plans to issue shares of preferred stock, but it may do so at any time in the future without stockholder approval.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, each holder of common stock is entitled at each meeting of stockholders to cast one vote per share owned by such stockholder on those matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our Board of Directors, which means that the holders of a majority of shares of our outstanding stock entitled to vote in the election of directors generally can elect all of the directors then standing for election and the holders of the remaining shares of stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of a majority of the votes entitled to be cast.

Also, our operating assets are held by our subsidiaries and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report to our stockholders. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of the Independent Directors, the President, the Chief Executive Officer or the Chairman of our Board of Directors and must be called by our secretary upon the written request of stockholders holding at least 10% of our outstanding shares entitled to be voted on any issue proposed to be considered at any such special meeting. Upon receipt of a written request of stockholders holding at least 10% of our outstanding shares stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 or more than 60 days after the distribution of the notice of meeting. The presence of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, either in person or by proxy, will constitute a quorum.

Our stockholders are entitled to receive a copy of our stockholder list upon request. The list provided by us will include each stockholder’s name, address and telephone number, if available, and the number of shares owned by each stockholder and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay the reasonable costs of postage and duplication. Stockholders and their representatives shall also be given access to our corporate records at reasonable times. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests unrelated to the stockholder’s interests in his or her stock.

No director or any of their respective affiliates may vote or consent on matters submitted to the stockholders regarding removal of such director or any transaction between us and any of them. In determining the requisite percentage interests of our outstanding shares necessary to approve a matter with respect to which a director and any of his or her affiliates may not vote or consent, any shares owned by any of them shall not be included.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•	five or fewer individuals (as defined in the Code to include certain tax exempt organizations and trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year; and
•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

See “Material U.S. Federal Income Tax Considerations” for further discussion of this topic. While beneficial ownership of our shares must generally be freely transferable, we may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Our charter provides (subject to certain exceptions) that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock, which we refer to as the “ownership limit.”

Our Board of Directors, in its sole discretion, may exempt a person from the ownership limit prospectively or retroactively if our Board of Directors receives evidence satisfactory to it that such ownership would not result in the termination of our qualification as a REIT and the person seeking such exemption provides us with certain representations and undertakings. Also, the restrictions on transferability and ownership in our charter will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

Additionally, our charter further prohibits the transfer or ownership of our stock if such transfer or ownership:

•	with respect to transfers only, results in our stock being beneficially owned by fewer than 100 persons;
•	results in our being “closely held” within the meaning of Code Section 856(h); or
•	otherwise results in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will not acquire any rights in the shares. In the event of any attempted transfer of our stock or other event which, if effective, would result in (a) violation of the ownership limit discussed above, or (b) in our being “closely held” under Code Section 856(h) or our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust will be referred to in this prospectus as “Excess Securities.” Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by the Board of Directors on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to vote all Excess Securities.

The trustee of the beneficial trust may select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the ownership limit or the other restrictions on ownership and transfer of our stock. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the ownership limit or the other restrictions on ownership and transfer of our stock) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the attempted transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee. If, prior to our discovery that Excess Securities have been transferred to the trustee, such Excess Securities are sold by the intended transferee, then such Excess Securities will be deemed to have been sold on behalf of the beneficial trust and, to the extent that the intended transferee received an amount for such Excess Securities that exceeds the amount that the intended transferee was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, we have the right to purchase any Excess Securities at the lesser of (a) the price per share paid in the attempted transfer that created the Excess Securities, or (b) the current market price, until the Excess Securities are sold by the trustee of the beneficial trust. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. Upon a sale to us, the interest of the charitable beneficiary in the Excess Securities sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

Any person who acquires shares in violation of the foregoing restrictions on ownership and transfer of our stock, transfers or receives shares subject to such limitations, or would have owned shares that resulted in a transfer to a beneficial trust is required to give us immediate written notice of such event and any person who proposes or attempts any of the transactions in clause (a), is required to give us 15 days’ written notice prior to such transaction. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our Board of Directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.

The ownership limit does not apply to the underwriter in a public offering of shares or to a person or persons exempted from the ownership limit by our Board of Directors. Any person who owns more than 5% of the outstanding shares during any taxable year must deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

Stockholder Liability

The Maryland General Corporation Law provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our Board of Directors; and
•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our Board of Directors has exempted any business combination between us and any person, provided that such business combination is first approved by our Board of Directors (including a majority of directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the super-majority vote requirements will not apply to such business combinations. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance by us with the super-majority vote requirements and other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;
•	owned by our officers; and
•	owned by our employees who are also directors.

“Control shares” mean voting shares of stock which, if aggregated with all other voting shares owned by an acquiring person or shares for which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in the election of directors, generally, within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our Board of Directors to call a special meeting of our stockholders to be held within 50 days of a request to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.

As permitted by Maryland General Corporation Law, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three Independent Directors to elect to be subject, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the Board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our Board of Directors may be filled only by a majority of the remaining directors and any director elected to fill a vacancy may serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in the Board the exclusive power to fix the number of directorships provided that the number is not less than three.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the annual meeting, and who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board of Directors at a special meeting may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the Board of Directors, or (c) provided that the Board of Directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

Restrictions on Roll-up Transactions

A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity (Roll-up Entity) that is created or would survive after the successful completion of a Roll-up Transaction. This term does not include:

•	a transaction involving securities of a company that have been listed on a national securities exchange for at least 12 months; or
•	a transaction involving our conversion to trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of our existence, compensation to ARC or our former advisor or our investment objectives.

In connection with any Roll-up Transaction involving the issuance of securities of a Roll-up Entity, an appraisal of all of our assets shall be obtained from a competent independent appraiser. The assets shall be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of us and our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the sponsor of the Roll-up Transaction must offer to stockholders who vote “no” on the proposal the choice of:

(1)	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or
(2)	one of the following:
(a)	remaining as stockholders and preserving their interests therein on the same terms and conditions as existed previously, or
(b)	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any Roll-up Transaction:

•	that would result in the stockholders having voting rights in a Roll-up Entity that are less than those provided in our charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter, and our dissolution;
•	that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;
•	in which our investor’s rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “— Meetings and Special Voting Requirements” above; or
•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by the stockholders.

Amendment and Restatement of the Charter

As a result of our prior operations as a non-traded REIT subject to the NASAA Statement of Policy Regarding Real Estate Investment Trusts, or the NASAA REIT Guidelines, our charter contains numerous provisions that are not applicable to exchange-traded REITs and other companies, including our competitors. In connection with the listing of our common stock on NASDAQ, we will submit in our proxy statement for our annual stockholders’ meeting for 2012 a proposal to amend and restate our charter to reflect the fact that we will no longer be subject to the NASAA REIT Guidelines. The proposal will recommend that we make the following amendments, among others, to our charter:

•	Delete the NASAA REIT Guidelines requirement that our stockholders meet certain suitability criteria.
•	Delete the NASAA REIT Guidelines requirement that the Board be comprised of at least three directors. Under the MGCL, the Board may be comprised of as few as one director. Also remove the requirement that a majority of the Board consist of Independent Directors

(as defined by the NASAA REIT Guidelines). While NASDAQ rules would require that a majority of our directors be independent in order for us to list our shares, the NASDAQ definition of independence is much less restrictive than the NASAA REIT Guidelines definition.
•	Delete the NASAA REIT Guidelines requirements that any director have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and that at least one Independent Director have at least three years of relevant real estate experience.
•	Delete the NASAA REIT Guidelines requirement that certain specified matters be approved by our Independent Directors.
•	Delete the provisions related to the appointment of, supervision of, and payment of enumerated fees to, an advisor (other than the payment of a subordinated incentive listing fee), and related provisions.
•	Delete the NASAA REIT Guidelines provisions limiting our investment objectives and restricting us from making certain investments, operating in a certain manner and incurring a certain level of debt.
•	Delete the NASAA REIT Guidelines provisions restricting transactions between us and our advisor, our sponsor, any director or any of their affiliates unless certain approvals are obtained and certain determinations are made. The MGCL already contains a provision subjecting a transaction between a corporation and any of its directors or any other entity in which any of its directors is a director or has a material financial interest to voidability unless the transaction is approved by the affirmative vote of a majority of disinterested directors or a majority of the votes cast by disinterested stockholders or is fair and reasonable to the corporation.
•	Delete the NASAA REIT Guidelines restriction on distributions in kind.
•	Delete the NASAA REIT Guidelines requirements that (a) an annual meeting of stockholders be held no less than 30 days after delivery of our annual report, (b) a director receive the affirmative vote of a majority of the shares present in order to be elected (the MGCL requires only a plurality of the votes cast), and (c) a special meeting of stockholders be called upon the request of the holders of at least 10% of the outstanding shares entitled to vote (under the MGCL, the percentage required to call a meeting can be as high as a majority).
•	Delete the NASAA REIT Guidelines restrictions on voting by directors and their affiliates.
•	Delete the NASAA REIT Guidelines requirement that we make all of our records available for inspection by any stockholder. The MGCL permits access only to corporate documents, including bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of stock and securities issued during certain specified periods.
•	Delete the NASAA REIT Guidelines requirement that we provide a copy of our stockholder list to any stockholder upon request. The MGCL requires only that the stockholder list be provided to stockholders of record of at least 5% of the outstanding shares of any class for at least six months.
•	Delete the NASAA REIT Guidelines requirement that an annual report be provided to each stockholder within 120 days after the end of the fiscal year. The MGCL requires only that an annual statement of affairs, including a balance sheet and a financial statement of operations, be submitted at the annual meeting of stockholders and made available for inspection within 20 days thereafter.

•	Delete the NASAA REIT Guidelines restrictions on exculpation and indemnification of, and advance of expenses to, directors and officers.
•	Delete the NASAA REIT Guidelines requirement that any merger, consolidation or transfer of all or substantially all of our assets be approved by the stockholders. Under the MGCL, certain mergers and transfers of all or substantially all of a corporation’s assets do not require stockholder approval (e.g., (a) mergers with a 90% or more owned subsidiary in which the charter is not amended and stockholder contract rights do not change, (b) mergers in which the corporation is the successor entity and the terms of its stock do not change, its charter is not otherwise amended and the number of shares of stock of any class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of shares of the class or series outstanding immediately before the merger becomes effective and (c) transfers of all or substantially all of the corporation’s assets to a wholly owned subsidiary or by mortgage or pledge). Also delete the NASAA REIT Guidelines restrictions on roll-up transactions.

Share Repurchase Program and Distribution Reinvestment Plan

In contemplation of the listing of our common stock on NASDAQ and our Tender Offer, we will be giving notice to our stockholders that we will be terminating our Share Repurchase Program immediately. Through December 31, 2011, we approved the acquisition of 1.3 million shares of our common stock at a weighted average price of $9.81 per share pursuant to the Share Repurchase Program. No purchases of shares of our common stock have been approved pursuant to our Share Repurchase Program since December 31, 2011. Additionally, in contemplation of the listing of our common stock on NASDAQ and our Tender Offer we will be giving notice to our stockholders that we will be terminating our Distribution Reinvestment Plan immediately.

Subject to applicable rules and regulations, we expect to adopt a revised Distribution Reinvestment Plan and a revised Share Repurchase Program following the completion of our Tender Offer and the listing of our common stock on NASDAQ.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW
AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.” As described in “Description of Capital Stock — Amendment and Restatement of the Charter” above, we will submit in our proxy statement for our annual stockholders’ meeting for 2012 a proposal to amend and restate our charter to reflect the fact that we will no longer be subject to the NASAA REIT Guidelines.

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by our Board of Directors in accordance with our bylaws provided that the number is not less than three. Our bylaws provide that a majority of our entire Board of Directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL or our charter, nor more than 15. Any vacancies on our Board of Directors for any cause may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Our charter provides that a director may be removed with or without cause, and then only by the affirmative vote of a majority of the shares then outstanding and entitled to vote generally in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our charter and bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Calling of Special Meetings of Stockholders

Our charter and bylaws provide that special meetings of stockholders may be called by each of the Chairman of our Board of Directors, the Chief Executive Officer, the President, a majority of our Board of Directors and a majority of our Independent Directors. Additionally, our bylaws provide that, subject to our charter and the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. However, until our charter is amended as described in “Description of Capital Stock — Amendment and Restatement of the Charter” above, our charter will require that the secretary call a special meeting upon receipt of a written request of stockholders holding at least 10% of our outstanding shares entitled to be voted on any issue proposed to be considered at such special meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions (which have been first declared advisable by our Board of Directors) by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws provide that our Board of Directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our Board of Directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

DESCRIPTION OF PARTNERSHIP AGREEMENT OF
AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP L.P.

A summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of American Realty Capital Operating Partnership L.P., which we refer to as the partnership agreement, is set forth below. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act and the partnership agreement. We have filed a copy of the partnership agreement as an exhibit to the registration statement of which this prospectus is a part.

General

Substantially all of our assets are, and will continue to be, held by, and substantially all of our operations are, and will continue to be, conducted through, our operating partnership, either directly or through subsidiaries. We are the sole general partner of our operating partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees, make distributions to partners, and to cause changes in the operating partnership’s business activities. Our former advisor is the sole limited partner of our operating partnership, the Initial Limited Partner. We own, either directly or through subsidiaries, 99.99% of the outstanding interests in our operating partnership through our ownership of OP units.

All holders of OP units in our operating partnership are entitled to share in cash distributions from, and in the profits and losses of, our operating partnership as described below. The OP units in our operating partnership will not be listed on any exchange or quoted on any national market system.

Provisions in the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. Such provisions also make it more difficult for third parties to alter the management structure of our operating partnership without the concurrence of our Board of Directors. These provisions include, among others:

•	redemption rights of qualifying parties;
•	transfer restrictions on the OP units;
•	the ability of the general partner in some cases to amend the partnership agreement without the consent of the limited partners; and
•	the right of the limited partners to consent to transfers of our general partner interest and mergers or consolidations involving us under specified limited circumstances.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries);
•	as a result of such transaction, all limited partners (other than us or our subsidiaries) will receive for each OP unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common stock,
•	each holder of OP units (other than those held by us or our subsidiaries) shall be given the option to exchange its OP units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or
•	we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than us or our subsidiaries) receive for each OP unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than OP units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for OP units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (1) transfer all or any portion of our general partner interest to any of our wholly owned subsidiaries that (i) is taxable as a corporation for U.S. federal income tax purposes and (ii) is a TRS, and following such transfer may withdraw as the general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange or OTC interdealer quotation system on which our common stock are listed.

Capital Contributions

We contributed, directly, to our operating partnership substantially all of the proceeds of our prior continuous offering in exchange for substantially all of the partnership interests in our operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares, including this offering, as additional capital to the operating partnership. When we contribute additional capital to the operating partnership, we will receive additional OP units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, when we contribute additional capital to the operating partnership or third parties contribute properties to the operating partnership, we can revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own.

Redemption Rights

Pursuant to the partnership agreement, any future limited partners will receive redemption rights, which will enable them to cause the operating partnership to redeem their OP units in exchange for cash or, at the option of the operating partnership, our common stock on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. The number of shares of our common stock issuable upon redemption of limited partnership interests held by limited partners may be adjusted upon the occurrence of certain events such as stock distributions, stock subdivisions or combinations. We expect the operating partnership to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the share ownership limit in our charter;
•	result in our common stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution);
•	result in our being “closely held” within the meaning of Code Section 856(h);
•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Code Section 856(d)(2)(B);
•	cause us to fail to continue to qualify as a REIT under the Code, including, but not limited to, as a result of any management company failing to qualify as an eligible independent contractor under the Code; or
•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

REIT Qualifications

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any U.S. federal income tax liability associated with our retained net capital gain) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Code Section 7704.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;
•	all expenses relating to offerings and registration of securities;
•	all expenses associated with any repurchase by us of any securities;
•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;
•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body;
•	all expenses associated with compensation of our employees;

•	all expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing compensation to our employees;
•	all expenses incurred by us relating to any issuance or redemption of partnership interests; and
•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of the corporation. At the same time, we have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to the corporation.

The limited partners of our operating partnership expressly will acknowledge that, as general partner, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

LTIP Units

We may at any time cause our operating partnership to issue LTIP units to members of our senior management team. These LTIP units will vest on such terms as are determined by our compensation committee. In general, LTIP units are a special class of OP units in our operating partnership and will receive the same per unit profit distributions as the other outstanding OP units in our operating partnership. However, as profits interests, LTIP units initially will not have full parity, on a per unit basis, with the other OP units with respect to liquidating distributions, and a holder of LTIP units would receive nothing if our operating partnership were liquidated immediately after the LTIP unit is awarded. Upon the occurrence of specified events, LTIP units can over time achieve full parity with the other OP units and therefore accrete to an economic value for the holder equivalent to the other OP units. In order for LTIP units to have full parity with the other OP units, the capital accounts of the holders of LTIP units with respect to such LTIP units would have to be equalized (on a per unit basis) with the capital accounts of the holders of our other OP units. This capital account equalization per unit would occur through special allocations of net increases in valuation (if any) of our assets upon the occurrence of certain revaluation events permitted under the Code and Treasury regulations including: (i) the acquisition of an additional interest in our operating partnership by a new or existing partner in exchange for more than a de minimus capital contribution, (ii) the distribution by our operating partnership of more than a de minimus amount of property as consideration for an interest in the operating partnership, (iii) the liquidation of the operating partnership, (iv) the redemption or conversion of LTIP units into OP units or common stock or (v) at such other times as our company reasonably determines to be necessary or desirable to comply with Treasury regulations (including the issuance of a new series of LTIP units). LTIP units cannot achieve immediate full parity with OP units under any circumstances at the time of grant of such LTIP units. Upon equalization of the capital accounts and full vesting of the LTIP units, the LTIP unit will be convertible into an OP unit at any time. There is a risk that an LTIP unit will never become convertible because of insufficient special allocations of net increases in valuation of our assets upon revaluation events to equalize capital accounts and, therefore, the value that a holder will realize for a given number of vested LTIP units may be less than the value of an equal number of shares of our common stock.

Distributions

The partnership agreement provides that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the other limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the operating partnership, including any partner loans, any remaining assets of the operating partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Net income, net loss and to the extent necessary, individual items of income, gain loss or deduction, of the operating partnership shall be allocated among the partners in such a manner that the “target capital account” of each partner (which for the Initial Limited Partner shall be adjusted to account for special allocations of depreciation and gain), immediately after making such allocation, is, as nearly as possible, equal proportionately to the distributions that would be made to such partner if the operating partnership were dissolved, its affairs wound up and its assets were sold for cash, all operating partnership liabilities were satisfied, and the net assets of the operating partnership were distributed to the partners immediately after making such allocation. However, prior to such allocations, the Initial Limited Partner shall be entitled to special allocations of depreciation which would not otherwise be usable by, or provide a benefit to, us. Furthermore, gain from the sale of property shall first be allocated to the Initial Limited Partner to the extent of the cumulative amount of depreciation specially allocated to the Initial Limited Partner, with any gain not so allocated to be included in the computation of net income or net loss. The Initial Limited Partner has a deficit restoration obligation payable upon liquidation of the operating partnership to the extent of a deficit in the Initial Limited Partner’s capital account at such time up to a maximum of $10.0 million. All of the foregoing allocations are subject to compliance with the provisions of Code Sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder. To the extent Treasury Regulations promulgated pursuant to Code Section 704(c) permit, the general partner shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to any property for which fair market value differs from the adjusted tax basis at the time of acquisition, and such election shall be binding on all partners.

Term

The operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);
•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;
•	the redemption of all OP units unless we decide to continue the partnership by the admission of one or more limited partners; or
•	an election us in our capacity as the general partner.

Tax Matters

Our partnership agreement provides that we will be the tax matters partner of the operating partnership and, as such, we will have authority to handle tax audits and to make tax elections under the Code and Treasury Regulation promulgated thereunder on behalf of the operating partnership.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no established trading market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Prior to this offering, as of January 31, 2012, we had 178.2 million shares of our common stock outstanding. Upon completion of this offering, we will have outstanding an aggregate of approximately 166.7 million shares of our common stock. All of these shares, including the 6.6 million shares of common stock sold in this offering, assuming no exercise of the over-allotment option, will be freely tradeable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. All shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of common stock from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s public information requirements, but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, public information requirements and notice requirements.

Lock-Up Agreements

We and each of our executive officers and directors have agreed with the underwriters not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for or repayable with common stock (including OP units) or any rights to acquire common stock for 180 days after the date of this prospectus, without first obtaining the written consent of Ladenburg Thalmann, the representative of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;
•	sell any option or contract to purchase any common stock;
•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;
•	lend or otherwise transfer or dispose of any common stock;
•	file or cause to be filed any registration statement related to the common stock; or
•	enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap, agreement or transaction is to be settled by the delivery of shares of our common stock or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (i) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Redemption/Exchange Rights

Upon completion of this offering, we will not have any OP units held by unaffiliated third parties. To the extent we issue OP units in the future to persons other than us, at any time after one year following the date of issuance of their respective OP units, these investors generally have the right to cause our operating partnership to redeem all or a portion of their OP units for, at our sole discretion, shares of our common stock or cash, or a combination of both, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Capital Stock — Restriction on Ownership of Common Stock.” These redemption rights are described in more detail under “Description of Partnership Agreement of American Realty Capital Operating Ship L.P. — Redemption Rights.”

To the extent OP units are exchanged for shares of our common stock, those shares will be restricted securities as defined in Rule 144, unless we register the resale of such shares under the Securities Act.

Stock Options

Upon completion of this offering, 27,000 stock options will be outstanding that were previously granted under our 2007 Stock Option Plan and 18,000 of these options will be exercisable. No further grants will be made under this plan. We intend to file a registration statement on Form S-8 with respect to the shares of common stock issuable pursuant to our outstanding stock options so that such shares of our common stock covered by such registration statement will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of our shares of common stock. This summary is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This summary does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, entities treated as partnerships for U.S. federal income tax purposes and investors therein, trusts, financial institutions and broker-dealers and, except to the extent discussed below, tax-exempt organizations and Non-U.S. Stockholders, as defined below). No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold our common stock as a capital asset, which generally means as property held for investment.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

We have elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ended December 31, 2008. We intend to continue operating as a REIT so long as our Board of Directors determines that REIT qualification remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Code Sections 856 through 860, and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) commencing with our taxable year ended on December 31, 2008, we have been organized in conformity with the requirements for qualification as a REIT under the Code and our actual method of operation through the date hereof has enabled and, assuming that our election to be treated as a REIT is not either revoked or intentionally terminated, our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership has been and will be taxed as a partnership or a disregarded entity and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);
•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed (or deemed distributed) to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.
•	If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.
•	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.
•	We may be subject to the corporate “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.
•	If we have net income from prohibited transactions such income would be subject to a 100% tax. See “— REIT Qualification Tests — Prohibited Transactions.”
•	We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.
•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate (currently 35%) by the net income generated by the non qualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy any other provision of the Code that would result in our failure to continue to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders. Such penalties generally would not be deductible by us.
•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset for up to a 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.
•	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.
•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

Organizational Requirements.  The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
•	that would be taxable as a domestic corporation but for its qualification as a REIT;
•	that is neither a financial institution nor an insurance company;
•	that meets the gross income, asset and annual distribution requirements;
•	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
•	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
•	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and
•	that uses a calendar year for U.S. federal income tax purposes.

The first five organizational requirements must be met during each taxable year for which REIT qualification is sought, while the sixth and seventh conditions do not have to be met until after the first taxable year for which a REIT election is made. We have adopted December 31 as our year end, thereby satisfying the last condition.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.  A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which we own an interest is treated as our assets and items of income for purposes of Asset Tests and Gross Income Tests (each as defined below).

We expect to control our subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that would jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a Gross Income Test or Asset Test (as defined below) and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own certain assets through subsidiaries that we intend to be treated as “qualified REIT subsidiaries.” A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.” While we currently hold all of our investments through the operating partnership, we also may hold investments separately, through qualified REIT subsidiaries. Because a qualified REIT subsidiary must be wholly owned by a REIT, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and could not be owned by the operating partnership unless we own 100% of the equity interest in the operating partnership.

If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset Tests and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Ownership of Interests in TRSs.  We expect to own an interest in one or more TRSs and may acquire securities in additional TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

A TRS is subject to U.S. federal income tax as a regular C corporation. In addition, if certain tests regarding the TRS’s debt-to-equity ratio are not satisfied, a TRS generally may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests described below. However, no more than 25% of the gross value of a REIT’s assets may be comprised of securities of one or more TRS. See “— Asset Tests.”

Share Ownership Requirements

The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely-held”, which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT status.

Our charter contains certain provisions intended, among other purposes, to enable us to meet the sixth and seventh requirement above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock, as well as in certain other circumstances. See the section entitled “Description of Capital Stock — Restrictions on Ownership and Transfer” in this prospectus. Additionally, our charter contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Test

At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We will continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property), (2) shares in other qualifying REITs and (3) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock (other than amounts received pursuant to our Distribution Reinvestment Plan) or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test.”

We are currently invested in the real properties described above in “Business and Properties”. In addition, we have invested and intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of our assets may generally be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either (1) 5% of the value of our assets as to any one issuer; or (2) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. We may make real estate related debt investments; provided, that the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% Asset Test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (2) $10 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (1) $50,000, or (2) an amount determined (under regulations) by multiplying (x) the highest rate of tax for corporations under Code Section 11, by (y) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Gross Income Tests

For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.

75% Gross Income Test.  At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain

(other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) other specified investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

95% Gross Income Test.  At least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources which satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Rents from Real Property.  Income attributable to a lease of real property will generally qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test) if such lease is respected as a true lease for U.S. federal income tax purposes, see “— Characterization of Property Leases”, and subject to the rules discussed below. Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or though a TRS. With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The Board of Directors intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. The TRSs will pay regular corporate tax rates on any income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

Interest Income.  It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test and interest on loans secured by real property qualifies under the 75% Gross Income Test; provided, that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test if the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. All of our loans secured by real property will be structured this way. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

Dividend Income.  We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that such actions will in all cases prevent such a violation.

Foreclosure Property.  Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.

Satisfaction of the Gross Income Tests.  Our share of income from the properties will primarily give rise to rental income and gains on sales of the properties, substantially all of which will generally qualify under the 75% Gross Income and 95% Gross Income Tests. However, we may establish a TRS in order to engage on a limited basis in acquiring and promptly reselling short- and medium-term net lease assets for immediate gain. The gross income generated by our TRS would not be included in our gross income. However, any dividends from our TRS to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that (1) the failure was due to reasonable cause and not due to willful neglect, (2) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (3) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements

In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period See “Risk Factors — U.S. Federal Income Tax Risks — If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.”.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;
•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash., and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify

If we fail to continue to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends, and to the extent we fail to distribute 100% of our REIT taxable income, will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to continue to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions

As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and
•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we will eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions. See “— Ownership of Interests in TRSs.”

Characterization of Property Leases

We have acquired and intend to acquire and own commercial properties subject to net leases. We have and currently intend to structure our leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;
•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;
•	the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;
•	the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;
•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;
•	in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;
•	the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the properties or (B) the lessee’s use, management, maintenance or repair of the properties;
•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;
•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;
•	we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of its leases; and
•	upon termination of each lease, the applicable property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize our leases as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% Gross Income Tests and, as a result, could lose our REIT qualification.

Tax Aspects of Investments in Partnerships

General.  We anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We intend to operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we would own a direct interest in the operating partnership, and the operating partnership would, in turn, own the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if, as we expect, the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes, the operating partnership will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action would jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of Partnerships and their Partners.  Although a partnership agreement will generally determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations. For a description of allocations by the operating partnership to the partners, see the section entitled “Summary of Our Operating Partnership Agreement” in this prospectus.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property will generally have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

For U.S. federal income tax purposes, our depreciation deductions generally will be computed using the straight-line method. Commercial buildings, structural components and improvements are generally depreciated over 40 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation will generally fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of U.S. Stockholders

Taxation of Taxable U.S. Stockholders.  As long as we qualify as a REIT, distributions paid to our U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or, for tax years beginning before January 1, 2013, qualified dividend income) will be ordinary income. Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his, her or its common stock by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Stockholder’s basis in our stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of the stock.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, for taxable years beginning before January 1, 2013, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain, provided that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from C corporations (including any TRSs);
(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation, such as any TRSs, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends-received deduction for such dividends unless we lose our REIT qualification. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our common stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Stockholder’s basis in the common stock sold. However, any loss from a sale or exchange of common stock by a U.S. Stockholder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.

For taxable years beginning before January 1, 2013, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares has been reduced from 20% to 15%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above, this reduced tax rate will not apply to dividends paid by us.

Cost Basis Reporting.  New federal income tax information reporting rules may apply to certain transactions in our shares. Where such rules apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to you. Generally these rules apply to all shares purchased after December 31, 2011, including those purchased through our Distribution Reinvestment Plan. For “cost basis” reporting purposes, you may identify by lot the shares that you transfer or that are redeemed, but if you do not timely notify us of your election, we will identify the shares that are transferred or redeemed on a “first in/first out” basis. The shares in the distribution reinvestment plan are also eligible for the “average cost” basis method, should you so elect.

Information reporting (transfer statements) on other transactions may also be required under these new rules. Generally, these reports are made for certain transactions other than purchases in shares acquired before January 1, 2011. Transfer statements are issued between “brokers” and are not issued to the IRS or to you.

Stockholders should consult their tax advisors regarding the consequences to of these new rules.

Medicare Tax.  Certain U.S. Stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of our common stock.

Taxation of Tax-Exempt Stockholders.  U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, our distributions to a U.S. Stockholder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) or (20)), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely-held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (1) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (2) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as

UBTI. Because of the restrictions in our charter regarding the ownership concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our common shares may become publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Backup Withholding and Information Reporting.  We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

For taxable years beginning after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends and, after December 31, 2014, proceeds of sale in respect of our common stock received by U.S. Stockholders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect to any amounts withheld.

Taxation of Non-U.S. Stockholders

General.  The rules governing the U.S. federal income taxation of Non-U.S. Stockholders are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors and financial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT. A “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.

Distributions — In General.  Distributions paid by us that are not attributable to gain from our sales or exchanges of USRPIs and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If income from the investment in the common shares is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sales of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property.  Pursuant to FIRPTA, distributions that are attributable to gain from our sales or exchanges of USRPIs will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (2) the Non-U.S. Stockholder does not own more than 5% of the class of stock at any time during the one year period ending on the date of such distribution. We anticipate that subsequent to the effectiveness of this public offering of our common stock and the acceptance of our application for listing our common stock on NASDAQ, our shares will be “regularly traded” on an established securities market for the foreseeable future, although, no assurance can be given that this will be the case.

U.S. Federal Income Tax Withholding on Distributions.  For U.S. federal income tax withholding purposes, we will generally withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder, unless the Non-U.S. Stockholder provides us with appropriate documentation (1) evidencing that such Non-U.S. Stockholder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate) or (2) claiming that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We are also generally required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Stockholder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities, including those described in the preceding two paragraphs. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.

Sales of Shares.  Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be subject to U.S. federal income taxation, provided that: (1) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (2) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (3) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) our common shares are “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 5% of our outstanding common shares at any time during the five-year period ending on the date of the sale.

We believe, but cannot assure you that we will qualify as “domestically controlled”. However, if we were not domestically controlled, a Non-U.S. Stockholder’s sale of common shares would be subject to tax, unless the common shares were regularly traded on an established securities market and the selling Non-U.S. Stockholder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of our common shares. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, and the purchaser of such common shares may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Stockholder, and (B) information reporting will not apply if the Non-U.S. Stockholder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.

With respect to payments made after December 31, 2013, a withholding tax of 30% will be imposed on dividends from, and, after December 31, 2014, the gross proceeds of a disposition of, common stock paid to certain foreign entities unless various information reporting requirements are satisfied. Such withholding tax will generally apply to non-U.S. financial institutions, which is generally defined for this purpose as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. We will not pay any additional amounts in respect of any amounts withheld. Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock.

Other Tax Considerations

State, Local and Foreign Taxes.  We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in the common shares.

Legislative Proposals.  You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not currently aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our common shares.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of Code). Thus, a plan fiduciary considering an investment in shares of our common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include, for purposes of the fiduciary responsibility provisions of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. Our common stock is “widely held”.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the ownership and transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of our common stock to be “freely transferable.” No assurance can be given that the DOL will not reach a contrary conclusion.

Accordingly, we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Based on certain revisions to the Form 5500 Annual Return, or Form 5500, that generally became effective on January 1, 2009, plans may be required to report certain compensation paid by us (or by third parties) to our service providers as “reportable indirect compensation” on Schedule C to Form 5500. To the extent any compensation arrangements described herein constitute reportable indirect compensation, any such descriptions are intended to satisfy the disclosure requirements for the alternative reporting option for “eligible indirect compensation,” as defined for purposes of Schedule C to the Form 5500.

UNDERWRITING

Ladenburg Thalmann is acting as the representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our operating partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Ladenburg Thalmann & Co. Inc.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of our common stock sold under the underwriting agreement if any of these shares of our common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of our common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $     per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $     per share to other dealers. After this initial public offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated expenses of this offering payable by us, exclusive of the underwriting discount, are approximately                     .

Over-allotment Option

We have granted an option to the underwriters to purchase up to 990,000 additional shares of our common stock at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and each of our executive officers and directors have agreed with the underwriters not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for or repayable with common stock (including OP units) or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without first obtaining the written consent of Ladenburg Thalmann, the representative. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;
•	sell any option or contract to purchase any common stock;
•	purchase any option or contract to sell any common stock;
•	grant any option, right or warrant for the sale of any common stock;
•	lend or otherwise transfer or dispose of any common stock;
•	file or cause to be filed any registration statement related to the common stock; or
•	enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap, agreement or transaction is to be settled by the delivery of shares of our common stock or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (i) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

NASDAQ Listing

We have filed an application for listing of our common stock on NASDAQ under the symbol “ARCT”. In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares of our common stock to a minimum number of beneficial owners as required by NASDAQ.

Determination of Offering Price

Before this offering, there has been no public market for our common stock. The offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,
•	our financial information,
•	the history of, and the prospects for, our company and the industry in which we compete,
•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the market price of our common stock,
•	the final results of the Tender Offer as a factor that may affect pricing, and
•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common stock may not develop. It is also possible that after this offering our common stock will not trade in the public market at or above the offering price.

The underwriters do not expect to sell more than 5.0% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares of our common stock for sale to their online brokerage customers. An electronic prospectus is available on the Internet website maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have in the past and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates and may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Realty Capital Securities, LLC is wholly-owned by ARC and was the dealer manager for our prior continuous offering. In addition, Realty Capital Securities, LLC is serving as the dealer manager in connection with the Tender Offer.

Sales Outside the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell common stock offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

LEGAL MATTERS

Certain matters in connection with this offering have been passed upon for us by Proskauer Rose LLP, New York, New York. Certain matters in connection with this offering have been passed upon for the underwriters by Greenberg Traurig, LLP, New York, New York. The validity of the common stock and certain matters of Maryland law have been passed upon for us by Venable LLP. Proskauer Rose LLP may rely as to certain matters of Maryland law upon the opinion of Venable LLP.

EXPERTS

The audited financial statements and schedule included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 25049. Please call the SEC at (800) SEC-0330 for further information about the public reference facilities. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following addresses:

American Realty Capital Trust, Inc.
106 York Road
Jenkintown, PA 19046
(215) 887-2189
Attn: Investor Relations

We also maintain an Internet site at www.arctreit.com, at which there is additional information about us. The contents of that site are not incorporated by reference in, or otherwise a part of, this prospectus.

The full details of the Tender Offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will become available to stockholders promptly following commencement of the Tender Offer. Stockholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by the company with the SEC at the SEC’s website at www.sec.gov. When available, stockholders also may obtain a copy of these documents, free of charge, from the company.

PRO FORMA CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2011

The following unaudited pro forma Consolidated Balance Sheet is presented as if the following transactions had occurred as of December 31, 2011.

•	our acquisition in 2011 of 222 properties located in 20 markets for a total cost of approximately $1.2 billion. These properties were acquired using net proceeds from our prior continuous public offering, mortgage financing and existing cash balances;
•	this offering of 6.6 million shares of our common stock;
•	the consummation of our Internalization;
•	our buy back of 18.6 million shares of our common stock for an aggregate amount of $200.0 million in the Tender Offer;
•	the application of the net proceeds from this offering to repay indebtedness under our revolving credit facility;
•	our buy back in 2011 of 1.1 million shares of our common stock for an aggregate amount of $10.5 million pursuant to our Share Repurchase Program; and
•	the vesting of $0.7 million in shares of existing restricted stock.

This financial statement should be read in conjunction with the unaudited pro forma Consolidated Statement of Operations and the Company’s historical financial statements and notes thereto. The pro forma Consolidated Balance Sheet is unaudited and is not necessarily indicative of what the actual financial position would have been had transactions described above occurred at December 31, 2011, nor does it purport to present the future financial position of the Company (in thousands).

	Actual December 31, 2011 (1)	Pro Forma Adjustments (2)	Pro Forma December 31, 2011 (2)
ASSETS
Real estate investments, at cost:
Land	$325,458		$325,458
Buildings, fixtures and improvements	1,528,962		1,528,962
Acquired intangible lease assets	271,751		271,751
Total real estate investments, at cost	2,126,171		2,126,171
Less accumulated depreciation and amortization	(101,576)		(101,576)
Total real estate investments, net	2,024,595		2,024,595
Cash and cash equivalents	33,329	(7,338) (3)	25,991
Restricted cash	2,728		2,728
Investment securities, at fair value	17,275		17,275
Investment in unconsolidated joint venture	11,201		11,201
Prepaid expenses and other assets	27,564	7,338 (3)	34,902
Deferred costs, net	13,883		13,883
Total assets	$2,130,575		$2,130,575
LIABILITIES AND EQUITY
Mortgage notes payable	$673,978		$673,978
Mortgage discount and premium, net	679		679
Long-term notes payable	—	(4)	—
Revolving credit facility	10,000	130,213 (5)	140,213
Below-market lease liabilities, net	8,150		8,150
Derivatives, at fair value	8,602		8,602
Accounts payable and accrued expenses	11,706		11,706
Deferred rent and other liabilities	6,619		6,619
Distributions payable	10,637		10,637
Total liabilities	730,371		860,584
Preferred stock	—
Common stock	1,780	(120) (5)	1,660
Additional paid-in capital	1,548,009	(130,093) (5)	1,417,916
Accumulated other comprehensive loss	(5,053)		(5,053)
Accumulated deficit	(166,265)		(166,265)
Total stockholders’ equity	1,378,471		1,248,258
Non-controlling interests	21,733		21,733
Total equity	1,400,204		1,269,991
Total liabilities and equity	$2,130,575		$2,130,575

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

(1)	Reflects the historical balance sheet of American Realty Capital Trust, Inc. as of date indicated.
(2)	Adjustments and pro forma balance based on 6.6 million shares issued in the offering, the repurchase of 18.6 million shares of our common stock for an aggregate amount of $200.0 million in the Tender Offer and the internalization of management of the company as of December 31, 2011. Assumes that 6,600,000 shares of common stock will be sold at a public offering price of $11.50 per share, which we have estimated based on our anticipated operating performance, trading levels of comparable companies and a dividend discount analysis.
(3)	Reflects the purchase of $7.3 million of furniture, fixtures and equipment and intangibles from AR Capital, LLC related to our internalization of management.
(4)	A note payable is to be issued by the company to AR Capital, LLC for a subordinated incentive listing fee which is equal to 15% of the amount by which the adjusted market value of real estate assets plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6% cumulative, non-compounded annual return to investors. This note balance will be calculated based on the price of company's common stock for an average of 30 days after 180 days have passed from the listing date of the common stock. If the average stock price for the applicable 30 day time period is $11.50 per share, the fee payable to AR Capital, LLC would be approximately $41.5 million. The note is non-interest bearing and will mature in three years, payable in cash or common stock, at the option of the note holders. The accounting for the note will require an analysis of the fair value of the note and of the amount of interest to be imputed on the note and recognized as interest expense until the maturity of the note. In addition, due to the holder’s ability to convert the note to common stock, a discount will be recorded for the fair value of the conversion feature, which will be amortized to equity over the term of the note. The recording of the discount will be offset against additional paid in capital.
(5)	Represents the difference between the maximum redemption of the tender offer of $200.0 million less proceeds from the offering of $75.9 million net of offering costs of $6.6 million. Amount excludes the effect of the issuance of the note payable described in note (3) above.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR
YEAR ENDED DECEMBER 31, 2011

The following unaudited pro forma Consolidated Statement of Operations for the year ended December 31, 2011 is presented as if the following transactions had occurred at the beginning of the period presented.

•	our acquisition in 2011 of 222 properties located in 20 markets for a total cost of approximately $1.2 billion. These properties were acquired using net proceeds from our prior continuous public offering, mortgage financing and existing cash balances;
•	this offering of 6.6 million shares of our common stock;
•	the consummation of the Internalization;
•	our buy back of 18.6 million shares of our common stock for an aggregate amount of $200.0 million in the Tender Offer;
•	the application of the net proceeds from this offering to repay indebtedness under our revolving credit facility;
•	our buy back in 2011 of 1.1 million shares of our common stock for an aggregate amount of $10.5 million pursuant to our Share Repurchase Program;
•	the vesting of $0.7 million in shares of existing restricted stock.

The accompanying notes are an integral part of these pro forma statements.

This financial statement should be read in conjunction with the unaudited pro forma Consolidated Balance Sheet and the Company’s historical financial statements and notes thereto in this registration statement. The pro forma Consolidated Statement of Operations is unaudited and is not necessarily indicative of what the actual results of operations would have been had the transactions described above occurred at the beginning of the period presented, nor does it purport to present the future results of operations of the Company (in thousands).

	Actual Year Ended December 31, 2011 (1)	Pro Forma Adjustments (2)	Pro Forma Year Ended December 31, 2011 (2)	Pro Forma Adjustments (3)	Pro Forma Year Ended December 31, 2011 (3)
Revenues:
Rental income	$124,851	$50,477 (4)	$175,328		$175,328
Operating expense reimbursements	4,269	3,551 (4)	7,820		7,820
Total revenues	129,120		183,148		183,148
Expenses:
Property operating	5,297	5,226 (4)	10,523		10,523
Operating fees to affiliate	5,572		5,572	(5,572)(6)	—
Acquisition and transaction related	30,005		30,005	(7)	30,005
General and administrative	4,168		4,168	4,593 (8)	8,761
Depreciation and amortization	68,939	32,953 (4)	101,892	353 (9)	102,245
Total operating expenses	113,981		152,160		151,534
Operating income	15,139		30,988		31,614
Other income (expenses):
Interest expense	(37,373)	1,854 (5)	(35,519)	(3,458)(10)	(38,977)
Equity in income of unconsolidated joint venture	96		96		96
Income from investments	766		766		766
Loss on derivative instruments	(2,539)		(2,539)		(2,539)
Gain (loss) on disposition of property	(44)		(44)		(44)
	(39,094)		(37,240)		(40,698)
Net income (loss)	(23,955)		(6,252)		(9,084)
Net income attributable to non-controlling interests	(1,121)		(1,121)		(1,121)
Net loss attributable to stockholders	$(25,076)		$(7,373)		$(10,205)
Basic and diluted net loss per share	($0.20)	(10)	$(0.04)	(11)	$(0.06)

The accompanying notes are an integral part of these pro forma statements.

NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(1)	Reflects the historical Statement of Operations of American Realty Capital Trust, Inc. as of date indicated.
(2)	Adjustments and pro forma balance based on annualization of year end portfolio related income and expenses as if the properties purchased in 2011 were purchased as of the beginning of the year. Assumes that 6,600,000 shares of common stock will be sold at a public offering price of $11.50 per share, which we have estimated based on our anticipated operating performance, trading levels of comparable companies and a dividend discount analysis.
(3)	Adjustments and pro forma balance represent results of operations as if the company had issued 6.6 million shares in the offering, repurchased 18.6 million shares of our common stock for an aggregate amount of $200.0 million in the tender offer and internalized the management of the company as of January 1, 2011.
(4)	Represents annualization of income and expenses related to properties purchased during the year to present results as if the properties purchased in 2011 were purchased as of January 1, 2011.
(5)	Represents adjustment to interest expense on mortgage notes payable to reflect the weighted average interest rate on borrowings as of December 31, 2011 to reflect this interest rate as of it had been in effect as of January 1, 2011.
(6)	As part of our internalization of the management of the company, fees will no longer be paid to the Advisor.
(7)	Excludes a fee which will be paid to the Advisor for support services mainly related to technology, accounting, legal and acquisitions support services during a transition period until processes are established for the company to run as an independent unit. These fees will be charged for a two month transition period, subject to the company’s option to extend on a month to month basis for up to three consecutive months. Total costs are expected to be approximately $3.6 million. Amount also excludes a one-time charge for the vesting of previously issued restricted shares, which, if all shares, including performance based shares, are eligible to vest will be approximately $13.1 million.
(8)	Represents general and administrative costs related to compensation, professional fees, marketing and investor relations costs and overhead, which will be required to manage the Company internally.
(9)	Represents additional depreciation from assets purchased from the Advisor as part of our internalization of the company's management.
(10)	Includes additional interest expense for use of the Company's line of credit to fund shares tendered to the Company in excess of the net proceeds from the offering. Annual interest on the line of credit is 2.45% and the line of credit.
(11)	Pro forma basic and diluted earnings per share is based on the 178.0 million shares outstanding at December 31, 2011 plus 6.6 million additional shares to be issued in the offering less 18.6 million shares to be repurchased pursuant to the tender offer plus 0.7 million restricted shares that are assumed to become fully vested that are not already recognized in equity. Earnings per share does not include the effect of any newly issued restricted stock as the effect on earnings per share would be anti-dilutive. Shares outstanding as of December 31, 2011 were used for the calculation of earnings per share as the income and expenses related to the property portfolio were annualized to present results as if the properties were purchased as of the beginning of the year.

The accompanying notes are an integral part of these pro forma statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
American Realty Capital Trust, Inc.

We have audited the accompanying consolidated balance sheets of American Realty Capital Trust, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity and cash flows for each of the three years in the period ended December 31, 2011. Our audits of the basic consolidated financial statements included the financial statement schedule of real estate and accumulated depreciation. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Realty Capital Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 15, 2012

The accompanying notes are an integral part of these pro forma statements.

AMERICAN REALTY CAPITAL TRUST, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2011	2010
ASSETS
Real estate investments, at cost:
Land	$325,458	$142,401
Buildings, fixtures and improvements	1,528,962	631,999
Acquired intangible lease assets	271,751	108,193
Total real estate investments, at cost	2,126,171	882,593
Less accumulated depreciation and amortization	(101,576)	(32,777)
Total real estate investments, net	2,024,595	849,816
Cash and cash equivalents	33,329	31,985
Investment securities, at fair value	17,275	—
Restricted cash	2,728	90
Investment in unconsolidated joint venture	11,201	11,945
Prepaid expenses and other assets	27,564	12,049
Deferred costs, net	13,883	8,169
Total assets	$2,130,575	$914,054
LIABILITIES AND EQUITY
Mortgage notes payable	$673,978	$372,755
Mortgage discount and premium, net	679	1,163
Long-term notes payable	—	12,790
Revolving credit facility	10,000	—
Below-market lease liabilities, net	8,150	8,454
Derivatives, at fair value	8,602	5,214
Accounts payable and accrued expenses	11,706	3,638
Deferred rent and other liabilities	6,619	3,858
Distributions payable	10,637	3,518
Total liabilities	730,371	411,390
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 240,000,000 shares authorized, 177,963,413 and 61,824,238 shares issued and outstanding at December 31, 2011 and 2010, respectively	1,780	618
Additional paid-in capital	1,548,009	529,740
Accumulated other comprehensive loss	(5,053)	(3,878)
Accumulated deficit	(166,265)	(46,464)
Total stockholders’ equity	1,378,471	480,016
Non-controlling interests	21,733	22,648
Total equity	1,400,204	502,664
Total liabilities and equity	$2,130,575	$914,054

The accompanying notes are an integral part of these financial statements.

AMERICAN REALTY CAPITAL TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2011	2010	2009
Revenues:
Rental income	$124,851	$44,773	$14,964
Operating expense reimbursements	4,269	—	—
Total revenues	129,120	44,773	14,964
Operating expenses:
Acquisition and transaction related	30,005	12,471	506
Property operating	5,297	—	—
Asset management fees to affiliate	5,572	1,350	145
General and administrative	4,167	1,444	507
Depreciation and amortization	68,940	21,654	8,315
Total operating expenses	113,981	36,919	9,473
Operating income	15,139	7,854	5,491
Other income (expenses):
Interest expense	(37,373)	(18,109)	(10,352)
Equity in income of unconsolidated joint venture	96	—	—
Other income, net	766	765	51
Unrealized loss on derivative instruments	(2,539)	(305)	495
Gain (loss) on disposition of property	(44)	143	—
Total other expenses	(39,094)	(17,506)	(9,806)
Net loss	(23,955)	(9,652)	(4,315)
Net (income) loss attributable to non-controlling interests	(1,121)	(181)	49
Net loss attributable to stockholders	$(25,076)	$(9,833)	$(4,266)
Basic and diluted net loss attributable to stockholders per share	$(0.20)	$(0.31)	$(0.74)

The accompanying notes are an integral part of these financial statements.

AMERICAN REALTY CAPITAL TRUST, INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
For the Years Ended December 31, 2011, 2010, and 2009
(Dollar amounts in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stock- holders’ Equity	Non- controlling Interests	Total Equity
	Number of Shares	Par Value
Balance, January 01, 2009	1,276,814	$13	$9,220	$(2,676)	$(4,798)	$1,759	$—	$1,759
Issuance of common stock	13,259,941	133	131,478	—	—	131,611	—	131,611
Offering costs, commissions and dealer manager fees	—	—	(19,478)	—	—	(19,478)	—	(19,478)
Common stock issued through distribution reinvestment plan	135,482	1	1,286	—	—	1,287	—	1,287
Distributions declared	—	—	—	—	(4,605)	(4,605)	—	(4,605)
Contributions from non-controlling interests	—	—	—	—	—	—	3,458	3,458
Distributions to non-controlling interest holders	—	—	—	—	—	—	(100)	(100)
Designated derivatives, fair value adjustment	—	—	—	939	—	939	—	939
Net loss	—	—	—	—	(4,266)	(4,266)	(49)	(4,315)
Total comprehensive income (loss)	—	—	—	—	—	(3,327)	(49)	(3,376)
Balance, December 31, 2009	14,672,237	147	122,506	(1,737)	(13,669)	107,247	3,309	110,556
Issuance of common stock	45,724,124	457	452,158	—	—	452,615	—	452,615
Offering costs, commissions and dealer manager fees	—	—	(51,699)	—	—	(51,699)	—	(51,699)
Common stock issued through distribution reinvestment plan	980,906	10	9,309	—	—	9,319	—	9,319
Distributions declared	—	—	—	—	(22,962)	(22,962)	—	(22,962)
Common stock redemptions	(262,029)	(3)	(2,958)	—	—	(2,961)	—	(2,961)
Share based compensation	709,000	7	(7)	—	—	—	—	—
Amortization of restricted stock	—	—	431	—	—	431	—	431
Contributions from non-controlling interests	—	—	—	—	—	—	21,003	21,003
Gain on sale of assets to non-controlling interest holders	—	—	—	—	—	—	(778)	(778)
Distributions to non-controlling interest holders	—	—	—	—	—	—	(1,067)	(1,067)
Designated derivatives, fair value adjustment	—	—	—	(2,141)	—	(2,141)	—	(2,141)
Net income (loss)	—	—	—	—	(9,833)	(9,833)	181	(9,652)
Total comprehensive income (loss)	—	—	—	—	—	(11,974)	181	(11,793)
Balance, December 31, 2010	61,824,238	618	529,740	(3,878)	(46,464)	480,016	22,648	502,664

The accompanying notes are an integral part of these financial statements.

AMERICAN REALTY CAPITAL TRUST, INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY — (continued)
For the Years Ended December 31, 2011 , 2010, and 2009
(Dollar amounts in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stock- holders’ Equity	Non- controlling Interests	Total Equity
	Number of Shares	Par Value
Issuance of common stock	112,795,422	1,128	1,112,561	—	—	1,113,689	—	1,113,689
Offering costs, commissions and dealer manager fees	—	—	(124,297)	—	—	(124,297)	—	(124,297)
Common stock issued through distribution reinvestment plan	4,112,949	41	39,032	—	—	39,073	—	39,073
Distributions declared	—	—	—	—	(94,725)	(94,725)	—	(94,725)
Common stock redemptions	(821,846)	(8)	(10,503)	—	—	(10,511)	—	(10,511)
Share based compensation	52,650	1	(1)	—	—	—	—	—
Amortization of restricted stock	—	—	1,477	—	—	1,477	—	1,477
Distributions to non-controlling interest holders	—	—	—	—	—	—	(2,036)	(2,036)
Designated derivatives, fair value adjustment	—	—	—	(825)	—	(825)	—	(825)
Unrealized gain (loss) on investment securities, net	—	—	—	(350)	—	(350)	—	(350)
Net income (loss)	—	—	—	—	(25,076)	(25,076)	1,121	(23,955)
Total comprehensive income (loss)	—	—	—	—	—	(26,251)	1,121	(25,130)
Balance, December 31, 2011	177,963,413	$1,780	$1,548,009	$(5,053)	$(166,265)	$1,378,471	$21,733	$1,400,204

The accompanying notes are an integral part of these financial statements.

AMERICAN REALTY CAPITAL TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net loss	$(23,955)	$(9,652)	$(4,315)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	54,764	17,280	6,661
Amortization of intangibles	14,176	4,374	1,654
Amortization of deferred financing costs	4,481	1,158	562
Amortization of mortgage discounts and premiums, net	(153)	—	—
Amortization of restricted stock grants	1,477	431	—
Accretion of below-market lease liability	(304)	(311)	(315)
(Gain) loss on disposition of property	44	(143)	—
Unrealized loss on derivative instruments	2,539	305	(495)
Other	—	(778)	—
Equity in income of unconsolidated joint venture	(96)	—	—
Changes in assets and liabilities:
Prepaid expenses and other assets	(11,831)	(7,616)	(4,236)
Accounts payable and accrued expenses	5,622	2,102	(181)
Due to affiliated entity	—	—	(2,223)
Deferred rent and other liabilities	2,761	2,714	362
Net cash provided by (used in) operating activities	49,525	9,864	(2,526)
Cash flows from investing activities:
Investment in real estate and other assets	(1,186,775)	(543,893)	(173,786)
Purchase of investment securities	(17,625)	—	—
Investment in joint venture with affiliate	—	(12,000)	—
Distributions from unconsolidated joint venture	840	—	—
Capital expenditures	(386)	—	—
Proceeds from disposition of real estate and other assets	581	757	—
Net cash used in investing activities	(1,203,365)	(555,136)	(173,786)

The accompanying notes are an integral part of these financial statements.

AMERICAN REALTY CAPITAL TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (continued)
(In thousands)

	Year Ended December 31,
	2011	2010	2009
Cash flows from financing activities:
Proceeds from mortgage notes payable	287,602	217,827	72,084
Payments on mortgage notes payable	(43,808)	(28,883)	(1,016)
Proceeds from revolving credit facilities	10,000	13,448	—
Payments on revolving credit facilities	—	(13,448)	—
Proceeds from related party facility bridge and revolver	—	—	12,268
Payments on related party facility bridge and revolver	—	—	(27,245)
Proceeds from short-term bridge funds	—	—	15,878
Payments on short-term bridge funds	—	(15,878)	(11,954)
Payments on convertible redeemable preferred	—	—	(3,995)
Proceeds from long-term notes payable	—	—	11,911
Payments on long-term notes payable	(12,790)	(210)	—
Contributions from non-controlling interest holders	—	21,003	3,458
Distributions to non-controlling interest holders	(2,036)	(1,067)	(100)
Proceeds from issuance of common stock, net	992,297	400,916	112,102
Payments of financing costs	(16,845)	(6,827)	(1,073)
Distributions paid	(48,533)	(11,626)	(1,888)
Redemptions paid	(8,065)	(2,961)	—
Restricted cash	(2,638)	(47)	5
Net cash provided by financing activities	1,155,184	572,247	180,435
Net increase in cash and cash equivalents	1,344	26,975	4,123
Cash and cash equivalents, beginning of year	31,985	5,010	887
Cash and cash equivalents, end of year	$33,329	$31,985	$5,010
Supplemental Disclosures:
Cash paid for interest	$32,237	$16,285	$10,153
Cash paid for income taxes	144	388	—
Non-Cash Investing and Financing Activities:
Common stock issued through distribution reinvestment plan	39,073	9,319	1,287
Mortgages assumed in real estate acquisitions	57,098	24,068	—

The accompanying notes are an integral part of these financial statements.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 1 — Organization

American Realty Capital Trust, Inc. (the “Company”), incorporated on August 17, 2007, is a Maryland corporation that qualifies as a real estate investment trust (“REIT”) for federal income tax purposes. On January 25, 2008, the Company commenced an initial public offering (“IPO”) on a “best efforts” basis of up to 150.0 million shares of common stock offered at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Registration Statement also covered up to 25.0 million shares of common stock available pursuant to a distribution reinvestment plan (the “DRIP”) under which the Company’s stockholders may elect to have their distributions reinvested in additional shares of the Company’s common stock at the greater of $9.50 per share or 95% of the estimated value of a share of common stock.

On August 5, 2010, the Company filed a registration statement on Form S-11 to register 32.5 million shares of common stock in connection with a follow-on offering. The IPO was originally set to expire on January 25, 2011, three years after its effective date. However, as permitted by Rule 415 of the Securities Act, the Company was permitted to continue its IPO until July 25, 2011. On July 18, 2011, the Company’s IPO closed. All shares registered under the IPO and 22.2 million shares available under the DRIP were allocated to the IPO and sold. On July 11, 2011, the Company withdrew the registration for the additional 32.5 million shares in connection with the follow-on offering. In addition, on July 15, 2011, the Company filed a registration statement on Form S-3 to register an additional 24.0 million shares of common stock to be used for the DRIP.

The Company’s Board of Directors has determined that it is in the best interests of the Company and its stockholders to internalize the management services currently provided by American Realty Capital Advisors, LLC, which serves as the Company’s advisor (the “Advisor”), and American Realty Capital Properties, LLC, which, serves as the Company’s property manager (the “Property Manager”). The Company intends to become a self-administered REIT and will be managed full-time by William M. Kahane, one of the key executives who built the Company and assembled its property portfolio, and his management team (the “Internalization”). As part of our Internalization, the Company has applied to list its common stock on The NASDAQ Global Select Market under the symbol “ARCT” (the “Listing”). The Company anticipates that its common stock will be listed on NASDAQ on or about March 1, 2012. Furthermore, the Company intends to offer up to 6.6 million shares of its common stock in an underwritten public offering pursuant to a registration statement on Form S-11 to be filed with the SEC (the “Offering”). Upon consummation of the Listing, the Company expects to complete the Internalization and terminate its existing Advisory Agreement, which termination will be subject to a 60-day notice period (subject to three one-month extensions). Prior to Listing, the Company also intends to offer to purchase an amount in value of its shares of common stock between $200 million and $250 million from its stockholders, pursuant to a cash tender offer on Schedule TO to be filed with the SEC (the “Tender Offer”). The Tender Offer is subject to a number of customary conditions, including a financing condition.

As of December 31, 2011, the Company had 178.0 million shares of common stock outstanding, including stock issued under the DRIP and restricted share plan. Total gross proceeds from these issuances were $1.8 billion, including shares issued pursuant to the DRIP. As of December 31, 2011, the aggregate value of all share issuances and subscriptions outstanding was $1.8 billion based on a per share value of $10.00 (or $9.50 for shares issued under the DRIP). As of December 31, 2011, on a cumulative basis, 1.4 million shares of common stock had been redeemed under the stock repurchase program at a value of $13.5 million. Of that amount, 0.3 million shares

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 1 — Organization  – (continued)

with a redemption value of $2.8 million were accrued for redemption at December 31, 2011, and subsequently paid to stockholders in January 2012.

The Company used the proceeds from its IPO to acquire and manage a diverse portfolio of real estate properties consisting primarily of freestanding, single tenant properties net leased to investment grade and other creditworthy tenants throughout the United States and Puerto Rico. The Company typically funds acquisitions with a combination of equity and debt and in certain cases may use only equity capital or fund a portion of the purchase price through investments from unaffiliated third parties. The Company expects to arrange long-term financing on both a secured and unsecured fixed rate basis. The Company intends to continue to grow existing relationships and develop new relationships throughout the various markets the Company serves, which is expected to lead to further acquisition opportunities.

As of December 31, 2011, the Company owned 482 properties with 15.5 million square feet, 100% leased with a weighted average remaining lease term of 13.5 years. In constructing the portfolio, the Company has been committed to diversification (industry, tenant and geography).

Substantially all of the Company’s business is conducted through American Realty Capital Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. The Company is the sole general partner of and owns a 99.99% partnership interest in the OP. American Realty Capital Advisors, LLC, (the “Advisor”) is the sole limited partner and owner of 0.01% (non-controlling interest) of the partnership interests of the OP. The limited partner interests have the right to convert OP units into cash or, at the option of the Company, an equal number of common shares of the Company, as allowed by the limited partnership agreement.

Note 2 — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity for which the Company is the primary beneficiary.

Investment in Unconsolidated Joint Venture

The Company is a non-controlling member of a limited liability company that owns five condominium units, 100% leased and located in New York City. American Realty Capital New York Recovery REIT, Inc., an affiliate, is the controlling member. This investment is reflected as investment in unconsolidated joint venture in the accompanying consolidated financial statements.

The Company’s investment in this joint venture was $12.0 million, paid in December 2010. The cost basis of this investment is reduced by monthly distributions. The Company’s share of income and losses from the condominium units, which excludes depreciation and amortization

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 2 — Summary of Significant Accounting Policies  – (continued)

pursuant to the limited liability company agreement, is recorded to investment in unconsolidated joint venture on the accompanying consolidated balance sheets and equity income of unconsolidated joint venture in the consolidated statement of operations. The Company was paid a 1% fee in connection with its investment and earns a preferred 7.0% return on its outstanding investment balance. See Note 11 — Related Party Transactions and Arrangements for additional information on this joint venture.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, to record investments in real estate, and derivative financial instruments and hedging activities, as applicable.

Real Estate Investments

The Company records acquired real estate at cost and makes assessments as to the useful lives of depreciable assets. The Company considers the period of future benefit of the asset to determine the appropriate useful lives. Depreciation is computed using a straight-line method over the estimated useful life of 40 years for buildings, five to 15 years for building fixtures and improvements and the remaining lease term for acquired intangible lease assets.

Impairment of Long Lived Assets

Operations related to properties that have been sold or properties that are intended to be sold are presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold are designated as “held for sale” on the balance sheet.

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Allocation of Purchase Price of Acquired Assets

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, buildings, equipment and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 2 — Summary of Significant Accounting Policies  – (continued)

Amounts allocated to land, buildings, equipment and fixtures are based on cost segregation studies performed by independent third-parties or on the Company’s analysis of comparable properties in its portfolio. Depreciation is computed using the straight-line method over the estimated lives of forty years for buildings, five to 15 years for building, equipment, fixtures and improvements, and the shorter of the useful life or the remaining lease term for tenant improvements.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from nine to 18 months. The Company also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationships is measured based on the Company’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the tenant. Characteristics considered by the Company in determining these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from 2 to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 2 — Summary of Significant Accounting Policies  – (continued)

tangible and intangible assets acquired and intangible liabilities assumed. The allocations presented in the accompanying consolidated balance sheets are substantially complete; however, there are certain items that the Company will finalize once the Company receives additional information. Accordingly, these allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on the Company’s financial position or results of operations.

Intangible assets and acquired lease obligations consist of the following (amounts in thousands):

	December 31,
	2011	2010
Intangible assets:
In-place leases, gross	$271,751	$108,193
Accumulated amortization on in-place leases	20,677	6,513
In-place leases, net of accumulated amortization	$251,074	$101,680
Intangible liabilities:
Below-market leases, gross	$9,087	$9,087
Accumulated amortization on below market leases	937	633
Below-market leases, net of accumulated amortization	$8,150	$8,454

The following table provides the weighted-average amortization and accretion periods as of December 31, 2011 for intangible assets and liabilities and the projected amortization expense for the next five years (amounts in thousands):

	Weighted- Average Amortization Period in Years	2012	2013	2014	2015	2016
In-place leases:
Total to be included in depreciation and amortization expense	13.3	21,658	21,658	21,603	21,323	20,897
Below-market lease liabilities:
Total to be included in rental revenue	26.8	304	304	304	304	304

Cash and Cash Equivalents

Cash and cash equivalents include cash in bank accounts as well as investments in highly-liquid money market funds with original maturities of three months or less.

The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit. At December 31, 2011 and 2010 the Company had deposits of $33.3 million and $32.0 million, respectively of which $32.1 million and $31.0 million, respectively were in excess of the amount insured by the FDIC. Although the Company bears risk to amounts in excess of those insured by the FDIC, it does not anticipate any losses as a result.

Restricted Cash

Restricted cash consists of maintenance, structural, and debt service reserves.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 2 — Summary of Significant Accounting Policies  – (continued)

Deferred Financing Costs

Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing, which result in such financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan (the “DRIP”), in which eligible stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving cash. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the IPO. The Board of Directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days’ notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying consolidated balance sheet in the period the distribution is declared. As of December 31, 2011, 5.2 million shares with a value of $49.8 million have been issued through the DRIP.

Share Repurchase Program

The Company’s Board of Directors has adopted a Share Repurchase Program (“SRP”) that enables its stockholders to sell their shares to the Company in limited circumstances. The SRP permits investors to sell their shares back to the Company after they have held them for at least one year, subject to the significant conditions and limitations described below.

The purchase price per share will depend on the length of time the investor has held such shares as follows: after one year from the purchase date — 96.25% of the amount the investor actually paid for each share; and after two years from the purchase date — 97.75% of the amount the investor actually paid for each share; and after three years from the purchase date — 100% of the amount the investor actually paid for each share; (in each case, as adjusted for any stock distributions, combinations, splits, recapitalizations and the like with respect to the Company’s common stock). At any time the Company was engaged in an offering of shares, the per share price for shares purchased under the repurchase plan was equal to or lower than the applicable per share offering price. Presently, the per share purchase price is based on the greater of $10.00 or the then-current net asset value of the shares as determined by the Company’s Board of Directors (as adjusted for any stock distributions, combinations, splits, recapitalizations and the like with respect to the Company’s common stock). The Company’s Board of Directors will announce any purchase price adjustment and the time period of its effectiveness as a part of its regular communications with stockholders. The Company’s Board of Directors shall use the following criteria for determining the net asset value of the shares: value of its assets (estimated market value) less the estimated market value of the Company’s liabilities, divided by the number of shares. The Board, with advice from the Advisor, (i) will make internal valuations of the market value of the Company’s assets based upon the current capitalization rates of similar properties in the market, recent transactions for similar properties acquired by the Company and any extensions, cancellations, modifications or other material events affecting the leases, changes in rents or other circumstances related to such properties, (ii) review internal appraisals prepared by the Advisor following standard commercial real estate appraisal practice and (iii) every three years or earlier, in

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 2 — Summary of Significant Accounting Policies  – (continued)

rotation will have all of the properties appraised by an external appraiser. Upon the death or disability of a stockholder, and upon request, the Company will waive the one-year holding requirement. Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the offering, or if not engaged in the offering, the per share purchase price will be based on the greater of $10.00 or the then-current net asset value of the shares as determined by the Company’s Board of Directors (as adjusted for any stock distributions, combinations, splits, recapitalizations and the like with respect to its common stock). In addition, the Company may waive the holding period in the event of a stockholder’s bankruptcy or other exigent circumstances.

Purchases under the SRP, subject to the terms of the SRP, may be funded from the proceeds from the sale of shares under the DRIP, from proceeds of the sale of shares in a public offering, and with other available allocated operating funds. However, purchases under the SRP by the Company will be limited in any calendar year to 5% of the weighted average number of shares outstanding during the prior year. In addition the redemption of shares is limited by cash available among other factors. The Board of Directors may reject a request for redemption at any time.

When a stockholder requests redemption and the redemption is approved by the Company, it will reclassify such obligation from equity to a liability based on the settlement value of the obligation.

The following table summarizes the SRP activity as of December 31, 2011 (dollars in thousands except for cost per share):

	Redemption Requests and Shares Redeemed
Year Ended December 31,	Shares	Value	Average Cost per share
2009	3,000	$29	$9.65
2010	299,528	2,933	9.79
2011	1,070,950	10,511	9.81
Cumulative redemptions as of December 31, 2011 (1)	1,373,478	13,473	$9.81
Value of shares issued through DRIP		49,828
Excess		$36,355

(1)	Cumulative share redemptions include 0.3 million shares with a value of $2.8 million which have been approved for redemption as of December 31, 2011, and were paid to stockholders in January 2012.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 2 — Summary of Significant Accounting Policies  – (continued)

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the consolidated statement of operations. If the derivative is designated and qualifies for hedge accounting treatment the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

Revenue Recognition

Upon the acquisition of real estate, certain properties will have leases where minimum rent payments increase during the term of the lease. The Company will record rental revenue for the full term of each lease on a straight-line basis. When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Cost recoveries from tenants are included in tenant reimbursement income in the period the related costs are incurred, as applicable.

The Company’s revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of the leases provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. The Company defers the revenue related to lease payments received from tenants in advance of their due dates.

The Company continually reviews receivables related to rent and unbilled rent receivables and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the allowance for uncollectible accounts or record a direct write-off of the receivable in the consolidated statements of operations.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 2 — Summary of Significant Accounting Policies  – (continued)

Organization, Offering, and Related Costs

Organization and offering costs (other than selling commissions and the dealer manager fee) of the Company may have been paid by the Advisor, the Company’s affiliated dealer manager, Realty Capital Securities, LLC (the “Dealer Manager”) or their affiliates on behalf of the Company. Such organization and offering costs represent all expenses to be paid by the Company in connection with the Offering, including but not limited to (i) legal, accounting, printing, mailing, and filing fees; (ii) escrow related fees; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for the salaries of its employees and other costs in connection with preparing supplemental sales materials and related Offering activities. Pursuant to the Advisory Agreement and the Dealer Manager Agreement, the Company was obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company, provided that the Advisor was obligated to reimburse the Company to the extent organization and offering costs (excluding selling commissions, the dealer manager fee and bona fide due diligence cost reimbursements) incurred by the Company in the Offering exceed 1.5% of gross offering proceeds. See Note 11 — Related Party Transactions and Arrangements for more information on amounts reimbursed to the Advisor and Dealer Manager.

Share-Based Compensation

The Company has a stock-based incentive award plan for its directors and an employee and director restricted share plan, which are accounted for under the guidance for share based payments. The guidance on share based compensation also requires the tax benefits associated with these share-based payments to be classified as financing activities in the consolidated statements of cash flows. See Note 13 — Share-Based Compensation for additional information on these plans.

Income Taxes

The Company made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ending December 31, 2008. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, and so long as it distributes at least 90% of its REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Per Share Data

Income (loss) per basic share of common stock is calculated by dividing net income (loss) less dividends on unvested restricted stock by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted income (loss) per share of common stock considers the effect of potentially dilutive shares of common stock outstanding during the period.

Reportable Segments

The Company has determined that it has one reportable segment, with activities related to investing in real estate. The Company’s investments in real estate generate rental revenue and other income through the leasing of properties, which comprised 100% of its total consolidated revenues. Although the Company’s investments in real estate will be geographically diversified throughout the United States, management evaluates operating performance on an individual property level. The Company’s properties have been aggregated into one reportable segment.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 2 — Summary of Significant Accounting Policies  – (continued)

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) amended the guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. This standard was effective January 1, 2010. Adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued new guidance which revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. This standard was effective January 1, 2010. Adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

In January 2010, the FASB issued guidance which clarifies that the stock portion of a distribution to stockholders that allow them to receive cash or stock with a potential limitation on the total amount of cash that all stockholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock distribution. This standard was effective January 1, 2010. Adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

In January 2010, the FASB amended guidance to require a number of additional disclosures regarding fair value measurements. Specifically, the guidance revises two disclosure requirements concerning fair value measurements and clarifies two others. It requires separate presentation of significant transfers into and out of Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. Also, it requires the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than on a net basis. The amendments clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements. The adoption of the guidance related to Levels 1 and 2 were effective January 1, 2010 and did not have a material impact on the Company’s financial position or results of operations. The adoption of the guidance related to Level 3 was effective January 1, 2011 and did not have a material impact on the Company’s financial position or results of operations.

In February 2010, the FASB updated the guidance to no longer require companies that file with the United States Securities and Exchange Commission to indicate the date through which they have analyzed subsequent events. This updated guidance became effective immediately upon issuance; therefore the Company adopted it as of the first quarter of 2010.

In March 2010, the FASB issued a clarification of previous guidance that exempts certain credit related features from analysis as potential embedded derivatives subject to bifurcation and separate fair value accounting. This guidance specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 2 — Summary of Significant Accounting Policies  – (continued)

and whether bifurcation and separate fair value accounting is required. The adoption of this guidance on July 1, 2010 had no material effect on the Company’s financial position or results of operations.

In December 2010, the FASB updated its guidance related to goodwill which affected all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. The guidance modifies Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This guidance became effective on January 1, 2011. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

In December 2010, the FASB updated the guidance related to business combinations to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendment specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, non-recurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendment affects any public entity, as defined, that enters into business combinations that are material on an individual or aggregate basis. This guidance was effective for acquisitions occurring on or after January 1, 2011. The adoption of this guidance did not have a material impact upon the Company’s financial position or results of operations, as the guidance relates only to disclosure requirements.

In May 2011, the FASB issued guidance that expands the existing disclosure requirements for fair value measurements, primarily for Level 3 measurements, which are measurements based on unobservable inputs such as the Company’s own data. This guidance is largely consistent with current fair value measurement principles with few exceptions that do not result in a change in general practice. The guidance will be applied prospectively and will be effective for interim and annual reporting periods ending after December 15, 2011. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operations as the guidance relates only to disclosure requirements.

In June 2011, the FASB issued guidance requiring entities to present items of net income and other comprehensive income either in one continuous statement — referred to as the statement of comprehensive income — or in two separate, but consecutive, statements of net income and other comprehensive income. The new guidance does not change which components of comprehensive income are recognized in net income or other comprehensive income, or when an item of other comprehensive income must be reclassified to net income. The guidance will be applied prospectively and will be effective for interim and annual reporting periods ending after December 15, 2011. In December 2011, the FASB deferred certain provisions of this guidance related to the presentation of certain reclassification adjustments our of accumulated other comprehensive income, by component in both the statement and the statement where the reclassification is presented. The adoption of this guidance is not expected to have a material

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 2 — Summary of Significant Accounting Policies  – (continued)

impact on the Company’s financial position or results of operations but will change the location of the presentation of other comprehensive income to more closely associate the disclosure with net income.

In September 2011, the FASB issued guidance which modifies the requirements for testing for goodwill impairment, and gives entities the option to perform a qualitative assessment of goodwill before calculating the fair value of a reporting unit. If the entities determine based on the qualitative assessment that the fair value of a reporting unit is more likely than not less than the carrying value then further impairment tests would be required. Otherwise, further testing would not be needed. The guidance is effective for annual impairment tests for fiscal periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2011, the FASB issued guidance which contains new disclosure requirements regarding the nature of and entity’s rights of offset and related arrangements associated with its financial instruments and derivative instruments. The new disclosures are designed to make financial statements prepared under U.S. GAAP more comparable to those prepared under International Financial Reporting Standards and will give the financial statement users information about both gross and net exposures. The guidance is effective for interim and annual reporting periods beginning on or after January 1, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

Note 3 — Real Estate Investments

The following table presents the allocation of the assets acquired and liabilities assumed during the periods presented (amounts in thousands):

	Year Ended December 31, 2011	Year Ended December 31, 2010
Real estate investments, at cost:
Land	$183,150	$104,742
Buildings, fixtures and improvements	897,105	370,744
Total tangible assets	1,080,255	475,486
Acquired intangibles:
In-place leases	163,618	69,570
Mortgage assumed	(57,429)	(22,900)
Mortgage discount (premium), net	331	(1,168)
Total assets acquired, net	$1,186,775	$520,988
Number of properties purchased	224	134

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 3 — Real Estate Investments  – (continued)

The Company acquires and operates commercial properties. All such properties may be acquired and operated by the Company alone or jointly with another party. As of December 31, 2011, all of the properties the Company owned were 100% leased. The Company acquired and disposed of the following properties during 2011 (dollar amounts in thousands other than annualized average rental income per square foot):

Property	Acquisition/ Disposal Date	No. of Buildings	Square Feet	Ownership Percentage	Remaining Lease Term (1)	Base Purchase Price (2)	Capitalization Rate (3)	Annualized Rental Income/NOI (4)
Portfolio as of Dec. 31, 2010		259	5,310,215	Various	15.2	$867,215	8.43%	$73,068
Acquisitions for the year ended Dec. 31, 2011:
Lowes (5)	Jan. 2011	1	141,393	100%	15.1	10,018	6.74%	675
Citizens	Jan. 2011	2	14,307	100%	7.6	3,811	9.11%	347
QuikTrip	Jan. 2011	1	4,555	100%	12.7	3,330	8.74%	291
Dillons	Jan. 2011	1	56,451	100%	8.3	5,075	7.80%	396
Wawa	Jan. 2011	2	12,433	100%	15.9	17,209	7.00%	1,205
Walgreens VIII	Jan. 2011	9	122,963	100%	23.6	54,569	6.86%	3,742
DaVita Dialysis II	Feb. 2011	4	23,154	100%	10.9	8,013	8.90%	713
CVS III	Feb. 2011	1	13,338	100%	25.6	5,199	7.25%	377
Citigroup, Inc.	Feb. 2011	1	64,036	100%	14.3	27,275	7.00%	1,910
Coats & Clark	Feb. 2011	1	401,512	100%	9.5	9,523	9.84%	937
Walgreens IX	Feb. 2011	1	13,569	100%	22.4	5,460	7.34%	401
Express Scripts	Mar. 2011	2	416,141	100%	7.9	51,281	9.02%	4,623
DaVita Dialysis III	Mar. 2011	1	18,185	100%	11.9	6,565	7.72%	507
Dollar General V	Mar. 2011	6	55,363	100%	14.6	5,195	8.84%	459
Wal-Mart	Mar. 2011	1	183,442	100%	7.8	12,633	7.15%	903
Kohl’s	Mar. 2011	1	88,408	100%	14.6	10,182	7.15%	728
Texas Instruments	Mar. 2011	1	125,000	100%	9.4	32,000	7.88%	2,522
Sam’s Club (5)	Mar. 2011	1	141,583	100%	14.2	12,821	6.64%	851
CVS IV	Mar. 2011	1	13,225	100%	23.6	5,330	7.95%	424
Walgreens X	Mar. 2011	2	27,760	100%	19.1	9,000	7.46%	671
CVS V	Mar. 2011	1	12,900	100%	22.6	5,759	7.29%	420
Provident Bank	Mar. 2011	1	2,950	100%	22.6	2,589	9.15%	237
Dillons II	Mar. 2011	1	63,858	100%	10.3	6,420	7.49%	481
FedEx X	Mar. & May 2011	2	204,157	100%	14.1	32,200	7.98%	2,570
3M	Mar. 2011	1	650,760	100%	9.8	44,800	7.35%	3,294
Bojangles	Mar. 2011	13	47,865	100%	11.9	24,789	8.85%	2,193
Tractor Supply II	Mar. 2011	2	38,194	100%	14.8	5,103	9.07%	463
Dollar General VI	Apr. 2011	2	18,428	100%	14.9	1,856	9.00%	167
Dollar General VII	Apr. 2011	2	18,340	100%	14.8	2,093	8.98%	188
O’Reilly Auto II	Apr. 2011	1	8,154	100%	11.6	1,894	8.92%	169
Walgreens XI	Apr. 2011	1	14,550	100%	24.0	4,993	7.35%	367
DaVita Dialysis IV	Apr. 2011	1	6,020	100%	8.4	2,061	8.88%	183
Whirlpool	Apr. 2011	1	750,000	100%	9.8	19,837	8.10%	1,606
Wrangler	Apr. 2011	1	316,800	100%	9.5	17,286	8.20%	1,417
Walgreens XII	Apr. 2011	1	13,605	100%	22.6	4,380	8.20%	359
7-Eleven	May 2011	1	3,074	100%	9.4	2,950	8.24%	243
BSFS III	May 2011	1	7,864	100%	14.5	2,661	8.53%	227
Kohls II	May 2011	1	64,250	100%	19.6	6,398	7.50%	480

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 3 — Real Estate Investments  – (continued)

Property	Acquisition/ Disposal Date	No. of Buildings	Square Feet	Ownership Percentage	Remaining Lease Term (1)	Base Purchase Price (2)	Capitalization Rate (3)	Annualized Rental Income/NOI (4)
National Tire & Battery	May 2011	3	33,920	100%	14.3	5,921	8.16%	483
CVS VI	May 2011	1	13,224	100%	23.7	9,110	7.21%	657
BSFS IV	May 2011	3	22,904	100%	13.4	8,539	8.60%	734
FedEx XI	May 2011	1	125,502	100%	10.7	39,000	7.94%	3,095
Pep Boys	May 2011	3	60,140	100%	12.1	12,951	8.68%	1,124
Royal Ahold — Tops Market	May 2011	1	57,833	100%	11.7	10,956	7.61%	834
7-Eleven II	May 2011	1	2,940	100%	9.5	2,105	7.55%	159
General Electric	May 2011	1	484,348	100%	7.8	23,688	7.62%	1,806
Wal-Mart II	May 2011	1	151,925	100%	7.6	12,415	8.01%	995
GSA — USPS	May 2011	1	39,297	100%	13.8	7,260	6.79%	493
Walgreens XIII	May 2011	2	27,195	100%	17.1	9,819	7.25%	712
Walgreens XIV	Jun. 2011	1	14,820	100%	21.9	3,986	7.15%	285
Mrs. Bairds	Jun. 2011	2	30,120	100%	8.2	3,169	8.36%	265
Walgreens XV	Jun. 2011	1	14,480	100%	21.9	4,912	7.13%	350
O’Reilly’s III	Jun. 2011	1	8,160	100%	11.8	2,000	8.70%	174
FedEx XII	Jun. 2011	1	182,326	100%	11.8	35,000	7.79%	2,726
Walgreens XVI	Jun. 2011	6	52,400	100%	22.7	51,160	6.63%	3,392
GSA — VA Clinic (6)	Jun. 2011	1	10,768	100%	9.6	3,190	8.31%	265
BSFS V	Jun. 2011	1	159,797	100%	10.8	9,040	8.53%	771
Tractor Supply IV	Jun. 2011	1	19,097	100%	11.9	1,750	13.94%	244
O’Reilly’s IV	Jun. 2011	2	16,000	100%	11.7	3,724	8.75%	326
Trader Joe’s	Jun. 2011	1	31,920	100%	10.5	5,550	12.16%	675
Dollar General VIII	Jul. & Aug. 2011	3	27,152	100%	14.8	2,850	8.74%	249
Dollar General IX	Jul. 2011	1	9,348	100%	14.8	885	9.04%	80
GSA I (6)	Jul. 2011	1	10,784	100%	7.4	6,025	8.28%	499
Lockheed Martin	Jul. 2011	1	102,466	100%	8.3	13,048	8.05%	1,050
FedEx XIII	Jul. 2011	4	274,602	100%	8.3	27,615	7.96%	2,199
GSA II (6)	Aug. 2011	1	10,803	100%	9.0	4,546	7.81%	355
Dollar General X	Aug. & Sep. 2011	6	55,200	100%	14.8	5,418	8.84%	479
PetSmart	Aug. 2011	1	1,000,375	100%	10.8	48,648	7.55%	3,672
GSA III (6)	Aug. 2011	1	11,190	100%	14.8	4,355	7.94%	346
Verizon	Aug. 2011	1	40,000	100%	10.2	12,600	8.27%	1,042
CVS VI	Aug. 2011	1	11,945	100%	17.4	2,805	7.45%	209
Renal Advantage	Aug. 2011	9	74,457	100%	11.8	19,010	9.65%	1,834
GSA IV (6)	Aug. 2011	1	23,485	100%	9.6	7,424	8.45%	627
Lowes II	Aug. 2011	1	135,197	100%	9.4	15,000	7.33%	1,099
GSA V (6)	Aug. 2011	1	64,455	100%	7.3	7,250	8.08%	586
CVS VII	Sep. 2011	1	10,885	100%	10.4	2,820	8.19%	231
Sealy	Sep. 2011	1	257,000	100%	12.2	17,944	8.95%	1,606
GSA VI (6)	Sep. 2011	1	34,285	100%	14.8	8,590	8.07%	693
GSA VII (6)	Sep. 2011	1	25,508	100%	14.8	6,642	8.60%	571
GSA VIII (6)	Oct. 2011	1	29,150	100%	9.3	4,775	8.06%	385
GSA IX (6)	Oct. 2011	1	17,626	100%	9.8	6,750	8.22%	555
GSA X (6)	Oct. 2011	1	43,596	100%	11.8	13,000	7.75%	1,007
Reliant Rehab	Oct. 2011	1	65,141	100%	18.8	32,300	10.28%	3,322

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 3 — Real Estate Investments  – (continued)

Property	Acquisition/ Disposal Date	No. of Buildings	Square Feet	Ownership Percentage	Remaining Lease Term (1)	Base Purchase Price (2)	Capitalization Rate (3)	Annualized Rental Income/NOI (4)
ConAgra	Oct. 2011	1	65,000	100%	13.6	20,000	8.24%	1,648
GSA XI (6)	Oct. 2011	1	30,762	100%	14.5	9,000	7.99%	719
Dollar General XI	Oct. 2011	2	18,225	100%	14.7	1,926	8.31%	160
Dollar General XII	Oct., Nov. & Dec. 2011	42	387,104	100%	14.4	43,004	8.23%	3,539
Whirlpool II	Nov. 2011	1	700,350	100%	9.8	23,148	7.50%	1,736
Dollar General XIII	Nov. 2011	1	9,234	100%	14.7	932	8.80%	82
Fed Ex XIV	Nov. 2011	1	81,612	100%	10.3	4,592	9.49%	436
Fed Ex XV	Nov. 2011	1	252,505	100%	15	56,000	7.49%	4,194
Fed Ex XVI	Nov. 2011	1	194,262	100%	10	20,000	7.60%	1,520
AutoZone II	Nov. 2011	1	6,816	100%	14.4	1,325	7.62%	101
Aaron’s	Dec. 2011	18	214,739	100%	10.8	25,806	7.41%	2,184
GSA XII (6)	Dec. 2011	1	67,217	100%	7.3	9,520	8.81%	839
Danfoss	Dec. 2011	1	99,823	100%	9.8	7,487	8.78%	657
DaVita Dialysis V	Dec. 2011	1	6,502	100%	10.9	3,360	9.14%	307
Disposition for the year ended Dec. 31, 2011:
PNC	January 2011	(1)	(1,992)	100%	(7.9)	(680)	6.91%	(47)
Total		482	$15,514,727		13.5	$2,110,738	8.16%	$172,150
Annualized average rental income per square foot			$11.10
Other investments (7)						29,625
Total investment portfolio						$2,140,363

(1)	Remaining lease term as of December 31, 2011, in years. If the portfolio has multiple locations with varying lease expirations, remaining lease term is calculated on a weighted-average basis. Total remaining lease term is an average of the remaining lease term of the total portfolio.
(2)	Contract purchase price excluding acquisition and transaction-related costs. Acquisition and transaction-related costs include legal costs, acquisition fees paid to the Advisor and closing costs on the property.
(3)	Annualized rental income on a straight-line basis or annualized net operating income (“NOI”) as applicable, divided by base purchase price. Total capitalization rate is an average of the capitalization rate of the total portfolio.
(4)	Annualized rental income/NOI for net leases is rental income on a straight-line basis as of December 31, 2011, which includes the effect of tenant concessions such as free rent, as applicable. For modified gross leased properties amount is rental income on a straight-line basis as of December 31, 2011, which includes the effect of tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses.
(5)	Property is a parcel of land with a ground lease which contains a building that will be conveyed to the Company at the end of the ground lease. Square footage and number of buildings refers to the building that is constructed on the parcel of land.
(6)	Lease on the property is a modified gross lease. As such, annualized rental income/NOI for this property is rental income on a straight-line basis as of December 31, 2011, which includes the effect of tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses.
(7)	Includes a $12.0 million investment in a joint venture and a $17.6 million investment in the common stock of certain publicly traded real estate investment trusts.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 3 — Real Estate Investments  – (continued)

Future Lease Payments

The following table presents future minimum base rental cash payments due to the Company subsequent to December 31, 2011. These amounts exclude contingent rentals that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes among other items (amounts in thousands):

Year	Future Minimum Base Rent Payments
2012	$167,731
2013	169,049
2014	171,379
2015	172,379
2016	172,385
Thereafter	1,485,625
Total	$2,338,548

Tenant Concentration

The following table lists tenants whose annualized rental income on a straight-line basis or NOI represented greater than 10% of consolidated annualized rental income as of December 31, 2011, 2010, and 2009:

	Year Ended December 31,
	2011	2010	2009
FedEx	17%	17%	14%
Walgreens	10%	10%	*
CVS	*	13%	11%
PNC	*	*	25%
First Niagara	*	*	21%
Rockland Trust	*	*	17%
Rite Aid	*	*	10%

*	Tenant’s annualized rental income on a straight-line basis or NOI was not greater than 10% of total annualized rental income for all portfolio properties as of the period specified.

The termination, delinquency or non-renewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represented more than 10% of the annualized rental income for the periods presented.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 3 — Real Estate Investments  – (continued)

Geographic Concentration

The following table lists the states where we have concentrations of properties whose annualized rental income on a straight-line basis or NOI represented greater than 10% of consolidated annualized rental income as of December 31, 2011, 2010, and 2009:

	Year Ended December 31,
	2011	2010	2009
New York	12%	*	*
California	*	11%	*
Pennsylvania	*	*	21%
Texas	*	*	14%

*	Annualized rental income on a straight-line basis or NOI from properties located in this state was not greater than 10% of total annualized rental income for all portfolio properties as of the period specified.

No other state had properties that in total represented more than 10% of the annualized rental income for the periods presented.

Note 4 — Investment Securities

At December 31, 2011, the Company had investments in common stock with a fair value of $17.3 million. These investments are accounted for as available-for-sale investments and therefore increases or decreases in the fair value of these investments are recorded in other comprehensive income as a component of equity on the balance sheet unless the securities are considered to be permanently impaired at which time the losses would be reclassified to expense.

The following table details the unrealized gains and losses on investment securities as of December 31, 2011 (in thousands):

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Common stock	$17,625	$246	$(596)	$17,275

All unrealized losses had a holding period of less than four months. No available for sale investments were held at December 31, 2010.

Note 5 — Revolving Credit Facilities

In August 2011, the Company obtained a revolving credit facility with RBS Citizens, N.A. and a syndicate of financial institutions (“RBS Facility”) for an aggregate maximum principal amount of $115.0 million. The facility has an accordion feature that allows it to be increased up to a maximum of $230.0 million under certain conditions and the Company intends to increase the facility to this maximum. The proceeds of loans made under the credit agreement may be used to finance the acquisition of net leased, investment or non-investment grade occupied properties or general corporate purposes. Up to $15.0 million of the facility is available for letter of credits. The initial term of the credit agreement is 36 months.

Any loan made under the RBS Facility shall bear floating interest at per annum rates equal to the one month London Interbank Offered Rate (“LIBOR”) plus 2.05% to 2.85% depending on the Company’s loan to value ratio as specified in the agreement. In the event of a default, RBS has the right to terminate its obligations under the credit agreement, including the funding of future loans, and to accelerate the payment on any unpaid principal amount of all outstanding loans. The

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 5 — Revolving Credit Facilities  – (continued)

revolving credit facility requires a fee of 0.15% on the unused balance if amounts outstanding under the facility are 50% or more of the total facility amount and 0.25% on the unused balance if amounts outstanding under the facility are 50% or less of the total facility amount. As of December 31, 2011, there was $10.0 million outstanding on this facility. In addition, the Company had a letter of credit in the amount of $0.4 million outstanding under this facility at December 31, 2011.

At December 31, 2011 and 2010, the Company had available a $10.0 million revolving unsecured line of credit bridge facility with an affiliated entity. There were no amounts outstanding under this facility at December 31, 2011 or December 31, 2010. There are no unused borrowing fees associated with this facility.

The RBS Facility requires the Company to meet certain financial covenants, including the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth. As of December 31, 2011, the Company was in compliance with the debt covenants under the RBS Facility agreement.

In July 2010, the Company obtained a secured revolving credit facility with Capital One, N.A. (“Capital One”) for an aggregate maximum principal amount of $30.0 million. The proceeds of loans made under the credit agreement could be used to finance the acquisition of net leased, investment or non-investment grade occupied properties. The initial term of the credit agreement was 30 months. The agreement was terminated in August 2011 when the Company obtained the RBS facility.

In August 2010, the Company obtained a secured revolving credit facility with U.S. Bank, N.A. (“U.S. Bank”) for an aggregate maximum principal amount of $20.0 million, which subsequently increased to $30.0 million. The initial term of the credit agreement was 24 months. The credit agreement was unused and was terminated in August 2011 when the Company obtained the RBS Facility.

There were no amounts outstanding on the Capital One or U.S. Bank lines of credit as of December 31, 2010.

Note 6 — Mortgage Notes Payable

The Company’s mortgage notes payable consist of the following (dollar amounts in thousands):

	Encumbered Properties	Outstanding Loan Amount	Weighted Average Effective Interest Rate (1)	Weighted Average Maturity (2)
December 31, 2011	254	$673,978	5.27%	5.21
December 31, 2010	196	$372,755	5.73%	6.15

(1)	Mortgage notes payable have fixed rates or rates that are fixed through the use of interest rate hedging instruments. Effective interest rates range from 4.09% to 6.97% at December 31, 2011 and 4.36% to 6.97% at December 31, 2010.
(2)	Weighted average remaining years until maturity as of the periods presented.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 6 — Mortgage Notes Payable  – (continued)

The following table summarizes the scheduled aggregate principal repayments subsequent to December 31, 2011 (amounts in thousands):

Year	Total
2012	$3,308
2013	59,196
2014	33,749
2015	119,807
2016	283,768
Thereafter	174,150
Total	$673,978

The Company’s sources of recourse financing generally require financial covenants, including restrictions on corporate guarantees, the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth. As of December 31, 2011, the Company was in compliance with the debt covenants under the mortgage loan agreements.

The balances of two mortgage notes payable in the aggregate amount of $34.0 million were prepaid for the entire remaining balance in December 2011. In connection with these early payoffs, $0.3 million of unamortized deferred financing costs and $0.4 million of prepayment penalties were charged to interest expense.

Note 7 — Long-Term Notes Payable

As of December 31, 2010, the Company had $12.8 million of outstanding long-term notes payable (the “Notes”) from a private placement pursuant to Rule 506 of Regulation D promulgated under the Securities Act. The proceeds of the private placement were used to repay outstanding short-term bridge equity fund draws.

The Notes bore interest at 9.0% annually, provided that the interest rate would be adjusted to 9.57% annually for Notes on which the Company did not incur a selling commission. The Company paid interest-only monthly payments to subscribers of the Notes. The balances of the Notes were repaid in full in May 2011. In connection with this payoff, $0.7 million of unamortized deferred financing costs were charged to interest expense.

Note 8 — Fair Value of Financial Instruments

The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. This alternative approach also reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The guidance defines three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 8 — Fair Value of Financial Instruments  – (continued)

Level 3 — Unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. However, as of December 31, 2011 and December 31, 2010, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The valuation of derivative instruments is determined using a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and implied volatilities. In addition, credit valuation adjustments, are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the counterparties.

The Company has common stock investments which are traded on a national exchange and therefore, due to the availability of quoted market prices in active markets, classified these investments as Level 1 in the fair value hierarchy.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 8 — Fair Value of Financial Instruments  – (continued)

The following table presents information about the Company’s assets and liabilities (including derivatives that are presented net) measured at fair value on a recurring basis as of December 31, 2011 and December 31, 2010, aggregated by the level in the fair value hierarchy within which those instruments fall (amounts in thousands):

	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
December 31, 2011
Common stock	$17,275	$—	$—	$17,275
Interest rate swap and collar derivatives, net	$—	$8,602	$—	$8,602
December 31, 2010
Interest rate swap and collar derivatives, net	$—	$5,214	$—	$5,214

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, restricted cash, other receivables, accounts payable and distributions payable approximates their carrying value on the consolidated balance sheet due to their short-term nature. The fair value of mortgage notes payable are obtained by calculating the present value at current market rates.

The fair values of the Company’s financial instruments that are not reported at fair value on the consolidated balance sheet are reported below (amounts in thousands):

	Carrying Amount at December 31, 2011 (1)	Fair Value at December 31, 2011	Carrying Amount at December 31, 2010 (1)	Fair Value at December 31, 2010
Mortgage notes payable	$674,657	$687,481	$373,918	$388,984
Other long-term notes payable	$—	$—	$12,790	$12,790
Revolving credit facility	$10,000	$10,000	$—	$—

(1)	Carrying amount includes premiums and discounts on mortgage notes payable.

Note 9 — Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

The Company may use derivative financial instruments, including interest rate swaps, caps, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The Company does not intend to utilize derivatives for speculative or other purposes other than interest rate risk management. The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To mitigate this risk, the Company only enters into derivative financial instruments with counterparties with high credit

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 9 — Derivatives and Hedging Activities  – (continued)

ratings and with major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company does not anticipate that any of the counterparties will fail to meet their obligations.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the balance sheets as of December 31, 2011 and 2010 (amounts in thousands):

	Balance Sheet Location	December 31, 2011	December 31, 2010
Derivatives designated as hedging instruments:
Interest Rate Collar and Swaps	Derivatives, at fair value	$(7,702)	$(3,828)
Derivatives not designated as hedging instruments:
Interest Rate Collar	Derivatives, at fair value	$(900)	$(1,386)

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next twelve months, the Company estimates that an additional $2.2 million will be reclassified from other comprehensive income as an increase to interest expense.

Derivatives Designated as Hedging Instruments

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and collars as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate collars designated as cash flow hedges involve the receipt of variable-rate amounts if interest rates rise above the cap strike rate on the contract and payments of variable-rate amounts if interest rates fall below the floor strike rate on the contract.

Derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.

As of December 31, 2011, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk (dollar amounts in thousands):

Interest Rate Derivative	Number of Instruments	Notional Amount
Interest Rate Swaps	10	$106,348
Interest Rate Collar	1	4,115

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 9 — Derivatives and Hedging Activities  – (continued)

As of December 31, 2010, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk (dollar amounts in thousands):

Interest Rate Derivative	Number of Instruments	Notional Amount
Interest Rate Swaps	4	$63,532
Interest Rate Collar	1	4,115

The table below details the location in the financial statements of the gain or loss recognized on interest rate derivatives designated as cash flow hedges for the years ended December 31, 2011, 2010 and 2009 (amounts in thousands):

	December 31,
	2011	2010	2009
Amount of loss recognized in accumulated other comprehensive income as interest rate derivatives (effective portion)	$(2,964)	$(4,186)	$(938)
Amount of loss reclassified from accumulated other comprehensive income into income as interest expense (effective portion)	$(2,137)	$(2,045)	$(1,218)
Amount of gain (loss) recognized in income on derivative as loss on derivative instruments (ineffective portion and amount excluded from effectiveness testing) (1)	$(111)	$(40)	$—

(1)	Excludes $3.2 million that was recognized as a loss on derivative instruments for the year ended December 31, 2011 for interest rate swap agreements that were entered into at an above market rate in conjunction with entering into a series of rate lock agreements on forecasted mortgages. Once the mortgages closed, the swap agreements qualified as hedging instruments, however the portion of the forecasted change in fair value related to the above market rate of the swaps was excluded from the effectiveness testing and was expensed.

Derivatives Not Designated as Hedging Instruments

Derivatives not designated as hedges are not speculative. These derivatives are used to manage the Company’s exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements to be classified as hedging instruments. The Company has one interest rate collar contract outstanding, with an aggregate notional amount of $22.7 million and $23.2 million at December 31, 2011 and 2010, respectively, with an established ceiling and floor for the underlying variable rate at 4.125% and 3.54%, respectively. This contract was not able to be designated as a hedging instrument as it does not qualify for hedge accounting based on the results of the net written option test. As such, all changes in the fair value of the interest rate collar have been included in the Company’s statements of operations for the years ended December 31, 2011 and 2010.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 9 — Derivatives and Hedging Activities  – (continued)

The table below details the amount and location in the financial statements of the gain or loss recognized on derivatives not designated as hedging instruments for the years ended December 31, 2011, 2010 and 2009 (amounts in thousands):

	Year Ended December 31,
	2011	2010	2009
Location of Gain or (Loss) Recognized in Income on Derivative:
Interest expense	$(770)	$(776)	$(787)
Gains (losses) on derivative instruments	487	(267)	293
Total	$(283)	$(1,043)	$(494)

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company either defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.

As of December 31, 2011, the fair value of derivatives in a net liability position related to these agreements was $8.6 million. As of December 31, 2011, the Company has not posted any collateral related to these agreements and was not in breach of any agreement provisions. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at their aggregate termination value of $9.1 million at December 31, 2011.

Note 10 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and the Company is not aware of any other environmental condition that it believes will have a material adverse effect on the consolidated results of operations.

Note 11 — Related Party Transactions and Arrangements

Fees Paid in Connection with Common Stock Offering

The Company’s affiliated Dealer Manager receives selling commissions of 7% of the gross offering proceeds from the sale of the Company’s common stock (as well as sales of long-term notes and exchange transactions) before reallowance of commissions earned by participating broker-dealers. The Dealer Manager re-allows 100% of commissions earned to participating broker-dealers. In addition, the Dealer Manager receives dealer manager fees of 3% of the gross offering proceeds before reallowance to participating broker-dealers. No selling commissions or dealer-manager fees are paid to the Dealer Manager with respect to shares sold under the DRIP. The Company incurred total commissions to the Dealer Manager of $114.8 million, $41.0 million and $12.3 million during the years ended December 31, 2011, 2010 and 2009, respectively.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 11 — Related Party Transactions and Arrangements  – (continued)

The Company will reimburse the Advisor up to 1.5% of its gross offering proceeds. The following table details the results of such activities related to organizational and offering costs reimbursed to the Advisor (amounts in thousands):

	Year Ended December 31,
	2011	2010	2009
Organizational and offering expense reimbursements	$5,949	$4,378	$5,617

At December 31, 2010, the Company had a payable to the Dealer Manager and the Advisor of $0.4 million, respectively, for commissions and reimbursements of expenses. At December 31, 2011, there were no amounts owed to the Dealer Manager or Advisor for offering costs or dealer manager fees.

The Company issued all shares authorized under its IPO and closed the offering on July 18, 2011. Common shares of the Company will continue to be issued under the DRIP.

Fees Paid in Connection With the Operations of the Company

The Advisor receives an acquisition fee of 1.0% of the contract purchase price of each acquired property and is reimbursed for acquisition costs incurred in the process of acquiring properties, expected to approximate 0.5% of the contract purchase price. In no event will the total of all acquisition and advisory fees and acquisition expenses payable with respect to a particular investment exceed 4% of the contract purchase price.

The Company will pay the Advisor a yearly fee of up to 1% of the contract purchase price of each property based on assets held by the Company on the measurement date, adjusted for appropriate closing dates for individual property acquisitions. On June 7, 2011, the Company and the Advisor agreed to modify the timing of the payment of asset management fees by the Company to the Advisor such that the Company shall pay to the Advisor asset management fees on a current basis, and shall no longer pre-pay those fees beyond the subsequent month’s fees, as was allowed under the previous arrangement. In addition, such asset management fees shall be payable, at the discretion of the Company’s Board subject to the Advisor’s approval, on a prospective basis, in cash, common stock or restricted stock grants, or any combination thereof. See Note 13 — Share-Based Compensation, for additional information of limitations on the issuance of restricted shares to the Advisor.

For the management and leasing of its properties, the Company will pay to an affiliate of its Advisor a property management fee of (a) 2% of gross revenues from its single tenant properties and (b) 4% of gross revenues from its multi-tenant properties, plus, in each case, market-based leasing commissions applicable to the geographic location of the property. The Company also will reimburse the affiliate costs of managing the properties. The affiliate may also receive a fee for the initial leasing of newly constructed properties, which would generally equal one month’s rent. In the unlikely event that the affiliate assists a tenant with tenant improvements, a separate fee may be charged to, and payable by the Company. This fee will not exceed 5% of the cost of the tenant improvements. The aggregate of all property management and leasing fees paid to its affiliates plus all payments to third parties for such fees will not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location as determined by a survey of brokers and agents in such area. No such fees were incurred or paid for the years ended December 31, 2011, 2010 or 2009.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 11 — Related Party Transactions and Arrangements  – (continued)

The Company may reimburse its Advisor’s costs of providing administrative services, subject to the limitation that it will not reimburse its Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2% of average invested assets, or (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, the Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or real estate commissions. No such fees were incurred or paid for the years ended December 31, 2011, 2010 or 2009.

If the Company’s Advisor provides services in connection with the origination or refinancing of any debt that the Company obtains, and uses to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay the Advisor a financing coordination fee equal to 1% of the amount available and/or outstanding under such financing, subject to certain limitations.

The following tables detail amounts paid and reimbursed to affiliates as well as amounts contractually due to the Advisor which were forgiven in connection with the operations related services described above (amounts in thousands):

	Year Ended December 31,
	2011		2010		2009
	Paid	Forgiven	Paid	Forgiven	Paid	Forgiven
One-time fees:
Acquisition fees and related cost reimbursements	$20,838	$—	$9,167	$—	$1,690	$—
Financing coordination fees and related cost reimbursements	4,567	—	2,679	—	880	—
Other expense reimbursements	403	—	374	—	—	—
On-going fees:
Asset management fees (1)	5,572	9,658	1,350	4,015	145	1,779
Property management and leasing fees	—	2,361	—	833	—	300
Total operational fees and reimbursements	$31,380	$12,019	$13,570	$4,848	$2,715	$2,079

(1)	The Company’s Board of Directors, subject to the Advisor’s approval, on a prospective basis, may elect to pay an equivalent amount of the cash fees forgiven in unvested performance based restricted shares. The Company will record expense for such shares, if the Board of Directors approves the issuance.

As of December 31, 2010, $4.4 million of asset management fees were prepaid to the Advisor in accordance with the terms of the Advisory Agreement. The Advisory Agreement provided for two quarters of fees to be paid in advance by the Company. On June 7, 2011, the Company and the Advisor modified the provisions of the Advisory Agreement with respect to the timing of asset management fees payments such that the Company will pay the Advisor asset management fees on a current basis. As of December 31, 2011, the Company funded asset management fees of $1.8 million relating to January 2012, as required by the modified provisions of the Advisory Agreement.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 11 — Related Party Transactions and Arrangements  – (continued)

Fees Paid in Connection with the Liquidation or Listing of the Company’s Real Estate Assets

The Company will pay a brokerage commission on the sale of property, not to exceed the lesser of one-half of reasonable, customary and competitive real estate commission or 3% of the contract price for property sold (inclusive of any commission paid to outside brokers), in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale.

The Company will pay a subordinated participation in the net proceeds of the sale of real estate assets of 15% of remaining net proceeds after return of capital contributions plus payment to investors of a 6% cumulative, non-compounded return on the capital contributed by investors. The Company cannot assure that it will provide this 6% return but the Advisor will not be entitled to the subordinated participation in net sale proceeds unless its investors have received a 6% cumulative non-compounded return on their capital contributions. No such fees were incurred or paid for the years December 31, 2011, 2010 or 2009.

The Company will pay a subordinated incentive listing fee of 15% of the amount by which the adjusted market value of real estate assets plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6% cumulative, non-compounded annual return to investors. The Company cannot assure that it will provide this 6% return but the Advisor will not be entitled to the subordinated incentive listing fee unless its investors have received a 6% cumulative non-compounded return on their capital contributions. No such fees were incurred or paid for the years ended December 31, 2011, 2010 or 2009.

The following table details amounts paid to affiliates in connection with the sale of property (amounts in thousands):

	Year Ended December 31,
	2011	2010	2009
Real estate commissions	$19	$26	$—

Financing

The OP entered into an agreement with the principals of the Advisor whereby the OP can obtain up to $10.0 million of bridge equity from the principals from time to time as needed to provide short-term bridge equity for property acquisitions or for general working capital purposes. Such bridge equity advances need to be satisfied within a one year period and will accrue a yield of 8%. There were no amounts outstanding under this facility as of December 31, 2011, 2010 and 2009. There was no interest expense for this facility during the years December 31, 2011, 2010 or 2009.

The Company has a $0.4 million letter of credit from its revolving credit facility. This letter of credit was used as a security deposit on rented office space for the Advisor.

Common Stock Investment

In December 31, 2011, the Company purchased 0.3 million shares of common stock in an initial public offering of an affiliated public company, valued at $2.9 million at December 31, 2011. The aggregate fair value of all investment securities owned by the Company was $17.3 million at December 31, 2011.

Investment in Unconsolidated Joint Venture

In December 2010, the Company entered into a joint venture agreement with an affiliate and an unrelated third party investor to invest in a portfolio of five retail condominium units. The

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 11 — Related Party Transactions and Arrangements  – (continued)

Company’s initial investment in this joint venture was $12.0 million and a 1.0% fee was paid to the Company by the affiliate. For the year ended December 31, 2011, the Company’s share of the net profit on the property was $0.1 million. In addition, the Company received cash distributions of $0.8 million for the year ended December 31, 2011. No fees were paid to the Advisor in connection with this agreement.

Note 12 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 13 — Share-Based Compensation

Stock Option Plan

The Company has a stock option plan (the “Plan”), which authorizes the grant of nonqualified stock options to the Company’s independent directors, subject to the absolute discretion of the Board of Directors and the applicable limitations of the Plan. The exercise price for all stock options granted under the Plan was fixed at $10.00 per share until the termination of the Company’s IPO, and thereafter the exercise price for stock options granted to its independent directors will be equal to the fair market value of a share on the last business day preceding the annual meeting of stockholders. As of December 31, 2011 and 2010, the Company had granted options to purchase 27,000 shares at $10.00 per share, each with a two year vesting period and an expiration of 10 years. A total of 1.0 million shares have been authorized and reserved for issuance under the Plan.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. During the years ended December 31, 2011, 2010 and 2009, no options were forfeited or were exercised, and 9,000, 9,000 and 0 shares became vested, respectively. As of December 31, 2011 and 2010, unvested options to purchase 9,000 and 18,000 shares, respectively, at $10.00 per share remained outstanding with a weighted average contractual remaining life of 7.3 and 8.3 years, respectively. The total compensation charge relating to these option grants was immaterial.

Restricted Share Plan

On January 22, 2010, the Board of Directors adopted an employee and director incentive restricted share plan (the “RSP”). The RSP provides for the automatic grant of 3,000 restricted shares of common stock to each of the independent directors, without any further action by the Company’s Board of Directors or the stockholders, on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% annually. The employee and director incentive restricted share plan provides the Company with the ability to grant awards of restricted shares to the Company’s directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 13 — Share-Based Compensation  – (continued)

to the Company, directors of the Advisor or of entities that provide services to the Company, certain of its consultants and certain consultants to the Advisor and its affiliates or to entities that provide services to the Company. The total number of common shares reserved for issuance under the RSP is equal to 1.0% of its authorized shares.

In April 2011, the Board of Directors approved the modification of the RSP to provide that, for as long as the Company remains a non-traded REIT, the aggregate value of the asset management fees paid by the Company over the life of the offering plus the value of all restricted shares issued by the Company pursuant to its RSP cannot exceed 1% of the contract purchase price of all the properties based on assets held by the Company on the measurement date, adjusted for appropriate closing dates for individual property acquisitions. For purposes of this calculation, the value of the restricted stock granted to the Advisor and its employees will be the value of the Company’s common stock on the date of such grant.

Restricted share awards entitle the recipient to common shares from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Shares issued under the RSP vest immediately upon a change of control of the Company or sale of the Company’s assets. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in common shares shall be subject to the same restrictions as the underlying restricted shares. As of December 31, 2011 and 2010, 18,000 and 9,000 shares, respectively, had been issued to independent directors under this plan at a fair value of $10.00 per share. The fair value of the shares are being expensed ratably over the five-year vesting period.

In June 2010, the Company’s independent directors approved and authorized the issuance of up to 1.5 million common restricted shares to the Advisor equaling 1% of authorized shares under the primary offering, subject to certain terms and conditions. Of the total shares granted, 50% vest over a five year period and the remaining 50% vest only to the extent the Company’s net asset value plus distributions paid to stockholders equals 106% of the original selling price of the Company’s common stock.

Compensation expense for restricted shares of $1.5 million and $0.4 million was recorded for the years ended December 31, 2011 and 2010. There were no restricted shares outstanding at December 31, 2009.

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 14 — Net Loss Per Share

The following is a summary of the basic and diluted net loss per share computation for the years ended December 31, 2011, 2010 and 2009 (in thousands, except share and per share amounts):

	Year Ended December 31,
	2011	2010	2009
Net loss attributable to stockholders	$(25,076)	$(9,833)	$(4,266)
Less: distributions paid on unvested restricted stock	(1,024)	(299)	—
	$(26,100)	$(10,132)	$(4,266)
Weighted average common shares outstanding	133,730,159	32,539,393	5,768,761
Net loss per share attributable to stockholders, basic and diluted	$(0.20)	$(0.31)	$(0.74)

As of December 31, 2011, 27,000 stock options and 1.5 million restricted shares were outstanding; as of December 31, 2010, 27,000 stock options and 1.4 million restricted shares were outstanding. These items were not included in the calculation of diluted earnings per share since the effect of their inclusion would have been anti-dilutive.

Note 15 — Non-controlling Interests

The Company has investment arrangements with unaffiliated third parties whereby the investor receives an ownership interest in the property and is entitled to receive a proportionate share of the net operating cash flow derived from the property. Upon disposition of the property, the investor will receive a proportionate share of the net proceeds from the sale of the property. The investor has no recourse to any other assets of the Company. Due to the nature of the Company’s involvement with each of the arrangements described below and the significance of its investment in relation to the investment of the other interest holders, the Company has determined that it is the primary beneficiary in each of these arrangements and therefore the entities related to these arrangements are consolidated within the Company’s financial statements.

The following table summarizes the activity related to investment arrangements with unaffiliated third parties (dollars in thousands):

Property/Portfolio Name	No. of Buildings	Investment Date	Net Investment Amount	Third Party Ownership Percentage	Total Assets Subject to Investment Agreement	Total Liabilities Subject to Investment Agreement	Distributions
							Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Walgreens	1	Jul. 2009	$1,068	44%	$3,474	$1,550	$(80)	$(80)	$(37)
FedEx/PNC Bank	2	Jul. 2009 to Jan. 2010	2,002	49%	11,303	8,917	(167)	(167)	(52)
PNC Bank	1	Sep. 2009	444	35%	3,316	2,306	(35)	(35)	(11)
CVS	3	Jan. 2010 to Mar. 2010	2,577	49%	10,636	6,670	(195)	(178)	—
Rickett Benckiser	1	Feb. 2010	2,400	15%	28,367	14,709	(210)	(169)	—
FedEx III	1	Apr. 2010	3,000	15%	31,294	15,000	(256)	(156)	—
BSFS	6	Jun. 2010 to Sep. 2010	6,468	49%	11,993	—	(512)	(201)	—
Brown Shoe/Payless	2	Oct. 2010	6,000	9%	65,196	28,200	(540)	(81)	—
Jared Jewelry	1	May 2010	500	25%	1,578	—	(41)	—	—
Total	18		$24,459		$167,157	$77,352	$(2,036)	$(1,067)	$(100)

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 16 — Quarterly Results (Unaudited)

Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2011, 2010 and 2009 (in thousands, except per share amounts):

	Quarters Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Rental revenue	$20,718	$28,054	$34,943	$41,136
Net loss	$(4,520)	$(9,517)	$(5,661)	$(5,378)
Weighted average shares outstanding	72,741	110,777	173,087	176,740
Basic and diluted loss attributable to stockholders per share	$(0.07)	$(0.09)	$(0.03)	$(0.03)

	Quarters Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Rental revenue	$7,428	$9,382	$11,928	$16,035
Net loss	$(389)	$(992)	$(74)	$(8,378)
Weighted average shares outstanding	17,845	25,165	36,122	51,402
Basic and diluted loss attributable to stockholders per share	$(0.02)	$(0.04)	$—	$(0.17)

	Quarters Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Rental revenue	$2,926	$2,935	$3,774	$5,319
Net loss	$(1,339)	$(673)	$(1,484)	$(770)
Weighted average shares outstanding	1,527	3,151	6,639	11,637
Basic and diluted loss attributable to stockholders per share	$(0.88)	$(0.21)	$(0.22)	$(0.07)

AMERICAN REALTY CAPITAL TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2011

Note 17 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Form 10-K, and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

Real Estate and Accumulated Depreciation
Schedule III
December 31, 2011
(in thousands)

					Initial Costs
Property	City	State	Encumbrances at December 31, 2011		Land	Buildings and Fixtures	Adjustment to Basis	Gross Amount Carried at December 31, 2011	Accumulated Depreciation
7-Eleven	Mount Dora	FL	$—		$1,475	$1,207	$—	$2,681	$45
7-Eleven Bradenton	Bradenton	FL	—		959	959	—	1,918	31
3M	DeKalb	IL	20,500		5,982	33,896	—	39,878	1,551
Aaron's	Asheboro	NC	—		244	976	—	1,220	5
Aaron's	Ashtabula	OH	—		60	1,142	—	1,202	5
Aaron's	Bay City	MI	—		281	1,124	—	1,405	5
Aaron's	Cortlandville	NY	—		187	1,062	—	1,249	5
Aaron's	Cranberry	PA	—		233	933	—	1,167	4
Aaron's	Grand Island	NE	—		446	1,041	—	1,487	5
Aaron's	Hudson	FL	—		390	910	—	1,300	4
Aaron's	Kettering	OH	—		162	920	—	1,082	4
Aaron's	Murrells Inlet	SC	—		253	760	—	1,013	4
Aaron's	Oneonta	NY	—		170	961	—	1,130	4
Aaron's	Palm Harbor	FL	—		478	717	—	1,195	3
Aaron's	Pensacola	FL	—		243	971	—	1,214	5
Aaron's	Piqua	OH	—		254	1,017	—	1,271	5
Aaron's	Pueblo	CO	—		183	1,034	—	1,217	5
Aaron's	Ridgeland	MS	—		203	811	—	1,014	4
Aaron's	Rotterdam	NY	—		59	1,129	—	1,189	5
Aaron's	Spring Hill	FL	—		531	649	—	1,181	3
Aaron's	Victoria	TX	—		305	711	—	1,016	3
Advance Auto	Plainfield	MI		(1)	230	1,303	—	1,533	112
Advance Auto II	Harvest	AL		(1)	116	1,040	—	1,155	70
Advance Auto II	Crystal Springs	MS		(1)	45	854	—	899	58
Advance Auto II	Vicksburg	MS		(1)	104	938	—	1,042	63
Advance Auto III	Lafayette	LA		(1)	296	888	—	1,183	54
Advance Auto III	Slidell	LA		(1)	382	891	—	1,272	54
Advance Auto III	West Monroe	LA		(1)	383	894	—	1,277	54
Advance Auto IV	Dunkirk	NY		(4)	495	606	—	1,101	30
AutoZone	Columbia	SC		(3)	281	842	—	1,123	4
AutoZone	San Juan	PR		(3)	353	2,003	—	2,356	107
AutoZone	Guayama	PR		(3)	483	1,127	—	1,609	60
AutoZone	Ponce	PR		(3)	404	2,287	—	2,691	122
AutoZone	Humacoa	PR		(3)	115	2,187	—	2,302	117
BB&T	Fort Myers	FL		(4)	1,020	2,380	—	3,400	102
Bojangles	Northport	AL	—		582	874	—	1,456	46
Bojangles	Buford	GA	—		727	1,351	—	2,078	71
Bojangles	Hartwell	GA	—		352	1,055	—	1,407	56
Bojangles	Hickory	NC	—		644	1,504	—	2,148	79
Bojangles	Highpoint	NC	—		361	1,084	—	1,445	57
Bojangles	Hildebran	NC	—		220	1,247	—	1,468	66
Bojangles	Lincolnton	NC	—		1,037	2,420	—	3,458	128
Bojangles	Raeford	NC	—		258	1,033	—	1,291	55
Bojangles	Thomasville	NC	—		437	1,310	—	1,746	69
Bojangles	Walkertown	NC	—		475	1,108	—	1,582	58
Bojangles	Batesburg	SC	—		208	1,176	—	1,384	62
Bojangles	Inman	SC	—		194	1,102	—	1,297	58
Bojangles	Piedmont	SC	—		410	957	—	1,367	51
Brown Shoe	Lecbec	CA	9,100		1,977	17,795	—	19,772	886

					Initial Costs
Property	City	State	Encumbrances at December 31, 2011		Land	Buildings and Fixtures	Adjustment to Basis	Gross Amount Carried at December 31, 2011	Accumulated Depreciation
BSFS	Middleburg	FL	—		347	1,968	—	2,315	169
BSFS	Edmond	OK	—		340	1,929	—	2,270	166
BSFS	Oklahoma City	OK	—		315	1,787	—	2,102	154
BSFS	Owasso	OK	—		327	1,852	—	2,179	159
BSFS	Tulsa	OK	—		352	1,997	—	2,350	172
BSFS	Yukon	OK	—		338	1,917	—	2,255	165
BSFS II	Benton	AR		(4)	461	1,383	—	1,844	103
BSFS II	Grand Junction	CO		(4)	506	1,518	—	2,024	113
BSFS II	Wichita	KS		(4)	344	1,374	—	1,718	103
BSFS II	Baton Rouge	LA		(4)	503	1,509	—	2,012	113
BSFS II	Austin	TX		(4)	463	1,390	—	1,853	104
BSFS II	Pearland	TX		(4)	556	1,297	—	1,853	97
BSFS II	Allen	TX	—		592	1,381	—	1,973	109
BSFS II	Crowley	TX	—		355	1,419	—	1,773	111
BSFS II	League City	TX	—		261	1,477	—	1,737	116
BSFS II	Weatherford	TX	—		243	1,375	—	1,618	108
BSFS II	Albuquerque	NM	—		487	1,462	—	1,949	115
BSFS II	Rockwall	TX	—		642	1,497	—	2,139	118
BSFS III	Milwaukee	WI	—		702	1,639	—	2,341	61
BSFS IV	Northfield	NJ	—		1,145	1,718	—	2,863	58
BSFS IV	Chester	VA	—		677	1,580	—	2,257	53
BSFS IV	Dardenne	MO	—		843	1,566	—	2,409	53
BSFS V	Prescott	AR	—		382	7,261	—	7,643	211
Citigroup, Inc.	Mt. Pleasant	SC	13,800		8,543	15,865	—	24,407	781
Citizens	Oak Lawn	IL	—		1,737	745	—	2,482	38
Citizens	Stickney	IL	—		282	230	—	512	12
Coats & Clark	Albany	GA	—		406	8,098	—	8,504	386
ConAgra	Omaha	NE	—		882	16,759	—	17,641	165
CSAA/Chase Bank	Decatur	GA		(2)	1,284	2,995	—	4,279	181
CSAA/Chase Bank	Montgomery	IL		(2)	2,679	—	—	2,679	—
CSAA/CVS	Schaumburg	IL		(2)	3,519	—	—	3,519	—
CSAA/Fifth Third Bank	Chelsea	AL		(2)	1,224	4,897	—	6,121	296
CSAA/Fifth Third Bank	Austin	TX		(2)	1,568	2,911	—	4,479	176
CSAA/Home Depot	Joliet	IL	3,900		1,115	2,601	—	3,716	157
CSAA/Walgreens	Marysville	OH		(2)	984	2,951	—	3,935	178
CSAA/Walgreens	Upper Arlington	OH		(2)	1,929	3,583	—	5,512	217
CSAA/Walgreens	Northlake	IL		(2)	3,507	—	—	3,507	—
CSAA/Walgreens	Carpentersville	IL		(2)	2,989	—	—	2,989	—
CSAA/Walgreens	Austell	GA		(2)	8,720	—	—	8,720	—
CVS	Chicago	IL	3,874		3,722	3,330	—	7,052	322
CVS	Visalia	CA	1,655		—	2,778	—	2,778	269
CVS	Smyrna	GA	2,532		654	3,705	—	4,359	359
CVS	Phoenix	AZ	1,899		—	3,228	—	3,228	312
CVS	Moline	IL	2,543		658	3,729	—	4,388	361
CVS	Northville	MI	2,450		626	3,549	—	4,175	344
CVS	Asheville	NC	1,033		—	1,770	—	1,770	171
CVS	Wilton	NY	2,327		603	3,414	—	4,017	331

					Initial Costs
Property	City	State	Encumbrances at December 31, 2011		Land	Buildings and Fixtures	Adjustment to Basis	Gross Amount Carried at December 31, 2011	Accumulated Depreciation
CVS	Columbia	SC	1,741		446	2,525	—	2,970	244
CVS	Coppell	TX	3,138		810	4,588	—	5,398	444
CVS II	Jacksonville	FL	2,398		598	3,391	—	3,990	304
CVS II	Harrisonville	MO	2,035		508	2,876	—	3,384	258
CVS II	Creedmoor	NC	1,831		454	2,573	—	3,027	231
CVS II	Reno	NV	1,643		—	2,708	—	2,708	243
CVS II	Pico Rivera	CA	2,431		—	4,014	—	4,014	360
CVS II	Auburn	AL	2,288		571	3,237	—	3,808	290
CVS II	Chandler	AZ	2,103		—	3,459	—	3,459	310
CVS II	Gainesville	FL	3,232		807	4,575	—	5,382	410
CVS II	East Ellijay	GA	2,072		516	2,923	—	3,439	262
CVS II	Rome	GA	1,643		—	2,699	—	2,699	242
CVS II	Chesterton	IN	3,209		804	4,557	—	5,361	408
CVS II	Biddeford	ME	1,958		—	3,225	—	3,225	289
CVS II	Brooklyn Park	MN	1,465		—	2,379	—	2,379	213
CVS II	Holly Springs	NC	2,061		513	2,906	—	3,419	261
CVS II	Walkertown	NC	2,006		499	2,830	—	3,329	254
CVS III	King George	VA		(8)	677	3,838	—	4,516	211
CVS IV	Charlotte	MI		(9)	449	4,041	—	4,490	182
CVS Stony Point	Stony Point	NY		(9)	1,979	2,968	—	4,947	134
CVS V	DelRay Beach	FL	—		3,875	3,875	—	7,750	136
CVS VI	Roanoke Rapids	NC	—		119	2,257	—	2,376	45
CVS VII	Cohoes	NY	—		241	2,167	—	2,408	43
Danfoss	Loves Park	IL	—		989	5,606	—	6,595	28
DaVita Dialysis	Lincoln	NE		(4)	122	2,326	—	2,449	99
DaVita Dialysis II	Abbeville	SC		(5)	360	1,439	—	1,799	78
DaVita Dialysis II	Enterprise	AL	—		443	1,773	—	2,216	79
DaVita Dialysis II	Okmulgee	OK		(5)	76	1,437	—	1,513	71
DaVita Dialysis II	Shreveport	LA		(5)	158	1,421	—	1,579	77
DaVita Dialysis III	Wilmington	NC		(5)	1,166	4,662	—	5,828	230
DaVita Dialysis IV	Blackfoot	ID	—		184	1,655	—	1,839	65
DaVita Dialysis V	Sellersville	PA	—		1,465	1,465	—	2,931	—
Dillons	Lawrence	KS		(5)	1,022	3,067	—	4,089	166
Dillons II	Wichita	KS	—		528	4,751	—	5,279	250
Dollar General	Jacksonville	FL		(4)	201	803	—	1,004	51
Dollar General II	Hilliard	FL		(4)	217	868	—	1,085	40
Dollar General III	Gillespie	IL		(4)	35	672	—	708	29
Dollar General III	Marseilles	IL		(4)	117	661	—	778	28
Dollar General III	Mt. Zion	IL		(4)	119	677	—	796	29
Dollar General IV	San Mateo	FL		(4)	208	834	—	1,042	36
Dollar General V	Alanson	MI		(4)	73	654	—	726	32
Dollar General V	Wellston	MI		(4)	34	655	—	689	32
Dollar General V	Copermish	MI		(4)	72	645	—	717	32
Dollar General V	Buckley	MI		(4)	74	663	—	737	33
Dollar General V	North Muskegon	MI		(4)	35	667	—	703	30
Dollar General V	Spring Arbor	MI		(4)	73	655	—	728	32
Dollar General VI	Florien	LA	—		69	620	—	689	26
Dollar General VI	Abbeville	LA	—		81	727	—	808	24
Dollar General VII	Port Vincent	LA	—		176	705	—	881	30

				Initial Costs
Property	City	State	Encumbrances at December 31, 2011	Land	Buildings and Fixtures	Adjustment to Basis	Gross Amount Carried at December 31, 2011	Accumulated Depreciation
Dollar General VII	West Monroe	LA	—	123	697	—	820	23
Dollar General VIII	Caitlin	IL	—	71	642	—	714	15
Dollar General VIII	Cerro Gordo	IL	—	35	666	—	701	12
Dollar General VIII	Columbia	IL	—	129	731	—	860	14
Dollar General IX	Robeline	LA	—	71	640	—	711	15
Dollar General X	Litchfield	MI	—	68	614	—	682	14
Dollar General X	Mancelona	MI	—	74	662	—	736	16
Dollar General X	St Johns	MI	—	71	641	—	713	15
Dollar General X	Clinton	MI	—	150	599	—	748	11
Dollar General X	Pinckney	MI	—	73	659	—	732	12
Dollar General X	Tekonsha	MI	—	67	600	—	667	11
Dollar General XI	Sheridan	MI	—	155	620	—	774	6
Dollar General XI	Gladwin	MI	—	77	694	—	771	6
Dollar General XII	Bessemer	AL	—	105	945	—	1,050	9
Dollar General XII	Andalusia	AL	—	78	705	—	784	7
Dollar General XII	Shelby	AL	—	77	690	—	767	6
Dollar General XII	Thorsby	AL	—	126	715	—	841	7
Dollar General XII	Crossville	AL	—	107	607	—	714	6
Dollar General XII	Jasper	AL	—	116	659	—	776	6
Dollar General XII	Jasper	AL	—	76	684	—	760	6
Dollar General XII	Jasper	AL	—	118	666	—	784	6
Dollar General XII	Irwinton	GA	—	82	734	—	815	7
Dollar General XII	Dorton	KY	—	117	661	—	777	6
Dollar General XII	Bronston	KY	—	166	664	—	830	6
Dollar General XII	Smiths Station	AL	—	188	753	—	941	7
Dollar General XII	Sunbright	TN	—	77	689	—	766	6
Dollar General XII	Opelika	AL	—	123	697	—	820	7
Dollar General XII	Leonville	LA	—	80	719	—	799	7
Dollar General XII	Fayette	OH	—	78	699	—	777	7
Dollar General XII	Kingston	OH	—	128	723	—	851	7
Dollar General XII	Oak Harbor	OH	—	139	788	—	927	7
Dollar General XII	Cardington	OH	—	170	679	—	849	6
Dollar General XII	Seville	OH	—	122	691	—	813	6
Dollar General XII	Oronago	MO	—	75	676	—	752	6
Dollar General XII	Queen City	MO	—	77	693	—	770	6
Dollar General XII	Laurel Hill	FL	—	79	714	—	793	7
Dollar General XII	San Antonio	TX	—	203	811	—	1,013	8
Dollar General XII	Granite Shoals	TX	—	140	792	—	932	7
Dollar General XII	Bloomington	TX	—	66	590	—	656	6
Dollar General XII	Lafayette Parish	LA	—	201	805	—	1,006	8
Dollar General XII	Mermentau	LA	—	81	728	—	809	7
Dollar General XII	Waterloo	IA	—	179	716	—	894	7
Dollar General XII	Jackson	MO	—	117	662	—	779	6
Dollar General XII	Cole Camp	MO	—	107	606	—	713	6
Dollar General XII	Bonne Terre	MO	—	112	449	—	561	4
Dollar General XII	Breman	OH	—	138	784	—	922	7
Dollar General XII	Duson	LA	—	88	792	—	880	7
Dollar General XII	Monte Alto	TX	—	84	756	—	841	7
Dollar General XII	Corpus Christie	TX	—	135	763	—	898	7

					Initial Costs
Property	City	State	Encumbrances at December 31, 2011		Land	Buildings and Fixtures	Adjustment to Basis	Gross Amount Carried at December 31, 2011	Accumulated Depreciation
Dollar General XII	Nashport	OH	—		183	731	—	913	—
Dollar General XII	Elsa	TX	—		75	422	—	497	2
Dollar General XII	Melville	LA	—		43	818	—	861	4
Dollar General XII	Montrose	IA	—		69	618	—	687	3
Dollar General XII	Opelousas	LA	—		112	635	—	747	3
Dollar General XII	Unionville	MO	—		127	719	—	846	3
Dollar General XIII	Dayton	OH	—		111	627	—	738	6
Express Scripts	St. Louis	MO	19,173		—	30,150	—	30,150	1,888
Express Scripts	St. Louis	MO	9,537		1,492	13,425	—	14,917	682
FedEx	Snow Shoe	PA	6,965		1,413	7,930	—	9,343	1,308
FedEx II	Houston	TX	15,894		4,021	22,786	—	26,808	2,451
FedEx III	Sacramento	CA	15,000		7,283	21,849	—	29,132	1,554
FedEx IV	Sioux Falls	SD		(3)	606	2,423	—	3,028	129
FedEx V	Grand Forks	ND	—		599	1,796	—	2,395	83
FedEx VI	Louisville	KY	14,662		3,776	21,397	—	25,172	989
FedEx VII	Springfield	MO	9,638		3,304	13,217	—	16,521	611
FedEx VIII	Beckley	WV		(4)	322	2,901	—	3,223	124
FedEx VIII	St. Cloud	MN		(4)	300	2,702	—	3,003	115
FedEx VIII	Dodge City	KS		(4)	86	1,633	—	1,719	70
FedEx VIII	Hays	KS		(4)	63	1,199	—	1,262	51
FedEx IX	Lincoln	NE		(4)	773	4,379	—	5,152	187
FedEx X	Ann Arbor	MI		(9)	1,624	6,497	—	8,121	297
FedEx X	Bronx	NY	15,250		—	20,372	—	20,372	725
FedEx XI	Baltimore	MD	—		14,154	21,231	—	35,385	755
FedEx XII	Green	OH	—		1,272	29,185	—	30,457	926
FedEx XIII	Saginaw	MI		(10)	308	5,861	—	6,169	149
FedEx XIII	Lebanon	NH		(10)	1,738	5,215	—	6,953	133
FedEx XIII	Sherman	TX		(10)	284	5,390	—	5,674	137
FedEx XIII	Spokane	WA		(10)	603	5,426	—	6,029	138
FedEx XIV	North Canton	OH	—		—	3,745	—	3,745	19
FedEx XV	Rensselaer	NY	—		7,329	41,530	—	48,859	211
FedEx XVI	North Phoenix	AZ	—		3,468	13,871	—	17,339	71
First Niagara	Walnutport	PA	—		233	1,321	—	1,554	218
First Niagara	Springhouse	PA	—		561	3,165	—	3,726	522
First Niagara	Lehighton	PA	—		137	777	—	914	128
First Niagara	Lansdale	PA	—		251	1,423	—	1,674	235
First Niagara	Lansdale	PA	—		224	1,258	—	1,482	207
First Niagara	Wyomissing	PA	—		212	1,203	—	1,415	198
First Niagara	Harleysville	PA	—		1,853	10,427	—	12,279	1,720
First Niagara	Slatington	PA	—		163	926	—	1,089	153
First Niagara	Summit Hill	PA	—		245	1,391	—	1,636	229
First Niagara	Limerick	PA	—		232	1,316	—	1,548	217
First Niagara	Sellersville	PA	—		159	904	—	1,063	149
First Niagara	Skippack	PA	—		210	1,188	—	1,398	196
First Niagara	Palmerton	PA	—		455	2,577	—	3,032	425
First Niagara	Lansford	PA	—		279	1,578	—	1,857	260
First Niagara	Slatington	PA	—		492	2,786	—	3,278	460
Fresenius	Shasta Lake	CA	2,922		273	5,195	—	5,468	425
Fresenius	Apple Valley	CA	3,052		262	4,973	—	5,235	407

					Initial Costs
Property	City	State	Encumbrances at December 31, 2011		Land	Buildings and Fixtures	Adjustment to Basis	Gross Amount Carried at December 31, 2011	Accumulated Depreciation
General Electric	Muskego	WI		(10)	2,134	19,206	—	21,340	683
GSA – USPS	Minneapolis	MN	—		1,241	4,964	—	6,205	203
GSA – VA Clinic	Caldwell	ID	—		566	2,265	—	2,831	67
GSA I	Brownsville	TX	—		507	4,784	—	5,291	125
GSA II	Paris	TX	—		182	3,785	—	3,968	100
GSA III	Sioux City	IA	—		185	3,508	—	3,692	69
GSA IV	Sierra Vista	AZ	—		960	5,440	—	6,400	107
GSA V	Colorado Springs	CO	—		584	5,257	—	5,841	104
GSA VI	New Port Rici	FL	—		1,432	5,730	—	7,162	85
GSA VII	Knoxville	TN	—		770	4,364	—	5,135	64
GSA VIII	Eagle Pass	TX	—		373	3,354	—	3,726	33
GSA IX	Dallas	TX	—		551	4,959	—	5,510	49
GSA X	Redding	CA	—		546	10,378	—	10,925	102
GSA XI	Malone	NY	—		717	6,451	—	7,168	64
GSA XII	Parkersburg	WV	—		812	7,306	—	8,118	36
Home Depot	Topeka	KS	12,150		—	18,306	—	18,306	1,641
IHOP	Hilton Head	SC		(4)	634	1,478	—	2,112	100
IHOP II	Buford	GA		(4)	497	1,491	—	1,988	95
IHOP III	Cincinnati	OH	1,344		862	2,012	—	2,875	129
IHOP IV	LaVerne	CA	586		—	1,240	—	1,240	71
IHOP IV	Shawnee	KS	521		—	1,076	—	1,076	61
IHOP IV	Topeka	KS	844		360	1,438	—	1,798	82
IHOP IV	Alexandria	LA	497		—	1,047	—	1,047	60
IHOP IV	Baton Rouge	LA	—		1,842	—	1,842	105
IHOP IV	Springfield	MO	715		—	1,509	—	1,509	86
IHOP IV	Albuquerque	NM	525		—	1,106	—	1,106	63
IHOP IV	Rochester	NY	659		—	1,378	—	1,378	78
IHOP IV	Memphis	TN	894		381	1,525	—	1,907	87
IHOP IV	Memphis	TN	624		—	1,313	—	1,313	75
IHOP IV	El Paso	TX	678		—	1,428	—	1,428	81
IHOP IV	Centerville	UT	814		87	1,646	—	1,733	94
IHOP IV	Charlottesville	VA	437		—	912	—	912	52
IHOP IV	Roanoke	VA	494		—	1,036	—	1,036	59
IHOP IV	El Paso	TX	527		—	1,104	—	1,104	63
IHOP IV	Parker	CO	658		—	1,361	—	1,361	77
IHOP IV	Beaverton	OR	615		—	1,296	—	1,296	74
IHOP IV	Salem	OR	—		—	901	—	901	51
IHOP IV	Sugar Land	TX	1,018		651	1,519	—	2,170	86
Jack in the Box	Desloge	NM	1,069		876	876	—	1,752	69
Jack in the Box	The Dalles	NM	998		737	901	—	1,638	70
Jack in the Box	Corpus Christi	NM	901		588	882	—	1,470	69
Jack in the Box	Vancouver	NM	1,344		1,024	1,251	—	2,275	98
Jack in the Box	Houston	TX	955		623	935	—	1,558	66
Jack in the Box II	Beaumont	TX		(4)	363	1,451	—	1,814	93
Jack in the Box II	Ferris	TX		(4)	366	1,098	—	1,464	70
Jack in the Box II	Forney	TX		(4)	627	1,164	—	1,790	74
Jack in the Box II	Houston	TX		(4)	607	1,127	—	1,733	72
Jack in the Box II	Victoria	TX		(4)	280	1,120	—	1,400	72
Jack in the Box II	Victoria	TX		(4)	491	1,146	—	1,637	73

					Initial Costs
Property	City	State	Encumbrances at December 31, 2011		Land	Buildings and Fixtures	Adjustment to Basis	Gross Amount Carried at December 31, 2011	Accumulated Depreciation
Jared Jewelry	Watchung	NJ	—		—	2,218	—	2,218	158
Jared Jewelry	Amherst	NY	—		—	811	—	811	58
Jared Jewelry	Lake Grove	NY	—		—	1,423	—	1,423	101
Jared Jewelry II	Plymouth	MA	—		—	1,321	—	1,321	85
Kohl's	Georgetown	KY	5,680		1,327	7,522	—	8,849	348
Kohl's II	Collinsville	IL	3,570		800	4,535	—	5,335	212
Kum & Go I	Bolivar	MO	—		252	1,006	—	1,258	54
Kum & Go I	Bolivar	MO	—		273	1,091	—	1,364	58
Kum & Go I	Fair Grove	MO	—		123	490	—	613	26
Kum & Go I	Hollister	MO	—		314	1,255	—	1,568	67
Kum & Go I	Monett	MO	—		249	746	—	995	40
Kum & Go I	Springfield	MO	—		244	1,380	—	1,624	74
Kum & Go I	Springfield	MO	—		504	1,177	—	1,681	63
Kum & Go I	Springfield	MO	—		189	1,070	—	1,259	57
Kum & Go I	Springfield	MO	—		371	866	—	1,237	46
Kum & Go I	Springfield	MO	—		293	1,171	—	1,464	62
Kum & Go I	Springfield	MO	—		209	838	—	1,047	45
Kum & Go I	Springfield	MO	—		203	1,152	—	1,355	61
Kum & Go I	Springfield	MO	—		934	2,180	—	3,114	116
Kum & Go I	Waynesville	MO	—		369	685	—	1,054	37
Kum & Go II	Adair	IA	—		61	1,155	—	1,216	57
Kum & Go II	Neola	IA	—		260	1,041	—	1,301	52
Lockheed Martin	Lufkin	TX		(10)	572	10,876	—	11,448	268
Lowe's	Knoxville	TN		(4)	10,018	—	—	10,018	—
Lowe's II	Augusta	GA	—		1,306	11,757	—	13,063	275
Mrs. Bairds	Oklahoma City	OK	—		346	1,038	—	1,385	32
Mrs. Bairds	Weslaco	TX	—		367	1,102	—	1,469	34
National Tire & Battery	Kennesaw	GA	—		471	1,100	—	1,571	43
National Tire & Battery	Liburn	GA	—		745	1,118	—	1,863	43
National Tire & Battery	Douglasville	GA	—		607	911	—	1,518	35
O'Reilly Auto	Joliet	IL		(3)	531	1,592	—	2,123	91
O'Reilly Auto II	Waterford	MI	—		334	1,336	—	1,670	58
O'Reilly Auto III	Roseville	MI	—		442	1,327	—	1,770	38
O'Reilly Auto IV	Buena Vista	MI	—		387	1,160	—	1,547	34
O'Reilly Auto IV	Saginaw	MI	—		511	1,193	—	1,704	35
Payless	Brookville (Dayton)	OH	19,100		1,870	35,522	—	37,391	1,769
Pep Boys	North Wales	PA	—		1,396	3,258	—	4,654	110
Pep Boys	Stockton	CA	—		1,019	1,528	—	2,547	52
Pep Boys	Las Vegas	NV	—		1,296	2,408	—	3,704	81
PetSmart	Ottawa	IL	—		2,187	41,546	—	43,732	845
PNC	Bloomfield	NJ	592		125	712	—	838	95
PNC	Cedar Grove	NJ	964		197	1,123	—	1,322	149
PNC	Clementon	NJ	1,017		196	1,117	—	1,314	148
PNC	Dayton	NJ	859		172	974	—	1,148	129
PNC	Deptford	NJ	697		138	782	—	921	104
PNC	Dunellen	NJ	749		157	889	—	1,046	118

					Initial Costs
Property	City	State	Encumbrances at December 31, 2011		Land	Buildings and Fixtures	Adjustment to Basis	Gross Amount Carried at December 31, 2011	Accumulated Depreciation
PNC	East Brunswick	NJ	806		175	976	—	1,151	129
PNC	Fairfield	NJ	1,387		268	1,701	—	1,968	280
PNC	Fanwood	NJ	859		167	947	—	1,114	126
PNC	Garfield	NJ	859		190	1,079	—	1,270	143
PNC	Haddonfield	NJ	697		149	842	—	990	112
PNC	Kearny	NJ	592		145	821	—	966	109
PNC	Mahwah	NJ	592		128	723	—	851	96
PNC	Martinsville	NJ	1,017		227	1,285	—	1,512	170
PNC	Millstone	NJ	645		125	709	—	834	94
PNC	Mountain Lakes	NJ	749		149	842	—	991	112
PNC	Northvale	NJ	592		131	744	—	875	99
PNC	Orange	NJ	697		158	897	—	1,055	119
PNC	Parlin	NJ	697		169	960	—	1,130	127
PNC	Paterson	NJ	592		138	785	—	923	104
PNC	Paterson	NJ	277		90	512	—	602	68
PNC	Pompton Plains	NJ	224		90	511	—	601	68
PNC	Raritan	NJ	859		210	1,189	—	1,399	158
PNC	Somerville	NJ	912		180	1,005	—	1,185	133
PNC	Tenafly	NJ	540		132	748	—	880	99
PNC	Trenton	NJ	1,070		208	1,177	—	1,385	156
PNC	Vineland	NJ	540		120	666	—	786	88
PNC	West Orange	NJ	593		131	743	—	875	99
PNC	West Orange	NJ	382		92	521	—	613	69
PNC	West Paterson	NJ	487		105	598	—	703	79
PNC	Westwood	NJ	382		112	632	—	744	84
PNC	West Chester	OH	908		176	997	—	1,173	132
PNC	Blairsville	PA	490		131	728	—	858	97
PNC	Clarks Summit	PA	388		103	586	—	690	78
PNC	Dillsburg	PA	332		91	517	—	608	69
PNC	Media	PA	544		128	727	—	855	96
PNC	Media	PA	227		78	440	—	517	58
PNC	Philadelphia	PA	654		138	767	—	905	102
PNC	Philadelphia	PA	867		169	956	—	1,124	127
PNC	Philadelphia	PA	388		103	583	—	686	77
PNC	Philadelphia	PA	441		116	644	—	760	85
PNC	Philadelphia	PA	707		142	806	—	949	107
PNC	Philadelphia	PA	229		84	478	—	562	63
PNC	Pittsburgh	PA	491		119	675	—	794	90
PNC	Somerset	PA	861		191	1,085	—	1,276	144
PNC	Swarthmore	PA	386		98	553	—	650	73
PNC	Tannersville	PA	648		126	715	—	841	95
PNC	Warren	PA	490		132	746	—	877	99
PNC Bank	Palm Coast	FL	1,919		427	2,417	—	2,844	347
PNC Bank	Pompano Beach	FL	2,339		519	2,940	—	3,459	401
Provident Bank	Stony Point	NY		(9)	899	1,349	—	2,249	54
QuikTrip	Decatur	GA		(5)	728	2,183	—	2,910	118
Reckitt Benckiser	Tooele	UT	14,709		1,290	24,510	—	25,800	1,918
Reliant Rehab	Bedford	TX	16,150		1,330	25,261	—	26,591	251
Renal Advantage	Augusta	GA	—		264	1,497	—	1,761	29

					Initial Costs
Property	City	State	Encumbrances at December 31, 2011		Land	Buildings and Fixtures	Adjustment to Basis	Gross Amount Carried at December 31, 2011	Accumulated Depreciation
Renal Advantage	Valdosta	GA	—		246	1,394	—	1,640	27
Renal Advantage	Valdosta	GA	—		321	1,286	—	1,607	25
Renal Advantage	New Castle	IN	—		81	1,540	—	1,621	30
Renal Advantage	Kansas City	KS	—		94	1,789	—	1,883	35
Renal Advantage	North Augusta	SC	—		540	1,261	—	1,801	25
Renal Advantage	Dickson	TN	—		96	1,817	—	1,913	36
Renal Advantage	Memphis	TN	—		182	1,639	—	1,821	32
Renal Advantage	Memphis	TN	—		248	2,228	—	2,476	44
Rite Aid	Lisbon	OH	1,090		205	1,160	—	1,365	162
Rite Aid	East Liverpool	OH	1,630		305	1,729	—	2,034	242
Rite Aid	Carrollton	OH	1,730		325	1,826	—	2,151	255
Rite Aid	Cadiz	OH	1,240		232	1,317	—	1,550	184
Rite Aid	Carlisle	PA	3,008		637	3,597	—	4,234	503
Rite Aid	Pittsburgh	PA	4,110		866	4,906	—	5,772	686
Rockland Trust	Brockton	MA	440		88	498	—	586	79
Rockland Trust	Chatham	MA	1,026		206	1,167	—	1,373	184
Rockland Trust	Hull	MA	473		95	537	—	631	85
Rockland Trust	Hyannis	MA	1,626		325	1,840	—	2,165	290
Rockland Trust	Middleboro	MA	2,391		478	2,697	—	3,176	425
Rockland Trust	Orleans	MA	938		188	1,066	—	1,254	168
Rockland Trust	Randolph	MA	1,053		211	1,194	—	1,405	188
Rockland Trust	Centerville	MA	772		155	879	—	1,034	139
Rockland Trust	Duxbury	MA	905		182	1,034	—	1,216	163
Rockland Trust	Hanover	MA	903		182	1,029	—	1,210	162
Rockland Trust	Middleboro	MA	631		127	719	—	845	113
Rockland Trust	Pembroke	MA	1,058		213	1,206	—	1,419	190
Rockland Trust	Plymouth	MA	3,540		714	4,013	—	4,727	633
Rockland Trust	Rockland	MA	2,800		563	3,173	—	3,736	501
Rockland Trust	Rockland	MA	1,210		242	1,369	—	1,611	216
Rockland Trust	S. Yarmouth	MA	1,084		218	1,235	—	1,453	195
Rockland Trust	Scituate	MA	864		174	986	—	1,159	155
Rockland Trust	West Dennis	MA	946		167	1,080	—	1,247	170
Royal Ahold – Stop and Shop	Nanuet	NY	10,800		3,094	17,532	—	20,626	1,185
Royal Ahold – Tops Market	Canandaigua	NY	—		466	8,848	—	9,313	363
Sam's Club	Augusta	GA		(7)	12,821	—	—	12,821	—
Sealy	Green Island	NY	10,479		766	14,558	—	15,325	222
St. Joseph's Mercy Medical	Hot Springs	AR	—		379	1,516	—	1,894	75
St. Joseph's Mercy Medical	Hot Springs	AR	—		385	1,539	—	1,924	77
St. Joseph's Mercy Medical	Hot Springs	AR	—		486	4,377	—	4,863	218
Texas Instruments	Tucson	AZ	15,000		1,286	27,189	—	28,475	1,296
Tractor Supply	Dubois	PA		(3)	237	2,130	—	2,366	136
Tractor Supply	Lewisburg	WV		(3)	479	1,918	—	2,397	109
Tractor Supply	Elizabethville	PA		(3)	228	2,050	—	2,278	124
Tractor Supply	Mansfield	PA		(3)	234	2,107	—	2,342	127

					Initial Costs
Property	City	State	Encumbrances at December 31, 2011		Land	Buildings and Fixtures	Adjustment to Basis	Gross Amount Carried at December 31, 2011	Accumulated Depreciation
Tractor Supply II	Marksville	LA		(4)	203	1,831	—	2,034	91
Tractor Supply II	Demopolis	AL		(9)	111	2,102	—	2,213	93
Tractor Supply II	New Boston	TX		(9)	325	1,839	—	2,163	81
Tractor Supply III	Sonora	CA		(4)	1,052	3,157	—	4,209	135
Tractor Supply IV	Kalamazoo	MI	—		—	1,380	—	1,380	33
Trader Joe's	Portland	ME	—		—	4,672	—	4,672	164
Verizon	Harmans	MD		(10)	5,632	5,632	—	11,264	115
Wal-Mart	Blytheville	AR		(7)	1,093	9,837	—	10,930	456
Wal-Mart II	Edensburg	PA	—		475	9,018	—	9,493	370
Walgreens	Sealy	TX	1,550		515	2,918	—	3,433	303
Walgreens II	Byram	MS	3,000		1,973	2,960	—	4,933	200
Walgreens III	LeRoy	NY		(1)	439	3,955	—	4,395	253
Walgreens IV	Grand Rapids	MN		(3)	1,135	4,542	—	5,677	258
Walgreens V	Mount Pleasant	MI		(3)	835	3,339	—	4,173	178
Walgreens VI	Princeton	IN	3,013		713	4,040	—	4,753	186
Walgreens VI	Louisville	KY	3,674		2,662	3,253	—	5,915	150
Walgreens VI	Louisville	KY	3,266		1,839	3,415	—	5,254	158
Walgreens VI	Louisville	KY	3,061		1,718	3,190	—	4,908	147
Walgreens VI	Mayfield	KY	2,996		1,204	3,613	—	4,817	167
Walgreens VI	Radcliff	KY	3,257		1,835	3,407	—	5,242	157
Walgreens VI	Huntington	WV	3,633		1,178	4,713	—	5,891	217
Walgreens VII	Conway	SC		(4)	—	2,440	—	2,440	104
Walgreens VIII	Angola	NY	—		737	2,948	—	3,685	157
Walgreens VIII	Auburn	NY	2,978		542	4,880	—	5,422	262
Walgreens VIII	Greece	NY	3,463		1,297	5,190	—	6,487	278
Walgreens VIII	Greece	NY	2,102		—	3,895	—	3,895	201
Walgreens VIII	Irondequoit	NY	4,901		424	3,813	—	4,236	205
Walgreens VIII	Orchard Park	NY	3,309		615	5,532	—	6,147	296
Walgreens VIII	Penn Yan	NY	4,338		567	3,212	—	3,779	172
Walgreens VIII	Plattsburgh	NY	3,740		1,048	5,940	—	6,989	317
Walgreens VIII	Syracuse	NY	3,628		1,346	5,385	—	6,731	288
Walgreens IX	Martinsville	VA		(6)	237	4,496	—	4,733	225
Walgreens X	Ottumwa	IA		(6)	183	3,470	—	3,653	156
Walgreens X	Mansfield	OH	—		397	3,576	—	3,973	161
Walgreens XI	Amite	LA		(8)	431	3,878	—	4,309	155
Walgreens XII	Forest	MS	—		—	3,734	—	3,734	145
Walgreens XIII	Acworth	GA	—		1,483	2,754	—	4,236	96
Walgreens XIII	Lithia Springs	GA	—		632	3,581	—	4,213	125
Walgreens XIV	Morgan City	LA	—		520	2,946	—	3,466	88
Walgreens XV	Elkhart	IN	—		427	3,843	—	4,270	115
Walgreens XVI	Brooklyn	NY	—		3,404	6,321	—	9,725	190
Walgreens XVI	Brooklyn	NY	—		—	4,556	—	4,556	137
Walgreens XVI	Queens	NY	—		—	4,862	—	4,862	146
Walgreens XVI	Flushing	NY	—		6,390	6,390	—	12,781	192
Walgreens XVI	Flushing	NY	—		—	4,535	—	4,535	136
Walgreens XVI	Patchogue	NY	—		1,708	6,834	—	8,542	205
Wawa	Allentown	PA		(6)	2,791	6,513	—	9,304	353
Wawa	Yorktown	VA		(6)	1,544	4,631	—	6,175	251
Whirlpool	Iowa City	IA		(10)	2,559	14,500	—	17,058	590

					Initial Costs
Property	City	State	Encumbrances at December 31, 2011		Land	Buildings and Fixtures	Adjustment to Basis	Gross Amount Carried at December 31, 2011	Accumulated Depreciation
Whirlpool II	Marion	OH	—		1,013	19,239	—	20,252	196
Wrangler	El Paso	TX		(10)	1,549	13,942	—	15,491	567
Encumbrances allocated based on notes below			207,052
Total			673,978		$325,458	$1,528,962	$—	$1,854,420	$80,899

(1)	These properties collateralize a $6.5 million mortgage note payable of which $6.5 million was outstanding as of December 31, 2011.
(2)	These properties collateralize a $19.6 million mortgage note payable of which $19.6 million was outstanding as of December 31, 2011.
(3)	These properties collateralize a $24.7 million mortgage note payable of which $24.7 million was outstanding as of December 31, 2011.
(4)	These properties collateralize a $51.6 million mortgage note payable of which $51.6 million was outstanding as of December 31, 2011.
(5)	These properties collateralize a $11.4 million mortgage note payable of which $11.4 million was outstanding as of December 31, 2011.
(6)	These properties collateralize a $17.6 million mortgage note payable of which $17.6 million was outstanding as of December 31, 2011.
(7)	These properties collateralize a $11.5 million mortgage note payable of which $11.5 million was outstanding as of December 31, 2011.
(8)	These properties collateralize a $5.6 million mortgage note payable of which $5.6 million was outstanding as of December 31, 2011.
(9)	These properties collateralize a $14.7 million mortgage note payable of which $14.7 million was outstanding as of December 31, 2011.
(10)	These properties collateralize a $43.8 million mortgage note payable of which $43.8 million was outstanding as of December 31, 2011.

Each location is a single tenant, freestanding property. Each of our properties has a depreciable life of 40 years. Acquired intangibles in the amount of $271.8 million are not allocated to individual properties as reflected in the table above. The accumulated depreciation column excludes $20.7 million of amortization associated with acquired intangible lease assets.

A summary of activity for real estate and accumulated depreciation for the years ended December 31, 2011, 2010 and 2009 (amounts in thousands):

	Year Ended December 31,
	2011	2010	2009
Real estate investments, at cost:
Balance at beginning of year	$774,400	$299,718	$148,322
Additions – acquisitions and improvements	1,080,640	475,436	151,396
Deductions – cost of real estate sold	(620)	(754)	—
Balance at end of the year	$1,854,420	$774,400	$299,718
Accumulated depreciation and amortization:
Balance at beginning of year	$26,263	$9,115	$2,534
Depreciation expense	54,683	17,200	6,581
Real estate sold	(47)	(52)	—
Balance at end of the year	$80,899	$26,263	$9,115

6,600,000 Shares

American Realty Capital Trust, Inc.

Common Stock

PROSPECTUS

          , 2012

LADENBURG THALMANN & CO. INC.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by American Realty Capital Trust, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

All amounts set forth are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ filing fee. We will pay the expenses of this registration.

SEC registration fee		$10,003
FINRA filing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*	To be filed by amendment.

Item 32. Sales to Special Parties

None.

Item 33. Recent Sales of Unregistered Securities

None.

Item 34. Indemnification of Directors and Officers

We are permitted to limit the liability of our directors and officers to us and our stockholders for monetary damages and to indemnify and advance expenses to our directors, officers and other agents, only to the extent permitted by Maryland law.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations of Maryland law and to any additional limitations contained therein, our charter limits directors’ and officers’ liability to us and our stockholders for monetary damages, requires us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors and our officers, and permits us to provide such indemnification and advance of expenses to our employees and agents. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

However, our charter further limits our ability to indemnify our directors for losses or liability suffered by them and to hold them harmless for losses or liability suffered by us by requiring that the following additional conditions are met:

•	the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;
•	the person seeking indemnification was acting on our behalf or performing services for us; and
•	the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an Independent Director, the liability or loss was not the result of gross negligence or willful misconduct.

In any such case, the indemnification or agreement to indemnify is recoverable only out of our net assets and not from the assets of our stockholders.

In addition, we will not indemnify any director for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;
•	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or
•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by a director in advance of final disposition of a proceeding only if all of the following conditions are satisfied:

•	the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification;
•	the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement;
•	the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.

Item 35. Treatment of Proceeds From Stock Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits

(a)  Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.

(b)  Exhibits. The list of exhibits following the signature pages of this registration statement on Form S-11 is incorporated herein by reference.

Item 37. Undertakings

(a)  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(i)  The undersigned registrant hereby further undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, as amended, shall be deemed to part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 15, 2012.

AMERICAN REALTY CAPITAL TRUST, INC.
By: /s/ Nicholas S. Schorsch Nicholas S. Schorsch Chief Executive Officer, Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Nicholas S. Schorsch Nicholas S. Schorsch	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	February 15, 2012
/s/ William M. Kahane William M. Kahane	President, Chief Operating Officer, Treasurer and Director	February 15, 2012
/s/ Brian S. Block Brian S. Block	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	February 15, 2012
* Leslie D. Michelson	Independent Director	February 15, 2012
* William G. Stanley	Independent Director	February 15, 2012
* Robert H. Burns	Independent Director	February 15, 2012
*By: /s/ Nicholas S. Schorsch Nicholas S. Schorsch Attorney-in-fact

EXHIBIT INDEX

The following exhibits are included, or incorporated by reference, in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
1.1*	Form of Underwriting Agreement between American Realty Capital Trust, Inc., American Realty Capital Operating Partnership, L.P., and Ladenburg Thalmann & Co. Inc., as representative of the several underwriters
3.1*	Articles of Amendment and Restatement of American Realty Capital Trust, Inc., as amended
3.2*	Amended and Restated Bylaws of American Realty Capital Trust, Inc.
4.1*	Amended and Restated Agreement of Limited Partnership of American Realty Capital Operating Partnership, L.P.
4.2	Specimen certificate for the shares of our common stock is not applicable because our Board of Directors has authorized the issuance of shares of our common stock without certificates
5.1*	Opinion of Venable LLP
8.1*	Opinion of Proskauer Rose LLP as to tax matters
10.1(1)	2007 Stock Option Plan
10.2(2)	2010 Restricted Share Plan
10.3(3)	Amended and Restated Advisory Agreement, dated as of June 2, 2010, by and among American Realty Capital Trust, Inc., American Realty Capital Operating Partnership, L.P. and American Realty Capital Advisors, LLC
10.4*	Form of Amendment to Amended and Restated Advisory Agreement, by and among American Realty Capital Trust, Inc., American Realty Capital Operating Partnership, L.P. and American Realty Capital Advisors, LLC
10.5(a)(4)	Property Management Agreement, by and among American Realty Capital Trust, Inc., American Realty Capital Operating Partnership, L.P. and American Realty Capital Properties, LLC
10.5(b)(1)	First Amendment to Property Management Agreement
10.5(c)(1)	Second Amendment to Property Management Agreement
10.5(d)(6)	Third Amendment to Property Management Agreement
10.5(e)(6)	Fourth Amendment to Property Management Agreement
10.5(f)(6)	Fifth Amendment to Property Management Agreement
10.5(g)(7)	Sixth Amendment to Property Management Agreement
10.5(h)(7)	Seventh Amendment to Property Management Agreement
10.5(i)(7)	Eighth Amendment to Property Management Agreement
10.5(j)(7)	Ninth Amendment to Property Management Agreement
10.5(k)(7)	Tenth Amendment to Property Management Agreement
10.6*	Form of Purchase and Sale Agreement between American Realty Capital Trust, Inc. and AR Capital, LLC
10.7(8)	Credit Agreement, dated as of August 17, 2011, between American Realty Capital Operating Partnership, L.P. and RBS Citizens, N.A.
10.8(8)	Note, dated as of August 17, 2011, made by American Realty Capital Operating Partnership, L.P. for the benefit of RBS Citizens, N.A.
10.9*	Form of First Amendment to the Credit Agreement between American Realty Capital Operating Partnership, L.P. and RBS Citizens, N.A.
10.10*	Form of Indemnification Agreement between American Realty Capital Trust, Inc. and its directors and executive officers

Exhibit No.	Description
10.11*	Form of 2012 Outperformance Award Agreement
10.12*	Form of Annual Incentive Compensation Plan
10.13*	Form of Award Agreement under the 2012 Long Term Incentive Plan
10.14*	Form of Award Agreement under the 2012 Incentive Compensation Plan
10.15*	Form of Employment Agreement between American Realty Capital Trust, Inc. and William M. Kahane
10.16*	Form of Employment Agreement between American Realty Capital Trust, Inc. and Brian D. Jones
10.17*	Form of Purchase and Sale Agreement between AR Capital, LLC and ARCT TRS Corp.
12.1*	Statement of Computation of Ratios
21*	Subsidiaries of American Realty Capital Trust, Inc.
23.1	Consent of Grant Thornton LLP
23.2*	Consent of Proskauer Rose LLP (included in Opinion of Proskauer Rose LLP in Exhibit 8.1)
23.3*	Consent of Venable LLP (included in Opinion of Venable LLP in Exhibit 5.1)
24	Power of Attorney
101*	XBRL (eXtensible Business Reporting Language). The following materials for the period ended December 31, 2011, formatted in XBRL: (i) consolidated balance sheets at December 31, 2010, (ii) consolidated statements of operations for the year ended December 31, 2011, (iii) consolidated statement of equity and accumulated deficit, (iv) consolidated statement of cash flows and (v) notes to consolidated financial statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purpose of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.

*	To be filed by amendment.
(1)	Previously filed as an exhibit to Pre-Effective Amendment No. 1 to Post Effective Amendment No. 1 to Form S-11 that we filed with the Securities and Exchange Commission on June 3, 2008.
(2)	Previously filed as an exhibit to Pre-effective Amendment No. 1 to Post-Effective Amendment No. 8 to Form S-11 that we filed with the Securities and Exchange Commission on April 22, 2010.
(3)	Previously filed as an exhibit to Current Report on Form 8-K that we filed with the Securities and Exchange Commission on June 3, 2010.
(4)	Previously filed as an exhibit to Amendment No. 1 to the Registration Statement on Form S-11 that we filed with the Securities and Exchange Commission on November 20, 2007.
(5)	Previously filed as an exhibit to Current Report on Form 8-K that we filed with the Securities and Exchange Commission on March 4, 2008.
(6)	Previously filed as an exhibit to the Pre-Effective Amendment No. 2 to the Post-Effective Amendment No. 3 to Form S-11 that we filed with the Securities and Exchange Commission on February 18, 2009.
(7)	Previously filed as an exhibit to the Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on March 18, 2010.
(8)	Previously filed as an exhibit to Current Report on Form 8-K that we filed with the Securities and Exchange Commission on August 19, 2011.